    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2001


                                                      REGISTRATION NO. 333-52682

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SONUS NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               3661                              04-3387074
  (State or Other Jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)         Classification Code Number)              Identification No.)

                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                         WESTFORD, MASSACHUSETTS 01886
                              TEL.: (978) 692-8999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                HASSAN M. AHMED
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                         WESTFORD, MASSACHUSETTS 01886
                              TEL.: (978) 692-8999
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:

                 DAVID L. ENGEL, ESQ.                                  ANDREW J. NUSSBAUM, ESQ.
                JOHAN V. BRIGHAM, ESQ.                              Wachtell, Lipton, Rosen & Katz
                   Bingham Dana LLP                                      51 West 52nd Street
                  150 Federal Street                                      New York, NY 10019
                   Boston, MA 02110                                      Tel: (212) 403-1000
                 Tel: (617) 951-8000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of the merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        [TELECOM TECHNOLOGIES INC. LOGO]


                                                                January 12, 2001


Fellow Shareholders:

    Sonus Networks, Inc. and telecom technologies, inc. have entered into an agreement and plan of merger involving the two companies. The board of directors of TTI has unanimously recommended that the TTI shareholders approve this merger agreement and is seeking your approval of this important transaction.


    TTI is sending you this proxy statement/prospectus to describe the terms of the merger agreement involving Sonus Networks and TTI. If we complete this merger, TTI will become a wholly-owned subsidiary of Sonus and your shares of TTI Class A and Class B common stock will be converted into shares of Sonus common stock. For each share of TTI Class A and Class B common stock you own, you will receive up to an aggregate of 0.15 shares of Sonus common stock. Of these shares, 0.096 will be issued at closing and the remaining 0.054 shares will be placed in escrow, a portion of which will be subject to the achievement by TTI after the closing of specified business expansion and product development milestones, and a portion of which will be subject to indemnification claims that may be made by Sonus under the merger agreement for a period after closing. Sonus common stock is traded on the Nasdaq Stock Market under the trading symbol "SONS". On November 2, 2000, the last trading day prior to the public announcement of the proposed merger, Sonus common stock had a closing sales price on the Nasdaq Stock Market of approximately $40.88 per share. As of January 11, 2001, Sonus common stock had a closing sale price of $26.63. Based on the number of shares of Sonus' common stock outstanding as of November 30, 2000, following the completion of the merger, and assuming the release of all of the escrowed shares to the former TTI shareholders, the shares of Sonus common stock that will be owned by those shareholders will represent approximately 7.6% of the outstanding Sonus common stock.


    We cannot complete the merger unless the agreement and plan of merger is approved by holders of two-thirds of the TTI shares entitled to vote on such approval. This proxy statement/prospectus provides you with detailed information about the merger.


    The special meeting of the TTI shareholders will be held on the following date and time and at the following location:

                        DATE: JANUARY 17, 2001
                        TIME: 10:00 A.M.
                        PLACE: 1701 NORTH COLLINS BLVD., SUITE 3000
                              RICHARDSON, TX 75080



    At the special meeting, TTI shareholders will be asked to approve the agreement and plan of merger. Only shareholders who held Class A voting common stock of TTI at the close of business on January 8, 2001, the TTI record date, will be entitled to vote at the special meeting. We encourage you to read this proxy statement/prospectus carefully. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT/PROSPECTUS.


    Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. Your vote is very important.


                                                  Sincerely,

                                                  /s/ Anousheh Ansari
                                                  Anousheh Ansari,
                                                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated              , 2001, and was first
mailed to TTI shareholders on or about              , 2001.

                        [TELECOM TECHNOLOGIES INC. LOGO]

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             DATE: JANUARY 17, 2001
                                TIME: 10:00 A.M.
                  PLACE: 1701 NORTH COLLINS BLVD., SUITE 3000
                              RICHARDSON, TX 75080


                            ------------------------

To telecom technologies, inc. Shareholders:


    Notice is hereby given that a special meeting of telecom technologies, inc. shareholders will be held on January 17, 2001 at 10:00 a.m. at the offices of telecom technologies, inc. located at 1701 North Collins Blvd., Suite 3000, Richardson, Texas 75080. At the special meeting you will be asked to consider and vote on:


    1. The approval of an Agreement and Plan of Merger and Reorganization among Sonus Networks, Inc., telecom technologies, inc. and Storm Merger
       Sub, Inc., a wholly-owned subsidiary of Sonus, whereby Storm Merger Sub will be merged with and into TTI, TTI will become a wholly-owned subsidiary of Sonus, and each outstanding share of TTI Class A and Class B common stock will convert into the right to receive, subject to an escrow agreement, up to 0.15 shares of Sonus common stock, which equals an aggregate of up to 15,000,000 shares of Sonus common stock; and

    2. Such other business as may properly come before the special meeting or any adjournments or postponements, including potential postponements or adjournments for the purpose of soliciting additional proxies in order to approve the agreement and plan of merger.

    The TTI board of directors has carefully considered the terms of the agreement and plan of merger and has determined that they are fair and in the best interests of TTI and its shareholders. The TTI board of directors unanimously recommends that you vote FOR the approval of the merger agreement.


    Only holders of record of outstanding voting shares of TTI Class A common stock at the close of business on January 8, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The approval of the agreement and plan of merger will require the affirmative vote of holders of two-thirds of the shares of TTI Class A common stock outstanding on the record date and entitled to vote.


    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING, EVEN IF YOU HAVE RETURNED A PROXY. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE EFFECT OF A VOTE NOT TO APPROVE THE MERGER AGREEMENT.

                                          By order of the board of directors,


                                          /s/ Hamid Ansari


                                          Hamid Ansari, SECRETARY

Richardson, Texas

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................       1

SUMMARY OF THE TRANSACTION..................................       4

RISK FACTORS................................................      16

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      29

COMPARATIVE PER SHARE DATA..................................      30

MARKET PRICE AND DIVIDEND DATA..............................      31

THE MEETING.................................................      32

THE MERGER..................................................      34

THE MERGER AGREEMENT........................................      45

THE ESCROW AGREEMENTS.......................................      56

THE VOTING AGREEMENT........................................      58

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS OF SONUS..............      59

INFORMATION CONCERNING SONUS NETWORKS.......................      66

MANAGEMENT OF SONUS.........................................      78

CERTAIN TRANSACTIONS OF SONUS...............................      87

PRINCIPAL STOCKHOLDERS OF SONUS.............................      90

DESCRIPTION OF CAPITAL STOCK OF SONUS.......................      93

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS OF TELECOM
  TECHNOLOGIES..............................................      97

INFORMATION CONCERNING TELECOM TECHNOLOGIES.................     102

MANAGEMENT OF TELECOM TECHNOLOGIES..........................     105

CERTAIN TRANSACTIONS OF TELECOM TECHNOLOGIES................     106

PRINCIPAL SHAREHOLDERS OF TELECOM TECHNOLOGIES..............     107

COMPARISON OF STOCKHOLDER RIGHTS............................     109

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     117

LEGAL MATTERS...............................................     125

EXPERTS.....................................................     125

WHERE YOU CAN FIND MORE INFORMATION.........................     125

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
  SONUS NETWORKS, INC.......................................     F-1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
  TELECOM TECHNOLOGIES, INC.................................    F-20

ANNEXES:

  ANNEX A       Agreement and Plan of Merger and
    Reorganization..........................................     A-1

  ANNEX B       Voting Agreement............................     B-1

  ANNEX C       Sections 5.11 and 5.12 of the Texas Business
    Corporation Act.........................................     C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED MERGER?

A: A wholly-owned subsidiary of Sonus will merge into TTI, with TTI being the surviving corporation. As a result of the merger, TTI will become a wholly-owned subsidiary of Sonus, and TTI shareholders will receive shares of Sonus common stock in exchange for their shares of TTI Class A and Class B common stock.

Q: WHY IS THE BOARD OF DIRECTORS OF TTI PROPOSING THE MERGER?

A: After careful consideration of the terms of the merger agreement, the board of directors of TTI determined that it would be in the best interests of TTI and its shareholders to complete the proposed merger. TTI believes Sonus has complementary strategies and greater resources, and anticipates that the combination will result in significant growth opportunities beyond those which could be realized as an independent entity. Further, the shares of Sonus common stock you will receive in the merger will be publicly-traded securities, giving you greater liquidity than your privately held Class A and Class B shares of TTI.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/ prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the TTI special meeting. If you sign and send in your proxy and do not indicate how you want your shares to be voted, your proxy will be counted as a vote FOR approval of the merger agreement. If you do not attend the special meeting and you do not return your proxy card, it will have the effect of a vote AGAINST approval of the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of TTI at the address set forth in the answer to the last question below. Third, you can attend the special meeting and vote in person.

Q: HOW DOES THE TTI BOARD OF DIRECTORS RECOMMEND I VOTE MY SHARES?

A: After considering a wide variety of factors and circumstances relating to the merger agreement and the merger, the TTI board of directors concluded that the terms of the merger agreement and the merger are fair to, and in the best interests of, TTI and its shareholders. TTI's board of directors unanimously recommends that you vote your shares in favor of approval of the merger agreement. For more information on the factors and circumstances considered by the TTI board of directors in consideration of the merger agreement, please see "The Merger--Reasons for the Merger" elsewhere in this proxy statement/prospectus.

Q: SHOULD I SEND IN MY TTI STOCK CERTIFICATES NOW?

A: No. When the merger is completed, you will be requested to return your TTI stock certificate and you will receive Sonus stock certificates in exchange for your TTI stock certificates. Please do not send in your stock certificates with your proxy.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger immediately after receipt of approval of the TTI stockholders.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: What you will ultimately receive in the merger cannot be determined at this time because some of the shares you would otherwise receive at the closing are subject to an escrow arrangement. An aggregate of up to 15,000,000 shares of Sonus common stock will be issued in the merger. Accordingly, you may receive up to 0.15 shares of Sonus common stock for each share of TTI Class A and Class B common stock you own, as follows:

    - At the closing of the merger, 9,600,000 shares of Sonus common stock will be issued, with the TTI shareholders receiving 0.096 shares of Sonus common stock with respect to each share of TTI common stock;

    - If specific business expansion and product development milestones are met by TTI at specific times prior to December 31, 2002, up to an aggregate of 4,200,000 additional shares of Sonus common stock will be released from escrow, and the former TTI shareholders will receive up to an additional
      0.042 shares of Sonus common stock with respect to each share of TTI common stock they held at the closing; and

    - Finally, if Sonus does not make any successful claims for indemnification prior to the first anniversary of the closing of the merger relating to TTI's representations, warranties and covenants under the merger agreement, an aggregate of 1,200,000 additional shares of Sonus common stock will be released from escrow, and the former TTI shareholders will receive an additional 0.012 shares of Sonus common stock with respect to each share of TTI common stock they held at the closing.

    TTI shareholders will also receive cash in lieu of any fractional share of Sonus common stock that they would otherwise be entitled to receive in the merger.

    For more information on the escrow account, see the section "The Escrow Agreements" in this proxy statement/prospectus.

    The exchange ratio is based on a fixed number of shares of Sonus common stock and will not be adjusted based upon changes in the value of Sonus common stock. As a result, you will not know the value of the Sonus common stock that you will be entitled to receive in the merger at the time you vote on the merger. The value of those shares of Sonus common stock will go up or down with the market price of Sonus common stock. TTI does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders based solely on changes in the market value of Sonus common stock.

Q: WHAT WILL TTI OPTION HOLDERS RECEIVE IN THE MERGER?

A: Under the terms of the merger agreement, Sonus will assume all outstanding options to purchase TTI Class B common stock, which will convert into the right to receive shares of Sonus common stock on the same terms as the outstanding TTI Class A and Class B common stock converts in the merger, including that an equivalent portion of these option shares will not be issued until the satisfaction of the various escrow release conditions.

Q: IS THE MERGER TAXABLE?

A: Sonus and TTI each expect that, for U.S. federal income tax purposes, the exchange of your shares of TTI Class A and Class B common stock for shares of Sonus common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares of Sonus common stock.

    The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisors for a full understanding of the tax consequences to you of the merger. For more information on the tax consequences of the merger, please see "Material U.S. Federal Income Tax Consequences" on page 41 of this proxy statement/prospectus.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under Texas law, holders of Class B non-voting common stock of TTI are not entitled to dissenters' rights of appraisal in connection with the merger. However, under Texas law, holders of Class A voting common stock of TTI may be entitled to dissenters' rights of appraisal in connection with the merger. For more information, please see "Appraisal Rights" on page 43 of this proxy statement/prospectus.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus, you should contact:

Sonus Networks, Inc.                       telecom technologies, inc.
Attn: General Counsel                      Attn: Secretary
5 Carlisle Road                            1701 North Collins Blvd., Suite 3000
Westford, MA 01886                         Richardson, TX 75080
Tel.: (978) 692-8999                       Tel.: (972) 301-4900

                           SUMMARY OF THE TRANSACTION

    THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AGREEMENT, THE MERGER AND THE TERMS OF THE SHARES OF SONUS COMMON STOCK THAT WILL BE ISSUED IN THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION." WE HAVE SOMETIMES INCLUDED PAGE REFERENCES OR SECTION REFERENCES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY. ALL SHARE NUMBERS OF SONUS COMMON STOCK TO WHICH WE REFER IN THIS PROXY STATEMENT/PROSPECTUS RETROACTIVELY REFLECT SONUS' 3-FOR-1 STOCK SPLIT THAT OCCURRED IN OCTOBER, 2000. THE NUMBER OF SHARES OF SONUS COMMON STOCK ISSUABLE WITH RESPECT TO EACH SHARE OF TTI CLASS A AND CLASS B COMMON STOCK IS BASED ON AN ASSUMED 100,000,000 SHARES OF SUCH STOCK ISSUED AND OUTSTANDING AT THE EFFECTIVE TIME OF THE MERGER.

THE COMPANIES

telecom technologies, inc.
1701 North Collins Blvd., Suite 3000
Richardson, TX 75080
Tel.: (972) 301-4900

    TTI is a provider of software products and services for network and service providers, offering end-to-end solutions for next generation, carrier-grade, multi-service networks. TTI offers intelligent network software products that provide call control, enhanced services, operational support systems and internetworking to voice and data networks.

    TTI's principal product is the INtelligentIP softswitch, which allows carriers to deploy a circuit-switched, packet or mixed circuit/packet infrastructure with the capacity, reliability and intelligence they require. The INtelligentIP softswitch is currently being used by customers in laboratory testing and internal trials, and is also the focus of a partnering program designed to assure its interoperability with the products of leading telecommunications/network equipment vendors. TTI's other products and services include call control application software and professional services.

    Founded in Texas in 1993 as a network design and consulting company, TTI's professional services personnel continue to offer a broad array of services including network design and planning, implementation, system integration, testing and support.

Sonus Networks, Inc.
5 Carlisle Road
Westford, MA 01886
Tel.: (978) 692-8999

    Sonus is a leading provider of voice infrastructure products for the new public network. Sonus products are a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks. Sonus' target customers include new and established communications service providers, including long distance carriers, local exchange carriers, Internet service providers, cable operators, international telephone companies and carriers that provide services to other carriers. These service providers are rapidly building packet-based networks to support the dramatic growth in data traffic resulting from Internet use. Packet-based networks, which transport traffic in small bundles, or "packets," offer a significantly more flexible, cost-effective and efficient means for providing communications services than existing circuit-based networks, designed years ago for telephone calls. By enabling voice traffic to be carried over these packet-based networks, Sonus' products will accelerate the convergence of voice and data into the new public network.

    Sonus' suite of voice infrastructure products includes the GSX9000 Open Services Switch, PSX6000 SoftSwitch, SGX2000 SS7 Signaling Gateway and System 9200 Internet offload solution. Sonus' products, designed for deployment at the core of a service provider's network infrastructure, significantly reduce the cost to build and operate voice services compared to traditional alternatives. Moreover, Sonus' products offer a powerful and open platform for service providers to increase their revenues through the creation and delivery of new and innovative voice and data services. Sonus' switching equipment and software can be rapidly and easily deployed, and readily expanded to accommodate growth in traffic volumes. Sonus' products also interoperate with service providers' existing telephone infrastructure, allowing them to preserve the investment in their current networks. Designed for the largest telephone networks in the world, Sonus' products offer the reliability and voice quality that have been hallmarks of the public telephone network for decades.

    Sonus' objective is to capitalize on its early technology and market lead and build the premier franchise in voice infrastructure solutions for the new public network. Synergy Research Group projects that the market for voice infrastructure products to enable just two applications for the new public network, voice over Internet protocol and Internet offload, will grow dramatically to in excess of $15 billion in 2003.

REASONS FOR THE MERGER (SEE PAGE 35)

    The Sonus board of directors considered a number of factors in determining to approve the merger, and the TTI board of directors considered a number of factors in determining to recommend that TTI shareholders approve the merger agreement. The two companies believe that the merger will result in the following benefits to the combined company:


    - coupling Sonus' core platform and softswitch capabilities with TTI's softswitch technology will enable the combined company to offer to its customers a broad range of network intelligence solutions for the new public network and a strong platform upon which to deliver high value-added services;



    - the combination of Sonus' high performance and scalable softswitch with TTI's softswitch capabilities which emphasize multi-vendor services and interoperability will further the combined company's effort to provide all of the network intelligence that service providers require to successfully deploy powerful end-to-end heterogeneous, next-generation networks;


    - Sonus will benefit from TTI's 207 employees, approximately two-thirds of whom are network engineers, which will augment Sonus' team of product development talent; and


    - the combined company will have operations at two of the leading locations for the telecommunications industry: Richardson's Telecom Corridor-TM- in Texas and the Rt. 495 belt in Massachusetts, which provide access to valuable pools of network engineers.


To review these considerations, as well as the factors that each board of directors individually considered, in more detail, please see "Reasons for the Merger" elsewhere in this proxy/statement prospectus.

THE MERGER (SEE PAGE 34)

    Sonus and TTI have entered into a merger agreement that provides for the merger of a wholly-owned subsidiary of Sonus with and into TTI. As a result of the merger, TTI will become a wholly-owned subsidiary of Sonus. We encourage you to read the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and which is incorporated into this proxy statement/ prospectus by reference, as it is the principal legal document that governs the merger.

    In the merger, each share of TTI Class A and Class B common stock will be converted into the right to receive a portion of a share of Sonus common stock. The aggregate number of shares of Sonus common stock that will be issued in the merger is fixed. This number of shares will not be adjusted as a result of changes in Sonus' stock price.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 45)

    At the time the merger is completed, each outstanding share of TTI Class A and Class B common stock will be converted into the right to receive up to an aggregate of 0.15 of a share of Sonus common stock, plus cash in lieu of any fractional shares. This figure is composed of 0.096 shares of Sonus stock that will be received at closing, 0.042 shares of Sonus stock that will be released from escrow if all of the business expansion and product development escrow release conditions are satisfied, and 0.012 shares of Sonus stock that will be released from escrow if there are no successful indemnity claims made by Sonus against the escrowed shares. For more information on this conversion and exactly how many shares of Sonus common stock you may receive in the merger, please see "The Merger Agreement" and "The Escrow Agreements" in this proxy statement/prospectus.

VOTE REQUIRED OF TELECOM TECHNOLOGIES SHAREHOLDERS (SEE PAGE 32)

    Under the Texas Business Corporation Act, the merger agreement must be approved by holders of two-thirds of the shares of TTI stock outstanding on the record date and entitled to vote on the matter. We expect that this approval will be received because TTI shareholders holding in excess of two-thirds of the shares of TTI currently outstanding and entitled to vote have entered into a voting agreement with Sonus. Under the terms of this voting agreement, these TTI shareholders have agreed to vote their voting shares of TTI common stock for the approval of the merger agreement, and have agreed not to transfer their shares of TTI Class A and Class B common stock during the term of the voting agreement. For more information on this voting agreement, please see "The Voting Agreement" in this proxy statement/prospectus.

OWNERSHIP OF SONUS FOLLOWING THE MERGER (SEE PAGE 45)

    TTI shareholders will receive up to an aggregate of 15,000,000 shares of Sonus common stock in the merger, subject to the terms of the escrow agreement relating to 5,400,000 of these shares. For a more complete discussion of the terms of this escrow agreement, please see the section "The Escrow Agreements" in this proxy statement/prospectus. Based on these numbers, following the merger, former TTI shareholders will own approximately 5.6% of the outstanding shares of Sonus common stock, assuming no exercise of presently outstanding Sonus stock options, assuming the release of all escrowed shares subject to indemnity claims and assuming that none of the escrowed shares subject to the business expansion and product development release conditions are released. However, if all of the business expansion and product development escrow release conditions are satisfied in a timely fashion, the former TTI shareholders will own approximately 7.6% of the outstanding Sonus common stock. Neither of these calculations include any shares of Sonus common stock that may be issued, to former employees of TTI who became employees of Sonus, under the Sonus 2000 Retention Plan, which is described under "Management of Sonus--Benefit Plans" in this proxy statement/prospectus.

THE SONUS 2000 RETENTION PLAN (SEE PAGE 84)


    As a condition to the merger, Sonus has agreed to establish the Sonus 2000 Retention Plan. Under this plan, certain of the employees of TTI who will become Sonus employees as a result of the merger will receive contingent awards of up to an aggregate of 3,000,000 shares of Sonus common stock that will vest in equal installments on each of October 31, 2002, November 30, 2002, January 31, 2003 and February 28, 2003, if (1) the recipients do not voluntarily terminate employment with TTI or Sonus prior to such dates, and (2) the business expansion and product development escrow release conditions are satisfied in whole or in part prior to such dates. The number of shares of Sonus common stock awarded to each employee that will be deemed vested on each vesting date will not exceed the proportion of all of the shares escrowed in the merger subject to the satisfaction of the business expansion and product development escrow release conditions that have been released prior to such vesting date. Generally, any awards forfeited by employees who terminate employment with TTI, other than a termination by Sonus or TTI without cause, prior to the date on which they would otherwise vest, may be reallocated to remaining TTI employees, awarded to replacement hires or returned to Sonus as provided by the terms of this plan.


INTERESTS OF DIRECTORS AND MANAGEMENT OF TELECOM TECHNOLOGIES IN THE MERGER (SEE PAGE 38)

    Some of the officers and directors of TTI may have interests in the merger that are different from, or that are in addition to, their interests as TTI shareholders. These interests exist because of new or existing employment agreements between these individuals and TTI or Sonus, because of awards granted, or to be granted, to these individuals under TTI's 1998 Amended Equity Incentive Plan and the Sonus 2000 Retention Plan and for a number of other reasons. The board of directors of TTI considered these additional interests when it determined that the merger agreement was fair to and in the best interests of TTI and its shareholders, and determined to recommend that TTI's shareholders approve the agreement and plan of merger.

CONDITIONS TO THE MERGER (SEE PAGE 53)

    Sonus and TTI are not obligated to complete the merger unless a number of conditions and events are satisfied and have occurred. As the conditions to complete the merger, in many cases, may be waived by the parties, TTI shareholders should not unduly rely on the satisfaction of these conditions prior to the completion of the merger. These conditions and events include the following:

    - the affirmative vote of the holders of two-thirds of the shares of TTI Class A common stock outstanding on the record date and entitled to vote thereon has been obtained;

    - the registration statement, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

    - no governmental orders or statutes, rules or regulations may have been enacted that would have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

    - the Sonus common stock to be issued in the merger must have been approved for listing on the Nasdaq Stock Market;

    - the representations and warranties of TTI and Sonus contained in the merger agreement must be true and correct at the time made and at the time of closing, except where the failures to be so would not have a material adverse effect;

    - there shall have been no material adverse effect on the business, financial condition or results of operations of either company, however, a decline in the market price of Sonus common stock is not considered to have a material adverse effect for this purpose;

    - both TTI and Sonus must have performed their obligations under the merger agreement in all material respects; and

    - TTI must have received an opinion of its special outside legal counsel, Wachtell, Lipton, Rosen & Katz, to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 55)

    Notwithstanding the approval of the merger agreement and/or of the merger by the board of directors of Sonus and the board of directors and shareholders of TTI, the merger agreement may be terminated at any time before the effective date by written agreement of Sonus and TTI.

    In addition, either Sonus or TTI may terminate the merger agreement by written notice to the other, if:

    - any restraining order, injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition permanently preventing the consummation of the merger has become final and non-appealable;

    - the effective time of the merger has not occurred on or before May 31, 2001, but only if the terminating party is not in material breach of the merger agreement; or

    - the other party has materially breached any of its representations, warranties, covenants, promises and other agreements set forth in the merger agreement and has not cured such breach within fifteen days after written notice thereof from the terminating party.

REGULATORY APPROVALS (SEE PAGE 43)

    United States antitrust laws prohibit Sonus, TTI, and some of the TTI shareholders from completing the merger until after they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules. Sonus and TTI each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on November 16, 2000 and the required waiting period expired on December 16, 2000.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 31)

    Sonus common stock has been traded on the Nasdaq Stock Market under the symbol "SONS" since May 25, 2000. From May 25, 2000 until the date of this proxy statement/prospectus, the high and low closing sales prices on such market for the Sonus common stock were $87.04 and $16.17, as adjusted for a 3-for-1 stock split, which occurred in October, 2000. As of November 2, 2000, the day on which we announced the execution of the merger agreement, the closing sales price of Sonus common stock was approximately $40.88.

    There is no public market for the TTI Class A and Class B common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 41)

    The merger is conditioned upon TTI receiving an opinion of its special outside legal counsel that the merger will qualify as a "tax-free reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR SITUATION. ACCORDINGLY, IN ADDITION TO REVIEWING THE MORE DETAILED TAX DISCUSSION UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" ON PAGE 41 OF THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT (SEE PAGE 42)

    The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles with Sonus being deemed to have acquired TTI as of the date of the merger.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE 43)

    Under Texas law, holders of Class B common stock of TTI are not entitled to dissenters' rights of appraisal in connection with the merger. However, under Texas law, holders of Class A common stock of TTI may be entitled to dissenters' rights of appraisal in connection with the merger.

THE ESCROW AGREEMENTS (SEE PAGE 56)

    In connection with the merger, the parties have agreed that an aggregate of 5,400,000 shares of Sonus common stock that the TTI shareholders would otherwise receive in connection with the merger will be placed into an escrow account. An aggregate of 1,200,000 of these escrowed shares may be released to Sonus in the event it is entitled to indemnification under the merger agreement, and an aggregate of 4,200,000 of these escrowed shares will be held in escrow pending satisfaction by TTI of specified business expansion and product development release conditions at specified times prior to December 31, 2002.

THE VOTING AGREEMENT (SEE PAGE 58)

    In connection with the execution of the merger agreement, holders of more than two-thirds of the voting power of TTI Class A common stock entered into a voting agreement with Sonus. Under the terms of the voting agreement, each of these TTI shareholders agreed to vote all of that holder's shares of TTI
Class A common stock in favor of approval of the merger agreement, and agreed not to transfer any of those shares during the term of the voting agreement.

COMPARISON OF STOCKHOLDER RIGHTS (SEE PAGE 109)

    In the merger, holders of TTI Class A and Class B common stock will receive shares of Sonus common stock. As such, after the completion of the merger, the rights of those holders will then be governed by Delaware law and by the certificate of incorporation and by-laws of Sonus, as opposed to being governed by Texas law and by the articles of incorporation and by-laws of TTI, as they were prior to the completion of the merger.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF SONUS

    The following selected consolidated financial data of Sonus should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the period from our inception on August 7, 1997 to December 31, 1997 and the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of Sonus' financial position and operating results for these periods. The consolidated statement of operations data for the period from our inception on August 7, 1997 to December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 have been derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, not included in this document. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year or any future periods.

                                                                PERIOD FROM
                                                                 INCEPTION                                 NINE MONTHS
                                                                 (AUGUST 7,          YEAR ENDED               ENDED
                                                                  1997) TO          DECEMBER 31,          SEPTEMBER 30,
                                                                DECEMBER 31,     -------------------   --------------------
                                                                    1997           1998       1999       1999       2000
                                                              ----------------   --------   --------   --------   ---------
                                                                                                           (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................       $  --         $    --    $     --   $     --   $  23,171
Manufacturing and product costs (1).........................          --              --       1,861      1,091      14,846
                                                                   -----         -------    --------   --------   ---------
Gross profit (loss).........................................          --              --      (1,861)    (1,091)      8,325

Operating expenses:
  Research and development (1)..............................         299           5,824      10,780      7,505      18,231
  Sales and marketing (1)...................................          --             426       5,606      2,747      13,576
  General and administrative (1)............................         187             919       1,723      1,114       3,750
  Stock-based compensation..................................          --              59       4,404      2,171      20,347
                                                                   -----         -------    --------   --------   ---------
Total operating expenses....................................         486           7,228      22,513     13,537      55,904
                                                                   -----         -------    --------   --------   ---------
Loss from operations........................................        (486)         (7,228)    (24,374)   (14,628)    (47,579)
Interest income (expense), net..............................          25             314         487        283       3,813
                                                                   -----         -------    --------   --------   ---------
Net loss....................................................        (461)         (6,914)    (23,887)   (14,345)    (43,766)
Beneficial conversion feature of Series C preferred stock...          --              --      (2,500)        --          --
                                                                   -----         -------    --------   --------   ---------
Net loss applicable to common stockholders..................       $(461)        $(6,914)   $(26,387)  $(14,345)  $ (43,766)
                                                                   =====         =======    ========   ========   =========
Net loss per share (2):
  Basic and diluted.........................................       $  --         $ (1.42)   $  (1.84)  $  (1.13)  $   (0.57)
  Pro forma basic and diluted...............................                                   (0.25)     (0.16)      (0.34)

Shares used in computing net loss per share (2):
  Basic and diluted.........................................          --           4,858      14,324     12,729      77,448
  Pro forma basic and diluted...............................                                  96,188     91,351     130,291

------------------------------

(FOOTNOTES ON FOLLOWING PAGE)

                                                                       DECEMBER 31,
                                                              ------------------------------   SEPTEMBER 30,
                                                                1997       1998       1999          2000
                                                              --------   --------   --------   --------------
                                                                                                (UNAUDITED)
                                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $6,606    $16,501    $23,566       $152,685
Working capital.............................................    6,308     15,321     19,604        138,742
Total assets................................................    6,987     18,416     30,782        188,183
Long-term obligations, less current portion.................        6      1,220      3,402             --
Redeemable convertible preferred stock......................    7,100     22,951     46,109             --
Total stockholders' equity (deficit)........................     (447)    (7,097)   (25,199)       150,356

------------------------

(1) Excludes non-cash, stock-based compensation expense as follows:

                                                                                                    NINE MONTHS
                                                                            YEAR ENDED                 ENDED
                                                                           DECEMBER 31,            SEPTEMBER 30,
                                                                       ---------------------   ---------------------
                                                                         1998        1999        1999        2000
                                                                       ---------   ---------   ---------   ---------
                                                                                                    (UNAUDITED)
                                                                                      (IN THOUSANDS)
         Manufacturing and product costs.............................  $     --    $     92    $     47    $    302
         Research and development....................................        29       1,537         680       8,784
         Sales and marketing.........................................        12       2,104       1,084       9,108
         General and administrative..................................        18         671         360       2,153
                                                                       --------    --------    --------    --------
                                                                       $     59    $  4,404    $  2,171    $ 20,347
                                                                       ========    ========    ========    ========

(2) See note (1)(p) to our consolidated financial statements for an explanation of the method of calculation. Pro forma per share calculation reflects the conversion of all outstanding shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock into shares of common stock which occurred upon the closing of our initial public offering in May 2000, as if the conversion occurred at the date of original issuance.

          SELECTED CONSOLIDATED FINANCIAL DATA OF TELECOM TECHNOLOGIES

    The following selected consolidated financial data of TTI should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TTI's consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from TTI's consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from TTI's unaudited consolidated financial statements, which are included elsewhere in this proxy statement/ prospectus. In the opinion of TTI's management, these unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of TTI's financial position and operating results for these periods. The consolidated statement of operations data for the year ended December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 are derived from TTI's unaudited consolidated financial statements, not included in this document. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996, have been derived from TTI's consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, not included in this document. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year or any future periods.

    In recent periods, TTI has generated revenue from the following product and service offerings:


                                                               YEAR ENDED         NINE MONTHS ENDED
                                                              DECEMBER 31,          SEPTEMBER 30,
                                                           -------------------   -------------------
                                                             1998       1999       1999       2000
                                                           --------   --------   --------   --------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
Call control application software........................  $   922    $ 2,474    $   449    $ 9,450
Network testing software.................................    5,090      7,372      5,810      5,192
Professional services....................................    8,732      9,486      6,799      5,326
                                                           -------    -------    -------    -------
                                                           $14,744    $19,332    $13,058    $19,968
                                                           =======    =======    =======    =======


    Over the next several quarters, after completion of the merger TTI's historical sources of revenue are expected to decline significantly as TTI accelerates its shift in focus to the development and deployment of its INtelligentIP softswitch line of products. In addition, as a result of the sale of the network testing software product line, revenues related to these products are expected to decline or cease in 2001. As of September 30, 2000, TTI has not recognized any revenue on its INtelligentIP softswitch, but has shipped product to customers who are currently using it in laboratory testing and internal trials.

                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                              YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                ----------------------------------------------------   -------------------
                                                  1995       1996     1997 (3)     1998       1999       1999       2000
                                                --------   --------   --------   --------   --------   --------   --------
                                                                                                           (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues......................................  $ 3,660    $ 6,976    $ 8,708    $14,744    $19,332    $13,058    $19,968
Cost of product and services (1)..............    2,286      3,621      5,522     11,083     11,637      9,562     10,324
                                                -------    -------    -------    -------    -------    -------    -------
Gross profit..................................    1,374      3,355      3,186      3,661      7,695      3,496      9,644

Operating expenses:
  Research and development (1)................      182        427        426      1,389      7,486      5,589      8,523
  Sales and marketing (1).....................      192        376        507      1,183      3,287      1,602      3,113
  General and administrative (1)..............      339        729        994      1,344      1,960      1,088      2,289
  Stock-based compensation....................       --         --         --         --         --         --        394
                                                -------    -------    -------    -------    -------    -------    -------
Total operating expenses......................      713      1,532      1,927      3,916     12,733      8,279     14,319
                                                -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations.................      661      1,823      1,259       (255)    (5,038)    (4,783)    (4,675)
Other income (expense), net...................      (34)       (41)       (42)      (155)     6,241      6,258       (189)
                                                -------    -------    -------    -------    -------    -------    -------
Income (loss) before income taxes.............      627      1,782      1,217       (410)     1,203      1,475     (4,864)
Provision (benefit) for income taxes..........       --         --      2,098       (145)       336        411         --
                                                -------    -------    -------    -------    -------    -------    -------
Net income (loss).............................  $   627    $ 1,782    $  (881)   $  (265)   $   867    $ 1,064    $(4,864)
                                                =======    =======    =======    =======    =======    =======    =======
Net income (loss) per share (2):
  Basic and diluted...........................  $  0.01    $  0.02    $ (0.01)   $ (0.00)   $  0.01    $  0.01    $ (0.05)

Shares used in computing net income (loss) per
  share (2):
  Basic and diluted...........................  100,000    100,000    100,000    100,000    100,000    100,000    100,000


------------------------------

(1) Excludes non-cash, stock-based compensation expense as follows:

        Cost of product and services...........................................................................   $     5
        Research and development...............................................................................        23
        Sales and marketing....................................................................................       360
        General and administrative.............................................................................         6
                                                                                                                  -------
                                                                                                                  $   394
                                                                                                                  =======


(2) See note 1(o) to TTI's consolidated financial statements for an explanation of the method of calculation.


------------------------


                                                                              DECEMBER 31,
                                                          ----------------------------------------------------   SEPTEMBER 30,
                                                            1995       1996     1997 (3)     1998       1999         2000
                                                          --------   --------   --------   --------   --------   -------------
                                                                                                                  (UNAUDITED)
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................   $ 394      $ 267      $ 390      $  520     $  533       $ 1,550
Working capital (deficit)...............................     226      1,573        663         751        187        (5,732)
Total assets............................................   1,188      3,462      6,062       8,100     13,904        12,824
Capital lease obligations, less current portion.........      --         --         --          --        673           930
Redeemable common stock.................................      --         --         --       2,281      7,226        31,752
Total stockholders' equity (deficit)....................     346      1,723        811      (1,735)    (5,813)      (34,809)


------------------------------


(3) The consolidated statement of operations data for the year ended
   December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 are unaudited.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following selected unaudited pro forma condensed combined financial data present the effect of the pending merger between Sonus and TTI as if the merger had been completed on January 1, 1999 and 2000 for results of operations purposes and on September 30, 2000 for balance sheet purposes. The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting.

    The unaudited pro forma condensed combined financial data is based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing these unaudited pro forma condensed combined financial data. The unaudited pro forma condensed combined financial data is not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or results that may be achieved in the future.

    These selected unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial data, the historical financial statements and notes thereto of Sonus, the historical financial statements and notes thereto of TTI, and other financial information pertaining to Sonus and TTI including "Sonus' Management's Discussion and Analysis of Financial Condition and Results of Operations," "TTI's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included herein.

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                                    1999                2000
                                                              -----------------   -----------------
                                                                           (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................      $  19,332           $  43,139
Manufacturing, product and service costs....................         13,498              25,170
                                                                  ---------           ---------
Gross profit................................................          5,834              17,969
Operating expenses:
  Research and development..................................         18,266              26,754
  Sales and marketing.......................................          8,893              16,689
  General and administrative................................          3,683               5,889
  Amortization of intangibles...............................        102,558              76,919
  Stock-based compensation..................................         72,620              71,903
                                                                  ---------           ---------
Total operating expenses....................................        206,020             198,154
                                                                  ---------           ---------
Loss from operations........................................       (200,186)           (180,185)
Other income (expense), net.................................          6,728               3,624
                                                                  ---------           ---------
Net loss....................................................       (193,458)           (176,561)
Beneficial conversion feature of Series C preferred stock...         (2,500)                 --
                                                                  ---------           ---------
Net loss applicable to common stockholders..................      $(195,958)          $(176,561)
                                                                  =========           =========
Net loss per share (1):
  Basic and diluted.........................................      $   (7.80)          $   (2.00)
  Pro forma basic and diluted...............................          (1.81)              (1.25)
Shares used in computing net loss per share (1):
  Basic and diluted.........................................         25,124              88,248
  Pro forma basic and diluted...............................        106,988             141,091

--------------------------

(FOOTNOTE ON FOLLOWING PAGE)

                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $138,235
Working capital.............................................      121,902
Total assets................................................      586,407
Capital lease obligations, less current portion.............          930
Total stockholders' equity..................................      537,699


--------------------------

(1) Pro forma per share calculation reflects the conversion of all outstanding shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock into shares of Sonus common stock which occurred upon the closing of our initial public offering in May 2000, as if the conversion occurred at the date of the original issuance.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WHICH MAY AFFECT SONUS AND TTI. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY AFFECT SONUS' AND TTI'S BUSINESS AND OPERATIONS, AS WELL AS THOSE OF THE COMBINED COMPANY FOLLOWING COMPLETION OF THE MERGER. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCUR, SONUS', TTI'S AND/OR THE COMBINED COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED, POSSIBLY MATERIALLY. THE TERMS "WE," "OUR" AND "US" WHEN USED IN THIS SECTION UNDER THE HEADING "RISKS RELATING TO SONUS" MEAN SONUS BOTH PRIOR TO AND FOLLOWING THE MERGER. SOME OF THE RISKS RELATING TO TTI AS AN INDEPENDENT ENTITY MAY ALSO BE APPLICABLE TO THE COMBINED COMPANY FOLLOWING THE MERGER.

RISKS RELATING TO THE MERGER

TTI SHAREHOLDERS MAY NEVER RECEIVE UP TO 4,200,000 SHARES OF THE SONUS COMMON STOCK ISSUABLE IN THE MERGER IF TTI DOES NOT SATISFY THE BUSINESS EXPANSION AND PRODUCT DEVELOPMENT ESCROW RELEASE CONDITIONS.

    An aggregate of 4,200,000 shares of Sonus common stock that the TTI shareholders would otherwise be entitled to receive in the merger will be placed in an escrow account and will only be distributed to the former TTI shareholders if TTI achieves specified business expansion and product development performance milestones, on or prior to specified times prior to December 31, 2002. None of Sonus, TTI or their officers and directors can assure you that TTI will satisfy these business expansion and product development escrow release conditions within the specified time periods, if at all.

    There is a significant risk that TTI will not satisfy these business expansion and product development escrow release conditions and that TTI shareholders will not receive any of these 4,200,000 shares of Sonus common stock. For more information on the escrow and the shares held in the escrow accounts, see the section entitled "The Escrow Agreements" elsewhere in this proxy statement/prospectus.

TTI SHAREHOLDERS MAY NEVER RECEIVE UP TO 1,200,000 SHARES OF THE SONUS COMMON STOCK ISSUABLE IN THE MERGER IF SONUS SUCCESSFULLY MAKES CERTAIN INDEMNIFICATION CLAIMS.

    Sonus may make indemnification claims after the closing of the merger against up to 1,200,000 shares held in an escrow account for liabilities, damages and expenses arising out of:

    - any material inaccuracy or breach of any representation or warranty made by TTI in the merger agreement or in any certificate delivered by TTI pursuant to the terms of the merger agreement; and

    - any material breach or default of any of the covenants or agreements made by TTI in the merger agreement or in any certificate delivered by TTI pursuant to the terms of the merger agreement.

    To the extent that some or all of these 1,200,000 escrowed shares are not required to be released to Sonus in satisfaction of indemnity claims by Sonus, the remaining shares will be distributed pro rata to the TTI shareholders on or about the first anniversary of the merger. Sonus cannot assure you that Sonus will not make claims for indemnification against these 1,200,000 shares.

BECAUSE THE EXCHANGE RATIO IN THE MERGER IS BASED ON A FIXED NUMBER OF SHARES OF SONUS COMMON STOCK, TTI SHAREHOLDERS ARE EXPOSED TO THE RISK THAT THE MARKET PRICE OF SONUS' COMMON STOCK WILL DECREASE.

    Under the merger agreement, each share of TTI Class A and Class B common stock will convert into the right to receive up to an aggregate of 0.15 shares of Sonus common stock. The exchange ratio is based on a fixed number of shares of Sonus common stock and will not be adjusted if the price of Sonus common stock increases or decreases. The price of Sonus common stock at the effective time of the merger, or at the time Sonus common stock is released from the escrow agreement, may vary from its price on the date of this proxy statement/prospectus. The trading price of Sonus common stock has historically been volatile. Since Sonus' common stock began trading on May 25, 2000, its closing price on the Nasdaq Stock Market has been as high as $87.04 and as low as $16.17, adjusted for the 3-for-1 stock split that occurred in October, 2000. The trading price of Sonus common stock may vary because of:

    - changes in the business, operations or prospects of Sonus, TTI or the combined company;

    - market assessments of the likelihood of completion of the merger;

    - the timing of the completion of the merger;

    - the prospects of post-merger operations;

    - regulatory considerations; and

    - general market and economic conditions, as well as those specific to the telecommunications, networking and related industries and other factors.

SONUS MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE TTI AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.

    Sonus and TTI entered into the merger agreement with the expectation that the merger will result in mutual benefits including, among other things, benefits relating to expanded and complementary product offerings, enhanced revenues, increased market opportunity, new technology and the addition of engineering personnel who are specialists in the softswitch sector and professional services. Achieving the benefits of the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management. Among the challenges involved in this integration are demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and persuading our personnel that our business cultures are compatible.

    In addition, TTI's principal offices are located in Richardson, Texas, and Sonus' principal offices are located in Westford, Massachusetts. Under the merger agreement Sonus has agreed not to transfer the operations of TTI from Richardson, Texas for a period of two years. We must successfully integrate TTI's operations and personnel with Sonus' operations and personnel for the merger to be successful. We cannot assure you that we will successfully integrate or profitably manage TTI's businesses. In addition, we cannot assure you that, following the transaction, our businesses will achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined company in any future period. Further, the combined company may experience slower rates of growth as compared to historical rates of growth of Sonus and TTI independently.

IF SONUS AND TTI DO NOT INTEGRATE THEIR TECHNOLOGIES AND OPERATIONS QUICKLY AND EFFECTIVELY, SOME OR ALL OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR.

    Sonus and TTI must make TTI's technology, products and services operate together with Sonus' technologies, products and services. If Sonus and TTI do not integrate their operations and technologies quickly and smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of management's time and attention. Both Sonus and TTI may be required to spend additional time or money on integration that would otherwise be spent on developing their business and services or other matters. In addition, the integration may require the partial or wholesale conversion or redesign of some or all of the technologies, products and services of either Sonus or TTI.

THE LOSS OF KEY TTI PERSONNEL COULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND UNDERTAKE NEW PROJECTS.

    The success of the combined company will depend on its ability to identify, hire and retain employees, and a significant component of the value of the merger is in the know-how and experience of TTI employees that Sonus expects to employ. We have established the Sonus 2000 Retention Plan and established employment agreements with 13 employees and officers of TTI, to encourage employees to remain with the combined company for at least two years, however, we cannot assure you that this will be sufficient to retain essential personnel. If key TTI employees were to leave after the merger, we may be unable to complete existing TTI projects or to undertake new projects, each of which could materially impair our future earnings and results of operations. If key TTI employees do leave after the merger, it is highly unlikely that TTI will satisfy the business expansion and product development escrow release conditions and as a result the escrowed shares allocated to such conditions would be less likely to be distributed to the former TTI shareholders.

WE EXPECT SUBSTANTIAL TRANSACTION, CONSOLIDATION AND INTEGRATION COSTS RELATED TO THE MERGER.

    Whether or not the merger is consummated, we will have incurred substantial expenses. We estimate that, if the merger is consummated, the combined company will incur transaction costs of approximately $11,000,000, including investment banking, legal, accounting and printing fees. We expect that we will also incur significant consolidation and integration expenses that we cannot accurately estimate at this time. We expect that the combined company will charge the majority of these consolidation and integration costs and expenses to operations in fiscal 2001. The amount of the transaction costs is a preliminary estimate and is subject to change. Actual transaction costs may substantially exceed our estimates and, when combined with the expenses incurred in connection with the consolidation and integration of our companies, could have an adverse effect on the business, financial condition and operating results of the combined company.

THE MERGER MAY RESULT IN DEFAULTS UNDER OTHER AGREEMENTS.

    Unless we obtain consents prior to the merger, consummation of the merger may result in a default under one or more agreements applicable to us, dealing with, among other things:

    - real property leases;

    - license agreements;

    - credit facilities and operating leases; and

    - partner agreements.

Such defaults may result in the combined company becoming liable for litigation costs, settlement expenses or, possibly, contractual liabilities. Further, as part of any settlement of these liabilities, the combined company may lose the right to use licensed products, and be forced to seek replacements, if available on comparable terms, or at all. The consents necessary to avoid such liability may not be obtained and, may have a material impact on the combined company.

THE ACCOUNTING TREATMENT OF THE MERGER WILL RESULT IN SIGNIFICANT CHARGES TO SONUS' OPERATIONS.

    We intend to account for the merger as a purchase for financial reporting and accounting purposes, under United States generally accepted accounting principles, with Sonus acquiring TTI. After completion of the merger, the results of operations of TTI will be included in the consolidated financial statements of Sonus from the date of the merger. The purchase price will be allocated to TTI's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of TTI and identifiable intangible assets acquired will be classified as goodwill and other intangible assets, including in-process research and development. Goodwill and other intangibles will be amortized by charges to operations over their estimated useful lives of three to four years and in-process research and development will be charged to operations at the time of closing in accordance with United States generally accepted accounting principles. Sonus will also record stock-based compensation relating to the issuance of awards under the Sonus 2000 Retention Plan. The amount of charges for stock-based compensation, in-process research and development and amortization of goodwill and other intangibles will be significant and will therefore have a material negative impact on the combined company's future operating results which could cause Sonus' stock price to decline.

TTI HAS EXPERIENCED OPERATING LOSSES OVER THE LAST SEVERAL YEARS AND MAY CONTINUE TO INCUR LOSSES WHICH MAY MATERIALLY IMPAIR THE COMBINED COMPANY'S, AND SONUS', ABILITY TO BECOME PROFITABLE AFTER THE MERGER.

    TTI has incurred significant operating losses in fiscal 1997, 1998, 1999 and the first nine months of 2000. As of September 30, 2000, TTI had an accumulated deficit of $35.2 million. Sonus has not achieved profitability on a quarterly or annual basis. As a result, the losses of TTI would adversely, and possibly materially, impact the combined company's ability to become profitable in the near future, if ever.

TTI'S INTELLIGENTIP SOFTSWITCH PRODUCT IS UNPROVEN AND MAY BE SUBJECT TO ERRORS OR OPERATIONAL FAILURES THAT COULD SERIOUSLY HARM THE VALUE OF TTI OR THE COMBINED COMPANY.

    The further development of TTI's softswitch technologies after the consummation of the merger is critical to the value of TTI to the combined company. TTI's product is sophisticated and designed to interoperate with different types of hardware from different manufacturers in large and complex networks, however, it has never been deployed on a commercial scale. This product may never complete final testing with TTI's customers, or these customers may, upon full deployment, discover errors or defects in the product. Furthermore, this product may fail to operate as expected, either alone or in conjunction with hardware of different manufacturers.

    If TTI is unable to deliver products that complete final testing with its customers or to fix errors or other performance or interoperability problems that arise after deployment, the combined company may experience:

    - Loss of, or delay in, revenues;

    - Loss of customers and failure to acquire market share;

    - A failure to attract new customers or achieve market acceptance for its products;

    - Increased service, support and warranty costs and a diversion of development resources; and

    - Costly and time-consuming legal actions by TTI's customers.

TTI HAS NOT YET RECOGNIZED REVENUE FROM SALES OF ITS INTELLIGENTIP SOFTSWITCH PRODUCT AND WE CANNOT OFFER ASSURANCE IT WILL EVER ACHIEVE SIGNIFICANT REVENUE FROM SUCH SALES.

    Sonus considers TTI's INtelligentIP softswitch technology to be a critical component of the value of TTI to the combined company. Although TTI had revenues of $19.3 million in 1999 and $20.0 million for the first nine months of 2000 from the sale of products and services, TTI has not yet recognized any revenue from the sale of its INtelligentIP softswitch products. TTI has, however, shipped its INtelligentIP softswitch product to a limited number of customers who are currently using such products in laboratory testing and internal trials. We cannot offer assurance that TTI will be able to generate significant revenue from the sale of these softswitch products after the merger, or that TTI will be able to generate sufficient sales of other products and services to offset any failure to achieve expected revenues from such products. If TTI is unable to generate significant revenues from the sale of its softswitch products, the combined company will likely be unable to achieve many of the goals it established for this transaction.

RISKS RELATING TO SONUS

WE EXPECT THAT A MAJORITY OF OUR REVENUES WILL BE GENERATED FROM A LIMITED NUMBER OF CUSTOMERS, AND OUR REVENUES WILL NOT GROW IF WE DO NOT SUCCESSFULLY SELL PRODUCTS TO THESE CUSTOMERS.

    To date, we have shipped our products to a limited number of customers, and only during the first quarter of fiscal 2000 did we begin to recognize revenues. We expect that in the foreseeable future, substantially all of our revenues will depend on sales of our products to a limited number of customers. Our customers are not contractually committed to purchase any minimum quantities of products from us. The customers to whom we have shipped products are currently using our products in laboratory testing, internal trials or deployed in their commercial networks.

    Our customers may not deploy our products in their commercial networks on a timely basis, or at all, and any delay or failure by our customers to introduce commercial services based on our products, or a downturn in their business, would seriously harm our ability to sell products and generate revenues.

WE WILL NOT BE SUCCESSFUL IF WE DO NOT GROW OUR CUSTOMER BASE BEYOND OUR INITIAL CUSTOMERS.

    Our future success will depend on our ability to attract additional customers beyond our current limited number. The growth of our customer base could be adversely affected by:

    - customer unwillingness to implement our new voice infrastructure products;

    - any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

    - new product introductions by our competitors;

    - any failure of our products to perform as expected; or

    - any difficulty we may incur in meeting customers' delivery requirements.

    If we do not expand our customer base to include additional customers that deploy our products in operational, commercial networks, our revenues will not grow significantly, or at all.

THE MARKET FOR VOICE INFRASTRUCTURE FOR THE NEW PUBLIC NETWORK IS NEW AND EVOLVING AND OUR BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT.

    The market for our products is rapidly evolving. Packet-based technology may not be widely accepted as a platform for voice and a viable market for our products may not develop or be sustainable. If this market does not develop, or develops more slowly than we expect, we may not be able to sell our products in significant volumes, or at all.

WE ARE ENTIRELY DEPENDENT UPON OUR VOICE INFRASTRUCTURE PRODUCTS AND OUR FUTURE REVENUES DEPEND UPON THEIR COMMERCIAL SUCCESS.

    Our future growth depends upon the commercial success of our voice infrastructure products. We intend to develop and introduce new products and enhancements to existing products in the future. We may not successfully complete the development or introduction of these products. If our target customers do not adopt, purchase and successfully deploy our current or planned products, our revenues will not grow.

BECAUSE OUR PRODUCTS ARE SOPHISTICATED AND DESIGNED TO BE DEPLOYED IN COMPLEX ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT WE FIND ONLY AFTER FULL DEPLOYMENT, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

    Our products are sophisticated and are designed to be deployed in large and complex networks. Because of the nature of our products, they can only be fully tested when substantially deployed in very large networks with high volumes of traffic. Some of our customers have only recently begun to commercially deploy our products and they may discover errors or defects in the software or hardware, or the products may not operate as expected.

    If we are unable to fix errors or other performance problems that may be identified after full deployment of our products, we could experience:

    - loss of, or delay in, revenues;

    - loss of customers and market share;

    - a failure to attract new customers or achieve market acceptance for our products;

    - increased service, support and warranty costs and a diversion of development resources; and

    - costly and time-consuming legal actions by our customers.

IF WE DO NOT RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES OR TO CHANGES IN INDUSTRY STANDARDS, OUR PRODUCTS COULD BECOME OBSOLETE.

    The market for voice infrastructure products for the new public network is likely to be characterized by rapid technological change and frequent new product introductions. We may be unable to respond quickly or effectively to these developments. We may experience difficulties with software development, hardware design, manufacturing or marketing that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.

WE DEPEND UPON CONTRACT MANUFACTURERS AND ANY DISRUPTION IN THESE RELATIONSHIPS MAY CAUSE US TO FAIL TO MEET THE DEMANDS OF OUR CUSTOMERS AND DAMAGE OUR CUSTOMER RELATIONSHIPS.

    We rely on a small number of contract manufacturers to manufacture our products according to our specifications and to fill orders on a timely basis. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available to fill our orders, or may not allocate their internal resources to fill these orders on a timely basis. We do not have long-term supply contracts with our manufacturers and they are not required to manufacture products for any specified period. We do not have internal manufacturing capabilities to meet our customers' demands. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.

WE HAVE BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

    We were founded in August 1997, and only during the first quarter of fiscal 2000 did we begin to recognize any revenues. We have a limited meaningful operating history upon which you may evaluate us and our prospects. Moreover, we cannot be sure that we have accurately identified all of the risks to our business. Also, our assessment of the prospects for our success may prove inaccurate.

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR STOCK PRICE TO FALL.

    Upon the consummation of the merger, an aggregate of 9,600,000 shares will be registered and eligible for immediate sale on the Nasdaq Stock Market, and up to 8,400,000 additional shares may become available for sale from time to time thereunder upon the release of shares from escrow and the vesting of shares issued under awards granted under the Sonus 2000 Retention Plan. Sales of a substantial number of shares of our common stock in the public market within a short period of time would cause our stock price to fall significantly. In addition, the sale of these shares could impair our future ability to raise capital through the sale of additional stock.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

    Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Generally, purchases by service providers of telecommunications equipment from manufacturers have been unpredictable and clustered, rather than steady, as the providers build out their networks. The primary factors that may affect our revenues and results include the following:

    - fluctuation in demand for our voice infrastructure products and the timing and size of customer orders;

    - the length and variability of the sales cycle for our products and the corresponding timing of recognizing or deferring revenues;

    - new product introductions and enhancements by our competitors and us;

    - changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;

    - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

    - the mix of product configurations sold;

    - our ability to obtain sufficient supplies of sole or limited source components;

    - our ability to attain and maintain production volumes and quality levels for our products;

    - costs related to acquisitions of complementary products, technologies or businesses; and

    - general economic conditions, as well as those specific to the telecommunications, networking and related industries and other factors.

    As with other telecommunications product suppliers, we may recognize a substantial portion of our revenue in a given quarter from sales booked and shipped in the last weeks of that quarter. As a result, a delay in customer orders is likely to result in a delay in shipments and recognition of revenue beyond the end of a given quarter, which would have a significant impact on our operating results for that quarter.

    Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.

WE MAY NOT BECOME PROFITABLE.

    We have incurred significant losses since inception and expect to continue to incur losses in the future. As of September 30, 2000, we had an accumulated deficit of $77.7 million and had only recognized cumulative revenues since inception of $23.2 million through the third quarter of fiscal 2000. We have not achieved profitability on a quarterly or annual basis. Our revenues may not grow and we may never generate sufficient revenues to achieve or sustain profitability. We expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.

WE WILL NOT RETAIN CUSTOMERS OR ATTRACT NEW CUSTOMERS IF WE DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS AND IF OUR PRODUCTS DO NOT INTEROPERATE WITH OUR CUSTOMERS' EXISTING NETWORKS.

    To achieve market acceptance for our products, we must effectively anticipate, and adapt in a timely manner to, customer requirements and offer products and services that meet changing customer demands. Prospective customers may require product features and capabilities that our current products do not have. The introduction of new or enhanced products also requires that we carefully manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. If we fail to develop products and offer services that satisfy customer requirements, or to effectively manage the transition from older products, our ability to create or increase demand for our products would be seriously harmed and we may lose current and prospective customers.

    Many of our customers will require that our products be designed to interface with their existing networks, each of which may have different specifications. Issues caused by an unanticipated lack of interoperability may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our hardware and software development efforts and cause significant customer relations problems. If our products do not interoperate with those of our customers' networks, installations could be delayed or orders for our products could be cancelled, which would seriously harm our gross margins and result in loss of revenues or customers.

IF WE FAIL TO COMPETE SUCCESSFULLY, OUR ABILITY TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY WILL BE IMPAIRED.

    Competition in the telecommunications market is intense. This market has historically been dominated by large companies, such as Lucent Technologies and Nortel Networks, both of whom are our direct competitors. We also face competition from other large telecommunications and networking companies, including Cisco Systems and Tellabs, that have entered our market by acquiring companies that design competing products. In addition, a number of smaller companies, including Unisphere Networks and Convergent Networks, have announced plans for new products that address similar market opportunity that we address. Because this market is rapidly evolving, additional competitors with significant financial resources may enter these markets and further intensify competition.

    Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial and other resources, including the ability to offer vendor-sponsored financing programs. If we are unable or unwilling to offer vendor-sponsored financing, prospective customers may decide to purchase products from one of our competitors who offers this type of financing. Furthermore, some of our competitors are currently selling significant amounts of other products to our current and prospective customers. Our competitors' broad product portfolios coupled with already existing relationships may cause our customers to buy our competitors' products.

    To compete effectively, we must deliver products that:

    - provide extremely high reliability and voice quality;

    - scale easily and efficiently;

    - interoperate with existing network designs and other vendors' equipment;

    - provide effective network management;

    - are accompanied by comprehensive customer support and professional services; and

    - provide a cost-effective and space-efficient solution for service providers.

If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations, loss of revenues and reduced gross margins.

WE AND OUR CONTRACT MANUFACTURERS RELY ON SINGLE OR LIMITED SOURCES FOR SUPPLY OF SOME COMPONENTS OF OUR PRODUCTS AND IF WE FAIL TO ADEQUATELY PREDICT OUR MANUFACTURING REQUIREMENTS OR IF OUR SUPPLY OF ANY OF THESE COMPONENTS IS DISRUPTED, WE WILL BE UNABLE TO SHIP OUR PRODUCTS.

    We and our contract manufacturers currently purchase several key components of our products, including commercial digital signal processors, from single or limited sources. We purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs. If we underestimate our requirements, we may not have adequate supply, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

    We currently do not have long-term supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. In the event of a disruption or delay in supply, or inability to obtain products, we may not be able to develop an alternate source in a timely manner or at favorable prices, or at all. A failure to find acceptable alternative sources could hurt our ability to deliver high-quality products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

IF WE ARE NOT ABLE TO OBTAIN NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY AT ACCEPTABLE PRICES, OR AT ALL, OUR PRODUCTS COULD BECOME OBSOLETE.

    We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

OUR FAILURE TO MANAGE OUR EXPANSION EFFECTIVELY IN A RAPIDLY CHANGING MARKET COULD INCREASE OUR COSTS, HARM OUR ABILITY TO SELL FUTURE PRODUCTS AND IMPAIR OUR FUTURE GROWTH.

    We intend to expand our operations rapidly and plan to hire a significant number of employees during 2001. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires effective planning and management processes. We expect that we will need to continue to improve our financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage our work force worldwide. If we fail to implement adequate control systems in an efficient and timely manner, our costs may be increased and our growth could be impaired and we may not be able to accurately anticipate and fulfill market demand, the result of which will be a loss of revenues and customers.

IF WE FAIL TO HIRE AND RETAIN NEEDED PERSONNEL, THE IMPLEMENTATION OF OUR BUSINESS PLAN COULD SLOW OR OUR FUTURE GROWTH COULD HALT.

    Competition for highly skilled engineering, sales, marketing and support personnel is intense because there are a limited number of people available with the necessary technical skills and understanding of our market. Any failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. The support of our products requires highly trained customer support and professional services personnel. Once we hire them, they may require extensive training in our voice infrastructure products. If we are unable to hire, train and retain our customer support and professional services personnel, we may not be able to increase sales of our products.

    Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION, WHICH COULD REQUIRE US TO INCUR SIGNIFICANT COSTS.

    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

    In addition, we may also become involved in litigation as a result of allegations that we infringe the intellectual property rights of others. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or contract manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

    - stop selling, incorporating or using our products that use the challenged intellectual property;

    - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

    - redesign those products that use any allegedly infringing technology.

    Any lawsuits regarding intellectual property rights, regardless of their success, would be time-consuming, expensive to resolve and would divert our management's time and attention.

IF WE ARE SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

    Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to claims of this kind in the future as we seek to hire qualified personnel. Those claims may result in material litigation. We could incur substantial costs defending ourselves or our employees against those claims, regardless of their merits. In addition, defending ourselves from those types of claims could divert our management's attention from our operations. If we are found to have engaged in unfair hiring practices, or our employees are found to have violated agreements with previous employers, we may suffer a significant disruption in our operations.

WE MAY FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL EXPANSION THAT COULD IMPAIR OUR ABILITY TO GROW OUR REVENUES ABROAD.

    Our expansion into international markets will require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. In addition, we may not be able to develop international market demand for our products, which could impair our ability to grow our revenues.

    We have limited experience marketing and distributing our products internationally and, to do so, we expect that we will need to develop versions of our products that comply with local standards. Furthermore, international operations are subject to other inherent risks, including:

    - greater difficulty collecting accounts receivable and longer collection periods;

    - difficulties and costs of staffing and managing foreign operations;

    - the impact of differing technical standards outside the United States;

    - the impact of recessions in economies outside the United States;

    - unexpected changes in regulatory requirements and currency exchange rates;

    - certification requirements;

    - reduced protection for intellectual property rights in some countries; and

    - potentially adverse tax consequences.

ANY INVESTMENTS OR ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND SERIOUSLY HARM OUR FINANCIAL CONDITION.

    Although we have no current agreements to do so other than our proposed merger with TTI, we intend to consider investing in, or acquiring, complementary products, technologies or businesses. In the event of any additional future investments or acquisitions, we could, and in connection with the TTI merger we will:

    - issue stock that would dilute our current stockholders' percentage ownership;

    - incur debt or assume liabilities;

    - incur significant amortization expenses related to goodwill and other intangible assets; or

    - incur large and immediate write-offs for in-process research and development and stock-based compensation.

    Our integration of any acquired products, technologies or businesses, including those of TTI, will also involve numerous risks, including:

    - problems and unanticipated costs associated with combining the purchased products, technologies or businesses;

    - diversion of management's attention from our core business;

    - adverse effects on existing business relationships with suppliers and customers;

    - risks associated with entering markets in which we have limited or no prior experience; and

    - potential loss of key employees, particularly those of the acquired organizations.

    We may be unable to successfully integrate any products, technologies, businesses or personnel that we might acquire in the future without significant costs or disruption to our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US, AND IF IT IS AVAILABLE, MAY DILUTE OWNERS OF OUR COMMON STOCK.

    We may need to raise additional funds through public or private debt or equity financings in order to:

    - fund ongoing operations;

    - take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;

    - develop new products; or

    - respond to competitive pressures.

    Any additional capital raised through the sale of equity may dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.

OUR STOCK PRICE MAY BE VOLATILE.

    The market for technology stocks has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

    - loss of any of our major customers;

    - the addition or departure of key personnel;

    - variations in our quarterly operating results;

    - announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

    - changes in financial estimates by securities analysts;

    - acquisitions, distribution partnerships, joint ventures or capital commitments;

    - sales of common stock or other securities by us or by our existing stockholders in the future;

    - changes in market valuations of telecommunications and networking companies; and

    - fluctuations in stock market prices and volumes.

    In addition, the stock market in general, and the Nasdaq Stock Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. The trading prices of many technology companies' stocks are substantially above historical levels and may not be sustained. These broad market and industry trends may materially and adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been initiated against these companies. Class-action litigation, if initiated, could result in substantial costs and a diversion of management's attention and resources. All of these factors could cause the market price of our stock to drop and you may not be able to sell your shares at or above the initial offering price.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL INFLUENCE OVER US AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

    As of November 30, 2000, our executive officers, directors and entities affiliated with them, beneficially owned in the aggregate approximately 34.6% of our outstanding common stock. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE OF CONTROL.

    Provisions of our amended and restated certificate of incorporation, amended and restated by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because, with respect to both Sonus and TTI, they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. Without limiting the foregoing, the statements contained below under "The Merger--Reasons for the Merger" constitute forward-looking statements. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this proxy statement/prospectus, provide examples of risks, uncertainties and events that may cause the actual results of either company to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement/prospectus could have a material adverse effect on the business, results of operations and financial position of Sonus or TTI.

    Any forward-looking statements in this proxy statement/prospectus are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. Sonus and TTI disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

                           COMPARATIVE PER SHARE DATA

    The following table reflects the historical net loss and book value per share of Sonus common stock and the historical net income (loss) and book value per share of TTI common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the pending merger of Sonus and TTI. The information presented in the following table should be read in conjunction with the unaudited pro forma condensed combined financial data and the Sonus and TTI historical financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

                                                                                        NINE MONTHS
                                                                  YEAR ENDED               ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1998       1999       1999       2000
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
SONUS HISTORICAL PER SHARE DATA:
Basic and diluted net loss per share........................   $(1.42)    $(1.84)    $(1.13)    $(0.57)
Book value per share (1)....................................    (0.14)     (0.38)                 0.82


TTI'S HISTORICAL PER SHARE DATA:
Basic and diluted net income (loss) per share...............   $(0.00)    $ 0.01     $ 0.01     $(0.05)
Book value per share (1)....................................    (0.02)     (0.06)                (0.39)


                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                              ------------   -------------
                                                                  1999           2000
                                                              ------------   -------------
UNAUDITED PRO FORMA COMBINED PER SHARE DATA:
Basic and diluted net loss per Sonus share..................     $(7.80)        $(2.00)
Basic and diluted net loss per equivalent TTI share (3).....      (0.84)         (0.22)

Book value per Sonus share (2)..............................                    $ 2.77
Book value per equivalent TTI share (3).....................                      0.30


------------------------

(1) Book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares outstanding as of each balance sheet date.

(2) Sonus' pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Sonus common stock which would have been outstanding had the merger been consummated as of September 30, 2000.

(3) TTI equivalent pro forma combined amounts are calculated by multiplying the Sonus pro forma combined per share amounts and book value by an assumed exchange ratio of 0.108 of a share of Sonus common stock for each share of TTI common stock. This exchange ratio assumes none of the business expansion and product development escrow release conditions are satisfied and all escrowed shares subject to indemnity claims by Sonus are released to the former TTI shareholders.

                         MARKET PRICE AND DIVIDEND DATA

SONUS MARKET PRICE DATA

    The following table reflects the range of the reported high and low sales prices of shares of Sonus' common stock on the Nasdaq Stock Market.


                                                               HIGH       LOW
                                                             --------   --------
YEAR ENDED DECEMBER 31, 2000:
Second quarter(1)..........................................   $56.65     $10.67
Third quarter..............................................   $93.67     $38.50
Fourth quarter.............................................   $49.00     $18.50
YEAR ENDED DECEMBER 31, 2001:
First quarter (through January 11, 2001)...................   $28.69     $20.75


------------------------

(1) Sonus' common stock began trading on the Nasdaq Stock Market on May 25, 2000.

    Sonus' common stock is listed on the Nasdaq Stock Market under the symbol "SONS". The common stock of Sonus has been listed on the Nasdaq Stock Market since May 25, 2000. Prior to May 25, 2000, the Sonus common stock was not publicly traded. The information set forth above reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

    On November 2, 2000, the last full trading day prior to the announcement of the merger, the closing price per share of Sonus common stock was approximately $40.88 as reported on the Nasdaq Stock Market. Based on the exchange ratio, the pro forma equivalent value of a share of TTI Class A and Class B common stock at the close of trading on November 2, 2000 was approximately $6.13, assuming all of the escrowed shares are issued to the former TTI shareholders.

    The following table presents information regarding the sales of Sonus common stock on November 2, 2000, which was the last full trading day prior to the public announcement of the proposed merger.

                                                      HIGH       LOW       CLOSE
                                                    --------   --------   --------
November 2, 2000..................................   $41.44     $37.00     $40.88

    Because the market price of Sonus common stock is subject to fluctuation, the market value of the shares of Sonus common stock that the TTI shareholders will receive in the merger may increase or decrease prior to and following the merger. We cannot predict what the future price for Sonus common stock will be, or if Sonus common stock will continue to be listed on the Nasdaq Stock Market.

TELECOM TECHNOLOGIES MARKET PRICE DATA

    Neither the TTI Class A nor Class B common stock is traded on any public securities market.

DIVIDEND DATA

    Neither Sonus nor TTI has ever paid any cash dividends on its common stock and Sonus does not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Sonus' board of directors.

                                  THE MEETING

THE TELECOM TECHNOLOGIES SPECIAL MEETING


    This proxy statement/prospectus is furnished in connection with the solicitation of proxies from TTI shareholders for use at the TTI special meeting. This proxy statement/prospectus is also furnished to TTI shareholders as a prospectus in connection with the issuance of Sonus shares in the merger. This proxy statement/prospectus and accompanying form of proxy are first being mailed to TTI shareholders on or about January 12, 2001.


    TIME AND PLACE; PURPOSES


    The special meeting will be held on January 17, 2001, at 10:00 a.m., at TTI's offices at 1701 N. Collins Blvd., Suite 3000, Richardson, Texas 75080. At that meeting, TTI shareholders will be asked to vote on the proposal to approve the merger agreement.


    RECORD DATE


    TTI has established the close of business on January 8, 2000, as the record date to determine the TTI shareholders entitled to vote at the special meeting. At the close of business on the record date, 77,777,780 shares of TTI Class A common stock were outstanding and entitled to vote at the special meeting, and were held by approximately 10 record holders. These TTI Class A shares constitute the only outstanding class of TTI voting securities. Each holder of a share of TTI Class A common stock is entitled to one vote on the merger agreement. Votes may be cast at the meeting in person or by proxy.


    QUORUM

    The presence at the special meeting, either in person or by proxy, of holders of a majority of the TTI Class A common shares outstanding on the record date is necessary to constitute a quorum to transact business at that meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

    Abstentions will be counted solely for the purpose of determining whether a quorum is present.

    VOTE REQUIRED

    Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the TTI Class A common shares outstanding on the record date. Failure to vote and abstentions will not be deemed to be cast either "FOR" or "AGAINST" approval of the merger agreement. Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding TTI Class A common shares, the failure to vote and abstentions will have the same effect as a vote "AGAINST" the merger agreement.

    TTI's directors, executive officers and affiliated entities owned, as of the record date, 77,777,780 shares of TTI Class A common stock, which represented 100% of the outstanding shares of TTI Class A common stock. As a condition to Sonus' willingness to enter into the merger agreement, a number of TTI shareholders have agreed to vote their shares "FOR" approval of the merger agreement. This voting agreement is described more fully under "The Voting Agreement." Because the TTI shareholders entering into this voting agreement hold in excess of two-thirds of the outstanding shares of TTI Class A common stock, we expect that the merger agreement will be approved at the special meeting.

    PROXIES

    TTI shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the merger agreement, and as determined by TTI's board of directors as to any other matter that may properly come before the special meeting. In the event that a quorum is not present at the time the special meeting is convened, TTI may postpone that meeting or may adjourn the meeting with or without a vote of shareholders. If TTI proposes to postpone or adjourn the special meeting by a vote of shareholders, the persons named in the enclosed form of proxy will vote all TTI shares for which they have voting authority in favor of a postponement or adjournment. However, those persons will not vote any TTI shares for which they have been instructed to vote against the approval of the merger agreement in favor of that postponement or adjournment.

    Any TTI shareholder that executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the secretary of TTI, by executing a later dated proxy, or by attending the TTI special meeting and voting in person.

    All written notices of revocation and other communications with respect to revocation of proxies should be addressed to telecom technologies, 1701 N. Collins Blvd., Suite 3000, Richardson, Texas 75080, Attention:
Secretary. A proxy appointment will not be revoked by death or incapacity of the TTI shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with TTI's secretary or other person responsible for tabulating votes on TTI's behalf.

    Your attendance at the special meeting will not by itself constitute revocation of your proxy--you must also vote in person at the special meeting.

    SOLICITATION OF PROXIES

    Sonus will pay all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus to TTI's stockholders and the filing fees related to the registration statement of which this proxy statement/prospectus forms a part.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Both Sonus and TTI have in the past from time to time considered potential business combinations that they believe are in their respective best interests and those of their respective stockholders. In each case, these reviews have been considered in light of each company's strategies toward strengthening and expanding the prospects for its business in the rapidly evolving new public network.

    Consistent with these past practices, in early August 2000, Rubin Gruber, Sonus' Chairman, and Michael G. Hluchyj, Sonus' Chief Technology Officer, approached Hamid Ansari, TTI's President, concerning the possibility of a strategic business combination involving Sonus and TTI. After discussing these proposals with Anousheh Ansari, TTI's Chairman and Chief Executive Officer, Mr. Ansari indicated to Messrs. Gruber and Ahmed that TTI was willing to consider such a proposal and that the parties should engage in further discussions to determine the strategic benefits of such a transaction.

    On September 15, 2000, Mr. Gruber and Stephen J. Nill, Sonus' Chief Financial Officer, had further discussions via teleconference with Ms. Ansari, Mr. Ansari and representatives of Goldman, Sachs, & Co., TTI's financial advisor, concerning the proposed transaction and a structure for that transaction. After this, Ms. Ansari and Mr. Ansari met with Messrs. Ahmed and Nill at Sonus' headquarters in Westford, Massachusetts.

    On September 20, 2000, Sonus held a regularly scheduled meeting of its board of directors. At the meeting, the board discussed the general concept of acquiring TTI, approved the general terms of the acquisition and authorized the officers of Sonus to continue negotiations with TTI.

    The parties agreed that the transaction would take the form of a stock-for-stock merger in which TTI would become a wholly-owned subsidiary of Sonus. It was also broadly agreed that the consideration in the merger would consist of an initial payment to TTI shareholders together with a subsequent payment, or "earn-out," in the event TTI was to meet specified business expansion and product development milestones following the merger, and that the structure of the transaction would be designed to ensure that the employees of TTI were retained following completion of the merger. Sonus also indicated that it would require various key TTI employees to enter into employment agreements.

    Around this time, Sonus began conducting financial, business and legal due diligence on TTI and TTI conducted similar due diligence on Sonus. These due diligence investigations included visits by Sonus personnel to TTI's offices in Richardson, Texas. On September 28, 2000, the parties, together with their various outside advisors, met near Sonus' headquarters to conduct due diligence and to further negotiate the terms of the proposed transaction.

    On October 2, 2000, TTI held a special meeting of its board of directors. At this meeting, Ms. Ansari and Mr. Ansari updated the board on the status of the negotiations with Sonus, and representatives of Goldman, Sachs and Wachtell, Lipton, Rosen & Katz, TTI's special outside legal counsel, reviewed for the board the material terms of the proposed transaction, as well as those points as to which agreement had not yet been reached. The board of directors instructed Ms. Ansari and Mr. Ansari to continue the negotiations and to report back to the board of directors. Thereafter, and continuing through the month of October 2000, the parties and their respective outside advisors continued to negotiate the terms of the transaction and the definitive documentation for it.

    TTI had another special meeting of its board of directors on October 20, 2000. Ms. Ansari and Mr. Ansari again updated the board on the status of the negotiations and noted the issues that remained unresolved. The board of directors again instructed Ms. Ansari and Mr. Ansari to continue the negotiations to resolve the remaining open issues. The parties held a series of conference calls during the week of October 23, 2000, and reached agreement on all of the material terms of the proposed transaction early in the week of October 30, 2000.

    On November 1, 2000, Sonus held a special meeting of its board of directors. At this meeting, Messrs. Gruber, Ahmed and Nill presented the terms for the proposed merger and status of the negotiations between the parties. Representatives of Robertson Stephens, the investment bankers engaged by the Company in connection with the merger, reviewed with the Board the summary of the transaction. The Board voted to approve the merger and authorized the Company to execute the merger agreement and the definitive agreements contemplated by the merger agreement.

    On November 1, 2000, TTI held a special meeting of its board of directors. At this meeting, Ms. Ansari and Mr. Ansari informed the board that they had reached agreement with Sonus on the material terms of the proposed transaction. Ms. Ansari and Mr. Ansari, and representatives of Goldman, Sachs and Wachtell, Lipton then answered questions of the board. Following this discussion, the board voted to unanimously approve the merger and the various definitive documents to be entered into by TTI in connection with the merger, including the voting agreement, the escrow agreements and the employment agreements, to be effective upon the consummation of the merger, between it and some of its employees and Sonus. In addition, the board of directors unanimously approved TTI's entering into an agreement among shareholders, which is intended to resolve various rights and obligations among some of TTI shareholders at the time the merger is completed.

    On November 2, 2000, each of the parties entered into the merger agreement, the various employees entered into the employment agreements and Ms. Ansari, Mr. Ansari and some of their affiliates, entities affiliated with MSD Capital L.P., shareholders of TTI, and Sonus entered into the voting agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS

    JOINT REASONS FOR THE MERGER

    The Sonus board of directors considered a number of factors in determining to approve the merger, and the TTI board of directors considered a number of factors in determining to recommend that TTI shareholders approve the merger agreement. The two companies believe that the merger will result in the following benefits to the combined company:

    - Coupling Sonus' core platform and softswitch capabilities with TTI's softswitch technology will enable the combined company to offer to its customers a broad range of network intelligence solutions for the new public network and a strong platform upon which to deliver high value-added services;

    - The combination of Sonus' high performance and scalable softswitch with TTI's softswitch capabilities which emphasize multi-vendor services and interoperability will further the combined company's effort to provide all of the network intelligence that service providers require to successfully deploy powerful end-to-end heterogeneous, next-generation networks;

    - Sonus will benefit from TTI's 207 employees, approximately two-thirds of whom are network engineers, which will augment Sonus' team of product development talent; and

    - The combined company will have operations at two of the leading locations for the telecommunications industry: Richardson's Telecom Corridor-TM- in Texas and the Rt. 495 belt in Massachusetts, which provide access to valuable pools of network engineers.

    SONUS' REASONS FOR THE MERGER

    In reaching its decision to approve the merger agreement, the Sonus board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. Among the factors considered by the Sonus board of directors were the following factors in favor of the merger:

    - the broadening of Sonus' product portfolio will strengthen its ability to compete in the rapidly evolving market for voice infrastructure products;

    - with 207 employees, approximately two-thirds of whom are network engineers, TTI will provide Sonus with a strong team of engineering and product development talent focused on advanced software solutions for the voice market;

    - Sonus will be able to leverage TTI's presence in Richardson's Telecom Corridor-TM- in Texas to further expand its engineering capability;

    - TTI's INIP Powered Partner Program, which promotes standards-based interoperability between dozens of application, softswitch and hardware vendors, will complement Sonus' Open Services Partner Alliance and thus augment Sonus' approach to serving customer needs;

    - TTI is conducting internal trials and laboratory tests of its INtelligentIP softswitch product with important potential customers, and its relationships with these prospects will assist Sonus in obtaining additional customers;

    - the complementary nature of the businesses and the anticipated improved stability of the companies' combined business as a result of the enhanced product offerings and fortified competitive position;

    - Sonus' belief that the high quality of TTI's products and services is consistent with Sonus' belief in quality service offerings; and

    - the belief that the synergy between Sonus and TTI will result in a more competitive combined enterprise.

The Sonus board also considered factors which weighed against the merger, including:

    - the potential negative effect that the public announcement of the merger could have on the market price of Sonus common stock;

    - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant increase in the market value of the Sonus' common stock, the value of the consideration to be received by TTI's shareholders would be increased;

    - the risk that TTI's products would not be successfully completed and integrated within the projected timetable and the risk that other benefits of the merger would not be achieved;

    - the risk that TTI's employees and management may terminate employment with the surviving company, as a result of the merger which will therefore reduce the probability that the merger will be successful; and

    - the risk that TTI's employees, especially its key management, would not be successfully integrated, which could reduce the value of the acquisition for Sonus and its stockholders.

    On balance, considering all of the foregoing factors and risks, the Sonus board of directors concluded that the terms of the merger are fair to, and in the best interests of, Sonus' stockholders, and the Sonus board of directors unanimously approved the merger and the merger agreement.

    The preceding discussion of information and factors considered by the Sonus board of directors is not intended to be exhaustive, but is believed to include material factors considered by

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the Sonus board of directors. The Sonus board of directors did not assign relative weight to, or quantify the importance of, the factors considered. Accordingly, individual members of the Sonus board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

    TTI'S REASONS FOR THE MERGER

    After careful consideration of the terms of the merger agreement and the merger as well as the other transaction agreements referred to in this proxy statement/prospectus, the TTI board of directors unanimously adopted a resolution recommending that the merger agreement be approved by TTI shareholders. The TTI board of directors believes that the merger is fair to, and in the best interests of TTI and its shareholders. In reaching its decision, the TTI board of directors considered a number of factors in addition to those listed under "Joint Reasons for the Merger," including, among others:

    - the current and anticipated market value of the consideration to be received by TTI shareholders in the merger is substantially greater than the current book value of TTI's assets and represents a substantial per share premium over the per share book value of TTI Class A and Class B common stock;

    - the opportunity that will be afforded by the merger to TTI shareholders to participate in the growth of the combined company;

    - the difficulty of maximizing the potential for TTI products within a small, privately-owned business;

    - the shares of Sonus common stock that TTI shareholders will receive in the merger are publicly traded and therefore provide substantially more liquidity than TTI Class A and Class B common stock which is not publicly-traded;

    - the combination with Sonus will create a larger company with greater financial and marketing resources, enabling the combined company to more effectively compete with those of its competitors who have substantially greater financial and other resources;

    - because TTI's and Sonus' technologies are complementary, significant research and development, marketing and other synergies could result from the combination of the two companies;

    - although several other potential acquirers had expressed interest in a transaction with TTI and both TTI and its advisors had held discussions with various parties regarding a possible transaction, the Sonus transaction and synergies compared favorably with the preliminary discussions held with other parties; and

    - the likelihood that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    In the course of its deliberations concerning the plan of merger and the merger, the TTI board of directors reviewed with its management and outside advisors a number of other factors that the TTI board of directors deemed relevant, including:

    - the TTI board of directors' familiarity with the business and prospects of TTI if it were to continue operations as a private independent company;

    - the strategic and financial alternatives available to TTI, including the risks and uncertainties of potential future financings, including an initial public offering; and

    - a review of the historical operating results of TTI and Sonus, and the projected operating results of the two companies, both individually and as a combined company.

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
    The TTI board of directors also identified and considered a number of potentially negative factors that could result from the merger, including, among others:

    - the potential negative effect that the public announcement of the merger could have on the market price of Sonus common stock;

    - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant decrease in the market value of Sonus common stock, the value of the consideration to be received in the merger would decrease;

    - the risk that the potential benefits sought in the merger, including the integration of TTI's products and services with those of Sonus, might not be fully realized, or realized within the contemplated timeframe;

    - the possibility that the merger might not be completed;

    - the possibility that all or a substantial portion of the merger consideration which is to be held in escrow will not be released to the former TTI shareholders if the relevant business expansion and product development escrow release conditions are not achieved;

    - the risk that the public announcement of the merger might have an adverse effect on TTI's relationship with current and potential customers;

    - the risk that key technical, marketing and management personnel of TTI might choose not to remain employed by the combined company following the merger;

    - the effects of the diversion of management resources to negotiate and complete the merger, including the preparation of this document and the integration of the two companies; and

    - the other risks associated with the merger and Sonus' business, including those described under "Risk Factors."

    The TTI board of directors determined that these risks were outweighed by the potential benefits resulting from the merger.

    The preceding discussion of TTI's reasons for merger and the other information and factors considered by the TTI board of directors highlights only the most material reasons, information and factors, and is not intended to be exhaustive. In view of the wide variety of information and factors considered by the TTI board of directors, the TTI board of directors did not find it practicable and did not quantify or otherwise assign relative weight or value to the specific information and factors set forth above in making its determination concerning the merger. In addition, different directors may have assigned different weight or value to different factors.

    AFTER CAREFUL CONSIDERATION OF THE TERMS OF THE MERGER AGREEMENT AND THE MERGER, THE TTI BOARD OF DIRECTORS UNANIMOUSLY ADOPTED A RESOLUTION RECOMMENDING THAT THE MERGER AGREEMENT BE APPROVED BY TTI SHAREHOLDERS. THE TTI BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF TTI AND ITS SHAREHOLDERS. IN CONSIDERING THE RECOMMENDATION OF THE TTI BOARD OF DIRECTORS, PLEASE CAREFULLY READ THE INFORMATION CONTAINED UNDER "INTERESTS OF DIRECTORS AND MANAGEMENT OF TTI IN THE MERGER" BELOW.

INTERESTS OF DIRECTORS AND MANAGEMENT OF TTI IN THE MERGER

    Some of the officers and directors of TTI may have interests in the merger that are different from, or that are in addition to, their interests as shareholders of TTI. These interests exist because of current employment agreements with TTI or their new employment agreements with Sonus, because of awards granted, or to be granted, to such individuals under TTI's 1998 Amended Equity Incentive Plan and the Sonus 2000 Retention Plan and for a number of other reasons that are described below.

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
EMPLOYMENT AGREEMENTS WITH TTI EXECUTIVES

    EMPLOYMENT AGREEMENT WITH ANOUSHEH ANSARI. In connection with entering into the merger agreement, Sonus and TTI entered into an employment agreement with Anousheh Ansari, currently the Chairman and Chief Executive Officer of TTI. The term of this employment agreement begins on the effective time of the merger and continues until January 1, 2003. Under this employment agreement, Ms. Ansari will be a Sonus senior executive with the title of General Manager and Vice President responsible for the division of Sonus conducting the business of TTI.

    During the employment period, Ms. Ansari will receive a minimum annual base salary of $150,000 per year, and an annual cash bonus to be determined on the same basis as Sonus determines annual bonuses, if any, for its other senior executives. In addition, as of the effective time of the merger, Sonus will grant Ms. Ansari a retention stock award of up to 750,000 shares of Sonus common stock under the Sonus 2000 Retention Plan, which is described under "Management of Sonus--Benefit Plans". Ms. Ansari will be entitled to participate in all employee benefit, welfare, performance, fringe benefit and other plans, practices, policies and programs applicable to senior executives of Sonus.

    In the event Sonus terminates Ms. Ansari's employment other than for cause or disability, or Ms. Ansari terminates her employment for good reason, Sonus will pay or Ms. Ansari will receive the following:

    - an immediate lump-sum payment equal to the sum of (1) Ms. Ansari's annual base salary earned through the date of termination; (2) any bonus amounts earned but unpaid with respect to a calendar year ending prior to the date of termination; and (3) any compensation previously deferred by Ms. Ansari, together with accrued interest thereon, in each case to the extent not already paid;

    - any additional severance amounts and benefits payable to senior executives of Sonus in accordance with Sonus' most favorable policies and procedures, or, if greater, an immediate lump-sum payment equal to Ms. Ansari's annual base salary for the remainder of the employment term; and

    - the retention stock award will immediately and fully vest and become free of restrictions without regard to the achievement of the business expansion and product development milestones under the Sonus 2000 Retention Plan, and any lock-up agreement with respect to shares of Sonus common stock to be entered into under the registration rights agreement described below will expire.

    Ms. Ansari has agreed that, in the event she terminates her employment on or before January 1, 2003 without good reason, or Sonus terminates her employment on or before January 1, 2003 for cause, she will make a payment to Sonus. This payment will be $35.0 million if her employment terminates on or prior to 18 months and one day following the effective time of the merger and will thereafter decline by $5.0 million per month. Any payment made by Hamid Ansari under the similar provision in his employment agreement is to be credited against any payment that may become due by Ms. Ansari.

    Under the terms of the employment agreement, Ms. Ansari has agreed that for the employment period and for an additional period ending on the later of
(1) two years after her termination of employment during the employment period and (2) four years from the effective time of the merger, she will not, directly or indirectly, compete with Sonus or TTI, or recruit, hire or solicit any employees of Sonus or TTI, other than Hamid Ansari. Ms. Ansari has also agreed not to disclose any confidential information of Sonus or TTI to any person other than employees of Sonus or TTI or use that information for any purpose other than the performance of her duties as an employee of Sonus or TTI.

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
    EMPLOYMENT AGREEMENT WITH HAMID ANSARI. In connection with entering into the merger agreement, Sonus and TTI entered into an employment agreement with Hamid Ansari, currently the President of TTI. The term of this new employment agreement begins on the effective time of the merger and continues until January 1, 2003.

    Under this employment agreement, Mr. Ansari will be a divisional vice president of Sonus. The remaining terms, including compensation, non-competition, termination payment and the grant of a retention stock award, of Mr. Ansari's employment agreement are substantially the same as the terms of Ms. Ansari's employment agreement.

    EMPLOYMENT AGREEMENTS WITH OTHER TTI EXECUTIVES. In connection with entering into the merger agreement, Sonus and TTI entered into employment agreements with eleven other TTI executives. For six of these executives, the term of these employment agreements begins on the effective time of the merger and lasts until the first anniversary of the consummation of the merger. For five of these executives, the term of these employment agreements begins on the effective time of the merger and lasts until the second anniversary of the consummation of the merger. For some of these executives the employment agreements replace their existing employment agreements with TTI. These agreements provide that the executives will receive an annual base salary during the employment period substantially similar to that currently received from TTI. In addition, as of the effective time of the merger, Sonus will grant each of these executives a retention stock award of shares of Sonus common stock under the Sonus 2000 Retention Plan, which is described below.

    In the event Sonus terminates the employment of any of these executives other than for cause or disability, or that the executive terminates employment for good reason, Sonus will pay or the executive will receive the following:

    - an immediate lump-sum payment equal to the sum of (1) his or her annual base salary earned through the date of termination; (2) any bonus amounts earned but unpaid with respect to a calendar year ending prior to the date of termination; and (3) any compensation previously deferred by that executive, together with accrued interest thereon, in each case to the extent not already paid;

    - any additional severance amounts and benefits payable to similarly situated employees of Sonus in accordance with Sonus' policies and procedures of general application to similarly situated employees, or, if greater, an immediate lump-sum payment equal to that executive's annual base salary for the remainder of the employment term; and

    - executive's retention stock award will immediately and fully vest and become free of restrictions without regard to the achievement of the business expansion and product development escrow release conditions to which awards under the Sonus 2000 Retention Plan are subject, and any lock-up agreement with respect to shares of Sonus common stock entered into by that executive will expire.

    Under the terms of the employment agreement, each executive has agreed that for the employment period and for an additional period ending on the later of
(1) one year after the termination of his/her employment during the employment period and (2) one year, or two years in the case of executives whose employment period is two years, from the effective time of the merger, the executive will not, directly or indirectly, compete with Sonus or TTI or recruit, hire or solicit any employees of Sonus or TTI. Each executive has also agreed not to disclose any confidential information of Sonus or TTI to any person other than employees of Sonus or TTI or use that information for any purpose other than the performance of duties as an employee of Sonus or TTI.

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
EFFECTIVE TIME OF THE MERGER

    The merger will occur as soon as reasonably practicable after receipt of approval of the TTI shareholders so long as the other conditions set forth in the merger agreement are either waived or satisfied. The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Texas or on such later date and time as may be specified in the articles of merger. The time at which the merger becomes effective is referred to in this proxy statement/prospectus as the "effective time of the merger."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated United States federal income tax consequences of the merger generally applicable to TTI shareholders who hold their shares of TTI as a capital asset and TTI option holders. The summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued under the Internal Revenue Code, and administrative pronouncements and court decisions in effect as of the date of this proxy statement/ prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the United States federal income tax consequences of the merger and, in particular, may not address considerations applicable to TTI shareholders who are subject to special treatment under United States federal income tax law. TTI shareholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of TTI Class A and Class B common stock pursuant to the exercise of a stock option or otherwise as compensation, and shareholders who hold TTI Class A and Class B common stock as part of a "hedge," "straddle" or "conversion transaction." In addition, no information is provided in this proxy statement/prospectus with respect to the tax consequences of the merger under any foreign, state or local laws.

    ALL TTI SHAREHOLDERS AND OPTION HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    In connection with the filing of the registration statement of which this proxy statement/ prospectus is a part, Wachtell, Lipton, Rosen & Katz, special outside legal counsel to TTI, has delivered to TTI an opinion dated on or about the date of this proxy statement/prospectus to the effect that (i) the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) no gain or loss will be recognized by shareholders of TTI who exchange all of their TTI Class A and Class B common stock for Sonus common stock pursuant to the merger, except with respect to cash, if any, received instead of a fractional share interest in Sonus common stock. Counsel to TTI has rendered its opinion on the basis of certain assumptions and representations described in such opinion.

    Assuming that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences are as follows:

    - no gain or loss will be recognized, as a result of the merger, by Sonus, by the wholly-owned subsidiary of Sonus that will merge into TTI, or by TTI;

    - TTI shareholders who exchange all of their TTI Class A and Class B common stock solely for Sonus common stock pursuant to the merger will not recognize any gain or loss as a result of that exchange, except with respect to cash received instead of a fractional share interest in Sonus common stock;

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
    - the aggregate tax basis of the shares of Sonus common stock received by a TTI shareholder, including a fractional share deemed received and redeemed as described below, will equal the aggregate tax basis of the shares of TTI Class A and Class B common stock surrendered in exchange for that Sonus common stock;

    - the holding period of the shares of Sonus common stock received by a TTI shareholder in the merger, including a fractional share deemed received and redeemed as described below, will include the shareholder's holding period in the TTI Class A and Class B common stock surrendered in exchange for that Sonus common stock; and

    - a TTI shareholder who receives cash in lieu of a fractional share interest in Sonus common stock will be treated as having received a fractional share interest in Sonus common stock that is immediately redeemed by Sonus for such cash, and generally will recognize a capital gain or loss equal to the difference, if any, between the amount of cash received and the portion of the tax basis of the shares of TTI Class A and Class B common stock allocable to that fractional share interest. Any such capital gain or loss will be a long-term capital gain or loss if the TTI shareholder's holding period in the fractional share interest, determined as described above, is more than one year at the effective time of the merger.

    TTI will not be obligated to complete the merger unless it receives a further opinion of Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to substantially the same effect as the opinion delivered by Wachtell, Lipton, Rosen & Katz in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, as described above. In rendering its opinion, Wachtell, Lipton, Rosen and Katz will be entitled to require and rely upon reasonable and customary representations contained in certificates of the officers of TTI, Sonus and the wholly-owned subsidiary of Sonus that will merge into TTI.

    Holders of TTI options generally will not recognize any income or gain from Sonus' assumption of their options in connection with the merger. Instead, Sonus and TTI generally expect such option holders will continue to recognize taxable income only as such options are exercised, in amounts based on the then current value of the shares, reduced by the applicable option exercise prices. However, option holders exercising their options before the indemnity escrow and business expansion and product development milestones are resolved are not expected to be taxed on the shares under their options which are subject to those conditions until, and at amounts determined based on values when, those conditions are satisfied and the shares are delivered, if ever.

    THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS ALL CATEGORIES OF SHAREHOLDERS, AND IT DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, THIS SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, THE INDIVIDUAL CIRCUMSTANCES OF SHAREHOLDERS. SHAREHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS TO DETERMINE THEIR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles, with Sonus acquiring TTI. After the completion of the merger, the results of operations of TTI will be included in the consolidated financial statements of Sonus from the date of the merger. Under the purchase method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of net

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tangible assets and identifiable intangible assets acquired is classified as goodwill and other intangible assets, including in-process research and development. Goodwill and other intangibles will be amortized by charges to operations over their estimated useful lives of three to four years and in-process research and development will be charged to operations at the time of closing in accordance with United States generally accepted accounting principles. Sonus will also record stock-based compensation for the fair market value of the awards under the Sonus 2000 Retention Plan over the approximate two year vesting period of the shares. The amount of charges for stock-based compensation, in-process research and development and amortization of goodwill and other intangibles will be significant and will therefore have a material negative impact on Sonus' future operating results.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, the merger cannot be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Sonus and TTI filed notification and report forms with the Federal Trade Commission and the Antitrust Division on November 16, 2000. The required waiting period under the Act expired December 16, 2000, allowing the parties to move forward towards completion of the merger. At any time before or after consummation of the merger, the Antitrust Division or the Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of particular assets of Sonus or TTI. Private parties also may seek to take legal action under the antitrust laws. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. We cannot assure you that a challenge to the merger will not be made or, if such challenge is made, that Sonus and TTI will prevail.

LISTING OF SHARES OF SONUS COMMON STOCK ON THE NASDAQ STOCK MARKET

    When required to do so, Sonus will file a listing application with the Nasdaq Stock Market to try to cause the shares of Sonus common stock that are to be issued in the merger, and upon exercise of options, to be listed for trading on the Nasdaq Stock Market.

APPRAISAL RIGHTS

    Under the Texas Business Corporation Act, a shareholder is entitled to dissent from and obtain the appraised value of his shares in connection with any plan of merger or exchange or disposition of all or substantially all of the corporation's assets if a shareholder vote on the action is required by Texas law and the shareholder has shares of a class that is entitled to vote on that transaction. Accordingly, holders of TTI Class B common stock are not entitled to dissenters' rights of appraisal in connection with the merger, while holders of TTI Class A common stock are, provided that they voted against the merger agreement and the merger at the special meeting of TTI's shareholders and otherwise comply with the procedures described below.

    Holders of Sonus common stock and options are not entitled to appraisal rights in connection with the merger. This proxy statement/prospectus is being sent to all holders of record of TTI common stock as of the record date for the TTI special meeting and constitutes notice of appraisal rights under the Texas Business Corporation Act. The statutory appraisal rights granted by the Texas Business Corporation Act are complex and require strict compliance with the procedures described below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights.

    THE FOLLOWING SUMMARY OF THE APPRAISAL RIGHTS GRANTED BY SECTIONS 5.11 AND
5.12 OF THE TEXAS BUSINESS CORPORATION ACT IS NOT COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS

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
5.11 AND 5.12, WHICH, TOGETHER WITH ANY AMENDMENTS AFTER THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. COPIES ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C.

    Holders of TTI Class A common stock may exercise their dissenters' rights by filing with TTI a written objection to the merger prior to the special meeting. This written objection must include the shareholder's address and state that the shareholder's right to dissent will be exercised if the merger is approved and completed. Furthermore, the dissenting shareholder must not vote in favor of the action at the meeting whether in person or by proxy. Within 10 days of receiving notice from TTI that the merger has become effective, the shareholder must make written demand for payment of fair value for his shares. The demand shall state the number and class of shares owned by the shareholder and the shareholder's estimate of the fair value of his shares. If the shareholder fails to make demand within this 10 day period, he will be bound by the merger and will forfeit his appraisal rights. In addition, if the shareholder's shares are represented by certificates, the shareholder must submit these certificates to TTI within 20 days of his demand request. Again, failure to do so generally will terminate the shareholder's appraisal rights.

    Within 20 days of receipt of the shareholder's demand request, TTI will respond by either (1) accepting the amount claimed by the shareholder as fair value for his shares and agreeing to pay this amount within 90 days after the effective time of the merger or (2) providing an alternate estimate of the fair value of the shareholder's shares and offering to pay that amount within 90 days after the effective time of the merger.

    If, within 60 days after the effective time of the merger, the shareholder and TTI cannot agree on the fair value of the shareholder's shares, either party may file a petition with a court of competent jurisdiction in the county in which the principal office of the corporation is located requesting a determination of the fair value of the shareholder's shares. After determining whether the shareholder has complied with the requisite procedures for exercising his or her demand rights, the court will appoint appraisers to determine the fair value of the shares. The appraisers will then examine the books and records of the corporation as necessary to determine the value of the shares and file their report with the court. Upon receipt of the appraiser's report, the court shall hold a hearing to fix the fair value of the shares and direct payment of that amount plus interest, which shall begin to accrue
91 days after the merger became effective and end on the date of judgment.

    Absent allegations of fraud, appraisal rights are the dissenting shareholder's only remedy. Except for payment of the fair value of their shares, Class A shareholders demanding appraisal rights will have no further rights as shareholders of TTI. However, shareholders generally may withdraw their demand request until payment is made, thereby retaining their rights as shareholders.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT, ANY TTI SHAREHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT AN INDEPENDENT LEGAL ADVISOR.

RESALE RESTRICTIONS

    Sonus common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any TTI shareholder who may be deemed to be an "affiliate" of TTI or Sonus for purposes of Rule 145 under the Securities Act. This proxy statement/prospectus does not cover resales of Sonus common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale. Some affiliates of TTI have been granted registration rights for the shares of Sonus common stock issued to them in the merger. See "The Merger Agreement--Additional Agreements; Registration Rights."

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                              THE MERGER AGREEMENT

    IN THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS, WE DESCRIBE THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. WE HAVE ATTACHED A COPY OF THE MERGER AGREEMENT AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATE THE MERGER AGREEMENT IN ITS ENTIRETY INTO THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE. THE SUMMARY OF THE MERGER AGREEMENT WE PROVIDE BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT FOR A COMPLETE UNDERSTANDING OF ITS TERMS.

THE MERGER

    Following the approval of the merger agreement and the merger by the shareholders of TTI and the satisfaction or waiver of the other conditions to the merger, Storm Merger Sub, Inc., a wholly-owned subsidiary of Sonus, will be merged with and into TTI. TTI, the surviving corporation, will become a wholly-owned subsidiary of Sonus, and all outstanding shares of TTI Class A and Class B common stock will be converted into shares of Sonus common stock. If all conditions to the merger are either satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of the Articles of Merger with the Secretary of State of the State of Texas and the issuance by the Secretary of State of the State of Texas of a certificate of merger. It is expected that the effective time of the merger will take place shortly after the satisfaction or waiver of all of the conditions to the merger, which is expected to be no later than the first quarter of 2001.

BOARD OF DIRECTORS AND ARTICLES OF INCORPORATION

    In connection with the merger, the directors of the Merger Sub will be appointed to the board of directors of the surviving corporation. The Articles of Incorporation of Storm Merger Sub will become those of the surviving corporation.

CONVERSION OF SECURITIES

    At the effective time of the merger, an aggregate of up to 15,000,000 shares of Sonus common stock will be issued for all of the outstanding shares of TTI Class A and Class B common stock. Accordingly, up to 0.15 shares of Sonus common stock will be issued with respect to each share of TTI common stock, as follows:


    - At the closing of the merger, 9,600,000 shares of Sonus common stock will be issued, with the TTI shareholders receiving 0.096 shares of Sonus common stock with respect to each share of TTI common stock;


    - If specific business expansion and product development milestones are met by TTI at specific times prior to December 31, 2002, up to an aggregate of 4,200,000 additional shares of Sonus common stock will be released from escrow, and the former TTI shareholders will receive up to an additional
      0.042 shares of Sonus common stock with respect to each share of TTI common stock they held at the closing; and

    - Finally, if Sonus does not make any successful claims for indemnification prior to the first anniversary of the closing of the merger relating to TTI's representations, warranties and covenants under the merger agreement, an aggregate of 1,200,000 additional shares of Sonus common stock will be released from escrow, and the former TTI shareholders will receive an additional 0.012 shares of Sonus common stock with respect to each share of TTI common stock they held at the closing.

    If a stock split, reverse split, stock dividend, reorganization, recapitalization or similar transaction relating to either the Sonus common stock or the TTI Class A and Class B common stock takes place before the effective time of the merger, the exchange ratio described above will

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
be adjusted accordingly. After the effective time, holders of TTI stock will cease to be, and have no rights as, shareholders of TTI, and will have only the rights to receive shares of Sonus common stock, and all stock certificates representing shares of TTI Class A and Class B common stock will thereafter represent only the shares of Sonus common stock into which they have been converted. For a discussion of the treatment of option shares, please see the section entitled "Treatment of TTI Options" below.

    Sonus will not issue fractional shares. Instead of receiving fractional shares, shareholders will receive a cash payment as described below.

EXCHANGE OF SHARES

    SURRENDER OF SHARES OF TELECOM TECHNOLOGIES CLASS A AND CLASS B COMMON STOCK

    Sonus will retain the services of American Stock Transfer and Trust Company to act as exchange agent to facilitate the exchange of shares. When a TTI shareholder surrenders share certificates to the exchange agent, the shareholder will be entitled to receive a certificate for a number of whole shares of Sonus common stock to be issued at the closing in respect of shares of TTI Class A and Class B common stock surrendered, plus cash in lieu of fractional shares.

    DISSENTING SHARES

    Each share of TTI Class A common stock that was held by a shareholder exercising appraisal rights will be converted into the right to receive the fair value of those shares in accordance with the Texas Business Corporations Act and not the shares of Sonus common stock otherwise issuable in the merger.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    No dividends or distributions declared or made after the effective time of the merger with respect to shares of Sonus common stock will be paid to the holder of any unsurrendered certificate with respect to shares of TTI Class A and Class B common stock and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders the TTI stock certificate as provided above.

    NO FURTHER OWNERSHIP RIGHTS IN TTI CLASS A AND CLASS B COMMON STOCK

    Shares of Sonus common stock issued upon the surrender of certificates for TTI Class A and Class B common stock and cash in lieu of fractional shares will be in full satisfaction of all rights to such TTI Class A and Class B common stock. The stock transfer books of TTI will close upon the consummation of the merger and no further transfers of TTI stock will take place. After the merger, TTI certificates surrendered in accordance with the merger agreement will be canceled and exchanged for shares of Sonus common stock.

    FRACTIONAL SHARES.

    Sonus will not issue any fractional shares. Instead of fractional shares, TTI shareholders will receive cash equal to the product of the same fraction multiplied by the price per Sonus share on the date of the effective time of the merger.

TREATMENT OF TTI OPTIONS

    Under the terms of the merger agreement, Sonus will assume all TTI stock options outstanding at the time the merger is completed. Each option to purchase shares of TTI Class B common stock will become an option to purchase a number of shares of Sonus common stock equal to the

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
shares of Sonus common stock that holder would have received in the merger had that holder exercised that option immediately prior to the merger. For example, an option to purchase one share of TTI Class B common stock would be converted into an option to purchase 0.15 shares of Sonus common stock with the exercise price being adjusted accordingly in order to preserve the value of the option. However, similarly to shareholders exchanging TTI Class A and Class B common stock in the merger, on exercising an option the holder will not have the option to receive all 0.15 of a share immediately. Rather, at any given time following completion of the merger, the holder of the option will only have (1) the right to immediately receive that portion of a share of Sonus common stock the holder would have received as of that time had the holder held a share of TTI Class A and Class B common stock at the effective time of the merger, and (2) the right to receive, in the event the specified escrow release conditions are satisfied, that portion of a share of Sonus common stock that a holder of a share of TTI Class B common stock at the effective time of the merger subsequently becomes entitled to receive when those conditions are satisfied.

    For example, assume an option to purchase 100 shares of TTI Class B common stock with an aggregate exercise price of $100, or $1.00 per share. In the merger, this option would be converted into the right to purchase up to an aggregate of 15 shares of Sonus common stock, with the aggregate exercise price for this option remaining $100. However, if the holder of that option fully exercises the option and pays the $100 exercise price prior to the time that any shares of Sonus common stock are released from escrow because TTI has not satisfied any of the business expansion and product development escrow release conditions and because TTI's indemnity obligations to Sonus have not expired, that holder will be entitled to receive upon exercise 9 shares of Sonus common stock. In addition, at such time as additional shares of Sonus common stock are released from escrow either because TTI satisfies any of the business expansion and product development escrow release conditions or because TTI indemnity obligations to Sonus have lapsed, that holder will be entitled to receive, as will each other former holder of TTI Class A and Class B common stock, a PRO RATA portion of those shares, up to an additional 6 shares of Sonus common stock.

    Under an agreement entered into by Anousheh and Hamid Ansari and other shareholders of TTI in 1997, the Ansaris agreed to transfer to TTI from time to time a number of shares of TTI Class B common stock equal to the number of shares of TTI Class B common stock issued upon the exercise of any options in exchange for the option exercise proceeds. In continuation of this agreement after the effective time of the merger, the Ansaris have agreed, from time to time, to transfer to Sonus a number of shares of Sonus common stock received by them in the merger equal to the number of shares of Sonus common stock issued upon exercise of the TTI stock options assumed by Sonus in exchange for the option exercise proceeds. As a result of this agreement, the aggregate number of shares of Sonus common stock that will be issued in connection with the merger will not increase as the TTI stock options assumed by Sonus in the merger are exercised.

    Except as provided above, each TTI stock option will remain subject to the same terms and conditions as were applicable to the option immediately before the effective time. Sonus will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 covering the issuance of all of the shares of Sonus common stock issuable upon exercise of TTI stock options.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, TTI and Sonus have each made a number of representations and warranties about their businesses, financial condition, structure and other facts pertinent to the merger. Sonus and TTI have each made representations regarding the following matters to each other:

    - its corporate organization and authority to own its assets and conduct its business;

    - its authorized and outstanding capital stock;

    - its authority to enter into the merger agreement, the enforceability of the merger agreement against it, the absence of required consents, licenses, permits, orders and authorizations from governmental authorities relating to the merger agreement and the absence of conflict between the requirements of the merger agreement and its obligations under its organizational documents, law or contracts;

    - the absence of undisclosed material liabilities;

    - the filing of tax returns and payment of taxes;

    - its intellectual property matters;

    - its material contracts;

    - the absence of litigation that could materially harm it;

    - its compliance with applicable laws, regulations and other contracts or agreements;

    - regulatory matters relating to it;

    - safety and environmental matters;

    - its relationships with its suppliers and customers;

    - the absence of any fact or circumstance likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

    - the absence of registration rights granted to third parties;

    - the accuracy of information supplied by it in connection with this proxy statement/prospectus and the registration statement of which it is a part; and

    - its relationships with brokers in connection with the merger agreement.

TTI has made additional representations and warranties relating to the following:

    - its subsidiaries and the absence of any undisclosed subsidiaries;

    - its qualification and good standing;

    - the absence of specified changes in its business;

    - the sound preparation and reflective character of its financial statements;

    - the sufficiency of its assets and properties to conduct its business, and its title to such assets and properties;

    - its leased real property;

    - the lack of undisclosed material indebtedness;

    - any potential conflicts of interest relating to its business;

    - its compliance with employment regulation;

    - its accounts receivable and payable;

    - its insurance coverage;

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
    - matters regarding its employees;

    - the accuracy of its minute books;

    - its employee benefit plans; and

    - the approval of the Sonus 2000 Retention Plan by at least 75% of TTI's shareholders.

COVENANTS

    SONUS' COVENANTS

    - The certificate of incorporation and by-laws of Sonus will contain provisions with respect to indemnification and elimination of liability for monetary damages for directors, officers, employees, and agents of TTI, which provisions will not be amended, repealed, or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who, at the effective time of the merger, were directors, officers, employees, or agents of TTI;

    - After the effective time of the merger, Sonus will, to the fullest extent permitted under applicable law or under its Articles of Incorporation or by-laws, indemnify and hold harmless, each present or former director or officer of TTI or any of its subsidiaries and his or her heirs, executors and assigns against any costs or expenses, including attorneys' fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director, officer, employee or agent of TTI occurring prior to the effective time of the merger, including actions or omissions relating to the merger, for a period of six years;

    - For a period of six years after the effective time of the merger, Sonus will maintain in effect, the current policies of directors' and officers' liability insurance covering those persons who are currently covered by TTI's directors, officers and company liability insurance policies or substitute therefor policies on terms comparable to those applicable to the current directors of TTI; however in no event will Sonus be required to expend per year an amount in excess of one and one-half times the annual premium currently paid by Sonus for its directors and officers' liability insurance coverage;

    - Sonus will advance reasonably incurred fees and expenses incurred in connection with indemnification described above;

    - Sonus will, prior to the earlier of either the full satisfaction of the escrow release conditions and escrowed shares or December 31, 2002, allow Anousheh Ansari or Hamid Ansari as her successor to have discretion in managing the day-to-day business of the surviving corporation, including making personnel decisions, subject to Sonus' employment agreements, determining pricing structures, determining the location of TTI's headquarters and the like. Specific powers not granted include: disposition of material assets, changes in accounting procedures, acquiring assets in excess of $500,000, acquiring any interest in another person, incurring any indebtedness beyond trade credit in the ordinary course, and establishing any policies contrary to Sonus' corporate-wide policies as a public company;

    - During the period between the closing and December 31, 2002, Sonus will fund and assist the surviving corporation's operations relating to TTI's INtelligentIP softswitch technology in accordance with reasonable budgets;

    - During the period between the closing and December 31, 2002, Sonus will honor TTI's employee benefit plans or offer comparable and no less favorable benefit plans;

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
    - Sonus will promptly prepare and submit to the NASD an application to have the shares of Sonus common stock to be issued in the merger approved for listing on the Nasdaq Stock Market; and

    - Sonus will adopt the Sonus 2000 Retention Plan and make the scheduled awards thereunder.

    TELECOM TECHNOLOGIES' COVENANTS

    - TTI will carry on its business in the ordinary course;

    - TTI may not increase compensation payable to its officers or employees, increase any bonus, compensation, pension or other plan for the benefit of any directors, officers or employees outside of the ordinary course of business;

    - TTI will not enter into any contract or other transactions outside the ordinary course;

    - TTI will not purchase, lease, license, acquire any interest, or dispose of any interest in, any capital asset(s) (1) other than in the ordinary course of business, or (2) having a market value in excess of $50,000 in any instance, or in excess of $250,000 in the aggregate;

    - TTI will not establish any subsidiaries nor will it make an investment in any subsidiary;

    - TTI will maintain all its insurance policies currently in place;

    - TTI will not take or omit to take any action, or permit any action or omission to act, that would cause a default under or a material breach of any of its material contracts, commitments, or obligations;

    - TTI will not, and will use its best efforts to cause its employees, directors, or representatives to not, directly or indirectly negotiate for, solicit, initiate, or enter into any agreement or understanding with respect to any, merger, consolidation, business combination, purchase, asset sale, stock issuance or similar transaction, or discuss or negotiate any such transaction, with any third party; however, unsolicited offers may by relayed to the shareholders as required by fiduciary duty;

    - TTI will hold a shareholders' meeting as soon as practicable after the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, to obtain shareholder approval of the merger;

    - TTI will cooperate in the orderly transition of TTI's 401(k) plan to a new 401(k) plan maintained by Sonus or, if necessary, the termination of such plan;

    - TTI will take any action necessary to cause the acceleration of vesting of all TTI stock options held by non-employees, immediately prior to the consummation of the merger; and

    - TTI will, until the consummation of the merger and while the plan remains in effect, issue TTI stock options under its 1998 Amended Equity Incentive Plan to all employees entitled to them, and grant stock options, under TTI's DASH and related programs, to the extent that all contingencies relating to such grants have been satisfied prior to the merger.

    - TTI will not declare or pay dividends on or make any other distributions in respect of any of its capital stock;

    - TTI will not issue any shares of its capital stock or other securities, including any options, warrants, or other rights to acquire shares of its capital stock, other than for specified purposes;

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
    - TTI will not enter into any contract, commitment, or transaction, with any of its affiliates, other than in the usual and ordinary course of business and consistent with its normal past business practices; and

    - TTI will use its reasonable best efforts to preserve its business organization intact, to keep available its present officers and key employees and consultants, and to preserve its present business relationships with its suppliers and customers and others having business relationships with it.

    MUTUAL COVENANTS

    TTI and Sonus have each agreed that from and after the date of the merger agreement and until the consummation of the merger:

    - they will use their reasonable best efforts to cause the satisfaction of all conditions precedent;

    - they will use their reasonable best efforts to take all actions necessary to effect the merger;

    - they will make all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and cooperate in seeking early termination of the waiting period thereunder;

    - they will grant each other full access to each other's property, records, and documents as a reasonable investigation may require, and any information obtained by way of such investigation will remain confidential;

    - they will cooperate in the preparation and filing of a registration statement on Form S-4 with the Securities and Exchange Commission and Sonus will use its reasonable best efforts to cause such registration statement to be declared effective, and to obtain all needed approvals under state securities laws;

    - they will not take or cause or permit any action that would disqualify the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and will report the transaction as such on their tax returns;

    - they will consult with each other before issuing any press releases or making public statements with respect to the merger;

    - they will supplement and correct as necessary their respective disclosure schedules to the merger agreement;

    - they will promptly advise each other in writing of any material adverse change with respect to themselves; and

    - they will use their reasonable best efforts to obtain all required consents and approvals of third parties.

ADDITIONAL AGREEMENTS

    RETENTION PLAN

    In connection with the merger, Sonus will establish the Sonus 2000 Retention Plan. For more details concerning the Retention Plan, see the section "Management of Sonus--Benefit Plans" contained elsewhere in this proxy statement/prospectus.

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
    REGISTRATION RIGHTS

    Upon the effective date of the merger, Sonus will enter into a registration rights agreement with the holders of TTI Class A common stock. These holders include Anousheh Ansari, Hamid Ansari, and Michael B. Yanney, each of whom is a director of TTI, and some of its affiliates, as well as affiliates of John C. Phelan and Leslie Alexander, each of whom is also a director of TTI. In the registration rights agreement, Sonus generally agrees to use its reasonable best efforts to cause the shares of Sonus common stock held by such holders of TTI Class A and Class B common stock to be registered for sale under any registration statement that Sonus proposes to file from time to time whether on its behalf or on behalf of other of its shareholders. Subject to specified exceptions, each holder will agree in the registration rights agreement, if requested within 180 days of the effective time of the merger by Sonus and the managing underwriter of an offering of Sonus common stock under a registration statement, not to sell publicly or otherwise transfer or dispose of any shares of Sonus common stock held by that holder for a period of time not to exceed
90 days following the effective date of that registration statement.

    ESCROW AGREEMENTS

    In connection with the merger, the parties have agreed that an aggregate of 5,400,000 shares of Sonus common stock the TTI shareholders would otherwise receive in connection with the merger will be placed into an escrow account. An aggregate of 1,200,000 of the escrow shares may be subject to claims made by Sonus for indemnification under the merger agreement, and an aggregate of 4,200,000 shares will be held in escrow pending satisfaction of specified business expansion and product development milestones by TTI through December 31, 2002. For a detailed description of the escrow agreement, please see the section entitled "The Escrow Agreements" contained elsewhere in this proxy statement/prospectus.

    In addition, Sonus and Ms. Ansari have also agreed to enter into an escrow agreement under which Ms. Ansari will agree to deposit shares of Sonus common stock she would otherwise receive in the merger into escrow to fund the exercise of TTI stock options assumed by Sonus. These escrowed shares will be delivered to Sonus at such time as the TTI options assumed by Sonus in the merger are exercised, and Ms. Ansari will receive the exercise price received by Sonus upon exercise of those options. For a detailed description of this option escrow agreement, please see "The Escrow Agreements--Option Plan Escrow" contained elsewhere in this proxy statement/ prospectus.

    VOTING AGREEMENT

    Sonus and holders of in excess of two-thirds of the outstanding shares of TTI voting stock have entered into a voting agreement, wherein these TTI shareholders have agreed to vote their shares in favor of the merger at the special meeting. For more details concerning the voting agreement, see the section entitled "The Voting Agreement" contained elsewhere in this proxy statement/ prospectus.

    EMPLOYMENT AGREEMENTS

    In connection with the merger, 13 employees of TTI have entered into employment agreements with TTI and Sonus. For a detailed description of these employment agreements, please see "Interests of TTI Officers and Directors in the Merger" contained elsewhere in this proxy statement/ prospectus.

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
CONDITIONS

    Neither Sonus nor TTI will be obligated to complete the merger unless specified conditions are satisfied or waived, including the following:

    - no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the merger, will be in effect, and no petition or request by any governmental authority for any such injunction or other order will be pending;

    - holders of the requisite majority of TTI Class A common stock must have approved the merger agreement;

    - all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity must have been filed, been obtained or occurred;

    - the shares of Sonus common stock issuable to TTI shareholders in the merger will have been approved for quotation on the Nasdaq Stock Market;

    - the registration statement, of which this proxy statement/prospectus is a part, must have become effective and must not be the subject of a stop order or proceeding seeking a stop order;

    - all parties must have entered into the registration rights agreement; and

    - all parties must have entered into the escrow agreements.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TELECOM TECHNOLOGIES

    The obligation of TTI to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Sonus contained in the merger agreement must be true and correct when made and on the closing date;

    - Sonus and merger sub must have performed in all material respects all of their obligations under the merger agreement;


    - there must have been no material adverse effect on the business, financial condition and results of operations of Sonus, however, a decline in the market price of Sonus common stock is not considered to have a material adverse effect for this purpose;


    - TTI will have received a written opinion of its special outside legal counsel, Wachtell, Lipton, Rosen & Katz, dated as of the closing date to the effect that in such counsel's opinion, the merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code and will not result in a gain or loss, except with respect to cash received in lieu of fractional shares, being recognized by those TTI shareholders who exchange all of their TTI stock for Sonus stock; and

    - Sonus must have entered into the Sonus 2000 Retention Plan and issued award agreements thereunder.

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
ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SONUS

    The obligations of Sonus and its wholly-owned subsidiary to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

    - TTI's representations and warranties contained in the merger agreement must be true and correct when made and on the closing date;

    - TTI must have performed in all material respects all of its obligations under the merger agreement;

    - there must not have been a material adverse effect on the business, financial condition and results of operations of TTI;

    - holders of no more than 0.25% of the issued and outstanding common stock of TTI will have elected to, or have contingent rights to, exercise dissenters rights under the Texas Business Corporation Act; and

    - TTI principal executive officer and its principal financial officer will have executed and delivered a certificate describing TTI's capitalization as of the closing to Sonus, and this certificate will be deemed a representation and warranty of TTI.

SHAREHOLDER REPRESENTATIVES

    By approving the merger agreement, TTI and TTI's shareholders will appoint Anousheh Ansari and John C. Phelan as their shareholder representatives, granting them powers as the respective agents and attorneys-in-fact of TTI's shareholders for particular purposes, including for purposes of enforcing the escrow agreements.

INDEMNIFICATION

    After the effective time of the merger, Sonus will indemnify, defend and hold harmless TTI's shareholders and each of their respective directors, officers, employees, representatives, and other affiliates, from all damages related to any breach by Sonus of any representation, warranty, covenant, agreement, obligation, or undertaking made by Sonus in the merger agreement or any other agreement, instrument, certificate, or other document delivered by Sonus in connection with the merger agreement, or any other transactions contemplated therein. The shareholder representatives will have the ability to enforce these provisions on behalf of the shareholders of TTI.

    After the effective time of the merger, TTI will indemnify, defend and hold harmless Sonus' stockholders and each of their respective directors, officers, employees, representatives, and other affiliates, from all damages related to any breach by TTI of any representation, warranty, covenant, agreement, obligation, or undertaking made by TTI in the merger agreement or any other agreement, instrument, certificate, or other document delivered by TTI in connection with the merger agreement, or any other transactions contemplated therein. Sonus will have the ability to enforce these provisions solely pursuant to the terms of the escrow agreement and will have no other recourse against the former shareholders of TTI.

    No party will be entitled to indemnification until the aggregate amount of damages suffered by such party exceeds $1,000,000, and the maximum liability of the parties from time to time will not exceed the value of the indemnity shares identified in the contingency escrow agreement. The liability for indemnification as described above expires one year after the effective time of the merger, except when the claim involves a breach by TTI of tax warranties, in which case liability expires when the applicable statute of limitations has run, or in the case of a breach of certain representations and warranties relating to TTI's intellectual property and its capitalization at closing,

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in which case liability continues until December 31, 2002. The indemnification described above provides the exclusive remedy for claims in connection with the merger.

    In all other circumstances, if the merger is completed, the TTI shareholders' sole and exclusive remedy in the event of a breach by Sonus of covenants relating to management of the surviving corporation will be that set forth in the escrow agreement.

TERMINATION

    Notwithstanding the approval of the merger agreement and/or of the merger by the board of directors and/or shareholders of TTI, the merger agreement may be terminated at any time before the effective date of the merger by written agreement of Sonus and TTI.

    In addition, either Sonus or TTI may terminate the merger agreement by written notice to the other, if:

    - any restraining order, injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition permanently preventing the consummation of the merger has become final and non-appealable at any time in effect for a period of more than 20 consecutive days;

    - the other party has materially breached any of its representations, warranties, covenants, promises, and other agreements set forth in the merger agreement and has not cured such breach within 15 days after written notice thereof from the terminating party; or

    - if the closing does not occur before May 31, 2001, so long as the failure to close is not the result of a breach of the merger agreement by the terminating party.

                             THE ESCROW AGREEMENTS

BUSINESS EXPANSION AND PRODUCT DEVELOPMENT AND INDEMNITY ESCROWS

    Under the terms of the merger agreement, Sonus, Ms. Ansari and John C. Phelan, a director of TTI, as representatives of the TTI shareholders entitled to receive shares of Sonus common stock in the merger, will enter into an escrow agreement with an independent escrow agent. Under this escrow agreement, at the effective time of the merger, Sonus will deposit an aggregate of 5,400,000 shares of Sonus common stock that would otherwise be issuable to the TTI shareholders in the merger into an escrow account. An aggregate of up to 1,200,000 of these escrow shares may be released to Sonus in satisfaction of indemnification claims that may be made by Sonus under the merger agreement. The remaining 4,200,000 shares will be held in escrow for release to the former TTI shareholders if certain agreed upon specified business expansion and product development performance milestones are achieved by TTI on or prior to specified dates prior to December 31, 2002.

    The first set of milestones relates to TTI's ability to ship and receive customer acceptance of certain customer-related deliverables. If TTI achieves this milestone on or before December 31, 2001, 1,800,000 shares will be released from the escrow to the former TTI shareholders at the time this milestone is satisfied. If TTI does not reach this milestone on or before December 31, 2001, these shares will be released from escrow to Sonus.

    The second set of milestones relates to TTI's ability to incorporate certain specified features into its INtellligentIP softswitch product prior to certain dates ranging from May 31, 2001 to December 31, 2001. If TTI meets all these milestones in a timely fashion, up to 900,000 additional shares will be released from the escrow and delivered to former TTI shareholders, at the times these milestones are met. If TTI meets some, but not all, of these milestones, or if TTI satisfies some or all of these milestones on a less than timely basis, some of these 900,000 shares will be released from escrow and delivered to former TTI shareholders, at the times these milestones are met. Any of these shares not released to former TTI shareholders in satisfaction of these escrow release conditions will be released from the escrow to Sonus.

    The third set of milestones relates to expansion of TTI's customers. If TTI expands its customers as required by these milestones by December 31, 2002, 1,500,000 shares of Sonus common stock will be released from the escrow and delivered to former TTI shareholders at the time this milestone is met. In addition, if TTI partially satisfies this milestone before December 31, 2002, some of these 1,500,000 shares will be released from escrow at that time and delivered to former TTI shareholders. Any of these 1,500,000 shares not released to former TTI shareholders in satisfaction of these escrow release conditions will be released from the escrow to Sonus.

    To the extent that some or all of the 1,200,000 escrowed shares allocated to TTI's indemnification obligations are not required to be released to Sonus, these shares will be distributed pro rata among the former TTI shareholders entitled to receive Sonus shares in the merger on the first anniversary of the consummation of the merger. In addition, in some circumstances up to 1,200,000 of the 4,200,000 shares that would otherwise be released to TTI shareholders may be retained in escrow in order to secure additional indemnity obligations of TTI until December 31, 2002.

    Until the proceeds of the escrow account are distributed, all cash dividends and other cash distributions on the shares of Sonus common stock held in the escrow account will be invested by the escrow agent at the direction of a representative of the shareholder representatives, and all noncash dividends and other noncash distributions will become part of the escrow fund. As a result of the escrow, depending on the amounts to which Sonus is entitled to indemnification under the merger agreement and the successful completion of the performance milestones, the TTI shareholders may never receive up to 5,400,000 of the shares of Sonus common stock they would otherwise be entitled to receive.

OPTION PLAN ESCROW

    Under the terms of the merger agreement, Sonus will assume all outstanding options to purchase TTI Class B common stock, which will convert into the right to receive shares of Sonus common stock on the same terms as the outstanding TTI Class B common stock converts in the merger, including that an equivalent portion of these option shares will be subject to the indemnity escrow release conditions and the business development and product development escrow release conditions. Under an agreement entered into by Ms. Ansari prior to the merger, Ms. Ansari has agreed to transfer to TTI from time to time a number of shares of TTI Class B common stock held by her equal to the number of shares of TTI stock issued upon the exercise of any employee stock options in exchange for the option exercise price. In continuation of this agreement after the closing, Ms. Ansari will transfer to Sonus shares of Sonus common stock, received by her in the merger, necessary to cover the exercise of the TTI stock options assumed by Sonus in exchange for the option exercise price. As a result, the number of shares of Sonus common stock that will be issued upon the exercise of former TTI stock options that are assumed by Sonus will not increase the aggregate number of shares of Sonus common stock issuable in connection with the merger.

                              THE VOTING AGREEMENT

    THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL PROVISIONS OF A VOTING AGREEMENT BY AND AMONG SONUS AND A MAJORITY OF THE TTI SHAREHOLDERS. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY THE VOTING AGREEMENT WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS, AND WHICH IS INCORPORATED HEREIN BY REFERENCE.

    In connection with the execution of the merger agreement, shareholders representing over two-thirds of the voting power of TTI's common stock entered into a voting agreement with Sonus. Under the voting agreement, each of these shareholders agreed to vote all of their shares of TTI Class A common stock in favor of adoption of the merger agreement and have appointed a representative of Sonus to serve as their irrevocable proxy at any meeting of the TTI shareholders called to consider the merger agreement and the merger. In addition, under the voting agreement, these shareholders may not transfer their shares of the TTI stock while the voting agreement is in effect. These TTI shareholders were not, and will not be, paid any additional consideration in connection with the voting agreement. The voting agreement contains other agreements made by the TTI shareholders that are parties to the voting agreement. The TTI shareholders who entered into the voting agreement own a majority of the TTI voting common stock. Accordingly, assuming no breach of the voting agreement by any party thereto, adoption of the merger agreement by the TTI shareholders is assured.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SONUS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Sonus is a leading provider of voice infrastructure products for the new public network. We offer a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks.

    Since our inception, we have incurred significant losses and, as of September 30, 2000, had an accumulated deficit of $77.7 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We have a lengthy sales cycle for our products and, accordingly, we expect to incur sales and other expenses before we realize the related revenues. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

    We sell our products through a direct sales force, resellers and distributors. In the future, we anticipate expanding our sales efforts to include additional overseas distribution partners. Customers' decisions to purchase our products to deploy in commercial networks involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process. We believe these long sales cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, will cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter. We expect to recognize revenues from a limited number of customers for the foreseeable future.

    We recognize revenue from product sales to end users, resellers and distributors upon shipment, provided there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, we recognize revenue when those uncertainties are resolved. In multiple element arrangements, we use the residual method in accordance with Statement of Position 97-2 and 98-9. Service revenue is recognized as the services are performed. Amounts collected prior to satisfying our revenue recognition criteria are reflected as deferred revenue. We estimate and record warranty costs at the time of product revenue recognition. In November 1999, we began shipping our products. For the nine months ended September 30, 2000, we recognized $23.2 million in revenue. As of September 30, 2000 we had a total of $12.3 million in deferred revenue. See note 1(h) to our consolidated financial statements.

RESULTS OF OPERATIONS

    Because we were incorporated in August 1997 and commenced our principal operations in November 1997 after obtaining our initial funding, management believes that a discussion of the period from inception to December 31, 1997 would not be meaningful.

    MANUFACTURING AND PRODUCT COSTS. Our manufacturing and product costs consist primarily of amounts paid to third-party manufacturers, manufacturing start-up expenses and manufacturing and professional services, personnel and related costs. Commencing in 1999, we outsourced certain of our manufacturing processes to third-parties. Manufacturing engineering, documentation control, final testing and assembly are performed at our facility.

    GROSS PROFIT MARGINS. We believe that our gross profit margins will be affected primarily by the following factors:

    - demand for our products and services;

    - new product introductions both by us and by our competitors;

    - product service and support costs associated with initial deployment of our products in customers' networks;

    - changes in our pricing policies and those of our competitors;

    - the mix of product configurations sold;

    - the mix of sales channels through which our products and services are sold; and

    - the volume of manufacturing and costs of manufacturing and components.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, recruiting expenses and prototype costs related to the design, development, testing and enhancement of our products. We have expensed our research and development costs as incurred. Some aspects of our research and development effort require significant short-term expenditures, the timing of which can cause significant quarterly variability in our expenses. We believe that research and development is critical to our strategic product development objectives and we intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and related personnel expenses, commissions, recruiting expenses, promotions, customer evaluations and other marketing expenses. We expect that sales and marketing expenses will increase substantially in absolute dollars in the future as we increase our direct sales efforts, expand our operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, and administrative personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

    STOCK-BASED COMPENSATION EXPENSES. In connection with our grant of stock options and issuance of restricted common stock during the year ended
December 31, 1999 and the nine months ended September 30, 2000, we recorded deferred compensation of $20.9 million and $41.2 million, respectively. Stock-based compensation expenses include the amortization of stock compensation charges resulting from the granting of stock options and the sales of restricted common stock to employees with exercise or sales prices that may be deemed for accounting purposes to be below the fair value of our common stock on the date of grant and compensation expense associated with the grant of stock options and issuance of restricted stock to non-employees. Deferred compensation amounts are being amortized over the vesting periods of the applicable options or restricted stock, which are four to five years. The compensation expense associated with non-employees is recorded at the time services are provided. See note 9(h) to our consolidated financial statements.

    BENEFICIAL CONVERSION OF PREFERRED STOCK. In 1999, we recorded a charge to accumulated deficit of $2.5 million representing the beneficial conversion feature of our Series C redeemable convertible preferred stock that was sold in November and December 1999. This charge is accounted for as a dividend to preferred stockholders and, as a result, will increase the net loss available to common stockholders and the related net loss per share.

YEARS ENDED DECEMBER 31, 1999 AND 1998

    MANUFACTURING EXPENSES. Manufacturing expenses were $1.9 million in 1999, compared to no expense in 1998. The increase was due to the commencement of manufacturing operations.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $10.8 million in 1999, an increase of $5.0 million, or 85%, from $5.8 million in 1998. The increase reflects costs primarily associated with a significant increase in personnel and personnel-related expenses and, to a lesser extent, recruiting expenses and prototype expenses for the development of our products.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$5.6 million in 1999, an increase of $5.2 million from $426,000 in 1998. The increase reflects costs primarily associated with the hiring of additional sales and marketing personnel and, to a lesser extent, marketing program costs, including Web development, trade shows and product launch activities.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1.7 million in 1999, an increase of $804,000, or 87%, from $919,000 in 1998. The increase reflects costs primarily associated with the hiring of additional general and administrative personnel and, to a lesser extent, expenses necessary to support and scale our operations.

    STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expenses were $4.4 million in 1999, an increase of $4.3 million, from $59,000 in 1998. The increase is due to the amortization of deferred stock-based compensation resulting from the granting of stock options and sales of restricted common stock to employees with exercise or sales prices below the deemed fair value of our common stock on the date of grant or sale for accounting purposes.

    INTEREST INCOME (EXPENSE), NET. Interest income consists of interest earned on our cash balances and marketable securities. Interest expense consists of interest incurred on equipment debt. Interest income, net of interest expense was $487,000 and $314,000 for 1999 and 1998, respectively. This increase reflects higher invested balances partially offset by an increase in interest expense from increased borrowings.

    NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1999, we had approximately $23.0 million of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at dates through 2019, to the extent that they are not used. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods since inception. Use of the net operating loss carryforwards may be limited in future years if there is a significant change in our ownership. Management has recorded a full valuation allowance for the related net deferred tax asset due to the uncertainty of realizing the benefit of this asset.

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    REVENUES.  Revenues were $23.2 million for the nine months ended
September 30, 2000 due to the introduction of our voice infrastructure products. No revenues were reported for the nine months ended September 30, 1999. We had three customers, each of whom contributed more than

10% of our revenue, during the nine months ended September 30, 2000, and who represented an aggregate of 71% of our total revenue.

    MANUFACTURING AND PRODUCT COSTS. Manufacturing expenses and product costs were $14.8 million, or 64% of revenues, for the nine months ended September 30, 2000, an increase of $13.8 million as compared to the same period in fiscal 1999. The increase in costs are primarily the result of an increase in product and personnel costs associated with revenues. We expect manufacturing and product costs to decrease as a percentage of revenues based on product mix changes and improved efficiencies as our revenue expands.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $10.7 million to $18.2 million for the nine months ended
September 30, 2000, compared to $7.5 million for the same period in fiscal 1999. The increase in expense was primarily a result of increases in personnel and personnel-related expenses.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $10.9 million to $13.6 million for the nine months ended September 30, 2000, compared to $2.7 million for the same period in fiscal 1999. The increase in expense was primarily a result of increases in sales and marketing personnel, sales commissions, marketing programs, and travel related expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $2.7 million to $3.8 million for the nine months ended September 30, 2000, compared to $1.1 million for the same period in fiscal 1999. The increase reflects costs associated with being a public company, hiring of additional general and administrative personnel and for professional services.

    STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expenses were $20.3 million for the nine months ended September 30, 2000, an increase of $18.1 million from $2.2 million for the same period in fiscal 1999. This increase is due to the amortization of deferred stock-based compensation resulting from the granting of additional stock options and sale of restricted common stock to employees and compensation expense associated with stock option grants and the sale of restricted stock to non-employees. Based on the grant of stock options and sale of restricted common stock through September 30, 2000, we expect employee stock-based compensation expense to be approximately
$24.9 million, $16.5 million, $9.9 million, $5.7 million, and $1.2 million in the years ending December 31, 2000, 2001, 2002, 2003, and 2004, respectively.

    INTEREST INCOME (EXPENSE), NET. Interest income, net of interest expense increased $3.5 million to $3.8 million for the nine months ended September 30, 2000, compared to $0.3 million for the same period in fiscal 1999. This increase reflects higher invested cash and marketable securities balances as a result of our May 2000 initial public offering and private financings, partially offset by interest expense from increased borrowings through June 2000.

    INCOME TAXES. No provision for income taxes has been recorded for the nine months ended September 30, 2000 and 1999, due to accumulated net losses. We did not record any tax benefits relating to these losses or other tax benefits due to the uncertainty surrounding the timing of the realization of these future tax benefits.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents our operating results for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31,
2000, June 30, 2000 and September 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                                           THREE MONTHS ENDED
                                         ---------------------------------------------------------------------------------------
                                         MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,      SEPT. 30,
                                            1999        1999        1999        1999        2000        2000           2000
                                         ----------   ---------   ---------   --------   ----------   ---------   --------------
                                                                             (IN THOUSANDS)
                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues...............................   $    --      $    --     $    --    $     --    $  1,093    $  6,511       $ 15,568
Manufacturing and product costs........       223          349         519         770       1,462       4,555          8,830
                                          -------      -------     -------    --------    --------    --------       --------
Gross profit (loss)....................      (223)        (349)       (519)       (770)       (369)      1,956          6,738

Operating expenses:
  Research and development.............     2,684        2,387       2,434       3,275       4,844       6,355          7,032
  Sales and marketing..................       438          834       1,475       2,859       3,358       4,381          5,833
  General and administrative...........       301          375         438         609         713       1,277          1,763
  Stock-based compensation.............       517          564       1,090       2,233       6,979       6,386          6,982
                                          -------      -------     -------    --------    --------    --------       --------
Total operating expenses...............     3,940        4,160       5,437       8,976      15,894      18,399         21,610
                                          -------      -------     -------    --------    --------    --------       --------
Loss from operations...................    (4,163)      (4,509)     (5,956)     (9,746)    (16,263)    (16,443)       (14,872)
Interest income (expense), net.........       120           92          71         204         228       1,089          2,495
                                          -------      -------     -------    --------    --------    --------       --------
Net loss...............................    (4,043)      (4,417)     (5,885)     (9,542)    (16,035)    (15,354)       (12,377)
Beneficial conversion feature of Series
  C preferred stock....................        --           --          --      (2,500)         --          --             --
                                          -------      -------     -------    --------    --------    --------       --------
Net loss applicable to common
  stockholders.........................   $(4,043)     $(4,417)    $(5,885)   $(12,042)   $(16,035)   $(15,354)      $(12,377)
                                          =======      =======     =======    ========    ========    ========       ========

    Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Generally, purchases by service providers of telecommunications equipment from manufacturers have been unpredictable and clustered, rather than steady, as the providers build out their networks. The primary factors that may affect our revenues and results include the following:

    - fluctuation in demand for our voice infrastructure products and the timing and size of customer orders;

    - the length and variability of the sales cycle for our products and the corresponding timing of recognizing revenues and deferred revenues;

    - new product introductions and enhancements by our competitors and us;

    - changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;

    - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

    - the mix of product configurations sold;

    - our ability to obtain sufficient supplies of sole or limited source components;

    - our ability to attain and maintain production volumes and quality levels for our products;

    - costs related to acquisitions of complementary products, technologies or businesses; and

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
    - general economic conditions, as well as those specific to the telecommunications, networking and related industries.

    As with other telecommunications product suppliers, we may recognize a substantial portion of our revenue in a given quarter from sales booked and shipped in the last weeks of that quarter. As a result, a delay in customer orders is likely to result in a delay in shipments and recognition of revenue beyond the end of a given quarter, which would have a significant impact on our operating results for that quarter.

    Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to our initial public offering, we financed our operations primarily through private sales of redeemable convertible preferred stock totaling
$70.7 million in net proceeds. Upon the closing of our initial public offering on May 31, 2000, we received cash proceeds, net of underwriters' discount and offering expenses, totaling $121.6 million, and all of our redeemable convertible preferred stock converted into 96,957,222 shares of common stock. At September 30, 2000, cash and cash equivalents totaled $152.7 million.

    Net cash used by operating activities was $9.0 million for the nine months ended September 30, 2000, as compared to $11.3 million for the nine months ended September 30, 1999. The decrease reflects higher non-cash charges for stock-based compensation and depreciation, and increases in accounts payable, accrued expenses and deferred revenue offset in part by inventory purchases and accounts receivable. Net cash used by operating activities was $16.0 million for the year ended December 31, 1999 and consisted primarily of our net loss offset by non-cash expenses and changes in working capital items.

    Net cash provided by investing activities was $4.6 million for the nine months ended September 30, 2000, as compared to net cash used in investing activities of $4.7 million for the nine months ended September 30, 1999. Net cash used in investing activities was $6.4 million for the year ended
December 31, 1999. Net cash provided by or used in investing activities in each period reflects purchases of property and equipment, primarily computers and test equipment for our development and manufacturing activities, and net purchases and maturities of marketable securities. We expect our capital expenditures to remain at high levels as we further expand our research and development efforts and our employee base grows. The timing and amount of future capital expenditures will depend primarily on our future growth.

    Net cash provided by financing activities was $148.1 million for the nine months ended September 30, 2000 as compared to $22.6 million for the nine months ended September 30, 1999. The increase was primarily a result of the net cash proceeds from our initial public offering and a private financing. Net cash provided by financing activities for the year ended December 31, 1999 was $27.6 million which was primarily a result of proceeds received from the private sale of common and preferred stock and long-term borrowings.

    We believe our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months. If our existing resources and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

MARKET RISK

    We do not currently use derivative financial instruments. We generally place our marketable security investments in high-quality credit instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. This bulletin established guidelines for revenue recognition. Our revenue recognition policy complies with this pronouncement.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES, as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in trading market risk sensitive instruments, purchase hedging instruments or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We may do so in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate. We will adopt SFAS No. 133 as required by SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have a material impact on our financial condition or results of operations.

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
                     INFORMATION CONCERNING SONUS NETWORKS

SONUS' BUSINESS

    OVERVIEW

    Sonus is a leading provider of voice infrastructure products for the new public network. We offer a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks.

    We expect two global forces--deregulation and the expansion of the Internet--to revolutionize the public telephone network worldwide. Packet networks more efficiently use available network bandwidth as compared to traditional circuit-switched telephone networks, which were designed for voice traffic and built long before the advent of the Internet. Packet-based networks, which transport voice and data in small bundles, or "packets," offer a highly flexible, cost-effective and efficient means to provide communications services, including data, voice and multimedia. Our GSX9000 Open Services Switch, PSX6000 SoftSwitch, SGX2000 SS7 signaling gateway and System 9200 Internet offload solution are designed to offer high-reliability, toll-quality voice, improved economics, interoperability, rapid deployment and an open architecture enabling the design and implementation of new services and applications.

    Sonus' customers include Global Crossing, Intermedia Communications, Time Warner Telecom and Williams Communications, four of the world's leading service providers. Sonus sells products through a direct sales force, distributors and resellers. Sonus also collaborates with its customers to identify and develop new advanced services and applications that they can offer to their customers.

    Our objective is to be the primary supplier of voice infrastructure products for the new public network. We intend to capitalize on our early technology and market lead to build the premier franchise in voice infrastructure solutions for the new public network. The following are key elements of Sonus' strategy:

    - Leverage its technology leadership to achieve key service provider design wins;

    - Expand and broaden its customer base by targeting specific market segments;

    - Expand its global sales, marketing, support and distribution capabilities;

    - Grow its base of software applications and development partners;

    - Leverage its technology platform from the core of the network out to the access edge;

    - Actively contribute to the standards definition and adoption process; and

    - Expand through investments in and acquisitions of complementary products, technologies and businesses.

    INDUSTRY BACKGROUND

    The public telephone network is an integral part of our everyday lives. For most of its 100-year history, the telephone industry has been heavily regulated, which has slowed the evolution of its underlying circuit-switching technologies and limited innovation in service offerings and the pricing of telephone services. We expect two global forces--deregulation and the expansion of the Internet--to revolutionize the public telephone network worldwide.

    Deregulation of the telephone industry accelerated with the passage of the Telecommunications Act of 1996. The barriers that once restricted service providers to a specific geography or service offering, such as local or long distance, are disappearing. The opportunity created by opening up the $750 billion telephone services market has been attracting thousands of new service providers.

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Intense competition between new players and incumbents is driving down prices.
With limited ability to reduce the cost structure of the public telephone network, profit margins for traditional telephone services are eroding. In response, service providers are seeking both new, creative and differentiated service offerings and the means to reduce their costs.

    Simultaneously, the rapid adoption of the Internet is driving dramatic growth of data traffic. Today, a significant portion of this data traffic is carried over the traditional circuit-switched telephone network. However, the circuit-switched network, designed for voice traffic and built long before the advent of the Internet, is not suited to efficiently transport data traffic. In a circuit-switched network, a dedicated path, or circuit, is established for each call, reserving a fixed amount of capacity or bandwidth in each direction. The dedicated circuit is maintained for the duration of the call across all of the circuit switches spanning the path from origination to the destination of the call, even when no traffic is being sent. As a result, a circuit-switched architecture is highly inefficient for Internet applications, which tend to create large bursts of data traffic followed by long periods of silence.

    In contrast, a packet network divides traffic into distinct units called packets, and routes each packet independently. By combining traffic from users with differing capacity demands at different times, packet networks more efficiently fill available network bandwidth with packets of data from many users, thereby reducing the bandwidth wasted due to silence from any single user. The volume of data traffic continues to increase as use of the Internet and the number of connected users grow, driving service providers to build large-scale, more efficient packet networks.

    With voice traffic carried over the vast installed base of traditional circuit-switched networks, and data traffic carried over rapidly expanding packet networks, service providers are faced with the expense and complexity of building and maintaining parallel networks.

    The following diagrams depict these parallel voice and data networks.

[Two diagrams appear: the first diagram is symmetric and depicts a circuit-switched network. A large, rectangular box labeled "Circuit Switched Network" is in the center. The box contains a series of small shapes aligned linearly and connected by a straight bold line. From left to right, the shapes are a small circle labeled "End Office," two small hexagons labeled "Tandem/Toll" and a small circle labeled "End Office." Outside of the rectangular box on each side is an icon representing a telephone connected to the outer circle labeled "End Office" by a bold line. Also on each side and connected to the outer "End Office" circle by dotted lines are icons representing a fax machine and second telephone. Above the rectangular box and connected by dotted lines to each of the small shapes inside of the large rectangle is a shaded oval labeled "SS7."

Lower diagram is symmetric and depicts a generic packet-switched network. Shaded cloud labeled "Packet Network" is aligned directly below the rectangular box of the upper diagram. On left and right side of the cloud, aligned linearly, is an icon representing a computer, connected to the cloud by a dotted line. Connected to the bottom of the cloud by dotted lines are three additional computers.]

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    THE NEED FOR, AND BENEFITS OF, COMBINING VOICE AND DATA NETWORKS

    We believe significant opportunities exist in uniting these separate, parallel networks into a new integrated public network capable of transporting both voice and data traffic. Enormous potential savings can be realized by eliminating redundant or overlapping equipment purchases and reducing network operating costs. Also, combining traditional voice services with Internet or Web-based services in a single network is expected to enable new and powerful high-margin, revenue-generating service offerings such as single-number dialing, unified messaging, Internet click-to-talk, sophisticated call centers and other services.

    The packet network is the platform for the new public network. The volume of data traffic has already eclipsed voice traffic and is growing much faster than voice. Packet architectures are more efficient at moving data, more flexible, and reduce equipment and operating costs. The key to realizing the full potential of a converged, packet-based network is to enable the world's voice traffic to run over those networks.

    Early attempts to develop new technologies to carry voice traffic over packet networks have included voice over Internet protocol, or VoIP, systems using a personal computer platform and devices that added VoIP capability to existing data devices such as remote access servers. While demonstrating the viability of transmitting voice over packet technology, these approaches have fallen far short of the quality, reliability and scalability required by the public telephone network.

    These early VoIP systems have also lacked the ability to interoperate with the signaling infrastructure of the circuit-switched network. Without this signaling capability, VoIP applications cannot provide the consistent "look, sound and feel" of traditional telephone calls and are not well-suited to more complex applications such as voicemail, unified messaging and other value-added services.

    The public telephone network is large, highly complex and generates significant revenues, a substantial majority of which are derived from voice services. Given service providers' substantial investment in, and dependence upon, traditional circuit-switched technology, their transition to the new public network will be gradual. During this transition, an immediate opportunity exists to reduce the burden on overloaded and expensive circuit-switched resources. Internet offload will allow modem-connected Internet calls to be identified and diverted from the circuit-switched network to the packet network, thus optimizing use of valuable network bandwidth.

    With $45 billion spent on traditional circuit switches in 1999, according to Synergy Research Group, a market research firm, the market opportunity for providers of voice infrastructure is significant. For example, spending on voice infrastructure products to enable just two applications in the new public network, VoIP and Internet offload, is projected to grow dramatically to in excess of $15 billion in 2003.

    REQUIREMENTS FOR VOICE INFRASTRUCTURE PRODUCTS FOR THE NEW PUBLIC NETWORK

    Users demand high levels of quality and reliability from the public telephone network, and service providers require a cost-efficient network that enables new revenue-generating services. As a result, voice infrastructure products for the new public network must satisfy the following requirements:

    CARRIER-CLASS PERFORMANCE. Because they operate complex, mission-critical networks, service providers have clear infrastructure requirements. These include extremely high reliability, quality and interoperability. For example, service providers typically require equipment that complies with their 99.999% availability standard.

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
    SCALABILITY AND DENSITY. Infrastructure solutions for the new public network face challenging scalability requirements. Service providers' central offices typically support tens or even hundreds of thousands of simultaneous calls. In order to be economically attractive, the new infrastructure must compare favorably with existing networks in terms of cost per port, space occupied, power consumption and cooling requirements.

    COMPATIBILITY WITH STANDARDS AND EXISTING INFRASTRUCTURE. New infrastructure equipment and software must support the full range of telephone network standards, including signaling protocols such as SS7 and various physical interfaces such as ISDN, primary rate interface, or PRI, and T1. It must also support data networking protocols such as Internet protocol, or IP, and asynchronous transfer mode, or ATM, as well as newer protocols such as H.323, IPDC and SIP. When operating, the new equipment and software cannot hinder, and ideally should enhance, the capabilities of the existing infrastructure, for example, by alleviating Internet access bottlenecks.

    INTELLIGENT SOFTWARE IN AN OPEN AND FLEXIBLE PLATFORM. The architecture for the new public network will decouple the capabilities of traditional circuit-switching equipment into robust hardware elements and highly intelligent software platforms that provide control, signaling and service creation capabilities. This approach will transform the closed, proprietary circuit-switched public telephone network into a flexible, open environment accessible to a wide range of software developers. Service providers and third-party vendors will be able to develop and implement new applications independent of switch vendors. Moreover, the proliferation of independent software providers promises to drive the creation of innovative voice and data services that could expand service provider revenues.

    SIMPLE AND RAPID INSTALLATION, DEPLOYMENT AND SUPPORT. Infrastructure solutions must be easy to install, deploy, configure and manage. These attributes will enable rapid growth and effective management of dynamic and complex service provider networks.

    THE SONUS SOLUTION

    We develop, market and sell what we believe to be the first comprehensive suite of voice infrastructure products purpose-built for the deployment and management of voice and data services over the new public network. The Sonus solution consists of four carrier-class products:

    - the GSX9000 Open Services Switch;

    - the PSX6000 SoftSwitch;

    - the SGX2000 SS7 Signaling Gateway; and

    - the System 9200 Internet offload solution.

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These products are designed to offer high reliability, toll-quality voice, improved economics, interoperability, rapid deployment and an open architecture enabling the design and implementation of new services and applications. Our solution has been specifically designed to meet the requirements of the new public network. As shown in the following diagram, our products unite the voice and data networks, unleashing the potential of the new public network.

    [Symmetric diagram with shaded cloud labeled "Packet Network" at the center. Aligned on the horizontal axis extending from each of the left and right sides of the "Packet Network" cloud is a box with caption reading "Sonus GSX9000 Open Services Switch" and a small cloud labeled "Public Telephone Network." Connected to the small cloud by bold lines are icons representing telephones and fax machines. Below the center "Packet Network" cloud and connected by bold lines are a stacked figure labeled "3rd Party Application Servers" and an icon representing a computer. Above the center "Packet Network" cloud on the left side is a small box labeled "Sonus SGX2000 SS7 Signaling Gateway" connected by a bold line. Above that box to the left, connected by a dotted line, is an oval labeled "SS7." Above the center "Packet Network" cloud on the right side is a small box labeled "Sonus PSX6000 SoftSwitch."]

    CARRIER-CLASS PERFORMANCE. Our products are designed to offer the highest levels of quality, reliability and interoperability, including:

    - full redundancy, enabling 99.999% availability;

    - voice quality as good as, or superior to, today's circuit-switched network;

    - system hardware designed for network equipment building standards, or NEBS, Level 3 compliance;

    - a complete set of service features, addressing those found in the existing voice network and extending them to offer greater flexibility; and

    - sophisticated network management and configuration capabilities.

    COMPATIBILITY WITH STANDARDS AND EXISTING INFRASTRUCTURE. Our products are designed to be compatible with all applicable voice and data networking standards and interfaces, including:

    - SS7 and other telephone network signaling protocols, including advanced services as well as simple call management and routing;

    - IP, ATM, Ethernet and optical data networking standards;

    - encoding, compression and call management standards including H.323, IPDC, SIP and others;

    - voice coding standards such as G.711, and echo cancellation standard G.168; and

    - all common interfaces, including T1, T3, E1 and PRI, and optical interfaces.

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
    The Sonus solution is designed to interface with legacy circuit-switching equipment, supporting the transparent flow of calls and other information between the circuit and packet networks. As a result, our products allow service providers to migrate to the new public network, while preserving their significant legacy infrastructure investments.

    COST EFFECTIVENESS AND HIGH SCALABILITY. The Sonus solution can be used to cost-effectively build packet-based switch configurations supporting a range from a few hundred calls to hundreds of thousands of simultaneous calls. In addition, the capital cost of our equipment is typically half that of traditional circuit-switched equipment. At the same time, our GSX9000 Open Services Switch offers unparalleled density, requires less than one-tenth of the space needed by circuit- switching implementations and requires significantly less power and cooling. This enables a significant reduction in expensive central office facilities' cost and allows service providers to deploy our equipment in locations where traditional circuit switches are not even an option given the limited space and environmental services.

    The GSX9000 Open Services Switch can create central office space savings as shown below.

    [Three dimensional diagram with a set of four rectangular bars parallel to one another and lined up evenly with caption reading "Traditional Circuit Switch (50,000 calls)." Depicted in front of the rectangular bars is a single, small, upright rectangular box labeled "Sonus GSX9000 Open Services Switch (50,000 calls)." Extending from each of the left and right sides of the small rectangular box back to the sides of the first of the four larger bars is a thin line.]

    OPEN SOFTWARE ARCHITECTURE AND FLEXIBLE PLATFORM. Our Open Services Architecture, or OSA, is based on a software-centric design and a flexible platform, allowing rapid development of new products and services. For example, software intelligence in our System 9200 can detect Internet modem calls as they enter the network and divert them to remote access servers to be routed directly to a packet network. New services may be developed by us, by service providers or by any number of third parties including software developers and systems integrators. The OSA also facilitates the creation of services that were previously not possible on the circuit-switched network. In addition, we have partnered with a number of third-party application software developers to stimulate the growth of new applications available for our platform.

    EASE OF INSTALLATION AND DEPLOYMENT. Our equipment and software can be installed and placed in service by our customers much more quickly than circuit-switching equipment. By offering comprehensive testing, configuration and management software, we expedite the deployment process as well as the ongoing management and operation of our products. We believe that typical installations of our solution require just weeks of time from product arrival to final testing, thereby reducing the cost of deployment and speeding the time to market for new services.

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
    THE SONUS STRATEGY

    Our objective is to be the primary supplier of voice infrastructure for the new public network. We intend to capitalize on our early technology and market lead to build the premier franchise in voice infrastructure solutions for the new public network. Principal elements of our strategy include:

    LEVERAGE TECHNOLOGY LEADERSHIP TO ACHIEVE KEY SERVICE PROVIDER DESIGN
WINS. As the first company to provide voice infrastructure for the new public network, we plan to achieve key design wins with market-leading service providers as they develop the architecture for their new voice networks. We expect service providers to select vendors that provide leading technology and the ability to maintain that technology leadership. Our equipment is an integral part of the network architecture, and achieving design wins will enable us to rapidly grow our business as these networks are deployed. We have been awarded contracts by major service providers including Broadband Office, Global Crossing, Intermedia Communications, Time Warner Telecom, Williams Communications and XO Communications. Furthermore, by working closely with our customers as they deploy these networks, we will gain valuable knowledge regarding their requirements, positioning us to develop product enhancements and extensions that address evolving service provider needs.

    EXPAND AND BROADEN OUR CUSTOMER BASE BY TARGETING SPECIFIC MARKET
SEGMENTS. We plan to leverage our early success to penetrate new customer segments. We believe new and incumbent service providers will build the new public network at different rates. Initially, the new service providers, also called greenfield carriers, who are relatively unencumbered by legacy equipment, will be the most likely first purchasers of our equipment and software, as they compete aggressively with the incumbent service providers. Other newer entrants, such as competitive local exchange carriers, or CLEC's, and Internet service providers, or ISP's, are also likely to be early adopters of our products. As competitive service providers achieve greater market presence and leverage the lower costs and advanced services inherent in packet-switching technology, we believe incumbents will face further competitive pressure, increasing the likelihood that, and pace at which, they will adopt our products.

    EXPAND OUR GLOBAL SALES, MARKETING, SUPPORT AND DISTRIBUTION
CAPABILITIES. Becoming the primary supplier of voice infrastructure for the new public network will require a strong worldwide presence. We are rapidly expanding our sales, marketing, support and distribution capabilities to address this need. We have recently opened regional sales offices in the United States, Singapore, Germany and France and a European headquarters in the United Kingdom. In addition, we plan to augment our global direct sales effort with international distribution partners. As a carrier-class solution provider, we are making a significant investment in professional services and customer support.

    GROW OUR BASE OF SOFTWARE APPLICATIONS AND DEVELOPMENT PARTNERS. We have established and promote the Open Services Partner Alliance, or OSPA, which brings together a broad range of development partners to provide our customers with a variety of advanced services and application options. This alliance includes more than forty members that are enabling new IP-based enhanced services, call processing, billing, provisioning, network management and operations systems. We plan to expand this program to maximize the services available to our customers, and speed their time to market.

    LEVERAGE OUR TECHNOLOGY PLATFORM FROM THE CORE OF THE NETWORK OUT TO THE ACCESS EDGE. Our robust and sophisticated technology platform has been designed to operate at the heart of the largest networks in the world. From a fundamental position in this trunking infrastructure, we plan to extend our reach by moving outward to the access segments of the network. For example, we have already announced our System 9200 Internet offload solution, a turnkey product that gives service

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providers a cost effective means to manage Internet data traffic. Over time, we plan to expand our product offerings into other high-growth areas, such as business and residential access. This approach will allow our customers to design and execute a coordinated migration and expansion strategy as they build entirely new networks or transition from their legacy circuit-switched infrastructure.

    ACTIVELY CONTRIBUTE TO THE STANDARDS DEFINITION AND ADOPTION PROCESS. To advance our technology and market leadership, we will continue to actively lead and contribute to standards bodies such as the International Softswitch Consortium, the Internet Engineering Task Force and the International Telecommunications Union. The definition of standards for the new public network is in an early stage and we intend to drive these standards to meet the requirements for an open, accessible, scalable and powerful new public network infrastructure.

    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We intend to expand our products and services through selected acquisitions and alliances. These may include acquisitions of complementary products, technologies and businesses that further enhance our technology leadership or product breadth. We also believe that allying with companies providing complementary products or services for the new public network will enable us to bring greater value to our customers and extend our lead over potential competitors.

    SONUS' PRODUCTS

    GSX9000 OPEN SERVICES SWITCH

    The Sonus GSX9000 Open Services Switch enables voice traffic to be transported over packet networks. Its carrier-class hardware, which is NEBS Level 3 compliant and designed to provide 99.999% availability, with no single point of failure, and offers optional full redundancy and full hot-swap capability. It is powered from -48VDC sources standard in central offices and attaches to the central office timing network. The basic building block of a GSX9000 is a shelf. Each shelf is 28" high, mounts in a standard 19" or 23" rack, and provides 16 slots for server and adapter modules. The first 2 slots are reserved for management modules, while the other 14 slots may be used for any mix of other module types. It supports the following interfaces:

- T1;                                  [Diagram depicting a large box with caption
- T3;                                  reading "GSX9000 Open Services Switch."
- E1;                                  Detail on the face includes the Sonus logo
- OC3;                                 in the upper left corner and a set of
- 100BaseT; and                        vertical slots.]
- OC12c/STM-4.

    The GSX9000 is designed to deliver voice quality equal, or superior, to that of the public network. It is designed to support the G.711 approach used in circuit switches, and will deliver a number of other voice compression algorithms. It also is designed to provide world-class echo cancellation, conforming to the latest G.168 standard, on every circuit port. It automatically disables echo cancellation when it detects a modem signal. The GSX9000 is also designed to minimize

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
delay, further enhancing perceived voice quality. The GSX9000 scales to the very large configurations required by major carriers. A single GSX9000 shelf can support up to 8,064 simultaneous calls. A single GSX9000 consisting of multiple shelves, can support 100,000 or more simultaneous calls. The GSX9000 is designed to operate with our PSX6000 SoftSwitch and with softswitches and network products offered by other vendors.

    PSX6000 SOFTSWITCH

    The Sonus PSX6000 SoftSwitch controls the operation of the GSX9000. It contains the service provider's specifications of the features to be used for each subscriber or group of subscribers, the available services and when to provide them, and the policies for routing calls across the packet core. The PSX6000 does not handle voice calls directly; instead, it controls a GSX9000 to implement the necessary services. The PSX6000 supports a broad range of carrier switching requirements and provides a platform upon which new services can be easily and quickly created and implemented. It allows carriers to deploy a circuit-switched, packet, or converged circuit/packet infrastructure with the capacity, reliability and intelligence that they require. Functions such as provisioning, service selection and routing can be centralized in a small number of PSX6000 SoftSwitches.

    The PSX6000 can reside in a wide range of standard hardware platforms to fit any size network. It may be replicated as required for high availability or to support very high call processing requirements. The service provider can designate a primary softswitch to control each GSX9000 gateway. In case of a failure of the primary PSX6000, the GSX9000 will transparently transfer control to another PSX6000 without affecting calls.

    We believe the PSX6000 has the flexibility to support the requirements of the full range of service providers. Typical applications include Internet offload, PRI switching, domestic and international direct dial, business direct access, virtual private networks, and toll/tandem switching. The PSX6000 also facilitates new applications and services, integrating enhanced applications on IP-based platforms similar to Internet Web servers.

    SGX2000 SS7 SIGNALING GATEWAY

    The Sonus SGX2000 SS7 Signaling Gateway offers carriers a comprehensive and cost-effective SS7 signaling solution that provides interconnection between the traditional public telephone network and elements of our Open Services Architecture. With the SGX2000, existing public telephone network voice switches can interact with the Sonus GSX9000 using the same signaling methods they would use with other circuit switches. This compatibility means that carriers can preserve their existing investment in infrastructure, and can offer their customers the full range of normal public telephone network services, such as 800 services and 1+ dialing in the new public network.

    The SGX2000 also supports full access to SS7 service control points. Using the SGX2000, our products gain access to signal control processor-based applications such as 800 number translation and local number portability. This support allows service providers to preserve their application investment and ensure compatibility between applications common to both circuit and packet voice services. The SGX2000 supports up to 64 A-links to the SS7 network, and transports the SS7 messages to other network devices using IP protocols. The SGX2000 can be deployed in a redundant configuration, providing the performance and high availability required of a carrier-class SS7 solution.

    SYSTEM 9200

    The Sonus System 9200 Internet offload solution is a turnkey product that allows local service providers, including CLEC's and ISP's, to more effectively handle the rapidly increasing amount of

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modem-originated Internet traffic traversing voice networks. The System 9200 is designed to divert Internet traffic from expensive circuit switches as calls enter the network, enabling service providers to improve network performance and significantly reduce network operating costs.

    The System 9200 utilizes the technology delivered in the GSX9000, PSX6000 and SGX2000 to provide a smooth migration to packetized voice and data transport.

    CUSTOMER SUPPORT AND PROFESSIONAL SERVICES

    We believe our comprehensive technical customer support and professional services capabilities are an important element of our solution for customers. These services cover the full network lifecycle: planning; design; installation; and operations. We help our customers create or revise their business plans and design their networks and also provide the following:

    - turnkey network installation services;

    - 24-hour technical support; and

    - educational services to customer personnel on the installation, operation and maintenance of our equipment.

    We have established a technical assistance center at our headquarters in Westford, Massachusetts. The technical assistance center provides customers with periodic updates to our software and product documentation. We offer our customers a variety of service plans.

    A key differentiator of our support activities is our professional services group, many members of which hold advanced technical degrees in electrical engineering or related disciplines. We offer a broad range of professional services, including sophisticated network deployment, assistance with logistics and project management support. We also maintain a customer support laboratory in which customers can test the utility of our products for their specific applications and in which they can gain an understanding of the applications enabled by the converged network.

    CUSTOMERS

    Our target customer base includes long distance carriers, local exchange carriers, Internet service providers, cable operators, international telephone companies and carriers that provide services to other carriers. We have shipped products to customers including: Broadband Office, Global Crossing, Intermedia Communications, Time Warner Telecom, Williams Communications and XO Communications. Currently, our customers are using our products in laboratory testing, internal trials and deployment in their commercial networks.

    SALES AND MARKETING

    We sell our products through a direct sales force, distributors and resellers, including Nissho Electronics Corporation and Samsung Corporation. In addition, we intend to establish relationships with selected original equipment manufacturers and other marketing partners in order to serve particular markets or geographies and provide our customers with opportunities to purchase our products in combination with related services and products. As of November 30, 2000, our sales and marketing organization consisted of 83 employees, of which 15 are located in our headquarters in Westford, Massachusetts, and 68 are located in sales and support offices around the world.

    RESEARCH AND DEVELOPMENT

    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications, incorporating that technology into new products and maintaining the comprehensiveness of our product and service offerings. Our research and development process is driven by the availability of new technology, market data

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and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all product development projects.

    We have assembled a team of highly skilled engineers with significant telecommunications and networking industry experience. Our engineers have experience in, and have been drawn, from leading computer data networking, telecommunications and multimedia companies. As of November 30, 2000, we had 191 employees responsible for research and development, of which 159 were software and quality assurance engineers and 32 were hardware engineers. Our engineering effort is focused on new applications and network access features, new network interfaces, improved scalability, quality, reliability and next generation technologies. We currently maintain United States research and development offices in New Jersey and Massachusetts, an office in the United Kingdom and have a joint development effort in Japan with Nissho Electronics Corp. and NTT Communicationware Corp., a wholly-owned subsidiary of NTT, the world's largest carrier.

    We have made, and intend to continue to make, a substantial investment in research and development. Research and development expenses were $299,000 for the period from inception on August 7, 1997 to December 31, 1997, $5.8 million for the year ended December 31, 1998, $10.8 million for the year ended December 31, 1999 and $18.2 million for the nine months ended September 30, 2000.

    COMPETITION

    The market for voice infrastructure products for the new public network is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our primary sources of competition include vendors of networking and telecommunications equipment, such as Cisco Systems, Lucent Technologies, Nortel Networks, Siemens and Tellabs. Private companies are also focusing on similar market opportunities including Unisphere Networks and Convergent Networks. Many of our competitors have significantly greater financial resources than we do and are able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than we do, including relationships with our potential customers.

    In order to compete effectively, we must deliver products that:

    - provide extremely high network reliability and voice quality;

    - scale easily and efficiently;

    - interoperate with existing network designs and other vendors' equipment;

    - provide effective network management;

    - are accompanied by comprehensive customer support and professional services; and

    - provide a cost-effective and space-efficient solution for service providers.

    In addition, we believe that the ability to provide vendor-sponsored financing, which some of our competitors currently offer, is an important competitive factor in our market.

    INTELLECTUAL PROPERTY

    Our success and ability to compete are dependent on our ability to develop and maintain our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have two patent applications pending in the United

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
States and abroad and we cannot be certain that patents will be granted based on these or any other applications. We seek to protect our intellectual property by:

    - protecting our source code for our software, documentation and other written materials under trade secret and copyright laws;

    - licensing our software pursuant to signed license agreements, which impose restrictions on others' ability to use our software; and

    - seeking to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements.

    Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining technology leadership.

    We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

    MANUFACTURING

    Currently, we outsource the manufacturing of our products. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials on our behalf. We perform final test and assembly at our facility to ensure that we meet our internal and external quality standards. We believe that outsourcing our manufacturing will enable us to conserve working capital, better adjust manufacturing volumes to meet changes in demand and more quickly deliver products. At present, we purchase products from our outside contract manufacturers on a purchase order basis. We may not be able to enter into long-term contracts with outside manufacturers on terms acceptable to us, if at all.

    EMPLOYEES

    As of November 30, 2000, we had a total of 403 employees, including 191 in research and development, 83 in sales and marketing, 57 in customer support and professional services, 46 in manufacturing and 26 in finance and administration. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

    PROPERTIES

    Our headquarters are currently located in a leased facility in Westford, Massachusetts, consisting of approximately 90,000 square feet under leases that expire in 2004. In 2000, we executed leases for an additional facility in Littleton, Massachusetts consisting of approximately 42,000 square feet under subleases that expire in 2004. We also lease short-term office space in Colorado, Oklahoma, New Jersey, the United Kingdom and Singapore. We believe our existing facilities are adequate for our current needs and that suitable additional space will be available as needed.

    LEGAL PROCEEDINGS

    We are not currently a party to any material litigation.

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
                              MANAGEMENT OF SONUS

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth our executive officers and directors, their respective ages and positions as of November 30, 2000:

NAME                                          AGE                           POSITION
----                                        --------                        --------
Rubin Gruber..............................     56      Chairman of the Board of Directors

Hassan M. Ahmed...........................     43      President, Chief Executive Officer and Director

Michael G. Hluchyj........................     46      Chief Technology Officer, Vice President and
                                                       Secretary

Paul R. Jones.............................     51      Vice President of Engineering

Jeffrey Mayersohn.........................     49      Vice President of Customer Support and
                                                       Professional Services

Stephen J. Nill...........................     48      Chief Financial Officer, Vice President of Finance
                                                       and Administration and Treasurer

Gary A. Rogers............................     45      Vice President of Worldwide Sales and Marketing

Frank T. Winiarski........................     58      Vice President of Manufacturing

Edward T. Anderson (1)....................     51      Director

Paul J. Ferri (1)(2)......................     61      Director

Paul J. Severino (1)(2)...................     54      Director

------------------------

(1) Member of audit committee.

(2) Member of compensation committee.

    RUBIN GRUBER is one of our founders and has been a Director since
November 1997 and Chairman of our board of directors since November 1998. From November 1997 until November 1998, Mr. Gruber was our President. Before founding Sonus, Mr. Gruber was a founder of VideoServer, Inc., now Ezenia!, Inc., a manufacturer of videoconference network equipment and from February 1992 until September 1996 served as Vice President of Business Development. Previously,
Mr. Gruber was a founder and served as President of both Cambridge Telecommunications, Inc., a manufacturer of networking equipment, and Davox Corporation, a developer of terminals supporting voice and data applications, and served as a Senior Vice President of Bolt, Beranek and Newman Communications Corporation, a subsidiary of Bolt, Beranek and Newman, Inc., a manufacturer of data communications equipment. Mr. Gruber also serves on the board of directors of the International Softswitch Consortium. Mr. Gruber holds a B.Sc. in mathematics from McGill University and a M.A. in mathematics from Wayne State University.

    HASSAN M. AHMED has been our President and Chief Executive Officer and a member of our board of directors since November 1998. From July 1998 to November 1998, Mr. Ahmed was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment, and from July 1997 until July 1998 was a Vice President and General Manager of the Core Switching Division. From June 1995 to July 1997, Mr. Ahmed was Chief Technology Officer and Vice President of Engineering for Cascade Communications Corp., a provider of wide area network switches. From 1993 until June 1995, Mr. Ahmed was a founder and President of WaveAccess, Inc., a supplier of wireless communications. Prior to that, he was an Associate Professor at Boston University, Engineering Manager at Analog Devices, a chip manufacturer, and director of VSLI Systems at Motorola Codex, a supplier of communications equipment. Mr. Ahmed

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
holds a B.S. and M.S. in engineering from Carleton University and a Ph.D. in engineering from Stanford University.

    MICHAEL G. HLUCHYJ is one of our founders and has been our Chief Technology Officer and Vice President since November 1997. He also has been our Secretary since our inception, our President from August 1997 to November 1997, our Treasurer from inception until March 2000 and a Director from our inception until November 1998. From July 1994 until July 1997, he was Vice President and Chief Technology Officer at Summa Four, Inc., a supplier of switches for carrier networks. Previously, he was Director of Networking Research at Motorola Codex and on the technical staff at AT&T Bell Laboratories. Mr. Hluchyj holds a B.S. degree in engineering from the University of Massachusetts, and M.S. and Ph.D. degrees in engineering from the Massachusetts Institute of Technology.

    PAUL R. JONES has been our Vice President of Engineering since June 2000. From February 1997 until May 2000, he was Vice President of Engineering for Indus River Networks, Inc., a developer of virtual private network solutions. From December 1994 until February 1996 he was Chief Operating Officer at Isis Distribution Systems, a wholly-owned subsidiary of Stratus Computers. From March 1990 until November 1994, he was Vice President of Engineering at Stratus Computers, Inc. a provider of fault tolerant computer systems and services. Previously, Mr. Jones held senior engineering management positions at Stellar Computers, Inc. and Prime Computer, Inc. Mr. Jones holds a B.A. from Brown University and a M.S. degree in engineering from the University of Massachusetts.

    JEFFREY MAYERSOHN has been our Vice President of Customer Support and Professional Services since July 1999. From March 1998 until July 1999, he was our Vice President of Carrier Relations. From June 1997 to March 1998,
Mr. Mayersohn was a Senior Vice President at GTE Internetworking, an Internet service provider. From January 1995 to June 1997, he was with BBN Corporation, formerly Bolt, Beranek and Newman, Inc., and was a Vice President at the BBN Planet division, an Internet service provider. From 1978 to January 1995, he held a number of positions at Bolt, Beranek and Newman Communications Corporation, including Senior Vice President of Engineering, Senior Vice President responsible for U.S. Government Networks and Vice President of Professional Services. Mr. Mayersohn holds an A.B. in physics from Harvard College and a M.Phil. in physics from Yale University.

    STEPHEN J. NILL has been our Chief Financial Officer and Vice President of Finance and Administration since September 1999 and our Treasurer since
March 2000. From June 1994 until August 1999, he was Vice President of Finance and Chief Financial Officer of VideoServer, Inc., now Ezenia!, Inc. Previously, he served at Lotus Development Corporation, a software supplier, as Corporate Controller and Chief Accounting Officer. Prior to that, Mr. Nill held various financial positions with Computervision, Inc., a supplier of workstation-based software, International Business Machines Corporation and Arthur Andersen LLP. Mr. Nill has a B.A. in accounting from New Mexico State University and a M.B.A. from Harvard University.

    GARY A. ROGERS has been our Vice President of Worldwide Sales and Marketing since March 1999. From February 1997 to March 1999, Mr. Rogers was Senior Vice President of Worldwide Sales and Operations at Security Dynamics, Inc., now RSA Security, Inc., a supplier of network security products. Previously, he served at Bay Networks, Inc., a provider of Internetworking communications products, as Vice President of International Sales from July 1996 to February 1997 and as Vice President of Europe, Middle East and Africa from 1994 until July 1996. Prior to that, he held sales and marketing positions with International Business Machines Corporation. Mr. Rogers holds a B.S. degree in mathematics from Dartmouth College and a M.B.A. from the University of Chicago.

    FRANK T. WINIARSKI has been our Vice President of Manufacturing since July 1998. From June 1997 until June 1998, he was Vice President of Manufacturing at Net2Net, Inc., a supplier of

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
network analyzers. From June 1992 until June 1997, he was Vice President of Manufacturing at VideoServer, Inc., now Ezenia!, Inc. Previously, Mr. Winiarski was Vice President of Manufacturing at Synernetics, a supplier of local area networks, Vice President of Operations at Ashton-Tate Corporation, a software supplier, and held various positions with Digital Equipment Corporation, a computer equipment manufacturer. He holds a B.S. in engineering from the University of Idaho and a M.B.A. from Boston University.

    EDWARD T. ANDERSON has been a Director since November 1997. Mr. Anderson has been managing general partner of North Bridge Venture Partners, a venture capital firm, since 1994. Previously, he was a general partner for ABS Ventures, the venture capital affiliate of Alex Brown & Sons. He has a M.F.A. from the University of Denver and a M.B.A. from Columbia University.

    PAUL J. FERRI has been a Director since November 1997. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since 1982. He also serves on the board of directors of Applix, Inc. and Sycamore Networks, Inc. Mr. Ferri has a B.S. in engineering from Cornell University, a M.S. in engineering from Polytechnic Institute of New York and a M.B.A. from Columbia University.

    PAUL J. SEVERINO has been a Director since March 1999. Mr. Severino is a private investor. He has been Chairman of NetCentric Corporation, a provider of Internet telephony applications since January 1998 and was Acting Chief Executive Officer from January 1998 to March 1999. From November 1996 until January 1998, Mr. Severino was a private investor. From 1994 to October 1996, he was Chairman of Bay Networks, Inc. after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. He also serves on the board of directors of Interspeed, Inc., MCK Communications, Inc., Media 100, Inc., and Silverstream Software, Inc. Mr. Severino has a B.S. in engineering from Rensselaer Polytechnic Institute.

    Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

ELECTION OF DIRECTORS

    The board of directors is divided into three classes, with members of each class serving for a staggered three-year term. Messrs. Ferri and Gruber serve in the class whose term expires in 2001; Messrs. Ahmed and Severino serve in the class whose term expires in 2002; and Mr. Anderson serves in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

COMPENSATION OF DIRECTORS

    We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. See "Common Stock and Option Issuances" and "1997 Stock Incentive Plan."

BOARD COMMITTEES

    The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Ferri and Severino, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices.

    The audit committee, which consists of Messrs. Anderson, Ferri and Severino, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal

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
accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the appointment of the compensation committee, our full board of directors, which includes Messrs. Gruber and Ahmed, was responsible for the functions of a compensation committee. Messrs. Gruber and Ahmed did not participate in deliberations regarding their own compensation. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and none of these interlocking relationships have existed in the past.

    Messrs. Ferri and Severino are the members of our compensation committee. Neither Mr. Ferri nor Mr. Severino is an executive officer of Sonus, nor has either received any compensation from us within the last three years other than in his capacity as a director.

    Since November 1997, we have issued and sold shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock. Prior to Sonus' initial public offering, Matrix Partners and affiliated entities held 2,100,000 shares of our Series A preferred stock, 600,000 shares of our Series B preferred stock and 230,266 shares of our Series C preferred stock. Mr. Ferri is a general partner of Matrix Partners V Management Co., L.L.C., the general partner of the Matrix Partners entities that held the preferred stock. Mr. Severino also purchased 50,000 shares of Series B preferred stock and 4,264 shares of Series C preferred stock. In addition, we sold 262,500 shares of common stock to Mr. Severino in April 1999. In March 2000, both Messrs. Ferri and Severino each purchased 30,000 shares of common stock under our 1997 Stock Incentive Plan. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth, for the year ended December 31, 1999, the compensation earned by:

    - our Chairman of the board of directors;

    - our Chief Executive Officer; and

    - the other three most highly compensated executive officers who received annual compensation in excess of $100,000.

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
                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                 ANNUAL                            COMPENSATION AWARDS
                                              COMPENSATION                        ----------------------
                                          --------------------     ALL OTHER         RESTRICTED STOCK
NAME AND PRINCIPAL POSITION                SALARY      BONUS      COMPENSATION          AWARDS(3)
---------------------------               ---------   --------   --------------   ----------------------
Rubin Gruber
  Chairman of the Board of Directors....  $150,000    $    --       $    --                $ --

Hassan M. Ahmed
  President and Chief Executive
  Officer...............................   186,417     75,000            --                  --

Michael G. Hluchyj
  Chief Technology Officer,
  Vice President and Secretary..........   150,000         --            --                  --

Jeffrey Mayersohn
  Vice President of Customer
  Support and Professional Services.....   150,000         --            --                  --

Gary A. Rogers
  Vice President of Worldwide Sales and
  Marketing.............................   111,371(1)      --        99,107(2)                0(4)

--------------------------

(1) Represents the total amount of compensation Mr. Rogers received in fiscal 1999 for the portion of the year during which he was one of our executive officers. Mr. Rogers joined us in March 1999.

(2) Represents commission income.

(3) On December 31, 1999, the remaining number of shares of restricted common stock held by the above executive officers that had not vested and the value of this stock as of December 31, 1999, was as follows: Mr. Gruber: 2,724,372 shares, $20,883,220; Mr. Ahmed: 6,095,415 shares, $46,528,335; Mr. Hluchyj:
    3,252,657 shares, $24,936,587; Mr. Mayersohn: 1,462,497 shares, $11,202,727;
    and Mr. Rogers: 1,875,000 shares, $14,250,000. The value is based on Sonus' initial public offering price less the purchase price paid. The holders of these shares of restricted common stock will be entitled to receive any dividends we pay on our common stock.

(4) In April 1999, we sold 1,875,000 shares of restricted common stock to Mr. Rogers, subject to our right to repurchase at $0.07 per share, the then current fair market value of the common stock as determined by our board of directors. Our repurchase right lapses 20% one year from the date
    Mr. Rogers commenced employment and thereafter lapses an additional 1.6667% of the shares for each month of employment. There was no public trading market for the common stock in April 1999. Our board of directors determined the market value of the common stock based on various factors including the illiquid nature of an investment in our common stock, our historical performance, the preferences, including liquidation and redemption of our outstanding redeemable convertible preferred stock, our future prospects and the price for securities sold in arms' length issuances to third parties.

BENEFIT PLANS

SONUS 1997 STOCK INCENTIVE PLAN

    In November 1997, our board of directors approved our 1997 Stock Incentive Plan, which was amended in November 1998, October 1999 and March 2000. The initial adoption of the plan and each of its amendments were subsequently approved by our stockholders. Our 1997 Stock Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted common stock awards and common stock grants to our employees, directors and consultants.


    In March 2000, our stockholders approved an amendment to increase the maximum number of shares of common stock reserved for issuance under our 1997 plan to 81,000,000. This maximum number of shares will increase, effective as of January 1, 2001 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock in an amount equal to the lesser of
(1) 5% of the total number of shares of common stock issued and outstanding as of the close of business on December 31 of the preceding year or (2) a number of


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

shares determined by our board of directors. However, no more than an aggregate of 81,000,000 shares will be available for incentive stock options during the life of the 1997 plan. As of December 31, 2000, we had outstanding common stock options for the purchase of approximately 17,800,000 shares of common stock and had issued approximately 43,000,000 shares of restricted common stock, and had approximately 18,900,000 shares remaining available for future grant under the 1997 plan.


    Our board of directors has authorized the compensation committee to administer our 1997 plan, including the granting of options and restricted common stock to our executive officers. Subject to any applicable limitations contained in our 1997 plan, our board of directors, our compensation committee or executive officers to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which any option grants vest and become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock awards and the terms and conditions of these awards, including the conditions for repurchase, issue price and repurchase price.

    Generally, options and restricted common stock under the 1997 plan vest over four to five year periods from the date of grant. In the event of a merger, consolidation or other acquisition event resulting in a change in control of Sonus, outstanding options and restricted common stock will accelerate in vesting by 12 months. Our board of directors may in its discretion accelerate the vesting of any options or restricted grant at any time. The vesting of restricted common stock granted to some of our executive officers will fully accelerate upon a change in control. Upon a change in control, the acquiring or successor corporation may assume or make substitutions for options or restricted common stock outstanding under our 1997 plan.

    The board of directors may amend, modify, suspend or terminate our 1997 plan at any time, subject to applicable law and the rights of holders of outstanding options and restricted common stock awards. Our 1997 plan will terminate in November 2007, unless the board of directors terminates it prior to that time.

SONUS 2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000, and our stockholders approved the purchase plan in May 2000. The purchase plan authorizes the issuance of up to a total of 3,600,000 shares of our common stock to participating employees. This number of shares will increase, effective as of January 1, 2001 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock in an amount equal to the lesser of (1) 2% of the total number of shares of common stock issued and outstanding as of the close of business on December 31 of the preceding year or (2) a number of shares determined by our board of directors. However, no more than an aggregate of 75,000,000 shares will be available for the grant of options during the life of the plan. Unless terminated earlier by our board of directors, the purchase plan will terminate in May 2020.

    The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping 24-month offering periods. New offering periods, other than the first offering period, are expected to commence on February 1 and August 1 of each year. Each offering period will generally consist of four consecutive six-month purchase periods, and at the end of each six-month period an automatic purchase will be made for participants. The initial offering and initial purchase periods commenced on May 24, 2000. The

2000 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Employees of ours, or of any majority-owned subsidiary designated by the board, are eligible to participate if we or any subsidiary employs them for at least 20 hours per week and more than five months per year. Eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 2000 employee stock purchase plan at any time during an offering period and participation ends automatically on termination of employment.

    Under the 2000 employee stock purchase plan, no employee will be granted an option under the plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock. In addition, no employee will be granted an option under the 2000 employee stock purchase plan if the option would permit the employee to purchase stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,500 shares of common stock under the 2000 employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date other than the final purchase date of an offering is less than the fair market value at the beginning of the offering period, each participant will automatically be withdrawn from the offering period as of the purchase date and re-enrolled in a new 24 month offering period beginning on the first business day following the purchase date.

    In the event of a merger, consolidation or other acquisition event resulting in any change of control of Sonus, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right will be substituted by the successor corporation. Our board of directors will shorten any ongoing offering period, however, so that employees' rights to purchase stock under the 2000 employee stock purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. The board of directors has the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock. Our board of directors may amend or terminate the 2000 employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid us incurring adverse accounting charges. We have not issued any shares under the 2000 employee stock purchase plan to date.

SONUS 2000 RETENTION PLAN

    In connection with and contingent upon completion of the merger, Sonus adopted the Sonus 2000 Retention Plan to encourage retention of TTI employees. The plan provides for the grant of restricted stock awards to employees of TTI. We have reserved 3,000,000 shares of our common stock for issuance pursuant to awards granted under the plan, all or substantially all of which we expect will be awarded, subject to the vesting conditions described below, at or shortly after the merger. The value of awards generally will be subject to federal and state income and employment taxes as additional compensation income to the recipients as and when the awards vest. Sonus will be entitled to deduct the amount of such compensation income for purposes of determining its federal income taxes, subject to applicable Internal Revenue Code limitations, including Code Section 162(m).


    A TTI employee who receives an award under the plan will vest in the shares in equal installments on each of October 31, 2002, November 30, 2002, January 31, 2003 and February 28, 2003, provided that the employee remains employed full time by TTI or Sonus continuously between the date of grant of the award and such vesting dates and that TTI satisfies the specified business expansion and product development escrow release conditions in whole or in part. The service requirement will be deemed satisfied if the employee is terminated by TTI or Sonus without cause, by reason of the employee's death or disability, or under such other circumstances as may be outlined in the employee's particular award agreement or employment agreement with Sonus. The portion of the total number of shares of Sonus common stock awarded to each employee that will be deemed vested on each vesting date will not exceed the proportion of all of the shares escrowed in the merger subject to the satisfaction of the business expansion and product development escrow release conditions that have been released prior to such vesting date. However, in the event of a merger, consolidation, or other acquisition event resulting in a change in control of Sonus, all shares subject to awards will vest upon satisfaction of the service requirement only and not the other escrow release conditions.


    The plan is administered by a plan manager to meet the requirements of Internal Revenue Code Section 162(m) or as otherwise provided in the plan. The manager has the authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and provisions of the respective awards, and to make all other determinations necessary or advisable for the administration of the plan. The manager's determinations made in good faith on matters referred to in the plan are final, binding and conclusive on TTI and Sonus and anyone receiving or having an interest in an award. Generally, any awards forfeited by employees who terminate employment with TTI, other than a termination by Sonus or TTI without cause, prior to the date on which they would otherwise vest, may be reallocated to remaining TTI employees, awarded to replacement hires or returned to Sonus as provided by the terms of this plan. Only employees of Sonus who were formerly employees of TTI will be eligible for awards under the plan.

    The Sonus board of directors may amend or terminate the plan subject to the prior written consent of the manager. However, no amendment or termination of the plan or any award agreement may adversely affect the terms of any outstanding award, nor may any amendment reduce the number of shares of common stock reserved for issuance under the plan.

401(k) PLAN

    On February 27, 1998, Sonus adopted an employee savings and retirement plan, qualified under Section 401(a) of the Internal Revenue Code, covering all of its employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. Sonus may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by its board of directors. Sonus has made no contributions to the 401(k) plan to date.

TTI'S 1998 AMENDED EQUITY INCENTIVE PLAN

    The 1998 Amended Equity Incentive Plan was adopted by TTI in 1998 and provided for the issuance of up to 20,000,000 shares of TTI Class B common stock. The 1998 Plan provides for the grant of incentive stock options and non-qualified stock options to employees, consultants and directors. The 1998 Plan and all grants of options under the 1998 Plan will be assumed by Sonus in the merger.

    As described in "The Escrow Agreements--Option Plan Escrow," each outstanding option to purchase TTI Class B common stock granted under TTI's 1998 Amended Equity Incentive Plan immediately prior to the effective time will be converted into an option to purchase Sonus common stock based on the merger consideration, with the exercise price of the options being proportionately adjusted. In addition, at the effective time of merger, a number of TTI options will accelerate in vesting and become immediately exercisable, including an aggregate of 3,487,000 options held by those executives of TTI who have entered into employment agreements with Sonus, as described above. In the event of a merger, consolidation or other change in control of Sonus, after the merger, some portion of outstanding options under the 1998 Plan for certain employees will accelerate in vesting.

    Under an agreement entered into by Anousheh and Hamid Ansari and other shareholders of TTI in 1997, the Ansaris agreed to transfer to TTI from time to time a number of shares of TTI Class B common stock equal to the number of shares of TTI Class B common stock issued upon the exercise of any options in exchange for the option exercise proceeds. In continuation of this agreement after the effective time of the merger, the Ansaris have agreed, from time to time, to transfer to Sonus a number of shares of Sonus common stock received by them in the merger equal to the number of shares of Sonus common stock issued upon exercise of the TTI stock options assumed by Sonus in exchange for the option exercise proceeds. As a result of this agreement, the aggregate number of shares of Sonus common stock that will be issued in connection with the merger will not increase as the TTI stock options assumed by Sonus in the merger are exercised.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that Sonus will indemnify and hold harmless each current and former officer and director of TTI for acts and omissions occurring at or prior to the effective time of the merger to the fullest extent provided by applicable law, including by advancing reasonable fee and expenses. In furtherance of this obligation, Sonus has agreed to cause the articles of incorporation and by-laws of TTI to contain provisions indemnifying and exculpating officers and directors to the fullest extent permitted by law, and not to adversely amend, repeal or otherwise modify those provisions for a period of six years from the effective time of the merger. Sonus has also agreed to maintain for a period of six years from the effective time of the merger the current policies of directors' and officers' liability insurance maintained by TTI to the extent the cost of providing such protection does not exceed 150% of the current amount expended by Sonus for its directors and officers' liability insurance coverage.

    Sonus has also agreed to indemnify each TTI executive who entered into an employment agreement against claims arising in connection with his employment in accordance with Sonus' policies to the full extent permitted by Sonus' or TTI's charter and by-laws.

REGISTRATION RIGHTS

    Upon the effective date of the merger, Sonus will enter into a registration rights agreement with the holders of TTI Class A common stock. These holders include Anousheh Ansari, Hamid Ansari, and Michael B. Yanney, each of whom is a director of TTI, and some of their affiliates, as well as affiliates of John C. Phelan and Leslie Alexander, each of whom is also a director of TTI. In the registration rights agreement, Sonus generally agrees to use its reasonable best efforts to cause the shares of Sonus common stock held by such holders of TTI Class A and Class B common stock to be registered for sale on any registration statement that Sonus proposes to file from time to time whether on its behalf or on behalf of other of its stockholders. Subject to certain exceptions, each holder will agree in the registration rights agreement, if requested within 180 days of the effective time of the merger by Sonus and the managing underwriter of an offering of Sonus common stock under a registration statement, not to sell publicly or otherwise transfer or dispose any shares of Sonus common stock held by that holder for a period of time not to exceed 90 days following the effective date of that registration statement.

                         CERTAIN TRANSACTIONS OF SONUS

PREFERRED STOCK ISSUANCES

    Since November 1997, we have issued and sold shares of Series A, Series B and Series C redeemable convertible preferred stock to the following persons and entities who are our executive officers, directors or 5% or greater stockholders at the time of our initial public offering. Upon the closing of Sonus' initial public offering, and reflecting the 3-for-1 stock split in October 2000, each share of Series A, Series B and Series C redeemable convertible preferred stock automatically converted into 7.5 shares of common stock and the Series D redeemable convertible preferred stock converted into 3 shares of common stock. For more detail on shares to be held by these purchasers after conversion, see "Principal Stockholders."

                                                       SERIES A           SERIES B           SERIES C
INVESTOR                                           PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK
--------                                           ----------------   ----------------   ----------------
Matrix Partners and affiliated entities(1).......     2,100,000            600,000           230,266
North Bridge Venture Partners and affiliated
  entities(2)....................................     2,100,000            600,000           230,266
Charles River Ventures and affiliated entities...     2,100,000            600,000           230,265
Bedrock Capital Partners and affiliated
  entities.......................................       275,000          1,180,000           124,088
Paul J. Severino.................................            --             50,000             4,264
Rubin Gruber.....................................        25,000                 --                --
Michael G. Hluchyj...............................        20,000                 --                --
Frank T. Winiarski...............................            --             10,000               853

--------------------------

(1) Composed of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. with the general partner being Matrix V Management Co., L.L.C. Paul J. Ferri, one of our directors, is a general partner of Matrix V Management Co., L.L.C.

(2) Composed of North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. with the general partners being North Bridge Venture Management II, L.P. and North Bridge Venture Management III, L.P. Edward T. Anderson, one of our directors, is a general partner of North Bridge Venture Management II and III, L.P.

    SERIES A FINANCING. In November 1997 and July 1998, we issued an aggregate of 7,180,000 shares of Series A preferred stock to investors, including Rubin Gruber, Michael G. Hluchyj, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series A preferred stock was $1.00.

    SERIES B FINANCING. In September and December 1998, and May 1999, we issued an aggregate of 3,204,287 shares of Series B preferred stock to investors, including Paul J. Severino, Frank T. Winiarski, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series B preferred stock was $5.00.

    SERIES C FINANCING. In September, November and December 1999, we issued an aggregate of 1,939,681 shares of Series C preferred stock to investors, including Paul J. Severino, Frank T. Winiarski, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series C preferred stock was $11.81.

    SERIES D FINANCING. In March 2000, we issued an aggregate of 1,509,154 shares of Series D preferred stock to investors, which did not include any officer, director or 5% or greater stockholder of Sonus. The per share purchase price for our Series D preferred stock was $16.40.

COMMON STOCK AND OPTION ISSUANCES

    The following table presents information regarding our issuances of common stock to some of our executive officers. We issued the shares of common stock set forth below in the table pursuant to stock restriction agreements with each of the executive officers that give us rights to repurchase all or a portion of the shares at their original purchase price in the event the officer ceases to be our employee. Some of these stock restriction agreements prohibit us from repurchasing some or all of the shares following a change in control of Sonus.

                                                 NUMBER OF
                                  DATE OF    RESTRICTED SHARES     AGGREGATE
NAME                              ISSUANCE       PURCHASED       PURCHASE PRICE
----                              --------   -----------------   --------------
Rubin Gruber....................  11/10/97       9,637,497          $ 12,850
Hassan M. Ahmed.................   11/4/98       9,637,497           321,250
Michael G. Hluchyj..............   8/26/97       7,228,125             1,000
Jeffrey Mayersohn...............   4/14/98       2,249,997            15,000
Gary A. Rogers..................   4/30/99       1,875,000           125,000
Stephen J. Nill.................    9/1/99       1,687,500           112,500

    Other executive officers have purchased shares of common stock pursuant to similar stock restriction agreements for aggregate purchase prices that did not exceed $60,000 for any one executive officer. The repurchase right generally lapses as to 20% of the shares approximately one year from the hire date of the executive officer and thereafter lapses as to an additional 1.6667% of the shares for each month of employment completed by the executive officer.

    In April 1999, we issued 262,500 shares of common stock for $17,500 to Paul
J. Severino, one of our directors. See "Certain Transactions--Preferred Stock Issuances" for additional issuances of stock to Mr. Severino.

    In March 2000, we granted options to purchase shares of our common stock and the right to purchase restricted common stock to our executive officers and non-employee directors, under our 1997 Stock Incentive Plan, each at a price of $3.33 per share, as listed below:

                                                 NUMBER          NUMBER OF
                                               OF OPTIONS    RESTRICTED SHARES
NAME                                             GRANTED         PURCHASED
----                                           -----------   -----------------
Rubin Gruber.................................    888,000           75,000
Hassan M. Ahmed..............................    813,000          150,000
Michael G. Hluchyj...........................    723,000               --
Jeffrey Mayersohn............................    168,750           56,250
Gary A. Rogers...............................     39,000          150,000
Stephen J. Nill..............................    138,000           30,000
Frank T. Winiarski...........................         --           75,000
Edward T. Andersen...........................         --           30,000
Paul J. Ferri................................         --           30,000
Paul J. Severino.............................         --           30,000

    In May 2000, we granted an option to purchase 450,000 shares of Sonus common stock to Paul R. Jones, our Vice President of Engineering, under our 1997 Stock Incentive Plan, at an exercise price of $4.67 per share.

    The aforementioned options vest, and the restrictions on the common stock lapse, over a four year period with 25% of the aggregate number of options and restricted shares vesting, or being released from restrictions, one year from the date of grant and monthly thereafter at the rate of

2.0833% for each month of employment or service completed by the executive officer or non-employee director.

AGREEMENTS WITH EXECUTIVE OFFICERS

    On November 4, 1998, in connection with the issuance of restricted common stock, we loaned $257,000 to Hassan M. Ahmed, our President and Chief Executive Officer. The loan is secured by 7,710,000 shares of our restricted common stock and bears interest at 8% per year. The loan is due upon the earlier of November 4, 2003 or 180 days after his shares are eligible for public sale. As of September 30, 2000, the aggregate amount of principal and interest outstanding under Mr. Ahmed's loan was approximately $277,000, and the largest amount outstanding to date was approximately $281,000. Upon the consummation of Sonus' initial public offering, Sonus agreed to pay Mr. Ahmed a $275,000 bonus.

    On September 1, 1999, in connection with the issuance of restricted common stock, we loaned $110,250 to Stephen J. Nill, our Chief Financial Officer, Vice President of Finance and Administration and Treasurer. The loan is secured by 1,687,500 shares of his common stock and is a full recourse note, which bears interest at 8% per year. The loan is due upon the earlier of September 1, 2004 or 180 days after his shares are eligible for public sale. As of September 30, 2000, the aggregate amount of principal and interest outstanding under Mr. Nill's loan was approximately $121,000, which is also the largest amount outstanding to date.

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                        PRINCIPAL STOCKHOLDERS OF SONUS

    The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2000 by:

    - each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    - each of our executive officers listed in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

    As of November 30, 2000, the number of shares of Sonus common stock outstanding prior to the merger was 183,452,238. Unless otherwise indicated below, the address of each listed stockholder is care of Sonus Networks, Inc., 5 Carlisle Road, Westford, Massachusetts 01886.

                                                            NUMBER OF SHARES      PERCENTAGE
NAME OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED    OUTSTANDING
------------------------                                   -------------------   ------------
Paul J. Ferri (1)........................................      22,007,949            12.0%
Matrix Partners and affiliated entities (2)..............      21,976,992            12.0%
Edward T. Anderson (3)...................................      13,926,323             7.6%
North Bridge Venture Partners and affiliated entities
  (4)....................................................      13,186,198             7.2%
Charles River Ventures and affiliated entities (5).......      13,186,191             7.2%
Hassan M. Ahmed (6)......................................       9,683,997             5.3%
Michael G. Hluchyj (7)...................................       6,892,125             3.8%
Rubin Gruber (8).........................................       4,001,747             2.2%
Jeffrey Mayersohn (9)....................................       2,030,997             1.1%
Gary A. Rogers (10)......................................       1,941,000             1.1%
Paul J. Severino (11)....................................         528,316               *
All executive officers and directors as a group
  (11 persons) (12)......................................      63,408,350            34.6%

------------------------

   * Less than 1% of the outstanding common stock.

 (1) Composed of 19,779,291 shares held by Matrix Partners V, L.P., 2,197,701 shares held by Matrix V Entrepreneurs Fund, L.P., 957 shares held by Mr. Ferri and includes 30,000 shares which are subject to our right to repurchase at cost if Mr. Ferri ceases to serve as one of our directors. Matrix V Management Co., L.L.C. is the general partner of the aforementioned entities. Paul J. Ferri is a director of Sonus and is a general partner of Matrix V Management Co., L.L.C. Mr. Ferri disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate pecuniary interest therein. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the shares owned by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The address of Mr. Ferri is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02451.

 (2) Composed of 19,779,291 shares held by Matrix Partners V, L.P. and 2,197,701 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of the aforementioned entities. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the shares owned by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The address of Matrix Partners and its affiliated entities is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02451.

 (3) Composed of 11,340,033 shares held by North Bridge Venture Partners II, L.P., 1,846,165 shares held by North Bridge Venture Partners III, L.P., 644,470 shares held by Edward T. Anderson, 33,173 shares held by the Noelle Cabot Anderson Trust, 32,482 shares held by the Georgianna Cabot Anderson Trust and includes 30,000 shares which are subject to our right to repurchase at cost if Mr. Andersen ceases to serve as one of our directors. The general partner for North Bridge Venture Partners II, L.P. is North Bridge Venture Management II, L.P., and for North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Edward T. Anderson is a director of Sonus, and is a general partner of both North Bridge Venture Management II and III, L.P. Mr. Anderson disclaims beneficial ownership of the shares held by these entities and trusts except to the extent of his proportionate pecuniary interest therein. Edward T. Andersen, William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. The address of Mr. Anderson is in care of North Bridge Venture Management II and III, L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.

 (4) Composed of 11,340,033 shares held by North Bridge Venture Partners II, L.P. and 1,846,165 shares held by North Bridge Venture Partners III, L.P. The general partner for North Bridge Venture Partners II, L.P is North Bridge Venture Management II, L.P., and for North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Edward T. Andersen, William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. The address of North Bridge Venture Partners and its affiliated entities is in care of North Bridge Venture Management II and III, L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.

 (5) Composed of 12,947,457 shares held by Charles River Partnership VIII, L.P. and 238,734 shares held by Charles River VIII-A LLC. Charles River Partnership VIII GP Limited Partnership is the general partner of the Charles River Partnership VIII, L.P. and Charles River Friends VIII, Inc. is the manager of Charles River VIII-A LLC. Richard M. Burnes, Jr., Michael
     J. Zak and Ted R. Dintersmith, by virtue of their management position in the Charles River entities, each have voting and dispositive power with respect to the shares owned by Charles River Partnership VIII, L.P. and Charles River VIII-A LLC. The address of Charles River Ventures and its affiliated entities is in care of Charles River VIII GP Limited Partnership, 1000 Winter Street, Suite 3300, Waltham, MA 02154.

 (6) Includes 7,710,000 shares subject to a stock pledge agreement in favor of Sonus. Includes 5,761,308 shares that are subject to our right to repurchase at cost if Mr. Ahmed ceases to be employed by us. Includes 1,206,000 shares held by the Hassan and Aliya Family Trust and by his minor children, and 1,700,000 shares held by the 1999 Hassan M. Ahmed Generation Skipping Family Trust on behalf of his family. Mr. Ahmed disclaims beneficial ownership of the shares held by these trusts.

 (7) Includes 1,807,031 shares that are subject to our right to repurchase at cost if Mr. Hluchyj ceases to be employed by us. Includes an aggregate of 2,115,000 shares held by the Michael G. and Theresa M. Hluchyj Family Trust and by his minor children. Mr. Hluchyj disclaims beneficial ownership of the shares held by the Michael G. and Theresa M. Hluchyj Family Trust and his minor children.

 (8) Includes 1,408,642 shares that are subject to our right to repurchase at cost if Mr. Gruber ceases to be employed by us.

 (9) Includes 1,087,499 shares that are subject to our right to repurchase at cost if Mr. Mayersohn ceases to be employed by us. Includes 545,451 shares held by the Mayersohn Seamonson Family Irrevocable Trust-1999 on behalf of his minor children. Mr. Mayersohn disclaims beneficial ownership of the shares held by the Mayersohn Seamonson Family Irrevocable Trust-1999.

 (10) Includes 1,390,000 shares that are subject to our right to repurchase at cost if Mr. Rogers ceases to be employed by us. Includes 900,000 shares held by the Gary A. Rogers GRAT, and 12,000 shares held in trust for his minor children. Mr. Rogers disclaims beneficial ownership of the shares held by the Gary A. Rogers GRAT and trusts for his minor children.

 (11) Includes 30,000 shares that are subject to our right to repurchase at cost if Mr. Severino ceases to serve as one of our directors. Includes 51,000 shares for the benefit of Mr. Severino's minor child under the Massachusetts Uniform Transfer to Minors Act.

 (12) Includes 13,164,605 shares which are subject to our right to repurchase at cost if our executive officers cease to be employed by us or our directors cease to serve as directors.

                     DESCRIPTION OF CAPITAL STOCK OF SONUS

GENERAL

    Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of November 30, 2000, there were approximately 550 holders of record of Sonus common stock. In connection with this proxy statement/prospectus, we are registering 15,000,000 shares of Sonus common stock.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in exchange for the shares of common stock of telecom technologies, inc. will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future without further stockholder approval. Immediately after the closing of the merger, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Our board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors has discretion to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series without further vote or action by the stockholders.

    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our amended and restated certificate of incorporation and amended and restated by-laws provide:

    - that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

    - that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

    - that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Sonus.

    Our amended and restated certificate of incorporation and amended and restated by-laws also provide that:

    - any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting; and

    - special meetings of the stockholders may only be called by the chairman of the board of directors, the president or by the board of directors.

    Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

    Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated certificate of incorporation described in the preceding paragraphs. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

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
LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

REGISTRATION RIGHTS

    Pursuant to the terms of an amended and restated Investors' Rights Agreement, some holders of Sonus common stock are entitled to rights with respect to the registration of their shares under the Securities Act. In connection with the merger, we will grant additional registration rights to former TTI shareholders, and we describe these rights in greater detail in the section "The Merger Agreement--Additional Agreements." Set forth below is a summary of the registration rights granted to Sonus stockholders prior to the merger.

    DEMAND REGISTRATION RIGHTS. The holders of 35% or more of the shares having registration rights may request that we register shares of common stock. We will be obligated to effect only two registrations pursuant to a demand request by holders of registrable shares.

    We are not obligated to effect a registration 90 days prior to, and extending up to three months from the effective date of, the anticipated filing of the most recent company-initiated registration. We are also not required to effect a stockholder requested registration, if the requested registration of shares would adversely affect, to our material harm, any other activity in which we are then engaged. We may only delay stockholder initiated registrations once every twelve months.

    PIGGYBACK REGISTRATION RIGHTS. Stockholders with registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of shares issued in connection with employee benefit plans, shares issued in connection with business combinations subject to Rule 145 under the Securities Act, convertible debt or other specified registrations. If the registration that we initiate involves an underwriting, however, we will not be obligated to register any shares unless the holders agree to the terms of the underwriting agreement. It may also be necessary, at the discretion of the lead underwriter, to limit the number of selling stockholders in the offering, as a result of which stockholders may only be able to register a pro rata number of registrable shares, if any.

    FORM S-3 REGISTRATION RIGHTS. After May 31, 2001, Sonus will be eligible, under applicable securities laws, to file registration statements on Form S-3. At such time, one or more stockholders may request that we file a registration statement on Form S-3, so long as the shares offered have an aggregate offering price of at least $1,000,000 based on the public market price at the time of the request. We will be obligated to effect no more than three registrations pursuant to an S-3 request by holders of registration rights.

    FUTURE GRANTS OF REGISTRATION RIGHTS. Without the consent of current stockholders owning at least 66 2/3% of the then outstanding registrable shares, we may not grant further registration rights that would be on more favorable terms than the existing registration rights.

    TRANSFERABILITY. The registration rights are transferable upon transfer of registrable securities and notice by the holder to us of the transfer, provided that, in most cases, a specified minimum number of shares, as adjusted for splits, dividends, recapitalizations and similar events, are transferred and the transferee or assignee assumes the rights and obligations of the transferor of the shares.

    TERMINATION. The registration rights will terminate as to any particular registrable securities on the date on which the shares are sold pursuant to a registration statement and are no longer subject to Rule 144 under the Securities Act. The piggyback registration rights will expire on May 31, 2003, the third anniversary of our initial public offering.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                              TELECOM TECHNOLOGIES

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONNECTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF TTI, AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    TTI is a provider of software products and services for network and service providers, offering end-to-end solutions for next generation, carrier-grade, multi-service networks. Founded in Texas in 1993 as a network design and consulting company, TTI's professional services personnel continue to offer a broad array of professional services including network design and planning, implementation, system integration, testing and support.

    Today, TTI's principal focus is the development and deployment of its INtelligentIP softswitch. As of September 30, 2000, TTI has not recognized any revenue on its INtelligentIP softswitch, but has shipped product to customers who are currently using it in laboratory testing and internal trials. TTI's other products include call control application software and network testing software. In 1999, TTI sold its network testing software product line, but continues to provide certain manufacturing and engineering services to the acquiror.

    TTI licenses its software products and sells its services primarily through a direct sales force. TTI generally has a lengthy sales cycle for its software products and, accordingly, TTI typically incurs sales and other expenses before it realizes the related revenues. Customers' decisions to purchase TTI software products and deploy those software products in commercial networks involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process.

    TTI recognizes revenue from software licenses and product shipments upon execution of the agreement and shipment of product, provided that there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the license fee is fixed or determinable and collection of the related receivable is considered probable. If uncertainties exist, TTI recognizes revenue when those uncertainties are resolved. In multiple element arrangements, TTI uses the residual method of accounting.

    Service revenue consist primarily of contract engineering and consulting services. TTI also provides consulting services to customize its software products on a contract basis. Services are provided on both a time-and-materials basis and a fixed fee basis. Revenue with respect to time-and-materials contracts is recognized as services are provided. Revenue from services on fixed fee contracts is recognized under the terms of the contract based upon when the services have been provided and accepted by the customer, if required. Provisions for losses on service contracts are recorded in the period in which they first become determinable.

    Deferred revenue includes customer payments on transactions that do not meet TTI's revenue recognition criteria as of the balance sheet date.

    COST OF PRODUCT AND SERVICES. Cost of product and services consist primarily of manufacturing and professional services personnel and related expenses and hardware product costs.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, recruiting expenses and prototype costs related to the design, development, testing and enhancement of existing products as well as new products.

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
TTI has expensed its research and development costs as incurred. TTI believes research and development is critical to its strategic product development objectives and intends to continue to enhance its technology. Accordingly, TTI expects research and development expenses to increase in absolute dollars in the future.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and related personnel expenses, commissions, recruiting expenses, promotions, trade shows, customer evaluations and other marketing expenses. TTI expects that sales and marketing expenses will increase in absolute dollars in the future as it increases its direct sales efforts and initiates additional marketing programs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries for executive, finance, and administrative personnel, recruiting expenses and professional fees.

    STOCK-BASED COMPENSATION EXPENSES. In connection with TTI's grant of stock options during the nine months ended September 30, 2000, TTI recorded deferred compensation of $7.6 million. Stock-based compensation expenses include the amortization of stock compensation charges resulting from the granting of stock options to employees with exercise prices that may be deemed for accounting purposes to be below the fair value of TTI Class B common stock on the date of grant and compensation expense associated with the grant of stock options to non-employees. Deferred compensation amounts are being amortized over the four year vesting period of the applicable employee stock options. The compensation expense associated with non-employees is recorded at the time services are provided. See note 8(b) to TTI's consolidated financial statements.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUES. Revenues were $19.3 million in 1999, an increase of $4.6 million, or 31%, from $14.7 million in 1998. The increase is the result of an increase in revenues for network testing software, professional services and call control application software. TTI had two customers in 1999, and three customers in 1998, each of whom contributed more than 10% of revenue, and who contributed an aggregate of 63% and 51%, respectively, of TTI's revenue.

    COST OF PRODUCT AND SERVICES.  Cost of product and services was
$11.6 million or 60% of revenue in 1999, compared to $11.1 million or 75% of revenue in 1998. The decrease as a percentage of revenue is the result of an increase in software revenue which has higher gross profit margins than services revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $7.5 million in 1999, an increase of $6.1 million or 439%, from $1.4 million in 1998. The increase reflects costs primarily associated with a significant increase in personnel and personnel-related expenses and, to a lesser extent, recruiting expenses and prototype expenses for the development of TTI's products, principally the INtelligentIP softswitch.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$3.3 million in 1999, an increase of $2.1 million or 178%, from $1.2 million in 1998. The increase reflects costs primarily associated with the hiring of additional sales and marketing personnel and, to a lesser extent, marketing program costs, including Internet development, trade shows, interoperability lab and product launch activities.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2.0 million in 1999, an increase of $616,000, or 46%, from $1.3 million in 1998. The increase reflects costs primarily associated with the hiring of additional general and administrative personnel and, to a lesser extent, expenses necessary to support and scale operations.

    INTEREST EXPENSE, NET. Interest expense, net was $74,000 in 1999, a decrease of $89,000 from $163,000 in 1998. This decrease reflects lower average borrowings under TTI's bank line of credit and from its majority stockholder, partially offset by an increase in interest income.

    SALE OF PRODUCT LINE. In 1999, TTI sold the intellectual property rights and assets related to its network testing software product line for $5.5 million, plus royalties on future sales of this product line.

    OTHER INCOME. Other income was $815,000 in 1999 compared to $8,000 in 1998. The increase primarily relates to an insurance claim under TTI business interruption policy.

    PROVISION (BENEFIT) FOR INCOME TAXES. The effective tax rate was 28% for 1999 and (35%) for 1998. TTI's effective tax rate differs from the federal statutory rate in 1999 primarily due to the utilization of research and development tax credits.

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    REVENUES.  Revenues were $20.0 million for the nine months ended
September 30, 2000, an increase of $6.9 million or 53%, from $13.1 million for the nine months ended September 30, 1999. The increase is primarily the result of the sale of TTI's call control application software, partially offset by a decrease in network testing software and professional services revenue. TTI had four customers in both the nine months ended September 30, 1999 and 2000, each of whom contributed more than 10% of revenue, and who contributed an aggregate of 71% and 77%, respectively, of TTI's revenue.

    COST OF PRODUCT AND SERVICES.  Cost of product and services was
$10.3 million or 52% of revenue for the nine months ended September 30, 2000, as compared to $9.6 million or 73% of revenue for the nine months ended
September 30, 1999. The decrease in costs as a percentage of revenue is the result of an increase in software revenue which has higher gross profit margins than services revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $8.5 million for the nine months ended September 30, 2000, an increase of $2.9 million or 52%, from $5.6 million for the nine months ended September 30, 1999. The increase reflects costs primarily associated with a significant increase in personnel and personnel related expenses associated with the development effort for the INtelligentIP softswitch product.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for the nine months ended September 30, 2000 were $3.1 million, an increase of $1.5 million, or 94%, from $1.6 million for the nine months ended September 30, 1999. The increase reflects costs primarily associated with the hiring of additional sales and marketing personnel and, to a lesser extent, marketing program costs, including Internet development, trade shows, interoperability lab and product launch activities.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2.3 million for the nine months ended September 30, 2000, an increase of $1.2 million, or 110%, from $1.1 million for the nine months ended
September 30, 1999. The increase reflects costs primarily associated with the hiring of additional general and administrative personnel and, to a lesser extent, expenses necessary to support and scale operations.

    STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expense was $394,000 for the nine months ended September 30, 2000. Based on the grant of stock options through

September 30, 2000, TTI expects to incur stock-based compensation expense of approximately $1.2 million in 2000, $3.4 million in 2001, $1.8 million in 2002, $910,000 in 2003 and $329,000 in 2004.

    INTEREST EXPENSE, NET. Interest expense, net was $234,000 for the nine months ended September 30, 2000, an increase of $226,000 from $8,000 for the comparable period of the preceding year. This increase reflects higher average borrowings under TTI's bank line of credit and capitalized lease obligations, partially offset by an increase in interest income.

    SALE OF PRODUCT LINE. In January 1999, TTI sold the intellectual property rights and assets related to its network testing software product line for $5.5 million, plus royalties on future sales of this product line.

    OTHER INCOME. Other income was $45,000 for the nine months ended September 30, 2000 compared to $766,000 for the comparable period of the preceding year. The decrease primarily relates to an insurance claim under a business interruption policy in 1999.

    PROVISION FOR INCOME TAXES. The effective tax rate was 28% for the nine months ended September 30, 1999. TTI did not record any income tax benefit due to its net operating loss for the nine months ended September 30, 2000, due to the uncertainty surrounding the realization of any additional deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, TTI has financed their operations from working capital loans from a bank, capital lease obligations, cash flow generated from operations, sale of a product line and loans from its majority stockholder. At September 30, 2000, cash and cash equivalents was $1.6 million. At
September 30, 2000, TTI had redeemable common stock with a current redemption value of $31.8 million. Upon completion of the proposed merger with Sonus Networks, Inc., the redemption feature of this common stock will terminate. See note 7 to the TTI consolidated financial statements.

    Net cash provided by (used in) operating activities was $1.3 million for the nine months ended September 30, 2000 and $619,000 and ($467,000) for the years ended December 31, 1999 and 1998, respectively. Net cash flows from operating activities was due primarily to an increase in deferred revenue and reductions in accounts receivable for the nine months ended September 30, 2000 and due primarily to TTI's net income in 1999. The net cash used in operating activities in 1998 was due primarily to TTI's net loss and increase in deferred tax assets.

    Net cash used in investing activities was $1.1 million for the nine months ended September 30, 2000 and $1.5 million and $743,000 for the years ended December 31, 1999 and 1998, respectively. Net cash used in investing activities in each period reflects purchases of property and equipment, primarily computers and equipment for development and amounts paid for an acquisition in 1999.

    Net cash provided by financing activities was $805,000 for the nine months ended September 30, 2000 and $890,000 and $1.3 million for the years ended December 31, 1999 and 1998, respectively. Net cash provided by financing activities was derived primarily from proceeds from a bank line of credit, offset in part by payments for capital lease obligations and amounts due to its majority stockholder. At December 31, 1999 and September 30, 2000, TTI had outstanding borrowings of $4.0 million and $5.0 million under the bank line of credit. At September 30, 2000, TTI had available borrowings under the line of credit of $4.6 million. See note 4 to the TTI consolidated financial statements.

    TTI believes that its current cash and cash equivalents and available financing, together with internally generated funds at present sales levels may not be sufficient to satisfy its cash requirements for the next 12 months. Depending upon whether or not sufficient revenue and working capital is generated from operations, TTI may require additional financing. TTI cannot be certain that additional financing will be available in amounts or on terms acceptable, if at all. If TTI is unable to obtain this additional financing, TTI may be required to reduce the scope of planned product development and sales and marketing efforts, which could materially harm TTI's business, financial condition and operating results.

RECENT ACCOUNTING PRONOUNCEMENT

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. TTI's revenue recognition policy complies with this pronouncement.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES, as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. TTI does not currently engage in trading market risk sensitive instruments or purchase hedging instruments or "other than trading" instruments that are likely to expose them to market risk. TTI may do so in the future as operations expand domestically and abroad. TTI will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on results of operations when appropriate. TTI will adopt SFAS No. 133 as required by SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, in fiscal year 2001. The adoption of SFAS
No. 133 is not expected to have a material impact on TTI financial condition or results of operations.

                  INFORMATION CONCERNING TELECOM TECHNOLOGIES

TTI'S BUSINESS

    OVERVIEW

    TTI is a provider of software products and services for network and service providers, offering end-to-end solutions for next generation, carrier-grade, multi-service networks. TTI offers intelligent network software products that provide call control, enhanced services, operational support systems and internetworking to voice and data networks.

    TTI's principal product is the INtelligentIP softswitch, which allows carriers to deploy a circuit-switched, packet or mixed circuit/packet infrastructure with the capacity, reliability and intelligence they require. The INtelligentIP softswitch is currently being used by customers in laboratory testing and internal trials, and is also the focus of a partnering program designed to assure its interoperability with the products of leading telecommunications/network equipment vendors. As of September 30, 2000, TTI has not recognized any revenue on its INtelligentIP softswitch but has shipped this product to customers who are currently using it in laboratory testing and internal trials. TTI's other products and services include call control application software and professional services.

    Founded in Texas in 1993 as a network design and consulting company, TTI's professional services personnel continue to offer a broad array of services including network design and planning, implementation, system integration, testing and support.

    TTI'S PRODUCTS AND SERVICES

    INTELLIGENTIP SOFTSWITCH

    TTI designed the INtelligentIP softswitch with an open architecture, enabling integration of new applications from both TTI and various third-party providers within both existing and next generation voice and data networks. The INtelligentIP softswitch resides on standard hardware platforms, and can control a number of different types of media gateways. Consequently, the INtelligentIP softswitch supports a broad range of carrier services, including the services required to support both circuit-based and packet-based networks and provides a platform upon which new value-added services can be created and implemented.

    TTI believes that the INtelligentIP softswitch will enable systems vendors and service providers alike to protect their investments in circuit-switched network infrastructures while allowing them to take advantage of the performance and cost benefits packet-based networks offer. This flexibility will allow the opportunity for network and service providers to provide added features and services to their customers, including:

    - follow-me anywhere communication, which is the ability to route a subscriber's e-mail, phone and web services to any location;

    - conference calling across the Internet;

    - multimedia conferencing;

    - Internet--enabled call centers;

    - unified messaging which is the integration of telephony, e-mail and web applications, allowing subscribers to have a unified mailbox for e-mail, voicemail and message filtering; and

    - Internet content delivered with voice.

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
    TTI's softswitch architecture allows for interoperability with existing circuit-based telephony networks. This interoperability enables service providers to rapidly deploy new, next generation networks and services while maximizing their existing network investment.

    To offer its customers interoperability of the INtelligentIP softswitch with a wider variety of other network infrastructure and applications, TTI has instituted a partner program called the INIP Powered(SM) Partner Program and opened an interoperability laboratory. In this program, TTI partners with leading vendors who work to achieve "INIP Powered" status through testing of their products with the INtelligentIP softswitch. Some current INIP Powered partners include 3Com, Agilent Technologies, Cisco Systems, Ericsson, Lucent Technologies, Redback, Tellabs and Ulticom.

    TTI believes that this program helps vendors achieve interoperability with the INtelligentIP softswitch quickly and efficiently, allowing those vendors, as well as service and network providers, to reduce the time to deploy new services. This program also allows network and service providers to select from a list of vendors that are INIP Powered. TTI believes that this flexibility allows those service and network providers a choice of solutions and value-added services, and to achieve differentiation through an integrated suite of "best-of-breed" solutions, rather than having to rely on a single vendor's products, timeframes and decisions.

    CALL CONTROL APPLICATION SOFTWARE

    The call control application software is based on a combination of architectural enhancements to traditional data and voice switching designs. The main component of the call control application software is a logic engine that separates resource-intensive processing from protocol and signaling functions. The design of the logic engine is supported by the logic control protocol, or LCP, builder toolset. LCP builder allows new protocols to be implemented quickly by protocol experts who do not have to be experienced in writing software. The call control application software can be used to support a variety of circuit and packet based telephony services, and can be customized to suit the needs of individual service providers.

    NETWORK TESTING SOFTWARE

    TTI's network testing software is the next generation, end-to-end testing, verification and emulation software platform that enables users to create, schedule, execute and generate reporting on a large number of test cases in a short period of time. The network testing software uses state-of-the-art computing technologies to reduce the complexity and increase the coverage of network and system testing and verification. In January 1999, TTI sold its network testing software product line to Hewlett Packard (now Agilent) but has continued to provide certain manufacturing and engineering services to Agilent. TTI anticipates that it may cease performing any future services for Agilent in 2001.

    PROFESSIONAL SERVICES

    TTI also offers a broad array of professional services, designed to ensure that its products are integrated into the customer's network to meet its specific needs and that TTI's customers realize the maximum value from their networking technology investments. TTI's professional services practices and competencies are focused on providing network design and planning, implementation, system integration, testing and support to its service provider customers directly or in partnership with other strategic network equipment providers. TTI's professional services employees provide skills and processes for effective end-to-end network management in implementing the entire network, including the core, edge or customer premises equipment of the network, to provide our customers with a strategic advantage.

    SALES AND MARKETING; CUSTOMERS

    TTI sells its products principally through a direct sales force. TTI's target customers are major telecommunications service providers and equipment manufacturers in the United States and around the world and some of its current customers include Agilent Technologies, Alcatel, Cisco Systems, MCI/Worldcom and Qwest Communications.

    EMPLOYEES

    As of November 30, 2000, TTI had a total of 207 employees, including 118 in research and development, 10 in sales, marketing and business development, 58 in professional services and 21 in finance and administration. None of TTI's employees are subject to any collective bargaining agreement. TTI considers its relations with its employees to be good.

    PROPERTIES

    As of November 30, 2000, TTI's only facility was approximately 49,000 square feet of office space in Richardson, Texas under a lease that expires in March 2003. However, in 2001, TTI expects to relocate to a 110,000 square-foot facility in Richardson, Texas under a new lease with the existing lessor. TTI believes that its current and available facilities are sufficient for its current operations.

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
                       MANAGEMENT OF TELECOM TECHNOLOGIES

    The following table sets forth the only executive officer and director of TTI, as of November 30, 2000, who will become an executive officer of Sonus following completion of the merger, as well as her age and position:

NAME                                                     AGE                   POSITION
----                                                     ---                   --------
Anousheh Ansari......................................  34         Chairman of the Board of Directors
                                                                  and Chief Executive Officer

    ANOUSHEH ANSARI is a founder, Chairman of the Board of Directors and Chief Executive Officer of TTI. Prior to founding TTI in 1993, Ms. Ansari provided consulting services to major telecommunications service providers, and held positions with both MCI Telecommunications Corporation and Communication Satellite Corporation. Ms. Ansari holds an M.S. in electrical engineering from George Washington University and a B.S. in electrical engineering from George Mason University.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the only executive officer and director of TTI, as of November 30, 2000, who will become an executive officer of Sonus upon completion of the proposed merger, and the compensation which she received as Chairman of the Board and Chief Executive Officer of TTI.

                                                               ANNUAL
                                                            COMPENSATION
                                                        ---------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                              SALARY       BONUS      COMPENSATION
---------------------------                             ---------   ---------   --------------
Anousheh Ansari.......................................  $297,500    $     --        $5,000(1)

------------------------

(1) Represents 401(k) matching compensation.

                  CERTAIN TRANSACTIONS OF TELECOM TECHNOLOGIES

    On June 13, 1997, Ms. Ansari loaned TTI $700,000, at an interest rate of 9.25% per annum. On September 15, 1997, Ms. Ansari loaned $525,000 to TTI, at an interest rate of 9.25% per annum. TTI repaid the outstanding principal and accrued interest on these loans on April 13, 1998. In addition, on June 28, 1999, TTI loaned Ms. Ansari $1,486,000, at an interest rate of 9.75%.
Ms. Ansari repaid the outstanding principal and accrued interest on this loan on and prior to November 15, 1999.

                 PRINCIPAL SHAREHOLDERS OF TELECOM TECHNOLOGIES

    The following table sets forth information regarding the beneficial ownership of TTI Class A and Class B common stock, including the percent of the total voting power, as of November 30, 2000 by:

    - each holder of more than 5% of either class of common stock;

    - TTI's Chairman of the Board and Chief Executive Officer;

    - each of TTI's directors; and

    - all of TTI's executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

    In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of TTI Class A voting and Class B non-voting common stock that are subject to options held by those persons that are currently exercisable or exercisable within 60 days of November 30, 2000 are deemed outstanding.

    As of November 30, 2000, there were 77,777,780 shares of TTI Class A voting common stock and 22,222,220 shares of TTI Class B non-voting common stock issued and outstanding. Unless otherwise indicated below, the address of each listed stockholder is care of telecom technologies, inc., 1701 North Collins Blvd., Suite 3000, Richardson, Texas, 75080.


                                                            NUMBER OF SHARES BENEFICIALLY OWNED
                                                    ---------------------------------------------------
                                                         CLASS A VOTING           CLASS B NON-VOTING
                                                          COMMON STOCK               COMMON STOCK
                                                    ------------------------   ------------------------
NAME OF BENEFICIAL OWNER                               SHARES          %         SHARES           %
------------------------                            -------------   --------   ----------      --------
Anousheh Ansari...................................     66,875,000(1)   85.98%  19,638,380(3)    88.37%
Hamid Ansari (2)..................................     66,875,000(1)   85.98   19,638,380       88.37
Leslie Alexander..................................      7,777,780(4)   10.00    2,222,220(4)    10.00
Telecom Capital Partners, L.P.....................      7,777,780(4)   10.00    2,222,220       10.00
John C. Phelan....................................      6,666,667(5)    8.57           --          --
Entities related to MSD Capital, L.P..............      6,666,667(5)    8.57           --          --
Michael B. Yanney.................................      1,375,000(6)    1.77           --          --
All executive officers and directors as a group
  (8 persons).....................................     77,777,780    100.00    22,038,600(7)    99.17


------------------------


 (1) Includes 15,000,000 shares held by Ansari AA Investments, Ltd., 3,000,000 shares held by Ansari AR Investments, Ltd., 2,000,000 shares held by Ansari JA Investments, Ltd. and 3,000,000 shares held by Cedar Grantor Retained Annuity Trust over which Ms. Ansari has sole voting and investment power. Pursuant to the terms of shareholder agreements among Ms. Ansari, TTI and various other shareholders, Ms. Ansari has granted options to purchase an aggregate of 4,916,667 shares of Class A common stock to various other TTI shareholders.


 (2) Mr. Ansari, the husband of Ms. Ansari, owns no shares in his own name.

 (3) Pursuant to the terms of shareholder agreements among Ms. Ansari, TTI and various other shareholders, Ms. Ansari has agreed to transfer shares of her Class B common stock upon the exercise of options under TTI's 1998 Amended Equity Incentive Plan. As such, whenever an option for Class B common stock granted under the 1998 Amended Equity Incentive Plan is exercised, Ms. Ansari returns to TTI one share of Class B common stock.

 (4) All of these shares are held by Telecom Capital Partners, L.P. over which Mr. Alexander has sole voting and investment power. The address of Mr. Alexander is in care of Telecom Capital Partners, L.P., 300 Crescent Court, Suite 1300, Dallas, TX 75201.

 (5) Includes 1,804,687 shares held by DBV Investments, L.P., 468,750 shares held by MSD Portfolio L.P.--Investments, 78,125 shares held by Black Marlin Investments, LLC, 78,125 shares held by Vermeer Investments, LLC and 70,313 shares held by MSD EC I, LLC, over each of which Mr. Phelan has shared voting and investment power. Also includes 4,166,667 shares subject to an option to purchase Class A common stock from Ms. Ansari, which option is currently exercisable. The address for each of the related entities of MSD Capital, L.P. is 780 Third Avenue, New York, NY 10017.

 (6) Includes 525,000 shares held by Mr. Yanney and 100,000 shares held by Rainwood Enterprises, L.P. over which Mr. Yanney has voting and investment power. Also includes 750,000 shares subject to an option to purchase
     Class A common stock from Ms. Ansari, which option is currently exercisable. The address of Mr. Yanney is c/o America First Companies, 1004 Farnam St., Omaha, NE 68102.

 (7) Includes 578,000 shares subject to options granted under the TTI 1998 Amended Equity Incentive Plan that are currently exercisable and 1,484,000 shares subject to options that will be accelerated and become exercisable under the TTI 1998 Amended Equity Incentive Plan upon completion of the merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of TTI's shareholders are currently governed by the Texas Business Corporation Act and the articles of incorporation and by-laws of TTI. In accordance with the merger agreement, at the effective time of the merger each issued and outstanding share of TTI Class A and Class B common stock will be converted into the right to receive up to 0.15 of a share of Sonus common stock. Accordingly, upon completion of the merger, the rights of TTI's shareholders who become stockholders of Sonus will be governed by the Delaware General Corporation Law and the certificate of incorporation and by-laws of Sonus. The following are summaries of the material differences between the rights of TTI shareholders and the rights of Sonus stockholders. For more information and to obtain copies of the certificate of incorporation and by-laws of Sonus, see the section titled "Where You Can Find Additional Information" appearing elsewhere in this proxy statement/prospectus.

AUTHORIZED CAPITAL

    TTI. As of November 30, 2000, the authorized capital stock of TTI consisted of (1) 180,000,000 shares of Class A voting common stock, par value $0.01 per share, of which 77,777,780 shares were issued and outstanding and
(2) 50,000,000 shares of Class B non-voting common stock, par value $0.01 per share, of which 22,222,220 shares were issued and outstanding.

    SONUS. As of November 30, 2000, the authorized capital stock of Sonus consisted of (1) 300,000,000 shares of common stock, par value $0.001 per share, of which 183,452,238 shares were outstanding; and (2) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

BOARD OF DIRECTORS

    TTI. Under the Texas Business Corporation Act, the articles of incorporation or by-laws of a corporation may set the number of directors or provide the manner of determining the number of directors. The TTI articles of incorporation provide that the number of directors will be not less than one and not more than nine, the exact number to be fixed from time to time as provided in the by-laws of TTI, which, in turn, provide that the number of directors may be increased or decreased from time to time by an amendment to the by-laws. The current number of TTI directors is five. The Texas Business Corporation Act permits the by-laws of a corporation to provide that directors be divided into classes. The by-laws of TTI do not provide for classification of the board of directors. Under the Texas Business Corporation Act and the by-laws of TTI, directors are elected at the annual stockholders meeting by a plurality of the voting rights represented by the shares present in person or represented by proxy and entitled to vote in the election, and hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

    The Texas Business Corporation Act and the by-laws of TTI provide that a quorum at any meeting of the TTI board of directors consists of a majority of the total number of directors. The by-laws of TTI provide the action of a majority of the directors present at a meeting at which a quorum is present will be the act of the board of directors.

    SONUS. The Delaware General Corporation Law permits the certificate of incorporation or the by-laws of the corporation to govern the number and terms of directors. The by-laws of Sonus provide that the number of directors will be five, or such other number as the board of directors of Sonus may determine from time to time. The Delaware General Corporation Law permits the certificate of incorporation to provide for the division of directors into up to three classes, with the term of office of each class of directors expiring in successive years. Under the Sonus certificate of incorporation, the Sonus board of directors is divided into three classes as nearly equal in number as possible, and the Sonus directors are elected for three-year terms by a plurality of the voting rights represented by the shares present in person or represented by proxy at the annual stockholders meeting and entitled to vote in the election.

    Under the Sonus by-laws, a quorum at any meeting of the Sonus board of directors consists of a majority of the total number of directors, and a majority of the directors present at any meeting at which a quorum is present, is required to approve any Sonus board of directors' action except as may be otherwise specifically provided by the Delaware General Corporation Law, or the Sonus certificate of incorporation or by-laws.

CUMULATIVE VOTING

    TTI. Under the Texas Business Corporation Act, shareholders are allowed to cumulate their votes in the election of directors unless prohibited in the corporation's articles of incorporation. The TTI articles of incorporation expressly prohibit cumulative voting.

    SONUS. The Delaware General Corporation Law permits cumulative voting for the election of directors if provided for by the certificate of incorporation. The Sonus certificate of incorporation provides that there shall not be cumulative voting.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    TTI. Under the Texas Business Corporation Act, the number of directors may be increased or decreased by amendment to, or in the manner provided in, the articles of incorporation or the by-laws, but any decrease may not shorten the term of any incumbent director. The TTI by-laws provide that the number of directors may be increased or decreased by amendment to the by-laws. Under the Texas Business Corporation Act and the TTI by-laws, any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose.

    SONUS. Under the Delaware General Corporation Law and the Sonus by-laws, any vacancies in the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. When the number of directors is changed, any newly created or eliminated directorship will be apportioned among the classes of directors so as to make all classes as nearly equal in number as possible. A decrease in the number of directors may not shorten the term of the incumbent director.

REMOVAL OF DIRECTORS

    TTI. Under the Texas Business Corporation Act, any director or the entire board of directors of a corporation with an unclassified board, such as TTI, may be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote at any meeting of shareholders called expressly for such purpose.

    SONUS. Under the Delaware General Corporation Law, any director or the entire board of directors of a corporation with a classified board, such as Sonus, may be removed by the holders of a majority of shares then entitled to vote at an election of directors, but only for cause. However, the Sonus certificate of incorporation provides that no director will be removed other than for cause, and only upon the affirmative vote of 66 2/3% of the issued and outstanding shares of stock entitled to vote thereon.

COMMITTEES OF THE BOARD OF DIRECTORS

    TTI. Under the Texas Business Corporation Act, the TTI board of directors may designate one or more committees from among its members. The TTI board of directors currently has no committees.

    SONUS. Under the Delaware General Corporation Law and the Sonus by-laws, the Sonus board of directors may designate one or more committees, which must consist of Sonus directors and will have such powers as the Sonus board of directors may provide, subject to restrictions in the Delaware General Corporation Law. The Sonus board of directors currently has a compensation committee and an audit committee.

SPECIAL MEETINGS OF STOCKHOLDERS

    TTI. The Texas Business Corporation Act provides that a special meeting of shareholders may be called by the president, the board of directors or other persons authorized in the corporation's articles of incorporation or by-laws, or by holders of not less than 10% of all shares entitled to vote at the meeting, unless the articles of incorporation provide for a different percentage not greater than 50%. The TTI articles of incorporation and by-laws have no provisions regarding calling a special meeting of shareholders.

    SONUS. Under the Delaware General Corporation Law, the board of directors or any person authorized in the corporation's certificate of incorporation or by-laws may call a special meeting of stockholders. Under the Sonus by-laws, a special meeting of the Sonus stockholders may only be called by the chairman of the board of directors, the president or a majority of the board of directors.

QUORUM AT STOCKHOLDER MEETINGS

    TTI. Under the Texas Business Corporation Act and the TTI by-laws, the holders of record of a majority of the shares entitled to vote at a shareholder meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. In the absence of a quorum, the shareholders present in person or represented by proxy at a meeting may adjourn the meeting until a quorum is present or represented.

    SONUS. Under the Sonus by-laws, the holders of a majority of the issued and outstanding shares of stock entitled to vote at the meeting, and who are present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. The holders of a majority of the shares of stock represented by the shares represented at a meeting, whether or not a quorum is present, may adjourn the meeting from time to time.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    TTI. Under the Texas Business Corporation Act, shareholders may take any action without a meeting, without prior notice and without a vote if all shareholders entitled to vote on the matter consent to the action in writing. If a corporation's articles of incorporation so provide, shareholders may take any action under the Texas Business Corporation Act by a consent signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting. The TTI articles of incorporation provide that any action required to be taken or that may be taken at any meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if written consents are signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting.

    SONUS. Under the Delaware General Corporation Law unless the certificate of incorporation provides otherwise, stockholders may take any action without a meeting, without prior notice and without a vote, if written consents are signed by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. However, under the Sonus certificate of incorporation and by-laws, the Sonus stockholders may not take corporate action without a meeting.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

    TTI. Neither the TTI articles of incorporation nor the by-laws include a provision which requires that advance notice be given to TTI of shareholder-proposed business to be conducted at annual meetings.

    SONUS. The Sonus by-laws provide that, for nominations to the Sonus board of directors or for other business to be properly brought before a meeting of stockholders, a stockholder must provide timely notice to the secretary. To be timely, a notice of nominations or other business for an annual meeting must be delivered to the secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date of Sonus' proxy statement for the preceding years' annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no such proxy statement was delivered, such notice must be made not earlier than 90 days prior to such meeting and not later than the earlier of (1) 60 days prior to the annual meeting or (2) 10 days after the date on which public announcement of the meeting is made. For a special meeting, notice of nominations or other business must be delivered to the secretary not more than 90 days prior to such meeting and not later than the later of (1) 60 days prior to the meeting or (2) 10 days after the date on which public announcement of the meeting is made.

    This notice must contain the name and address of the stockholder making or proposing the nomination or business and other information, including, among other things, the number of shares of Sonus stock held by such stockholder and the manner in which they are held, and information on any person to be nominated.

AMENDMENT OF GOVERNING DOCUMENTS

    TTI. Under the Texas Business Corporation Act, an amendment of the articles of incorporation requires a resolution of the board of directors and the approval of the holders of at least two-thirds of the outstanding shares of stock entitled to vote on the amendment. Each class or series of stock affected must also approve by at least a two-thirds vote amendments that make changes that adversely affect the rights of that class or series. The TTI articles of incorporation contain no provisions regarding amendments.

    Under the Texas Business Corporation Act, a corporation's board of directors may amend or repeal the corporation's by-laws or adopt new by-laws unless
(1) the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or (2) the shareholders in amending, repealing or adopting a particular by-law expressly provide that the board of directors may not amend or repeal that by-law. Unless the articles of incorporation or a by-law adopted by the shareholders provide otherwise, the shareholders may amend, repeal or adopt by-laws even though the by-laws may also be amended, repealed or adopted by the board of directors. The TTI by-laws provide that they may be altered, amended or repealed in whole or in part by the affirmative vote of the holders of a majority of the shares issued and entitled to vote. The TTI articles of incorporation provide that the board of directors will have the power to alter, amend or repeal the by-laws or to adopt new by-laws.

    SONUS. Under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares of stock entitled to vote on the amendment, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately on the amendment unless a higher vote is required in the corporation's certificate of incorporation. The Sonus certificate of incorporation further provides that the affirmative vote of at least 66 2/3% of the shares of stock entitled to vote on the amendment is required to amend, alter or repeal Articles IV (to the extent it relates to the ability of the Sonus board of directors to issue and designate preferred stock),V (board of directors), VII (indemnification), IX (certain transactions), X (stockholder action) and XI (amendment of certificate of incorporation) of the Sonus certificate of incorporation.

    Under the Delaware General Corporation Law, stockholders have the power to amend, adopt or repeal a corporation's by-laws. The Sonus by-laws provide that they may only be amended, adopted or repealed by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock of Sonus. The Sonus certificate of incorporation and the Sonus by-laws grant the Sonus board of directors the power to adopt, amend and repeal the Sonus by-laws.

VOTE REQUIRED FOR MERGERS

    TTI. Under the Texas Business Corporation Act, a merger may become effective without the approval of the surviving corporation's shareholders in specified circumstances. Where shareholder approval is necessary, approval of a merger requires a two-thirds affirmative vote of the outstanding shares entitled to vote on the merger, and in circumstances where a class or series of shares are entitled to vote as a class, the merger must be approved by the holders of two-thirds of the outstanding shares of each class or series entitled to vote, unless the articles of incorporation otherwise require a different number of shares. The TTI articles of incorporation contain no provisions relating to the approval of mergers.

    SONUS. Under the Delaware General Corporation Law, a merger may become effective without the approval of the corporation's stockholders in specified circumstances. Where stockholder approval is required, a merger may be adopted by the affirmative vote of a majority of the outstanding shares of stock entitled to vote on the merger.

REQUIRED VOTE FOR DISPOSITION OF ASSETS

    TTI. Under the Texas Business Corporation Act, the sale, lease, exchange or other disposition of all, or substantially all, the property and assets of a corporation if not made in the usual and regular course of business requires the approval of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless the articles of incorporation require the vote of a different number of shares. The TTI articles of incorporation contain no provisions relating to the approval of dispositions of assets.

    SONUS. Under the Delaware General Corporation Law, a corporation may sell, lease or exchange all or substantially all of its property and assets if authorized by a majority of the outstanding shares of stock entitled to vote on the disposition.

PREEMPTIVE RIGHTS

    TTI. Under the Texas Business Corporation Act, a shareholder has preemptive rights, unless the articles of incorporation limit those rights. The TTI articles of incorporation expressly deny preemptive rights to any holder of shares of any class of stock of TTI.

    SONUS. Under the Delaware General Corporation Law, a stockholder does not have preemptive rights unless the corporation's certificate of incorporation specifically grants those rights. The Sonus certificate of incorporation does not grant preemptive rights.

BUSINESS COMBINATION WITH AN INTERESTED STOCKHOLDER

    TTI. The Texas Business Corporation Act generally prevents an "affiliated" shareholder or its affiliates or associates from entering into or engaging in a "business combination" with a public corporation during the three-year period immediately following the affiliated shareholder's acquisition of shares unless specific conditions are satisfied. This prohibition does not apply to public corporations whose original articles of incorporation contain a provision expressly electing not to be governed by this provision of the Texas Business Corporation Act. The TTI articles of incorporation make no such election.

    SONUS. Sonus is subject to the provisions of Section 203 of the Delaware General Corporation Law, generally described above under "Certain Charter and Statutory Provisions--Section 203 of the Delaware General Corporation Law."

DISSENTERS' APPRAISAL RIGHTS

    TTI. Under the Texas Business Corporation Act, a shareholder is entitled to dissent from and obtain the appraised value of his or her shares in connection with any plan of merger or exchange or disposition of all or substantially all, of the corporation's assets if the Texas Business Corporation Act requires a shareholder vote on the action and the shareholder has shares of a class entitled to vote on that transaction. However, a shareholder does not have the right to dissent from any plan of merger in which there is a single surviving or new corporation, or from any plan of exchange, if (1) the shares held by the shareholder are listed on a national securities exchange, listed on the Nasdaq Stock Market, designated a national market security by the National Association of Securities Dealers, Inc. or held of record by not less than 2,000 shareholders; (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class or series; and (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his or her shares consideration (a) other than shares of a corporation which immediately after the effective time of the merger will be listed on a national securities exchange, approved for quotation as a national market security by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 shareholders, (b) cash in lieu of fractional shares the shareholder is otherwise entitled to receive, or (c) any combination of such securities and cash.

    SONUS. Under the Delaware General Corporation Law, stockholders generally have the right to demand and receive payment in cash for the fair value of their stock in an appraisal proceeding in lieu of the consideration stockholders would otherwise receive in a merger or consolidation if the terms of the agreement of merger or consolidation require the stockholder to accept in exchange for his shares anything other than shares of stock in the corporation surviving or resulting from the merger or consolidation, shares of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders, cash in lieu of fractional shares, or any combination thereof. A stockholder does not have appraisal rights if the shares of the corporation are listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or if the corporation will be the surviving corporation of a merger and the merger does not require the vote of the corporation's stockholders.

    A Delaware corporation's certificate of incorporation may provide that appraisal rights will be available in the event of the sale of all or substantially all of a corporation's assets or adoption of an amendment to its certificate of incorporation. The Sonus certificate of incorporation does not provide for such rights.

DIVIDENDS

    TTI. Under the Texas Business Corporation Act, the board of directors of a corporation may authorize a corporation to make distributions only out of its surplus (the excess of net assets over stated capital).

    SONUS. Under the Delaware General Corporation Law, a corporation may pay dividends out of surplus. If there is no surplus, dividends may be declared out of net profits for the current or preceding fiscal year unless the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets. Under the Sonus certificate of incorporation, holders of shares of Sonus common stock are entitled to receive dividends on each share, when and if declared by the Sonus board of directors out of assets legally available therefor, after payment of all dividends to holders of shares of any then outstanding shares of preferred stock.

LIQUIDATION RIGHTS

    TTI. Under the Texas Business Corporation Act, a corporation liquidating its assets must satisfy its debts and liabilities followed by distributions to its shareholders, according to their respective rights and interests.

    SONUS. Under the Delaware General Corporation Law, a dissolved corporation or successor entity must pay claims against the corporation, followed by unpaid dividends to the holders of preferred stock before making distributions to the holders of common stock. Under the Sonus certificate of incorporation, in the event of any dissolution or liquidation of Sonus, whether voluntary or involuntary, the holders of Sonus common stock will be entitled to receive all assets of Sonus available for distribution to its stockholders, subject to any preferential dividend rights of any then outstanding shares of preferred stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    TTI. Under the Texas Business Corporation Act, a corporation is permitted to provide indemnification or advancement of expenses against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a proceeding resulting from that person being or having been a director, officer or agent of the corporation only if that person conducted himself in good faith; in the case of conduct in his official capacity, he reasonably believed that his conduct was in the corporation's best interests; in all other cases, he reasonably believed that his conduct was at least not opposed to the corporation's best interests; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. If, however, the person is found liable to the corporation or is found liable on the basis that he received improper personal benefit, indemnification is limited to the reasonable expenses actually incurred by the person in connection with the proceeding. Indemnification will not be available if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

    Under the Texas Business Corporation Act, any of the following can determine whether indemnification is appropriate under Texas law: a majority vote of a quorum consisting of directors who at the time of the vote are not party to the proceeding; if such a quorum cannot be obtained, a majority vote of a special committee of the board of directors consisting of at least two directors who at the time of the vote are not party to the proceeding; special legal counsel; or shareholder vote excluding shares held by directors party to the proceeding.

    Under the Texas Business Corporation Act a corporation must indemnify a director if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding.

    The TTI articles of incorporation and by-laws provide that the TTI board of directors will have the power to indemnify persons for whom indemnification is permitted under the Texas Business Corporation Act to the maximum extent permitted by Texas law. Under the Texas Business Corporation Act and the TTI articles of incorporation, TTI may purchase and maintain liability insurance or make other arrangements for such director indemnification.

    SONUS. Sonus is subject to Section 145 of the Delaware General Corporation Law pertaining to indemnification of officers and directors, as generally described above under "Description of Capital Stock of Sonus--Limitation of Liability and Indemnification."

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    TTI. Under the Texas Miscellaneous Corporation Laws Act, a corporation's articles of incorporation may eliminate or limit all monetary liability of directors to the corporation or its shareholders for conduct in the performance of the director's duties. A corporation may not limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its shareholders, an act or omission not in good faith, an act or omission that involves intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit from the corporation or violating applicable statutes that expressly provide for the liability of a director. The TTI articles of incorporation do not so eliminate the monetary liability of its directors.

    SONUS. Sonus is subject to Section 102(b)(7) of the Delaware General Corporation Law which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care as generally described above under "Description of Capital Stock of Sonus--Limitation of Liability and Indemnification."

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
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information gives effect to the merger using the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and related notes of Sonus and TTI which appear elsewhere in this proxy statement/prospectus.

    Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of Sonus will merge with and into TTI and the shareholders of TTI will be entitled to receive up to an aggregate of 15,000,000 shares of Sonus common stock. Of these shares, 9,600,000 will be issued to the TTI shareholders on the closing date and an aggregate of up to 1,200,000 of escrowed shares that may be released to Sonus in satisfaction of indemnification claims that may be made by Sonus under the merger agreement. The remaining 4,200,000 shares will be held in escrow for release to the former TTI shareholders if certain agreed upon specified business expansion and product development performance milestones are achieved by TTI on or prior to specified dates prior to December 31, 2002.


    Sonus has also agreed under the merger agreement to make contingent awards of up to 3,000,000 shares of common stock to certain employees of TTI who will become employees of Sonus as a result of the merger under the Sonus 2000 Retention Plan. These awards will vest in equal installments on each of October 31, 2002, November 30, 2002, January 31, 2003 and February 28, 2003, if
(1) the recipients do not voluntarily terminate employment with TTI or Sonus prior to such vesting dates, and (2) the business expansion and product development escrow release conditions are satisfied in whole or in part. The portion of the total number of shares of Sonus common stock awarded to each employee that will be deemed vested on each vesting date will not exceed the proportion of all of the shares escrowed in the merger subject to the satisfaction of the business expansion and product development escrow release conditions that have been released prior to such vesting date. Generally, any awards forfeited by employees who terminate employment with TTI, other than a termination by Sonus or TTI without cause, prior to the date on which they would otherwise vest, may be reallocated to remaining TTI employees, awarded to replacement hires or returned to Sonus as provided by the terms of this plan. The value of the 3,000,000 shares awarded under the retention plan is expected to be expensed ratably over the approximate two year vesting period based upon the closing price of Sonus common stock on the date the merger is consummated (estimated to be $40.88 per share in the unaudited pro forma condensed combined financial statements) as adjusted for the change in the fair value on the date the specific escrow release conditions are satisfied.


    The merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board (APB) No. 16. Accordingly, the total purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The purchase price will be determined by using the average market value of Sonus common stock for the period from two days before to two days after the announcement of the TTI merger ($41.61 per share) to value the 10,800,000 Sonus common shares deemed to be issued to the TTI shareholders at the closing date, comprised of the 9,600,000 shares issuable at the closing and the 1,200,000 indemnity escrowed shares, and adding the fair value of liabilities assumed and expenses of the merger. The estimate of the purchase price which has been used for the unaudited pro forma condensed combined financial information is as follows, in thousands:


Fair market value of shares to be issued....................  $450,000
Estimated liabilities to be assumed.........................    16,000
Estimated merger expenses...................................    11,000
                                                              --------
                                                              $477,000
                                                              ========

    The actual purchase price will be determined at closing and will reflect the actual closing balance sheet of TTI and in accordance with APB No. 16, with the assistance of valuation experts, the purchase price will be allocated to the tangible and intangible assets acquired based upon their fair values. Based upon preliminary appraisals, the purchase price allocation which has been used for the unaudited proforma condensed combined financial information is as follows, in thousands:


Tangible assets.............................................  $ 13,000
Intangible assets:
  Workforce.................................................     2,700
  Developed technology......................................     8,400
  Customer list.............................................    15,400
  In-process research and development.......................    40,000
  Prepaid compensation related to unvested options..........    22,600
  Goodwill..................................................   374,900
                                                              --------
                                                              $477,000
                                                              ========

    The final purchase price allocation will be determined in 2001, after the closing, and will reflect the final purchase price calculation and the final appraisals of the tangible and intangible assets acquired. In addition, to the extent that any of the 4,200,000 escrowed shares are released to the former TTI shareholders, the purchase price and goodwill will be increased by the value of such shares on the date the relevant escrow release condition is satisfied.

    Sonus has engaged third party appraisers to conduct a valuation of the intangible assets and to assist in the determination of useful lives for such assets. Based on the preliminary appraisal, $40,000,000 has been allocated to in-process research and development which will be expensed in the period the merger is consummated. The amounts allocated to developed technology, customer list, assembled workforce and goodwill will be amortized over their estimated useful lives of 3 to 4 years. Prepaid compensation was computed based on the intrinsic value of the unvested TTI options assumed by Sonus and will be expensed over the remaining vesting period of approximately 3 years.

    The valuation of in-process research and development was determined using the income method. Revenue and expense projections for the in-process development project were prepared by the management of Sonus through 2008 and the present value was computed using a discount rate of 22.5%. The in-process project is not expected to reach technological feasibility until the end of 2001, at an estimated cost to complete of approximately $5.0 million. In the event that the project is not completed and technological feasibility is not achieved, there is no alternative future use for the in-process technology. The assumptions used for the valuation of in-process research and development are the responsibility of management and are subject to change.

    The unaudited proforma condensed combined financial information does not purport to represent what the consolidated financial position or results of operations actually will be upon closing or at the beginning of the periods presented or to project the results of operations or financial position for any future period or at a future date. The unaudited pro forma financial information does not give effect to any cost savings and other synergies that may result from the merger. Sonus is developing plans for integration of TTI and has not determined if there will be any cost savings.

                         UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2000

                                 (IN THOUSANDS)


                                                      HISTORICAL
                                                 --------------------                    PRO FORMA
                                                   SONUS       TTI      ADJUSTMENTS      COMBINED
                                                 ---------   --------   -----------      ---------
                                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents....................  $152,685    $  1,550    $(16,000)(G)    $138,235
  Accounts receivable, net of allowances.......     7,617       1,824          --           9,441
  Inventories..................................    14,388       2,558          --          16,946
  Other current assets.........................     1,879       2,550          --           4,429
                                                 --------    --------    --------        --------
      TOTAL CURRENT ASSETS.....................   176,569       8,482     (16,000)        169,051
Property and equipment, net....................    10,703       3,338          --          14,041
Intangible assets..............................        --          --     401,400 (E)     401,400
Other assets, net..............................       911       1,004          --           1,915
                                                 --------    --------    --------        --------
                                                 $188,183    $ 12,824    $385,400        $586,407
                                                 ========    ========    ========        ========

             LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of capital lease
    obligations................................  $     --    $    310    $     --        $    310
  Note payable to bank.........................        --       5,000      (5,000 )(G)         --
  Accounts payable.............................    11,800       1,350          --          13,150
  Accrued expenses.............................    13,763       3,224          --          16,987
  Deferred revenue.............................    12,264       4,438          --          16,702
                                                 --------    --------    --------        --------
      TOTAL CURRENT LIABILITIES................    37,827      14,322      (5,000)         47,149
Deferred income taxes..........................        --         629          --             629
Capital lease obligations, less current
  portion......................................        --         930          --             930
Redeemable common stock........................        --      31,752     (31,752)(F)          --

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock.................................       184           1          (1)(F)         195
                                                                               11 (F)
  Capital in excess of par value...............   268,165       7,742      (7,742)(F)     718,097
                                                                          449,932 (F)
  Accumulated deficit..........................   (77,688)    (35,204)     35,204 (F)    (117,688)
                                                                          (40,000)(E)
  Stock subscriptions receivable...............      (346)         --          --            (346)
  Deferred compensation........................   (39,894)     (7,348)      7,348 (F)     (62,494)
                                                                          (22,600)(E)
  Treasury stock...............................       (65)         --          --             (65)
                                                 --------    --------    --------        --------
      Total stockholders' equity (deficit).....   150,356     (34,809)    422,152         537,699
                                                 --------    --------    --------        --------
                                                 $188,183    $ 12,824    $385,400        $586,407
                                                 ========    ========    ========        ========


    See notes to unaudited pro forma condensed combined financial information.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                                --------------------                    PRO FORMA
                                                 SONUS        TTI      ADJUSTMENTS      COMBINED
                                                --------   ---------   -----------      ---------
REVENUES......................................  $     --   $  19,332    $      --       $  19,332
Manufacturing, product and service costs......     1,861      11,637           --          13,498
                                                --------   ---------    ---------       ---------
GROSS PROFIT (LOSS)...........................    (1,861)      7,695           --           5,834

OPERATING EXPENSES:
  Research and development....................    10,780       7,486           --          18,266
  Sales and marketing.........................     5,606       3,287           --           8,893
  General and administrative..................     1,723       1,960           --           3,683
  Amortization of intangibles.................        --          --      102,558(A)      102,558
  Stock-based compensation....................     4,404          --       68,216(B)       72,620
                                                --------   ---------    ---------       ---------
      Total operating expenses................    22,513      12,733      170,774         206,020
                                                --------   ---------    ---------       ---------
LOSS FROM OPERATIONS..........................   (24,374)     (5,038)    (170,774)       (200,186)
Sale of product line..........................        --       5,500           --           5,500
Other income (expense), net...................       487         741           --           1,228
                                                --------   ---------    ---------       ---------
INCOME (LOSS) BEFORE INCOME TAXES.............   (23,887)      1,203     (170,774)(D)    (193,458)
Provision for income taxes....................        --         336         (336)             --
                                                --------   ---------    ---------       ---------
NET INCOME (LOSS).............................   (23,887)        867     (170,438)       (193,458)
Beneficial conversion feature of Series C
  preferred stock.............................    (2,500)         --           --          (2,500)
                                                --------   ---------    ---------       ---------
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDERS................................  $(26,387)  $     867    $(170,438)      $(195,958)
                                                ========   =========    =========       =========
NET INCOME (LOSS) PER SHARE:
  Basic and diluted...........................  $  (1.84)  $    0.01                    $   (7.80)
                                                ========   =========                    =========
  Pro forma basic and diluted.................  $  (0.25)  $    0.01                    $   (1.81)
                                                ========   =========                    =========
SHARES USED IN COMPUTING NET LOSS PER SHARE:
  Basic and diluted...........................    14,324     100,000       10,800          25,124
                                                ========   =========    =========       =========
  Pro forma basic and diluted.................    96,188     100,000       10,800         106,988
                                                ========   =========    =========       =========

    See notes to unaudited pro forma condensed combined financial information.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                               ---------------------                    PRO FORMA
                                                 SONUS        TTI      ADJUSTMENTS      COMBINED
                                               ---------   ---------   -----------      ---------
REVENUES.....................................  $  23,171   $  19,968   $       --       $  43,139
Manufacturing, product and service costs.....     14,846      10,324           --          25,170
                                               ---------   ---------   ----------       ---------
GROSS PROFIT.................................      8,325       9,644           --          17,969

OPERATING EXPENSES:
  Research and development...................     18,231       8,523           --          26,754
  Sales and marketing........................     13,576       3,113           --          16,689
  General and administrative.................      3,750       2,289         (150)(C)       5,889
  Amortization of intangibles................         --          --       76,919 (A)      76,919
  Stock-based compensation...................     20,347         394       51,162 (B)      71,903
                                               ---------   ---------   ----------       ---------
      Total operating expenses...............     55,904      14,319      127,931         198,154
                                               ---------   ---------   ----------       ---------
LOSS FROM OPERATIONS.........................    (47,579)     (4,675)    (127,931)       (180,185)
Other income (expense).......................      3,813        (189)          --           3,624
                                               ---------   ---------   ----------       ---------
NET LOSS.....................................  $ (43,766)  $  (4,864)  $ (127,931)      $(176,561)
                                               =========   =========   ==========       =========
NET LOSS PER SHARE:
  Basic and diluted..........................  $   (0.57)  $   (0.05)                   $   (2.00)
                                               =========   =========                    =========
  Pro forma basic and diluted................  $   (0.34)  $   (0.05)                   $   (1.25)
                                               =========   =========                    =========
SHARES USED IN COMPUTING NET LOSS PER SHARE:
  Basic and diluted..........................     77,448     100,000       10,800          88,248
                                               =========   =========   ==========       =========
  Pro forma basic and diluted................    130,291     100,000       10,800         141,091
                                               =========   =========   ==========       =========

    See notes to unaudited pro forma condensed combined financial information.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

BASIS OF PRESENTATION

    The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 gives effect to the merger as if the transaction had occurred at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the merger as if the transaction had occurred on September 30, 2000. The unaudited pro forma condensed combined financial information is based upon a preliminary calculation of the purchase price and a preliminary purchase price allocation. This unaudited information will change based upon the actual closing.

    Below is a table of the preliminary purchase price allocation, which reflects the total purchase price of $477,000,000 consisting of the 10,800,000 shares of Sonus common stock to be issued at closing, composed of the 9,600,000 shares issuable at the closing and the 1,200,000 indemnity escrow shares, which have been valued at $450,000,000, merger related fees and expenses of $11,000,000 and assumed liabilities of $16,000,000, in thousands:


Tangible assets acquired....................................  $ 13,000
Assembled workforce.........................................     2,700
Acquired technology.........................................     8,400
Customer lists..............................................    15,400
In-process research and development.........................    40,000
Prepaid compensation related to unvested options............    22,600
Goodwill....................................................   374,900
                                                              --------
TOTAL.......................................................  $477,000
                                                              ========

PRO FORMA ADJUSTMENTS

    Adjustments to record amortization of intangibles in the unaudited pro forma condensed combined balance sheet and statements of operations, in thousands:

                                                                              ESTIMATED
                                                                             USEFUL LIFE      YEAR ENDED       NINE MONTHS ENDED
                                                                              IN YEARS     DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                                             -----------   -----------------   ------------------
       (A)                    Amortization of intangibles:
                              Assembled workforce..........................       3             $    900            $    675
                              Acquired technology..........................       3                2,800               2,100
                              Customer lists...............................       3                5,133               3,850
                              Goodwill.....................................       4               93,725              70,294
                                                                                                --------            --------
                              Total.....................................................        $102,558            $ 76,919
                                                                                                ========            ========

                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                            YEAR ENDED       NINE MONTHS ENDED
                                                                                         DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                                                         -----------------   ------------------
       (B)                    Stock based compensation:
                              To record stock based compensation related to 3,000,000        $ 61,320             $ 45,990
                              shares of Sonus common stock reserved for employee
                              retention incentives based upon an estimated common
                              stock price of $40.88 per share, for purposes of the
                              unaudited pro forma information. These shares are
                              issuable to employees of TTI in equal installments on
                              each of October 31, 2002, November 30, 2002,
                              January 31, 2003 and February 28 , 2003 who maintain
                              employment through each of such dates, and if TTI
                              achieves certain business expansion and product
                              development milestones.
                              To record amortization of prepaid compensation..........          6,896                5,172
                                                                                             --------             --------
                              Total........................................                  $ 68,216             $ 51,162
                                                                                             ========             ========

       (C)                    To reverse TTI's merger related expenses................       $     --             $   (150)
                                                                                             ========             ========

       (D)                    To reverse tax provision related to TTI.................       $   (336)            $     --
                                                                                             ========             ========



                                                                                                            AT SEPTEMBER 30,
                                                                                                                  2000
                                                                                                            -----------------
       (E)                    Preliminary allocation of purchase price:
                              Assembled workforce.....................................                          $   2,700
                              Acquired technology.....................................                              8,400
                              Customer lists..........................................                             15,400
                              Goodwill................................................                            374,900
                                                                                                                ---------
                              Total goodwill and intangible assets....................                          $ 401,400
                                                                                                                =========
                              Deferred compensation (prepaid compensation related to
                              unvested options).......................................                          $ (22,600)
                                                                                                                =========
                              Accumulated deficit (in process research and development
                              charge).................................................                          $ (40,000)
                                                                                                                =========

       (F)                    Exchange of all outstanding stock of TTI in
                              exchange for 10,800,000 shares of Sonus
                              common stock:
                              Sonus common stock......................................                          $      11
                              Sonus capital in excess of par value....................                            449,932
                              TTI redeemable common stock.............................                            (31,752)
                              TTI common stock........................................                                 (1)
                              TTI capital in excess of par value......................                             (7,742)
                              TTI accumulated deficit.................................                             35,204
                              TTI deferred compensation...............................                              7,348

       (G)                    Payment of merger related fees and expenses.............                          $ (11,000)
                              Payment of note payable to bank.........................                             (5,000)
                                                                                                                ---------
                              Total change in cash....................................                          $ (16,000)
                                                                                                                =========

NET INCOME (LOSS) PER SHARE ON A PRO FORMA BASIS

   The unaudited basic and diluted net income (loss) per share is based on the weighted average number of Sonus unrestricted common shares outstanding prior to the merger plus the 10,800,000 shares of Sonus common stock issued upon the closing of the merger, composed of the 9,600,000 shares issuable at the closing and the 1,200,000 indemnity escrow shares as if they were issued on the first day of the period. The unaudited pro forma basic and diluted net income (loss) per share reflects the conversion of all outstanding shares of Sonus Series A, B, C and D redeemable convertible preferred stock into an aggregate of 96,957,222 shares of common stock upon the consummation of the Sonus IPO in May 2000, as if such conversion occurred at the date of original issuance. Options outstanding and the shares to be issued under the Sonus Retention Plan have not been included in the computation of the basic and diluted net income (loss) per share for the periods reported because their effect would not be dilutive.

                                 LEGAL MATTERS

    The validity of the shares of Sonus common stock to be issued in the merger will be passed upon for Sonus by Bingham Dana LLP, Boston, Massachusetts. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for TTI by Wachtell, Lipton, Rosen & Katz, New York, New York. As of November 30, 2000, 6 attorneys at Bingham Dana LLP own, in the aggregate, 161,781 shares of Sonus' common stock.

                                    EXPERTS

    The consolidated financial statements of Sonus Networks, Inc. as of December 31, 1998 and 1999 and for the period from inception (August 7, 1997) through December 31, 1997, and for the years ended December 31, 1998 and 1999 included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of telecom technologies, inc. as of December 31, 1998 and 1999, and for the years ended December 31, 1998 and 1999, included in this proxy statement/ prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Sonus or TTI at the following addresses and telephone numbers:

Sonus Networks, Inc.                   telecom technologies, inc.
5 Carlisle Road                        1701 North Collins Blvd., Suite 3000
Westford, MA 01886                     Richardson, TX 75080
Telephone: (978) 692-8999              Telephone: 972-301-4900
Attn: Investor Relations               Attn: Secretary

    Sonus files quarterly and other reports and proxy statements with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Sonus at the Securities and Exchange Commission's public reference rooms in Washington, D.C. at 450 5th Street, N.W., and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Sonus' Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at HTTP://WWW.SEC.GOV.

    Sonus has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission with regard to the Sonus common stock to be issued to TTI shareholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement by contacting Sonus at its address and telephone number listed above.

    Sonus has supplied all information contained in this proxy statement/prospectus relating to Sonus, and TTI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to TTI.

    Sonus' principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and our telephone number is (978) 692-8999. Sonus is a trademark and service mark of Sonus Networks, Inc. Each trademark, trade name or service mark of any other company appearing in this proxy statement/prospectus belongs to its holder. Information contained on Sonus' Web site, WWW.SONUSNET.COM, does not constitute part of this proxy statement/prospectus. Sonus was incorporated as a Delaware corporation in August 1997.

    TTI's principal executive offices are located at 1701 North Collins Blvd., Suite 3000, Richardson, TX 75080, and our telephone number is 972-301-4900. INtelligentIP is a trademark and service mark of TTI. Information contained on our Web site, WWW.TELECOMTECHNOLOGIES.COM, does not constitute part of this proxy statement/prospectus. TTI was incorporated as a Texas corporation in 1993.

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SONUS NETWORKS, INC.

Report of Independent Accountants...........................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit)..................    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Sonus Networks, Inc.:

We have audited the accompanying consolidated balance sheets of Sonus Networks, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (August 7, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonus Networks, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (August 7, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 10, 2000

                              SONUS NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999          2000
                                                              --------   --------   --------------
                                                                                     (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,584    $ 8,885       $152,685
  Marketable securities.....................................   12,917     14,681             --
  Accounts receivable, net of allowance of $700.............       --         --          7,617
  Inventories...............................................       --      2,210         14,388
  Other current assets......................................      162        298          1,879
                                                              -------    -------       --------
      Total current assets..................................   16,663     26,074        176,569
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization..............................................    1,506      4,269         10,703
OTHER ASSETS, net of accumulated amortization of $57, $301
  and $500 at December 31, 1998 and 1999, and September 30,
  2000, respectively........................................      247        439            911
                                                              -------    -------       --------
                                                              $18,416    $30,782       $188,183
                                                              =======    =======       ========

      LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of long-term obligations..................  $   430    $ 1,336       $     --
  Accounts payable..........................................      422      1,412         11,800
  Accrued expenses..........................................      490      2,691         13,763
  Deferred revenue..........................................       --      1,031         12,264
                                                              -------    -------       --------
      Total current liabilities.............................    1,342      6,470         37,827

LONG-TERM OBLIGATIONS, less current portion.................    1,220      3,402             --
COMMITMENTS (Note 7)
REDEEMABLE CONVERTIBLE PREFERRED STOCK, $0.01 par value;
  17,000,000 shares authorized; 10,334,287 and 12,323,968
  shares issued and outstanding, at December 31, 1998 and
  1999, respectively; No shares authorized, issued and
  outstanding, at September 30, 2000........................   22,951     46,109             --
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized; none issued and outstanding.................       --         --             --
  Common stock, $0.001 par value; 300,000,000 shares
    authorized; 49,570,059, 65,510,921 and
    184,031,864 shares issued at December 31, 1998 and 1999
    and September 30, 2000, respectively; 49,570,059,
    65,510,921 and 183,259,364 shares outstanding at
    December 31, 1998 and 1999 and September 30, 2000,
    respectively............................................       50         66            184
  Capital in excess of par value............................      556     25,567        268,165
  Accumulated deficit.......................................   (7,446)   (33,882)       (77,688)
  Stock subscriptions receivable............................     (257)      (346)          (346)
  Deferred compensation.....................................       --    (16,604)       (39,894)
  Treasury stock, at cost: 772,500 common shares............       --         --            (65)
                                                              -------    -------       --------
      Total stockholders' equity (deficit)..................   (7,097)   (25,199)       150,356
                                                              -------    -------       --------
                                                              $18,416    $30,782       $188,183
                                                              =======    =======       ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  PERIOD FROM
                                                   INCEPTION
                                                   (AUGUST 7,                                NINE MONTHS ENDED
                                                    1997) TO     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                  DECEMBER 31,   ------------------------   --------------------
                                                      1997          1998         1999         1999       2000
                                                  ------------   ----------   -----------   --------   ---------
                                                                                                (UNAUDITED)
REVENUES........................................     $  --       $      --    $       --    $     --   $  23,171
Manufacturing and product costs (1).............        --              --         1,861       1,091      14,846
                                                     -----       ---------    ----------    --------   ---------
GROSS PROFIT (LOSS).............................        --              --        (1,861)     (1,091)      8,325

OPERATING EXPENSES:
  Research and development (1)..................       299           5,824        10,780       7,505      18,231
  Sales and marketing (1).......................        --             426         5,606       2,747      13,576
  General and administrative (1)................       187             919         1,723       1,114       3,750
  Stock-based compensation......................        --              59         4,404       2,171      20,347
                                                     -----       ---------    ----------    --------   ---------
    Total operating expenses....................       486           7,228        22,513      13,537      55,904
                                                     -----       ---------    ----------    --------   ---------
LOSS FROM OPERATIONS............................      (486)         (7,228)      (24,374)    (14,628)    (47,579)
Interest expense................................        --             (78)         (224)       (147)       (209)
Interest income.................................        25             392           711         430       4,022
                                                     -----       ---------    ----------    --------   ---------
NET LOSS........................................      (461)         (6,914)      (23,887)    (14,345)    (43,766)
Beneficial conversion feature of Series C
  preferred stock...............................        --              --        (2,500)         --          --
                                                     -----       ---------    ----------    --------   ---------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS......     $(461)      $  (6,914)   $  (26,387)   $(14,345)  $ (43,766)
                                                     =====       =========    ==========    ========   =========
NET LOSS PER SHARE (Note 1(p)):
  Basic and diluted.............................     $  --       $   (1.42)   $    (1.84)   $  (1.13)  $   (0.57)
                                                     =====       =========    ==========    ========   =========
  Pro forma basic and diluted...................                              $    (0.25)   $  (0.16)  $   (0.34)
                                                                              ==========    ========   =========
SHARES USED IN COMPUTING NET LOSS PER SHARE
  (Note 1(p)):
  Basic and diluted.............................        --           4,858        14,324      12,729      77,448
                                                     =====       =========    ==========    ========   =========
  Pro forma basic and diluted...................                                  96,188      91,351     130,291
                                                                              ==========    ========   =========

------------------------


(1) Excludes non-cash, stock-based
   compensation expense as follows:
      Manufacturing and product costs...........                $      --   $       92   $     47   $     302
      Research and development..................                       29        1,537        680       8,784
      Sales and marketing.......................                       12        2,104      1,084       9,108
      General and administrative................                       18          671        360       2,153
                                                                ---------   ----------   --------   ---------
                                                                $      59   $    4,404   $  2,171   $  20,347
                                                                =========   ==========   ========   =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               REDEEMABLE CONVERTIBLE
                                                                   PREFERRED STOCK
                                                              -------------------------         COMMON STOCK         CAPITAL IN
                                                                            REDEMPTION    ------------------------   EXCESS OF PAR
                                                                SHARES        VALUE         SHARES       PAR VALUE     VALUE
                                                              -----------   -----------   ------------   ---------   -------------
BALANCE, INCEPTION (AUGUST 7, 1997).........................           --     $    --              --      $ --        $     --
  Issuance of common stock to founders......................           --          --      24,615,693        25               1
  Issuance of Series A preferred stock and issuance
    costs of $28............................................    7,100,000       7,100              --        --              --
  Issuance of common stock to employees.....................           --          --       3,095,625         3              18
  Net loss..................................................           --          --              --        --              --
                                                              -----------     -------     -----------      ----        --------
BALANCE, DECEMBER 31, 1997..................................    7,100,000       7,100      27,711,318        28              19
  Payments on subscriptions receivable......................           --          --              --        --              --
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................       80,000          80              --        --              --
  Issuance of Series B preferred stock and issuance
    costs of $40............................................    3,154,287      15,771              --        --              --
  Issuance of common stock to officer.......................           --          --       9,637,497        10             311
  Issuance of common stock to employees.....................           --          --      12,221,244        12             167
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........           --          --              --        --              59
  Net loss..................................................           --          --              --        --              --
                                                              -----------     -------     -----------      ----        --------
BALANCE, DECEMBER 31, 1998..................................   10,334,287      22,951      49,570,059        50             556
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................       50,000         250              --        --              --
  Issuance of Series C preferred stock and issuance
    costs of $40............................................    1,939,681      22,908              --        --              --
  Beneficial conversion feature of Series C preferred
    stock...................................................           --          --              --        --           2,500
  Payments on subscriptions receivable......................           --          --              --        --              --
  Issuance of common stock to employees, officers and a
    director................................................           --          --      15,230,612        15           1,488
  Exercise of stock options.................................           --          --         710,250         1              15
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........           --          --              --        --             149
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................           --          --              --        --          20,859
  Amortization of deferred compensation.....................           --          --              --        --              --
  Net loss..................................................           --          --              --        --              --
                                                              -----------     -------     -----------      ----        --------
BALANCE, DECEMBER 31, 1999..................................   12,323,968      46,109      65,510,921        66          25,567
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................    1,509,154      24,750              --        --              --
  Issuance of common stock to public, net of issuance costs
    of $10,602 (unaudited)..................................           --          --      17,250,000        17         121,632
  Issuance of common stock to employees (unaudited).........           --          --       3,865,671         4           6,421
  Conversion of preferred stock to common stock
    (unaudited).............................................  (13,833,122)    (70,859)     96,957,222        97          70,762
  Exercise of stock options (unaudited).....................           --          --         448,050        --             146
  Repurchase of common stock (unaudited)....................           --          --              --        --              --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................           --          --              --        --           2,389
  Deferred compensation related to stock options grants and
    sale of restricted common stock (unaudited).............           --          --              --        --          41,248
  Amortization of deferred compensation (unaudited).........           --          --              --        --              --
  Net loss (unaudited)......................................           --          --              --        --              --
                                                              -----------     -------     -----------      ----        --------
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED).....................           --     $    --     184,031,864      $184        $268,165
                                                              ===========     =======     ===========      ====        ========


                                                                                                               TREASURY STOCK
                                                                               STOCK
                                                              ACCUMULATED    SUBSCRIPTIONS    DEFERRED       -------------------
                                                               DEFICIT       RECEIVABLE      COMPENSATION    SHARES      COST
                                                              ------------   -------------   -------------   --------   --------
BALANCE, INCEPTION (AUGUST 7, 1997).........................    $     --         $  --         $     --           --      $ --
  Issuance of common stock to founders......................          (1)           --               --           --        --
  Issuance of Series A preferred stock and issuance
    costs of $28............................................         (28)           --               --           --        --
  Issuance of common stock to employees.....................          --            (4)              --           --        --
  Net loss..................................................        (461)           --               --           --        --
                                                                --------         -----         --------      -------      ----
BALANCE, DECEMBER 31, 1997..................................        (490)           (4)              --           --        --
  Payments on subscriptions receivable......................          --             4               --           --        --
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................          (2)           --               --           --        --
  Issuance of Series B preferred stock and issuance
    costs of $40............................................         (40)           --               --           --        --
  Issuance of common stock to officer.......................          --          (257)              --           --        --
  Issuance of common stock to employees.....................          --            --               --           --        --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          --            --               --           --        --
  Net loss..................................................      (6,914)           --               --           --        --
                                                                --------         -----         --------      -------      ----
BALANCE, DECEMBER 31, 1998..................................      (7,446)         (257)              --           --        --
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................          (9)           --               --           --        --
  Issuance of Series C preferred stock and issuance
    costs of $40............................................         (40)           --               --           --        --
  Beneficial conversion feature of Series C preferred
    stock...................................................      (2,500)           --               --           --        --
  Payments on subscriptions receivable......................          --            21               --           --        --
  Issuance of common stock to employees, officers and a
    director................................................          --          (110)              --           --        --
  Exercise of stock options.................................          --            --               --           --        --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          --            --               --           --        --
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................          --            --          (20,859)          --        --
  Amortization of deferred compensation.....................          --            --            4,255           --        --
  Net loss..................................................     (23,887)           --                            --        --
                                                                --------         -----         --------      -------      ----
BALANCE, DECEMBER 31, 1999..................................     (33,882)         (346)         (16,604)          --        --
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................         (40)           --               --           --        --
  Issuance of common stock to public, net of issuance costs
    of $10,602 (unaudited)..................................          --            --               --
  Issuance of common stock to employees (unaudited).........          --            --               --           --        --
  Conversion of preferred stock to common stock
    (unaudited).............................................          --            --               --
  Exercise of stock options (unaudited).....................          --            --               --
  Repurchase of common stock (unaudited)....................          --            --               --      772,500       (65)
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................          --            --               --           --        --
  Deferred compensation related to stock options grants and
    sale of restricted common stock (unaudited).............          --            --          (41,248)          --        --
  Amortization of deferred compensation (unaudited).........          --            --           17,958           --        --
  Net loss (unaudited)......................................     (43,766)           --               --           --        --
                                                                --------         -----         --------      -------      ----
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED).....................    $(77,688)        $(346)        $(39,894)     772,500      $(65)
                                                                ========         =====         ========      =======      ====


                                                                TOTAL
                                                              STOCKHOLDERS'
                                                                EQUITY
                                                              (DEFICIT)
                                                              -------------
BALANCE, INCEPTION (AUGUST 7, 1997).........................    $     --
  Issuance of common stock to founders......................          25
  Issuance of Series A preferred stock and issuance
    costs of $28............................................         (28)
  Issuance of common stock to employees.....................          17
  Net loss..................................................        (461)
                                                                --------
BALANCE, DECEMBER 31, 1997..................................        (447)
  Payments on subscriptions receivable......................           4
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................          (2)
  Issuance of Series B preferred stock and issuance
    costs of $40............................................         (40)
  Issuance of common stock to officer.......................          64
  Issuance of common stock to employees.....................         179
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          59
  Net loss..................................................      (6,914)
                                                                --------
BALANCE, DECEMBER 31, 1998..................................      (7,097)
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................          (9)
  Issuance of Series C preferred stock and issuance
    costs of $40............................................         (40)
  Beneficial conversion feature of Series C preferred
    stock...................................................          --
  Payments on subscriptions receivable......................          21
  Issuance of common stock to employees, officers and a
    director................................................       1,393
  Exercise of stock options.................................          16
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........         149
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................          --
  Amortization of deferred compensation.....................       4,255
  Net loss..................................................     (23,887)
                                                                --------
BALANCE, DECEMBER 31, 1999..................................     (25,199)
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................         (40)
  Issuance of common stock to public, net of issuance costs
    of $10,602 (unaudited)..................................     121,649
  Issuance of common stock to employees (unaudited).........       6,425
  Conversion of preferred stock to common stock
    (unaudited).............................................      70,859
  Exercise of stock options (unaudited).....................         146
  Repurchase of common stock (unaudited)....................         (65)
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................       2,389
  Deferred compensation related to stock options grants and
    sale of restricted common stock (unaudited).............          --
  Amortization of deferred compensation (unaudited).........      17,958
  Net loss (unaudited)......................................     (43,766)
                                                                --------
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED).....................    $150,356
                                                                ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          PERIOD FROM
                                                           INCEPTION
                                                           (AUGUST 7,         YEAR ENDED         NINE MONTHS ENDED
                                                            1997) TO         DECEMBER 31,          SEPTEMBER 30,
                                                          DECEMBER 31,    -------------------   --------------------
                                                              1997          1998       1999       1999       2000
                                                         --------------   --------   --------   --------   ---------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................      $ (461)      $(6,914)   $(23,887)  $(14,345)  $(43,766)
  Adjustment to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization......................          11           466       1,632        862      3,150
    Compensation expense associated with the grant of
      stock options and issuance of restricted stock to
      non-employees....................................          --            59         149         74      2,389
    Amortization of deferred compensation..............          --            --       4,255      2,097     17,958
    Changes in current assets and liabilities:
      Accounts receivable..............................          --            --          --         --     (7,617)
      Inventories......................................          --            --      (2,210)    (1,502)   (12,178)
      Other current assets.............................         (30)         (132)       (136)      (115)    (1,581)
      Accounts payable.................................         229           193         990        832     10,388
      Accrued expenses.................................          96           394       2,201        822     11,072
      Deferred revenue.................................          --            --       1,031         --     11,233
                                                             ------       -------    --------   --------   --------
        Net cash used in operating activities..........        (155)       (5,934)    (15,975)   (11,275)    (8,952)
                                                             ------       -------    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................        (347)       (1,577)     (4,151)    (2,299)    (9,384)
  Maturities of marketable securities..................          --         7,295      22,020     18,150     32,262
  Purchases of marketable securities...................          --       (20,212)    (23,784)   (20,246)   (17,581)
  Other assets.........................................         (14)         (292)       (436)      (328)      (672)
                                                             ------       -------    --------   --------   --------
        Net cash provided by (used in) investing
          activities...................................        (361)      (14,786)     (6,351)    (4,723)     4,625
                                                             ------       -------    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of common stock...............          42           243       1,393        647    128,074
  Proceeds from exercise of stock options..............          --            --          16         10        146
  Net proceeds from issuance of preferred stock........       6,847        15,809      23,109     20,609     24,710
  Payment of stock subscriptions receivable............          --             4          21         --         --
  Proceeds from long-term obligations..................           8         1,749       3,609      1,726        405
  Payments on long-term obligations....................          --          (107)       (521)      (360)    (5,143)
  Repurchase of common stock...........................          --            --          --         --        (65)
  Proceeds from notes payable..........................         225            --          --         --         --
                                                             ------       -------    --------   --------   --------
        Net cash provided by financing activities......       7,122        17,698      27,627     22,632    148,127
                                                             ------       -------    --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...       6,606        (3,022)      5,301      6,634    143,800
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........          --         6,606       3,584      3,584      8,885
                                                             ------       -------    --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............      $6,606       $ 3,584    $  8,885   $ 10,218   $152,685
                                                             ======       =======    ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.............      $   --       $    78    $    208   $    147   $    209
                                                             ======       =======    ========   ========   ========
SUPPLEMENTARY DISCLOSURE OF NON-CASH TRANSACTIONS:
  Conversion of notes payable to preferred stock.......      $  225       $    --    $     --   $     --   $     --
                                                             ======       =======    ========   ========   ========
  Issuance of common stock for subscriptions
    receivable.........................................      $    4       $   257    $    110   $     --   $     --
                                                             ======       =======    ========   ========   ========
  Conversion of redeemable convertible preferred stock
    into common stock..................................      $   --       $    --    $     --   $     --   $ 70,859
                                                             ======       =======    ========   ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    Sonus Networks, Inc. (Sonus) was incorporated on August 7, 1997 and is a leading provider of voice infrastructure products for the new public network. Sonus offers a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks. Sonus was considered to be in the development stage through December 31, 1999 and was principally engaged in research and development, raising capital and hiring its management team.

    Sonus is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel and the ability to obtain additional capital as needed to meet its product plans. Sonus has a limited operating history and has incurred significant operating losses since inception.

    The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

    (A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Sonus and its wholly-owned subsidiaries Sonus Networks Limited and Sonus Networks Pte Limited. All material intercompany transactions and balances have been eliminated.

    (B) UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

    The consolidated financial statements for the nine months ended
September 30, 1999 and 2000 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year.

    (C) CASH EQUIVALENTS AND MARKETABLE SECURITIES

    Cash equivalents are stated at cost plus accrued interest, which approximates market value, and have maturities of three months or less at the date of purchase.

    Marketable securities are classified as held-to-maturity, as Sonus has the intent and ability to hold to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in high quality credit instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. There have been no gains or losses to date.

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    (D) CONCENTRATIONS OF CREDIT RISK, SIGNIFICANT CUSTOMERS AND LIMITED
     SUPPLIERS

    The financial instruments that potentially subject Sonus to concentrations of credit risk are cash, marketable securities and receivables. Sonus has no significant off-balance-sheet concentrations such as foreign exchange contracts, options contracts or other foreign hedging arrangements. Sonus' cash holdings are diversified between three financial institutions.

    For the nine months ended September 30, 2000, three customers, each of whom contributed more than 10% of revenue and who accounted for an aggregate of 71% of revenues. As of September 30, 2000, three customers accounted for an aggregate of 90% of the Company's accounts receivable balance.

    Certain components and software licenses from third-parties used in Sonus' products are procured from a single source. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt Sonus' delivery of products and thereby adversely affect Sonus' revenues and operating results.

    (E) INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market.

    (F) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Sonus provides for depreciation and amortization using the straight-line method and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives.

    (G) OTHER ASSETS

    Other assets include licenses for certain technology embedded in Sonus' products. These licenses are amortized over the lesser of their useful lives or the term of the license.

    (H) REVENUE RECOGNITION

    Sonus recognizes revenue from product sales to end users, resellers and distributors upon shipment, provided there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, Sonus recognizes revenue when those uncertainties are resolved. In multiple element arrangements, Sonus uses the residual method in accordance with Statement of Position 97-2 and 98-9. Service revenue is recognized as the services are provided. Amounts collected prior to satisfying the revenue recognition criteria are reflected as deferred revenue. Warranty costs are estimated and recorded by Sonus at the time of product revenue recognition.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. This bulletin established guidelines for revenue recognition. Our revenue recognition policy complies with this pronouncement.

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    (I) SOFTWARE DEVELOPMENT COSTS

    Sonus accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. Sonus has determined that technological feasibility is established at the time a working model of the software is completed. Because Sonus believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

    (J) STOCK-BASED COMPENSATION

    Sonus uses the intrinsic value-based method of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to account for all of its employee stock-based compensation plans and uses the fair value method to account for all non-employee stock-based compensation.

    (K) COMPREHENSIVE LOSS

    Sonus applies Financial Accounting Standards Board (FASB) SFAS No. 130, REPORTING COMPREHENSIVE INCOME. The comprehensive loss for the period from inception (August 7, 1997) to December 31, 1997, the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 does not differ from the reported loss.

    (L) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of Sonus' financial instruments, which include cash equivalents, marketable securities, stock subscriptions receivable, accounts payable, accrued expenses and long-term obligations, approximate their fair value.

    (M) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    (N) NEW PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB NO. 133, SFAS
No. 133 is effective in fiscal year 2001. SFAS No. 133 is not expected to have a material impact on Sonus' financial condition or results of operations.

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    (O) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment.

    (P) NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares and potential common stock outstanding during the period, if dilutive. Potential common stock is comprised of restricted shares of common stock and the incremental common shares issuable upon the exercise of stock options. Shares of common stock issuable upon the conversion of Sonus' redeemable convertible preferred stock have also been excluded. In accordance with Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, Sonus determined there were no nominal issuances of Sonus' stock prior to Sonus' IPO. For the period from inception through December 31, 1997, there were no unrestricted outstanding shares of common stock.

    Options to purchase 375,000, 1,672,500, 3,052,743, 3,340,500 and 12,471,249
shares of common stock have not been included in the computation of diluted net loss per share for the period from inception to December 31, 1997, the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively, as their effects would have been anti-dilutive (see Note 9(g)).

    Pro forma basic and diluted net loss per share for the year ended
December 31, 1999 and the nine months ended September 30, 1999 and 2000 are computed using the weighted average number of unrestricted common shares outstanding, including the pro forma effects of the automatic conversion of Sonus' Series A, B, C and D redeemable convertible preferred stock into shares of Sonus' common stock which occurred upon the closing of Sonus' IPO in May of 2000, as if such conversion occurred at the date of original issuance. There were no dilutive shares of potential common stock for these periods.

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    The following table sets forth the computation of basic and diluted net loss per share and pro forma basic and diluted net loss per share:

                                          PERIOD FROM
                                           INCEPTION
                                           (AUGUST 7,                                        NINE MONTHS ENDED
                                            1997) TO        YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                          DECEMBER 31,    ---------------------------   ----------------------------
                                              1997            1998           1999           1999           2000
                                         --------------   ------------   ------------   ------------   -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL--
  Net loss applicable to common
    stockholders.......................   $       (461)   $     (6,914)  $    (26,387)  $    (14,345)  $     (43,766)
                                          ============    ============   ============   ============   =============
  Weighted average common shares
    outstanding........................         11,701          35,401         57,460         55,290         118,761
  Less weighted average restricted
    common shares outstanding..........        (11,701)        (30,543)       (43,136)       (42,561)        (41,313)
                                          ------------    ------------   ------------   ------------   -------------
  Shares used in computing basic and
    diluted net loss per share.........             --           4,858         14,324         12,729          77,448
                                          ============    ============   ============   ============   =============

  Basic and diluted net loss per
    share..............................   $         --    $      (1.42)  $      (1.84)  $      (1.13)  $       (0.57)
                                          ============    ============   ============   ============   =============

PRO FORMA--
  Net loss.............................                                  $    (23,887)  $    (14,345)  $     (43,766)
                                                                         ============   ============   =============
  Shares used in computing historical
    basic and diluted net loss per
    share..............................                                        14,324         12,729          77,448
  Weighted average number of shares
    assumed upon conversion of
    redeemable convertible preferred
    stock..............................                                        81,864         78,622          52,843
                                                                         ------------   ------------   -------------
  Shares used in computing pro forma
    basic and diluted net loss per
    share..............................                                        96,188         91,351         130,291
                                                                         ============   ============   =============

  Pro forma basic and diluted net loss
    per share..........................                                  $      (0.25)  $      (0.16)  $       (0.34)
                                                                         ============   ============   =============

(2) INVENTORIES

    Inventories consist of the following, in thousands:

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                       1999           2000
                                                   ------------   -------------
Raw materials....................................     $  305         $ 1,784
Work in progress.................................        941           4,609
Finished goods...................................        964           7,995
                                                      ------         -------
                                                      $2,210         $14,388
                                                      ======         =======

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(3) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following, in thousands:

                                                    DECEMBER 31,
                                   ESTIMATED     -------------------   SEPTEMBER 30,
                                  USEFUL LIFE      1998       1999          2000
                                 -------------   --------   --------   --------------
Computer equipment and
  software.....................    2-3 years     $ 1,836    $ 5,956       $15,121
Furniture and fixtures.........    3-5 years          88         69           100
Leasehold improvements.........  Life of lease        --         50           238
                                                 -------    -------       -------
                                                   1,924      6,075        15,459
Less accumulated depreciation
  and amortization.............                     (418)    (1,806)       (4,756)
                                                 -------    -------       -------
                                                 $ 1,506    $ 4,269       $10,703
                                                 =======    =======       =======

(4) LONG-TERM OBLIGATIONS

    Sonus had a $7,000,000 equipment line of credit with a bank, bearing interest at the bank's prime rate (8.5% at December 31, 1999) plus 0.5%, available through June 30, 2000. Under the agreement, all of Sonus' assets, except intellectual property, had been pledged as collateral and Sonus was to maintain a certain minimum tangible stockholders' equity and quick ratio, as defined. As of December 31, 1998 and 1999, Sonus had outstanding balances of $1,650,000 and $4,738,000, respectively. In June 2000, approximately $5,100,000, representing all amounts then outstanding under this line were repaid and the equipment line of credit was terminated.

(5) ACCRUED EXPENSES

    Accrued expenses consist of the following, in thousands:

                                               DECEMBER 31,
                                            -------------------   SEPTEMBER 30,
                                              1998       1999          2000
                                            --------   --------   --------------
Employee compensation and related costs...    $195      $1,381       $ 4,529
Professional fees.........................     132         609         1,190
Royalties.................................      --          91         2,227
Facilities................................     100         137           247
Other.....................................      63         473         5,570
                                              ----      ------       -------
                                              $490      $2,691       $13,763
                                              ====      ======       =======

(6) INCOME TAXES

    Sonus provides for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

purposes. A valuation allowance has been recorded for the net deferred tax asset due to the uncertainty of realizing the benefit of this asset.

    The following is a summary of the significant components of Sonus' deferred tax assets and liabilities, in thousands:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Net operating loss carryforwards..........................   $2,230    $ 9,204
Tax credit carryforwards..................................      308        761
Start-up costs............................................      625        485
Deferred revenue..........................................       --        412
Other temporary differences...............................       44        560
Valuation allowance.......................................   (3,207)   (11,422)
                                                             ------    -------
                                                             $   --    $    --
                                                             ======    =======

    As of December 31, 1999, Sonus has net operating loss carryforwards for income tax purposes of approximately $23,000,000, which expire through 2019. Sonus also has available research and development credit carryforwards of approximately $761,000 that expire through 2019. The Internal Revenue Code contains provisions that limit the net operating loss and tax credit carryforwards available to be used in any given year in the event of certain circumstances, including significant changes in ownership interests. Sonus has completed several financings since inception and has incurred ownership changes and may have incurred an ownership change upon the completion of the IPO. Sonus does not believe that these changes will have a material impact on its ability to use its net operating loss and tax credit carryforwards.

(7) LEASE COMMITMENTS

    Sonus leases its administrative and development facility under an operating lease, which expires in March 2004. In 2000, Sonus entered into additional facility leases which expire between September 2001 and March 2004. Rent expense was approximately $20,000 from inception to December 31, 1997 and $150,000, $537,000, $315,078 and $639,644 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. Sonus is responsible for certain real estate taxes, utilities and maintenance costs. The future minimum payments under operating lease payments as of December 31, 1999, including the new 2000 facility leases, are as follows: $984,000 in 2000; $2,052,000 in 2001; $2,144,000 in 2002; $1,727,000 in 2003; and $368,000 in
2004.

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Prior to the closing of our IPO in May 2000, Sonus had authorized 17,000,000 shares of preferred stock, $0.01 par value, and designated four series of redeemable convertible preferred stock: 7,220,000 shares of Series A preferred stock; 3,247,857 shares of Series B preferred stock; 2,153,072 shares of Series C preferred stock and 1,585,366 shares of Series D preferred stock. In connection with our IPO in May 2000, all redeemable convertible preferred stock was converted into an aggregate of 96,957,222 shares of common stock. A summary of the redeemable convertible preferred stock issuances from inception and redemption value as of the closing of our IPO in May 2000 are as follows:

                                                                           NUMBER OF    PRICE PER     REDEMPTION
     DESCRIPTION                              DATE                           SHARES       SHARE         VALUE
---------------------   -------------------------------------------------  ----------   ---------   --------------
                                                                                                    (IN THOUSANDS)
 Series A               November 1997 and July 1998                         7,180,000    $  1.00        $ 7,180
 Series B               September and December 1998, May 1999               3,204,287       5.00         16,021
 Series C               September, November and December 1999               1,939,681      11.81         22,908
 Series D               March 2000                                          1,509,154      16.40         24,750
                                                                           ----------                   -------
                                                                           13,833,122                   $70,859
                                                                           ==========                   =======

    The rights, preferences and privileges of the Series A, Series B, Series C and Series D redeemable convertible preferred stock are as follows:

    CONVERSION

    Each share of Series A, B and C preferred stock was convertible into 7.5 shares of common stock and each share of Series D preferred stock was convertible into three shares of common stock, both adjustable for certain dilutive events. Conversion was at the option of the holder, but became automatic upon the closing of an IPO for the Series A, B and C preferred stock in which at least $10,000,000 of net proceeds shall be received by Sonus at a price of at least $8.00 per share and for the Series D preferred stock with at least $25,000,000 of net proceeds at a price of at least $19.68 per share.

    REDEMPTION

    If requested prior to the redemption dates specified below by holders of 66 2/3% of the then outstanding Series A, B, C and D preferred stock, Sonus was required to redeem such stock at $1.00, $5.00, $11.81 and $16.40 per share, respectively, as adjusted in the event of future dilution, plus declared but unpaid dividends as follows:

                                           PERCENTAGE OF THEN
                                              OUTSTANDING
  SERIES A, B AND C        SERIES D       PREFERRED SHARES TO
   REDEMPTION DATE      REDEMPTION DATE       BE REDEEMED
---------------------   ---------------   --------------------
November 18, 2002        March 9, 2005           33.33%
November 18, 2003        March 9, 2006           50.00%
November 18, 2004        March 9, 2007    All shares then held

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    DIVIDENDS

    Series A, B, C and D preferred stockholders were entitled to receive any cash dividend declared on common stock equal to the amount they would be entitled to if such preferred stock had been converted into common stock. In connection with the sale of an aggregate of 211,688 shares of Series C preferred stock in November and December 1999, Sonus recorded a charge to accumulated deficit of $2.5 million. This amount represents the beneficial conversion feature of the Series C preferred stock. This amount has been accounted for as a dividend to preferred stockholders and as a result, increased Sonus' capital in excess of par value, net loss applicable to common stockholders and the related net loss per share.

    LIQUIDATION PREFERENCE

    In the event of liquidation of Sonus and before any distribution to common stockholders, the Series A, B, C and D preferred stockholders were entitled to share pro rata, $1.00, $5.00, $11.81 and $16.40 per share, respectively, plus all declared but unpaid dividends.

    VOTING RIGHTS

    Series A, B, C and D preferred stockholders were entitled to one vote per common share equivalent on all matters voted on by holders of common stock. In addition, the Series A preferred stockholders were entitled to elect 40% of the board members as long as 1,775,000 shares of such preferred stock are outstanding.

(9) STOCKHOLDERS' EQUITY (DEFICIT)

    (A) AUTHORIZED CAPITAL STOCK

    In May 2000, Sonus' stockholders approved an increase in the authorized shares of common stock to 300,000,000 shares and authorized and approved 5,000,000 shares of $0.01 par value undesignated preferred stock that may be issued by the Board of Directors from time to time in one or more series.

    (B) STOCK SPLIT

    On October 6, 2000, the Company effected a three-for-one stock split in the form of a stock dividend. All common shares, common stock options and per share amounts in the accompanying financial statements and footnotes have been retroactively adjusted to reflect the stock split.

    (C) INITIAL PUBLIC OFFERING

    On May 31, 2000, the Company completed its initial public offering of 17,250,000 shares of common stock, which includes the exercise of the underwriters' over allotment option of 2,250,000 shares, at $7.67 per share. The proceeds from the initial public offering were $121.6 million, after deducting the underwriters' discounts and commissions and estimated offering expenses paid by us of $10.6 million.

    (D) STOCK SUBSCRIPTIONS RECEIVABLE

    On November 4, 1998, Sonus entered into a stock subscription agreement for $257,000 from an officer that bears interest at 8%. The note is secured by 7,710,000 shares of Sonus' restricted common stock and is due upon the earlier of November 4, 2003 or 180 days after such shares are eligible for public sale. The interest payments on the note are unconditional and are not limited to

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

the aforementioned stock. As of December 31, 1999 and September 30, 2000, this note due Sonus had a remaining principal balance of $236,000.

    On September 1, 1999, Sonus entered into a stock subscription agreement for $110,250 from an officer that bears interest at 8%. The full recourse note is secured by 1,687,500 shares of Sonus' restricted common stock and is due upon the earlier of September 1, 2004 or 180 days after such shares are eligible for public sale.

    (E) COMMON STOCK PURCHASE RIGHT

    In November 1999, Sonus signed a definitive purchase and license agreement (the Agreement) with a customer to provide certain Sonus products. Under the terms of the Agreement, the customer also had the right to purchase shares of common stock in Sonus' IPO at the IPO price. The number of shares subject to this right equals 5% of the dollar value of the customer's accumulated purchases of Sonus' products and services as of the date of the IPO divided by the IPO per share price, but in no event more than 5% of the shares offered in the IPO. The ability of the customer to exercise its right to purchase such shares was contingent upon the closing of our IPO on a national exchange. In connection with our IPO in May 2000, the customer exercised their right and purchased shares in the IPO.

    (F) RESTRICTED COMMON STOCK

    Sonus issued 24,615,693 and 262,500 shares of restricted common stock outside of the 1997 Stock Incentive Plan (the Plan) in the period ended
December 31, 1997 and in the year ended December 31, 1999, respectively. These shares are subject to repurchase agreements which expire over a five-year period. Sonus may repurchase any remaining restricted shares of common stock held by these individuals upon termination of employment at their original purchase price ranging from $0.0001 to $0.001 per share. All shares of common stock subject to repurchase restrictions, contain the same rights and privileges as unrestricted shares of common stock and are presented as outstanding as of the date of issuance. As of December 31, 1999, 11,381,748 shares and as of September 30, 2000, 7,689,390 shares of this common stock were restricted and subject to Sonus' repurchase.

    (G) 1997 STOCK INCENTIVE PLAN

    The Plan, which is administered by the Board of Directors, permits Sonus to sell or award restricted common stock or to grant incentive and non-qualified stock options for the purchase of common stock to employees, directors and consultants. In March, 2000, Sonus' stockholders increased the shares authorized under the Plan from 48,750,000 to 81,000,000. On January 1 of each year, commencing with January 2001, the aggregate number of shares of common stock available for purchase under the Plan shall increase by the lesser of (i) 5% of the outstanding shares on December 31 of the preceding year or (ii) an amount determined by the Board of Directors. At September 30, 2000, 24,349,797 shares were available under the Plan for future sale of restricted common stock or grant of stock options.

    Sonus issued shares of restricted common stock to employees and consultants which are subject to repurchase agreements and vest over a four or five-year period. If the employee leaves or if the services are not performed, Sonus may repurchase any restricted shares of common stock held by these individuals at their original purchase price ranging from $0.01 to $3.33 per share. All shares of common stock subject to repurchase restrictions, contain the same rights and privileges

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

as unrestricted shares of common stock and are presented as outstanding as of the date of issuance. As of December 31, 1999, 32,483,517 shares and as of September 30, 2000, 28,370,766 shares of the outstanding common stock issued under the Plan were restricted and subject to Sonus' repurchase.

    A summary of activity under Sonus' Plan for the period from inception to September 30, 2000, is as follows:

RESTRICTED COMMON STOCK ISSUANCES

                                                                                                 WEIGHTED
                                                                                                 AVERAGE
                                                               NUMBER OF         PURCHASE        PURCHASE
                                                                SHARES            PRICE           PRICE
                                                              -----------   ------------------   --------
Outstanding, August 7, 1997 (inception).....................           --   $               --    $  --
  Issued....................................................    3,095,625                  .01     0.01
                                                              -----------
Outstanding, December 31, 1997..............................    3,095,625                  .01     0.01
  Issued....................................................   21,858,741              .01-.07     0.02
                                                              -----------
Outstanding, December 31, 1998..............................   24,954,366                  .02     0.02
  Issued....................................................   14,968,116                  .10     0.10
                                                              -----------
Outstanding, December 31, 1999..............................   39,922,482              .01-.22     0.05
  Issued....................................................    3,870,672             .22-4.67     1.88
  Repurchased...............................................     (772,500)             .07-.22     0.08
                                                              -----------
Outstanding, September 30, 2000.............................   43,020,654   $         .01-4.67    $0.21
                                                              ===========   ==================    =====
Unrestricted common stock, December 31, 1999................    7,438,965   $          .01-.22    $0.02
                                                              ===========   ==================    =====
Unrestricted common stock, September 30, 2000...............   14,649,888   $         .01-4.67    $0.04
                                                              ===========   ==================    =====

COMMON STOCK OPTION GRANTS

                                                                                                WEIGHTED
                                                                                                AVERAGE
                                                               NUMBER OF        EXERCISE        EXERCISE
                                                                SHARES            PRICE          PRICE
                                                              -----------   -----------------   --------
Outstanding, August 7, 1997 (inception).....................           --   $              --    $  --
  Granted...................................................      375,000               0.001    0.001
                                                              -----------
Outstanding, December 31, 1997..............................      375,000               0.001    0.001
  Granted...................................................    1,335,000             .01-.07     0.05
  Canceled..................................................      (37,500)               0.07     0.07
                                                              -----------
Outstanding, December 31, 1998..............................    1,672,500            .001-.07     0.04
  Granted...................................................    2,090,493             .01-.22     0.13
  Exercised.................................................     (710,250)           .001-.07     0.02
                                                              -----------
Outstanding, December 31, 1999..............................    3,052,743             .01-.22     0.11
  Granted...................................................   10,010,055            .67-7.67     3.71
  Canceled..................................................     (143,499)           .01-3.33     1.09
  Exercised.................................................     (448,050)           .07-7.67     0.31
                                                              -----------
Outstanding, September 30, 2000.............................   12,471,249   $        .01-7.67    $2.98
                                                              ===========   =================    =====
Exercisable, December 31, 1999..............................      374,379   $         .01-.16    $0.06
                                                              ===========   =================    =====
Exercisable, September 30, 2000.............................      730,295   $        .01-7.67    $0.34
                                                              ===========   =================    =====

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 1999:

                                      OUTSTANDING                     EXERCISABLE
                        ---------------------------------------   --------------------
                                    WEIGHTED AVERAGE   WEIGHTED               WEIGHTED
                                       REMAINING       AVERAGE                AVERAGE
      EXERCISE          NUMBER OF     CONTRACTUAL      EXERCISE   NUMBER OF   EXERCISE
        PRICE            SHARES       LIFE(YEARS)       PRICE      SHARES      PRICE
---------------------   ---------   ----------------   --------   ---------   --------
        $0.01             150,000         9.43          $0.01       75,000     $0.01
         0.07           1,734,750         8.78           0.07      285,879      0.07
         0.16             737,250         9.74           0.16       13,500      0.16
         0.22             430,743         9.88           0.22           --        --
                        ---------                                  -------
                        3,052,743                       $0.11      374,379     $0.06
                        =========                       =====      =======     =====

    (H) STOCK-BASED COMPENSATION

    Stock-based compensation expenses includes the amortization of deferred employee compensation and other equity related expenses for non-employees.

    In connection with certain employee stock option grants and the issuance of employee restricted common stock during the year ended December 31, 1999, and the nine months ended September 30, 2000, Sonus recorded deferred compensation of $20,859,000 and $41,248,000, respectively. This represents the aggregate difference between the exercise price or purchase price and the fair value of the common stock on the date of grant or sale for accounting purposes. The deferred compensation is recognized as an expense over the vesting period of the underlying stock options and restricted common stock. Sonus recorded compensation expense of $4,255,000 in the year ended December 31, 1999 and $2,097,000 and $17,958,000 for the nine months ended September 30, 1999 and 2000, respectively, related to these options and restricted common stock. Based on the grant of stock options and the sale of restricted common stock through September 30, 2000, Sonus expects to record approximately $24,900,000, $16,500,000, $9,900,000, $5,700,000 and $1,200,000 in employee compensation expense in the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

    Sonus granted 1,252,500 non-qualified stock options to non-employees for services rendered in the period from inception to December 31, 1999. In 1998 and 1999, Sonus sold 375,000 shares of restricted common stock and 10,000 shares of Series B preferred stock to consultants at their then current fair market value, subject to repurchase provisions, in the event consulting services are no longer provided. For the nine months ended September 30, 2000, Sonus granted 36,000 non-qualified stock options and sold 39,000 shares of restricted common stock to consultants.

    Sonus has valued the stock options and the issuances of restricted common stock and Series B preferred stock to non-employees based upon the fair market value of the services rendered where Sonus believes the value of these services is more readily determinable than the value of the options or restricted stock. All other grants of options and issuances of restricted stock to non-employees are valued based upon the Black-Scholes option pricing model. As of December 31, 1999, Sonus has 405,000 stock options, 240,000 shares of restricted common stock, and 6,000 shares of restricted Series B preferred stock outstanding to non-employees. As of September 30, 2000, Sonus has 135,000 stock options and 120,000 shares of restricted common

                              SONUS NETWORKS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

stock outstanding to non-employees. Sonus has recorded stock-based compensation expense of $59,000, $149,000, $74,000 and $2,389,000 for the grant of options and issuances of restricted stock to non-employees for the years ended December 31, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively. In accordance with Emerging Issues Task Force 96-18, Sonus will record the value at the time the services are provided.

    The value of the options granted to employees as calculated under SFAS
No. 123 for the period from inception to December 31, 1997 and during the year ended December 31, 1998 was immaterial to the consolidated financial statements. Sonus has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees for the year ended December 31, 1999, using the Black-Scholes option pricing model with an assumed risk-free interest rate of 5%, 60% volatility and an expected life ranging from 2-5 years with the assumption that no dividends will be paid. Had compensation expense for Sonus' stock option plan been determined consistent with SFAS No. 123 for the year ended December 31, 1999, the pro forma net loss and pro forma net loss per share would have been as follows:

Net loss applicable to common stockholders, in thousands--
  As reported...............................................  $(26,387)
  Pro forma.................................................   (26,400)

Basic and diluted net loss per share--
  As reported...............................................  $  (1.84)
  Pro forma.................................................     (1.84)

    (I) 2000 EMPLOYEE STOCK PURCHASE PLAN

    In March 2000, the Board of Directors approved, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. A total of 3,600,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period. Participation is limited to 20% of an employee's eligible compensation not to exceed amounts allowed by the Internal Revenue Code. On January 1 of each year, commencing with January 2001, the aggregate number of shares of common stock available for purchase under the Employee Stock Purchase Plan shall increase by the lesser of (i) 2% of the outstanding shares on December 31 of the preceding year or (ii) an amount determined by the Board of Directors.

    (J) COMMON STOCK RESERVED

    Common stock reserved for future issuance at September 30, 2000 consist of the following:

Stock incentive plan........................................  36,821,046
Employee stock purchase plan................................   3,600,000
                                                              ----------
                                                              40,421,046
                                                              ==========

(10) EMPLOYEE BENEFIT PLAN

    In 1998, Sonus adopted a savings plan for its employees, which has been qualified under Section 401(a) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Contributions from Sonus are made at the discretion of the Board of Directors. Sonus has made no contributions to the 401(k) plan to date.

    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF TELECOM TECHNOLOGIES, INC.

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-21
Consolidated Balance Sheets.................................    F-22
Consolidated Statements of Operations.......................    F-23
Consolidated Statements of Redeemable Common Stock and
  Stockholders' Deficit.....................................    F-24
Consolidated Statements of Cash Flows.......................    F-25
Notes to Consolidated Financial Statements..................    F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of telecom technologies, inc.:

We have audited the accompanying consolidated balance sheets of telecom technologies, inc. (a Texas corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable common stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of telecom technologies, inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Boston, Massachusetts
December 1, 2000

                           TELECOM TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999          2000
                                                              --------   --------   --------------
                                                                                     (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   520    $   533       $  1,550
  Accounts receivable, net of allowance of $100, $150 and
    $150 at December 31, 1998 and 1999 and September 30,
    2000, respectively......................................    3,540      5,587          1,825
  Inventories...............................................      820      2,410          2,558
  Deferred tax asset........................................    1,930      1,421          1,028
  Income tax receivable.....................................       --        740            780
  Other current assets......................................      116        292            849
                                                              -------    -------       --------
      Total current assets..................................    6,926     10,983          8,590

PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization..............................................      655      2,122          3,230

OTHER ASSETS................................................      519        799          1,004
                                                              -------    -------       --------
                                                              $ 8,100    $13,904       $ 12,824
                                                              =======    =======       ========

                  LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Note payable to bank......................................  $ 3,000    $ 4,000       $  5,000
  Current portion of capital lease obligations..............       --        192            310
  Accounts payable..........................................      599      2,489          1,350
  Accrued expenses..........................................    1,111      1,685          3,224
  Deferred revenue..........................................    1,465      2,430          4,438
                                                              -------    -------       --------
      Total current liabilities.............................    6,175     10,796         14,322

DEFERRED INCOME TAXES.......................................    1,379      1,022            629

CAPITAL LEASE OBLIGATIONS, less current portion.............       --        673            930

COMMITMENTS (Note 6)

REDEEMABLE COMMON STOCK, no par value:
  Issued and outstanding--7,777,780 shares of Class A voting common stock and 2,222,220 shares of Class B non-voting
    common stock, at redemption value (Note 7)..............    2,281      7,226         31,752

STOCKHOLDERS' DEFICIT:
  Class A voting common stock, no par value:
    Authorized--180,000,000 shares
    Issued and outstanding--70,000,000 shares...............        1          1              1
  Class B non-voting common stock, no par value:
    Authorized--50,000,000 shares
    Issued and outstanding--20,000,000 shares...............       --         --             --
  Capital in excess of par value............................       --         --          7,742
  Accumulated deficit.......................................   (1,736)    (5,814)       (35,204)
  Deferred compensation.....................................       --         --         (7,348)
                                                              -------    -------       --------
      Total stockholders' deficit...........................   (1,735)    (5,813)       (34,809)
                                                              -------    -------       --------
                                                              $ 8,100    $13,904       $ 12,824
                                                              =======    =======       ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           TELECOM TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED         NINE MONTHS ENDED
                                                         DECEMBER 31,          SEPTEMBER 30,
                                                     --------------------   --------------------
                                                       1998        1999       1999        2000
                                                     ---------   --------   ---------   --------
                                                                                (UNAUDITED)
REVENUES:
  Product..........................................  $  6,012    $ 9,846    $  6,259    $14,642
  Professional services............................     8,732      9,486       6,799      5,326
                                                     --------    -------    --------    -------
      Total revenues...............................    14,744     19,332      13,058     19,968
Cost of product and services(1)....................    11,083     11,637       9,562     10,324
                                                     --------    -------    --------    -------
GROSS PROFIT.......................................     3,661      7,695       3,496      9,644

OPERATING EXPENSES:
  Research and development(1)......................     1,389      7,486       5,589      8,523
  Sales and marketing(1)...........................     1,183      3,287       1,602      3,113
  General and administrative(1)....................     1,344      1,960       1,088      2,289
  Stock-based compensation.........................        --         --          --        394
                                                     --------    -------    --------    -------
      Total operating expenses.....................     3,916     12,733       8,279     14,319
                                                     --------    -------    --------    -------
LOSS FROM OPERATIONS...............................      (255)    (5,038)     (4,783)    (4,675)

Other income (expense):
  Interest expense.................................      (188)      (132)        (52)      (328)
  Interest income..................................        25         58          44         94
  Sale of product line.............................        --      5,500       5,500         --
  Other income.....................................         8        815         766         45
                                                     --------    -------    --------    -------
INCOME (LOSS) BEFORE INCOME TAXES..................      (410)     1,203       1,475     (4,864)
Provision (benefit) for income taxes...............      (145)       336         411         --
                                                     --------    -------    --------    -------
NET INCOME (LOSS)..................................  $   (265)   $   867    $  1,064    $(4,864)
                                                     ========    =======    ========    =======
PER SHARE INFORMATION:
  Basic and diluted net income (loss) per share
  (Note 1(o))......................................  $  (0.00)   $  0.01    $   0.01    $ (0.05)
                                                     ========    =======    ========    =======
  Shares used in computation.......................   100,000    100,000     100,000    100,000
                                                     ========    =======    ========    =======
------------------------

(1) Excludes non-cash stock-based
  compensation expense as follows:

  Cost of product and services.....................                                     $     5
  Research and development.........................                                          23
  Sales and marketing..............................                                         360
  General and administrative.......................                                           6
                                                                                        -------
                                                                                        $   394
                                                                                        =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                           TELECOM TECHNOLOGIES, INC.
  CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     COMMON STOCK
                                    CLASS A AND B         -------------------------------------------------------------------
                                      REDEEMABLE
                                     COMMON STOCK              ORDINARY                CLASS A                 CLASS B
                               ------------------------   -------------------   ---------------------   ---------------------
                                            REDEMPTION                PAR                     PAR                     PAR
                                 SHARES       VALUE       SHARES     VALUE        SHARES     VALUE        SHARES     VALUE
                               ----------   -----------   --------   --------   ----------   --------   ----------   --------
BALANCE, JANUARY 1, 1998.....       2,000     $   949      18,000     $   1             --    $  --             --     $ --
  Reorganization.............   9,998,000          --     (18,000)       (1)    70,000,000        1     20,000,000       --
  Accretion of increase in
    value of redeemable
    common stock.............          --       1,332          --        --             --       --             --       --
  Net loss...................          --          --          --        --             --       --             --       --
                               ----------     -------     -------     -----     ----------    -----     ----------     ----
BALANCE, DECEMBER 31, 1998...  10,000,000       2,281          --        --     70,000,000        1     20,000,000       --
  Accretion of increase in
    value of redeemable
    common stock.............          --       4,945          --        --             --       --             --       --
  Net income.................          --          --          --        --             --       --             --       --
                               ----------     -------     -------     -----     ----------    -----     ----------     ----
BALANCE, DECEMBER 31, 1999...  10,000,000       7,226          --        --     70,000,000        1     20,000,000       --
  Accretion of increase in
    value of redeemable
    common stock
      (unaudited)............          --      24,526          --        --             --       --             --       --
  Deferred compensation
    relating to stock
    option grants
      (unaudited)............          --          --          --        --             --       --             --       --
  Amortization of deferred
    compensation
    (unaudited)..............          --          --          --        --             --       --             --       --
  Compensation related to
    stock options
    granted to non-employees
      (unaudited)............          --          --          --        --             --       --             --       --
  Net loss (unaudited).......          --          --          --        --             --       --             --       --
                               ----------     -------     -------     -----     ----------    -----     ----------     ----
BALANCE, SEPTEMBER 30, 2000
  (UNAUDITED)................  10,000,000     $31,752          --     $  --     70,000,000    $   1     20,000,000     $ --
                               ==========     =======     =======     =====     ==========    =====     ==========     ====

                               CAPITAL
                                 IN                                         TOTAL
                               EXCESS OF   ACCUMULATED     DEFERRED       STOCKHOLDERS'
                               PAR VALUE    DEFICIT       COMPENSATION     DEFICIT
                               ---------   ------------   -------------   -------------
BALANCE, JANUARY 1, 1998.....   $   --       $   (139)       $    --        $   (138)
  Reorganization.............       --             --             --              --
  Accretion of increase in
    value of redeemable
    common stock.............       --         (1,332)            --          (1,332)
  Net loss...................       --           (265)            --            (265)
                                ------       --------        -------        --------
BALANCE, DECEMBER 31, 1998...       --         (1,736)            --          (1,735)
  Accretion of increase in
    value of redeemable
    common stock.............       --         (4,945)            --          (4,945)
  Net income.................       --            867             --             867
                                ------       --------        -------        --------
BALANCE, DECEMBER 31, 1999...       --         (5,814)            --          (5,813)
  Accretion of increase in
    value of redeemable
    common stock
      (unaudited)............       --        (24,526)            --         (24,526)
  Deferred compensation
    relating to stock
    option grants
      (unaudited)............    7,578             --         (7,578)             --
  Amortization of deferred
    compensation
    (unaudited)..............       --             --            230             230
  Compensation related to
    stock options
    granted to non-employees
      (unaudited)............      164             --             --             164
  Net loss (unaudited).......       --         (4,864)            --          (4,864)
                                ------       --------        -------        --------
BALANCE, SEPTEMBER 30, 2000
  (UNAUDITED)................   $7,742       $(35,204)       $(7,348)       $(34,809)
                                ======       ========        =======        ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           TELECOM TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED           NINE MONTHS ENDED
                                                                 DECEMBER 31,            SEPTEMBER 30,
                                                              -------------------   -----------------------
                                                                1998       1999        1999         2000
                                                              --------   --------   ----------   ----------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  (265)   $   867     $ 1,064      $(4,864)
  Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating activities:
    Depreciation and amortization...........................       99        324         243          520
    Deferred income taxes...................................   (2,288)       153          99           --
    Compensation expense associated with the grant
      of stock options to non-employees.....................       --         --          --          164
    Amortization of deferred compensation...................       --         --          --          230
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (651)    (1,368)        759        3,762
      Inventories...........................................       11     (1,590)        215         (148)
      Income tax receivable.................................    1,256       (740)       (740)         (40)
      Other current assets..................................      423       (176)       (910)        (557)
      Other assets..........................................     (375)      (280)       (893)        (205)
      Accounts payable and accrued expenses.................     (142)     2,464         203          400
      Deferred revenue......................................    1,465        965       1,029        2,008
                                                              -------    -------     -------      -------
        Net cash (used in) provided by operating
        activities..........................................     (467)       619       1,069        1,270
                                                              -------    -------     -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (743)      (592)       (381)      (1,058)
  Cash paid for acquisition.................................       --       (904)       (904)          --
                                                              -------    -------     -------      -------
        Net cash used in investing activities...............     (743)    (1,496)     (1,285)      (1,058)
                                                              -------    -------     -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from note payable to bank....................    3,000      1,000       1,000        1,000
  Payments on capital lease obligations.....................       --       (110)        (68)        (195)
  Payments on related party note............................   (1,660)        --          --           --
                                                              -------    -------     -------      -------
        Net cash provided by financing activities...........    1,340        890         932          805
                                                              -------    -------     -------      -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      130         13         715        1,017
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      390        520         520          533
                                                              -------    -------     -------      -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   520    $   533     $ 1,235      $ 1,550
                                                              =======    =======     =======      =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for income taxes................................  $   600    $ 1,000     $ 1,000      $    40
                                                              =======    =======     =======      =======
  Cash paid for interest....................................  $   228    $   147     $    52      $   328
                                                              =======    =======     =======      =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Equipment obtained under capital lease obligations........  $    --    $   975     $   922      $   570
                                                              =======    =======     =======      =======
  Software contributed in acquisition.......................  $    --    $   150     $   150      $    --
                                                              =======    =======     =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS RELATED TO
  ACQUISITION:
  Fair value of assets acquired, excluding cash.............  $    --    $ 1,054     $ 1,054      $    --
                                                              =======    =======     =======      =======
  Software paid as consideration............................  $    --    $  (150)    $  (150)     $    --
                                                              =======    =======     =======      =======
  Cash paid as consideration................................  $    --    $  (904)    $  (904)     $    --
                                                              =======    =======     =======      =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                           TELECOM TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    telecom technologies, inc. (TTI) was incorporated on November 24, 1993 as a Texas corporation and is a provider of software products and services for network and service providers, offering end-to-end solutions for next generation, carrier-grade, multi-service networks. TTI's professional services include network design and planning, implementation, system integration, testing and support.

    On November 2, 2000, TTI entered into a merger agreement with Sonus Networks, Inc. The completion of the proposed merger is subject to regulatory and stockholder approval of TTI and is expected to close in the first quarter of 2001.

    The market for TTI's products and services is characterized by rapidly changing technology, evolving industry standards and new product introductions. TTI's market is intensely competitive. TTI's success will depend on its ability to enhance and market existing products and services and introduce new products, features and services to meet changing customer requirements and evolving standards. If the proposed merger is not successful, TTI will need to raise additional capital to meet its operating plans in 2001.

    The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

    (A)   PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of TTI and its wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated.

    (B)  UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

    The consolidated financial statements for the nine months ended
September 30, 1999 and 2000 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements included all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year.

    (C)  CASH AND CASH EQUIVALENTS

    Cash equivalents are stated at cost plus accrued interest, which approximates fair market value and have original maturities of three months or less.

    (D)  CONCENTRATION OF CUSTOMERS AND CREDIT RISK AND LIMITED SUPPLIERS

    Financial instruments that potentially subject TTI to concentrations of credit risk are cash and cash equivalents and accounts receivable. TTI has no significant off-balance-sheet concentrations such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The majority of TTI's cash is maintained with a commercial bank.

    TTI's customers are generally large companies in the United States operating in the telecommunications industry. Concentration of credit risk with respect to such customers is limited due to the size and financial strength of those customers who generally represent individually significant balances. TTI establishes an allowance for doubtful accounts as necessary based upon factors surrounding the credit risk of customers, historical trends, and other relevant information. TTI's receivables are generally unsecured.

    Certain software licenses from third-parties used in TTI products are procured from a single source. The termination of any such license could interrupt TTI's delivery of products and thereby adversely affect TTI's revenues and operating results.

    For the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, three, two, four and four customers, respectively, each of whom contributed more than 10% of revenue, and who accounted for an aggregate of 63%,

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

51%, 71% and 77% of TTI's revenues, respectively. As of December 31, 1998 and 1999 and September 30, 2000, two, two and four customers, respectively accounted for 65%, 66% and 80% of TTI's accounts receivable.

    (E)  INVENTORIES

    Inventories consist of finished goods and are stated at the lower of cost (first-in, first-out basis) or market.

    (F)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost net of accumulated depreciation and amortization. TTI records depreciation of property and equipment using the straight-line method over the estimated useful lives of the assets.

    (G)  REVENUE RECOGNITION

    Revenue from software license agreements is recognized upon execution of the contract and shipment of the software provided that there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the fee is fixed or determinable and collection of the related receivable is considered probable. If uncertainties exist, TTI recognizes revenue when those uncertainties are resolved. In multiple element arrangements, TTI uses the residual method of accounting in accordance with Statements of Position 97-2 and 98-9.

    Service revenue consists primarily of contract engineering and consulting services. TTI also provides consulting services to customize its software products on a contract basis. Services are provided on both a time-and-materials basis and a fixed fee basis. Revenue with respect to time-and-materials contracts is recognized as services are provided. Revenue from services on fixed fee contracts is recognized under the terms of the contract based upon when the services have been provided and accepted by the customer, if required. Provisions for losses on service contracts are recorded in the period in which they first become determinable.

    Deferred revenue includes customer payments on transactions that do not meet TTI's revenue recognition criteria as of the balance sheet date.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. TTI's revenue recognition policy complies with this pronouncement.

    (H)  SOFTWARE DEVELOPMENT COSTS

    TTI accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. TTI has determined that technological feasibility is established at the time a working model of the software is completed. Because TTI believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

    (I)  INCOME TAXES

    TTI has computed its provision for income taxes using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    (J)  STOCK-BASED COMPENSATION

    TTI uses the intrinsic value based method of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to account for its employee stock-based compensation plan and uses the fair value method to account for all nonemployee stock-based compensation.

    (K)  COMPREHENSIVE INCOME (LOSS)

    TTI applies SFAS No. 130, REPORTING COMPREHENSIVE INCOME. The comprehensive income (loss) for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 does not differ from the reported income
(loss).

    (L)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of TTI's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term obligations, approximate their fair value.

    (M)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    (N)  NEW PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, SFAS No. 133 is effective in fiscal year 2001. SFAS No. 133 is not expected to have a material impact on TTI's financial condition or results of operations.

    (O)  NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares and potential common stock outstanding during the period, if dilutive. Basic and diluted net income (loss) per share are the same, as any common stock to be issued upon the exercise of stock options is to be contributed by the majority stockholder and therefore is not dilutive (see Note 7).

    (P)  DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, TTI has viewed its operations and manages its business as principally one operating segment.

(2) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following, in thousands:

                                                  ESTIMATED        DECEMBER 31,
                                                   USEFUL       -------------------   SEPTEMBER 30,
                                                    LIFE          1998       1999          2000
                                                -------------   --------   --------   --------------
Equipment and software........................     5 years       $ 638      $2,350        $3,978
Furniture and fixtures........................     7 years          34         113           113
Leasehold improvements........................  Life of lease       91          91            91
                                                                 -----      ------        ------
                                                                   763       2,554         4,182
Less--Accumulated depreciation and
  amortization................................                    (108)       (432)         (952)
                                                                 -----      ------        ------
                                                                 $ 655      $2,122        $3,230
                                                                 =====      ======        ======

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    Included in property and equipment are $975,000 and $1,545,000 of equipment purchased under capital lease obligations at December 31, 1999 and September 30, 2000, respectively.

(3) BALANCE SHEET DATA

    (A)  ACCRUED EXPENSES

    Accrued expenses consist of the following, in thousands:

                                                                DECEMBER 31,
                                                             -------------------   SEPTEMBER 30,
                                                               1998       1999          2000
                                                             --------   --------   --------------
Employee compensation and related costs....................   $  809     $1,168        $2,484
Accrued taxes..............................................      287        210           210
Other......................................................       15        307           530
                                                              ------     ------        ------
                                                              $1,111     $1,685        $3,224
                                                              ======     ======        ======

    (B)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The following is an analysis of TTI's allowance for doubtful accounts, in thousands:

                                                            CHARGED
                                               BALANCE,     TO COSTS                  BALANCE,
                                              BEGINNING       AND                      END OF
DESCRIPTION                                   OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
-----------                                   ----------   ----------   -----------   ---------
Allowance for doubtful accounts-
  December 31, 1998.........................     $ --         $100         $  --        $100
  December 31, 1999.........................      100           73           (23)        150
  September 30, 2000........................      150           --            --         150

(4) NOTE PAYABLE TO BANK

    TTI has a $10,000,000 demand line of credit with a bank, bearing interest at the bank's prime rate (8.5% at December 31, 1999 and 9.5% at September 30, 2000) available through December 31, 2000. The borrowings are based upon 80% of eligible accounts receivable (the Formula) and all of TTI's assets are pledged as collateral under the agreement. Borrowings in excess of the Formula, up to $4,000,000, have been personally guaranteed by certain officers of TTI and the majority shareholder. At December 31, 1998 and 1999, and September 30, 2000, TTI had outstanding borrowings of $3,000,000, $4,000,000 and $5,000,000, respectively. At September 30, 2000, TTI had available borrowings under the line of credit of $4,600,000, based upon an available amount of $600,000 under the Formula and $4,000,000 guaranteed by certain officers and the majority shareholder.

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(5) INCOME TAXES

    The provision (benefit) for income taxes consist of the following, in thousands:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Current:
  Federal..................................................  $(1,960)    $ 144
  State....................................................     (277)       39
                                                             -------     -----
                                                              (2,237)      183
Deferred:
  Federal..................................................    2,087       134
  State....................................................      295        19
                                                             -------     -----
                                                               2,382       153
                                                             -------     -----
                                                             $  (145)    $ 336
                                                             =======     =====

    TTI's effective tax rate differs from the statutory federal income tax rate due to the following:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                               1998           1999
                                                             --------       --------
Statutory federal rate.....................................    (34)%           34%
Research and development credit............................     --            (11)
Non-deductible expenses....................................      2              2
State income taxes, net of federal tax benefit/provision...     (3)             3
                                                               ---            ---
  Effective tax rate.......................................    (35)%           28%
                                                               ===            ===

    Deferred tax assets (liabilities) consist of the following, in thousands:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Deferred tax assets (liabilities):
  Deferred revenue........................................  $ 2,958     $2,450
  Cash to accrual differences.............................   (1,371)      (914)
  Property and equipment..................................       (7)       (34)
  Non-deductible reserves.................................       37         37
  Other...................................................       --        (74)
  Valuation allowance.....................................   (1,066)    (1,066)
                                                            -------     ------
    Net deferred tax asset................................  $   551     $  399
                                                            =======     ======

    TTI records a valuation allowance against its deferred tax assets to the extent management believes it is more likely than not that the asset will not be realized. At September 30, 2000, TTI had

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

net deferred tax assets of $399,000, which will be realized through the utilization of available net operating loss carrybacks.

(6) COMMITMENTS

    TTI leases office space and certain equipment under various noncancelable operating and capital leases. The capital leases are due in monthly installments expiring at various dates through March 2005 and accrue interest at annual rates ranging from 5.65% to 10.26%. TTI's future minimum payment obligations as of September 30, 2000 under such leases are as follows, in thousands:

                                                         OPERATING    CAPITAL
                                                         ----------   --------
2000 (three months)....................................    $1,292      $  126
2001...................................................     1,303         504
2002...................................................     1,249         487
2003...................................................       526         450
2004...................................................        79         313
Thereafter.............................................        --          60
                                                           ------      ------
  Total minimum lease payments.........................    $4,449       1,940
                                                           ======
    Less amount representing interest..................                   700
                                                                       ------
Present value of minimum payments......................                 1,240
Less current portion...................................                   310
                                                                       ------
    Long-term portion..................................                $  930
                                                                       ======

    Rental expense for all operating leases was $596,000, $780,000, $590,000 and $1,243,000 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. Certain property and equipment has been pledged as security under TTI's lease agreement for the corporate headquarters located in Richardson, Texas.

(7) REDEEMABLE COMMON STOCK

    During 1997, the majority stockholder of TTI sold 10% of the common stock of TTI to an outside investor for $4 million. Under the terms of a stockholders agreement, the investor has a redemption option that became exercisable on April 15, 2000. The redemption option allows the investor to require either the majority stockholder or TTI to purchase all or any part of the shares held by the investor at the then current fair market value as determined by an independent appraiser. The redemption option terminates in the event TTI receives an offer to purchase all of the outstanding common stock for at least $100 million which the majority stockholder elects to accept but which the investor elects not to accept.

    In accordance with United States generally accepted accounting principles, the carrying value of the redeemable common stock has been increased based on changes in the fair market value of the common stock of TTI and has been shown as a liability. Accordingly, during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, TTI recorded a charge to accumulated deficit of $1,332,000, $4,945,000 and $24,526,000, respectively, for the increase in the value of the redeemable common stock. For purposes of these financial statements,

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

the estimated value of the redeemable common stock held by the investor of $31,752,000 at September 30, 2000 is based upon the value of the TTI common stock in the proposed merger discussed in Note 1 using the closing sale price of Sonus common stock on November 2, 2000, the last trading day prior to the announcement of the merger. In the event that the investor exercised his redemption option, an appraisal of the shares held by such investor would be obtained in accordance with the terms of the stockholders agreement, the outcome of which could vary significantly from the amount recorded at September 30, 2000 in the accompanying balance sheet. Upon consummation of the proposed merger, the redemption feature of this common stock will terminate.

(8) STOCKHOLDERS' EQUITY

    (A)  COMMON STOCK

    On March 31, 1998, the Board of Directors approved an amendment to the articles of incorporation that changed the common stock structure through an exchange of all outstanding ordinary stock for Class A voting, no par and Class B non-voting, no par, common stock. Through this amendment, the 1,000 common shares outstanding were replaced with 3,888,889 Class A and 1,111,111 Class B shares.

    During 1999, TTI's Board of Directors approved an increase in the number of authorized shares of common stock and two stock splits (which aggregated to a 20-for-1 split), increasing the number of issued and outstanding shares of class A common stock to 77,777,780 and increasing outstanding shares of class B common stock to 22,222,220. All share and per share information presented in the accompanying consolidated financial statements and notes thereto has been retroactively restated for the effects of the stock splits.

    (B)  EQUITY INCENTIVE PLAN

    On April 8, 1998, the Board of Directors adopted the telecom technologies, inc. Equity Incentive Plan (the Plan). The Plan provides for a maximum of 20,000,000 options for the purchase of Class B non-voting common stock to be granted to employees and consultants with exercise prices equal to the fair market value of the stock as of the date of grant. Under the Plan, TTI may grant incentive or non-qualified stock options. The options vest ratably over a period of two to four years and expire after five years.

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

    A summary of activity under the Plan is as follows:

                                                                                      WEIGHTED
                                                                                      AVERAGE
                                                            NUMBER OF     EXERCISE    EXERCISE
                                                              SHARES       PRICE       PRICE
                                                            ----------   ----------   --------
Outstanding, January 1, 1998..............................          --   $       --    $  --
  Granted.................................................   2,200,000         0.80     0.80
  Canceled................................................    (320,000)        0.80     0.80
                                                            ----------
Outstanding, December 31, 1998............................   2,980,000         0.80     0.80
  Granted.................................................   9,919,800    0.80-1.00     0.91
  Canceled................................................    (220,000)   0.80-1.00     0.80
                                                            ----------
Outstanding, December 31, 1999............................  12,679,800    0.80-1.00     0.89
  Granted.................................................   3,191,050    1.00-1.50     1.04
  Canceled................................................    (411,905)   0.80-1.00     0.82
  Exercised...............................................    (248,620)        0.80     0.80
                                                            ----------
Outstanding, September 30, 2000...........................  15,210,325   $0.80-1.50    $0.91
                                                            ==========   ==========    =====
Exercisable, December 31, 1999............................   3,296,958   $0.80-1.00    $0.86
                                                            ==========   ==========    =====
Exercisable, September 30, 2000...........................   3,567,750   $0.80-1.00    $0.80
                                                            ==========   ==========    =====

    The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 was $0.35, $0.40 and $0.44 per share, respectively. The grant date fair values were estimated using the Black-Scholes option pricing model. The weighted average remaining life of the options outstanding at December 31, 1999 and September 30, 2000 was approximately 4.4 and 4.1 years, respectively.

    During 1997, the majority stockholder of TTI sold 10% of their then 100% ownership of the common stock of TTI to an outside investor. In connection with the sale, TTI, the majority stockholder and the investor agreed that the investor would not be diluted below 10% ownership of TTI from the issuance of additional equity in TTI, including stock options.

    In order to prevent the exercise of options under the Plan from diluting the investor below 10% ownership, the majority stockholder has agreed to fund option exercises from her personal holdings of class B non-voting common stock. Accordingly, as stock options are exercised, the proceeds are collected by TTI and remitted to the majority stockholder, who in turn transfers the number of shares for which the option has been exercised to TTI for delivery to the option holder. TTI acts only as a facilitator for the transfer of stock from its majority stockholder to its option holders upon the exercise of options. No new equity is issued by TTI as the result of any option exercises.

    Stock-based compensation expenses includes the amortization of deferred employee compensation and other equity related expenses for non-employees.

    In connection with certain employee stock option grants for the nine months ended September 30, 2000, TTI recorded deferred compensation of $7,578,000. This represents the aggregate difference between the exercise price and the fair value of the common stock on the date of grant for accounting purposes. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options. TTI recorded compensation

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

expense of $230,000 for the nine months ended September 30, 2000, related to these options. Based on the grant of these stock options, TTI expects to record approximately $1,216,000, $3,363,000, $1,760,000, $910,000 and $329,000 in
employee compensation expense for the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

    TTI has valued the stock options granted to non-employees based upon the Black-Scholes option pricing model. As of December 31, 1999 and September 30, 2000, TTI had 25,000 and 525,000 stock options, respectively, outstanding to non-employees. Stock-based compensation expense for the grant of options to non-employees was not material for the year ended December 31, 1999. TTI has recorded stock-based compensation expense of $164,000 for the grant of options to non-employees for the nine months ended September 30, 2000. In accordance with Emerging Issues Task Force 96-18, TTI will record the value as the services are provided.

    TTI has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees for the years ended December 31, 1998 and 1999, using the Black-Scholes option pricing model with an assumed risk-free interest rate of 5.0%, 60% volatility and an expected life of 3 years with the assumption that no dividends will be paid. Had compensation expense been determined consistent with SFAS No. 123, the pro forma net income (loss) and pro forma net income (loss) per share would have been as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Net income (loss), in thousands--
  As reported...............................................   $ (265)    $ 867
  Pro forma.................................................   $ (436)    $ 372
Basic and diluted net income (loss) per share--
  As reported...............................................   $(0.00)    $0.01
  Pro forma.................................................   $(0.00)    $0.00

(9) RELATED PARTY TRANSACTION

    In June 1999, TTI issued a demand note receivable to its majority stockholder for $1,486,000. This note accrued interest at 9.75% annually and was repaid in full in November 1999.

(10)  401(K) PLAN

    TTI sponsors a defined contribution pension plan covering substantially all employees. TTI's contributions to this plan are based on percentages of participants' wages. During the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, TTI made contributions totaling approximately $29,000, $210,000, $158,000 and $198,000, respectively.

(11)  ACQUISITIONS AND DISPOSITIONS

    (A)  PURCHASE OF SEQUEL SYSTEMS

    On August 31, 1999, TTI purchased substantially all of the assets of Sequel Systems, Inc. (Sequel) for cash of $889,000 and a software license valued at $150,000. Additional direct cash costs of the acquisition totaled approximately $15,000. Sequel provided professional services

                           TELECOM TECHNOLOGIES, INC.

           (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

related to data conversion, data migration and circuit design in connection with telecommunication systems software industry specializing in open computing technology solutions and methodology. The transaction was accounted for under the purchase method of accounting, whereby the assets and liabilities of the Sequel were recorded by TTI at their fair value at the time of acquisition. In connection with the acquisition, TTI recorded accounts receivable and property and equipment of $828,000 and $224,000, respectively. The Sequel results of operations have been included in TTI's financial statements beginning with the date of acquisition.

    (B)  SALE OF PRODUCT LINE

    In December 1998, TTI entered into an agreement to sell the intellectual property rights and assets related to its network testing software product line for $5,500,000 plus royalties on future sales of the product line. As part of the agreement, the purchaser agreed to purchase, at fair market value, research and development and manufacturing services from TTI for a minimum of two years. TTI also has agreed to provide consulting and support services for end users on a time and materials basis.

    The revenue from this transaction was recorded in 1999, as the sale was contingent upon the execution of the research and development and manufacturing agreements, which were signed on January 11, 1999. These future services are not essential to the functionality of the assets being sold and have been contracted at their fair value.

    The proceeds from the sale of product line are presented in other income in the accompanying consolidated statement of operations. Employees and certain assets associated with the network testing software product line were retained by TTI for the purposes of fulfilling TTI's obligations under the research and development and contract manufacturing agreements. For the year ended
December 31, 1999 and the nine months ended September 30, 2000, revenues under these agreements included in product revenues in the accompanying consolidated statements of operations totaled $7,372,000 and $5,192,000, respectively.

(12)  INSURANCE SETTLEMENT

    In April 1999, TTI received a settlement of approximately $620,000 under the terms of a business interruption insurance policy applicable to a prior-year claim. This amount has been included in other income in the accompanying consolidated statement of operations. Approximately $420,000 was paid to TTI during 1999, with the remaining $200,000 to be paid in two equal installments during 2000 and 2001.

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This Agreement and Plan of Merger and Reorganization (this "AGREEMENT"), dated as of November 2, 2000, is by and among Sonus Networks, Inc., a Delaware corporation ("BUYER"); Storm Merger Sub, Inc., a Texas corporation that is a wholly-owned subsidiary of BUYER ("MERGER SUB"); and telecom technologies, inc., a Texas corporation (the "COMPANY").

    WHEREAS, the parties desire that Merger Sub be merged with and into the Company, subject to the terms and conditions set forth in this Agreement; and

    WHEREAS, BUYER and certain stockholders of the Company have entered into a Voting Agreement, dated as of the date hereof (the "VOTING AGREEMENT"), pursuant to which such stockholders have agreed to vote, and have issued a contingent proxy to BUYER to vote, in favor of, or execute a written consent with respect to, the transactions contemplated hereby at any stockholder meetings called for such purpose.

    NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

    Certain terms used in this Agreement are defined in Section 17.

    1. CLOSING. Subject to the other provisions of this Agreement, a closing (the "CLOSING") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110, as soon as is reasonably practicable following satisfaction or waiver of the conditions set forth in Sections 11 through 13 (the date on which the Closing actually occurs shall be referred to as the "CLOSING DATE"). On the Closing Date, Merger Sub and the Company will execute the Articles of Merger (the "ARTICLES OF MERGER") substantially in the form of the attached EXHIBIT 1 and file it with the Texas Secretary of State, in order to cause the merger of Merger Sub with and into the Company (the "MERGER") to be effected in accordance with the laws of the State of Texas. The Merger will be effective under the Texas Business Corporation Act ("TBCA") upon the filing of the Articles of Merger with the Secretary of State of the State of Texas and the issuance of a certificate of merger by the Secretary of State of the State of Texas (or such later time as may be agreed by BUYER and the Company, as specified in the Articles of Merger and in accordance with the provisions of the applicable law of Texas) (the "EFFECTIVE TIME"). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

    2. EFFECT OF MERGER. At the Effective Time, automatically and without further action:

        2.1. SURVIVING CORPORATION. Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue in existence as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The Merger shall have further effects as set forth in the TBCA. All right, title and interest to all real estate and other property owned by the Company and Merger Sub shall be allocated to and vest in the Surviving Corporation. All liabilities and obligations of the Company and Merger Sub shall be allocated to the Surviving Corporation.

        2.2. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Merger Sub shall be the Articles of Incorporation of the Surviving Corporation and read in their entirety as set forth on
    Exhibit 2.2.

        2.3. BY-LAWS. At the Effective Time, the by-laws of the Merger Sub shall be the by-laws of the Surviving Corporation and read in their entirety as set forth on Exhibit 2.3.

        2.4. DIRECTORS AND OFFICERS. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation will consist of the members of the Board of Directors of Merger Sub as of immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the officers of the Company as of immediately prior to the Effective Time, each such person to hold office, subject to the applicable provisions of the Restated Articles of Incorporation and the by-laws of the Surviving Corporation, as amended and restated in each case, until the next annual meeting of directors or stockholders, as the case may be, of the Surviving Corporation and until his or her successor will be duly elected or appointed and will duly qualify.

        2.5.  CONVERSION OF COMPANY COMMON STOCK.

           (a) COMPANY COMMON STOCK. Each share of the Company's Class A common stock, no par value (the "COMPANY CLASS A COMMON STOCK") and each share of the Company's Class B common stock, no par value (the "COMPANY
       CLASS B COMMON STOCK," and together with the Company Class A Common Stock, the "COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.7) and other than any shares held directly or indirectly by BUYER or the Company or any of their respective Subsidiaries) will be converted into and become the right to receive such number of shares of BUYER Common Stock as is equal to the Exchange Ratio (as defined in Section 17.1), subject to adjustment as provided in Section 2.5(b) and to the payment of cash in lieu of the issuance of fractional shares as provided in Section 3.6.

           (b) ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of BUYER Common Stock or Company Common Stock issued and outstanding as of the date of this Agreement are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes in BUYER's or the Company's capitalization, then an appropriate and proportionate adjustment will be made to the Exchange Ratio so that each holder of Company Common Stock immediately before the Effective Time will receive pursuant to this Section 2.5: (i) in the event of any such change with respect to Company Common Stock, that number of shares of BUYER Common Stock that such holder would have received if such change had never occurred and (ii) in the event of any such change with respect to BUYER Common Stock, that number of shares of BUYER Common Stock that such holder would have received as a result of such change if such change had occurred immediately after the Effective Time (and such holders were treated for purposes of such change as holders of BUYER Common Stock).

        2.6. CANCELLATION OF TREASURY STOCK, ETC. At the Effective Time, each share of Company Common Stock held directly or indirectly by BUYER or the Company or any of their respective Subsidiaries will be canceled and will cease to exist, and no payment will be made with respect thereto.

        2.7. DISSENTING SHARES. Each share of Company Common Stock that, immediately prior to the Effective Time, was held by any person who has duly exercised the appraisal rights afforded to dissenting stockholders pursuant to Sections 5.11 and 5.12 of the TBCA (such shares, collectively, "DISSENTING SHARES") will be converted into the right to receive the fair value of such shares as determined in accordance with the provisions of such sections and shall not be converted into shares of BUYER Common Stock in accordance with Section 2.5; PROVIDED, however, that the provisions of this
    Section 2.7 shall not supersede or in any other way affect the enforceability of any separate agreement between the Company and/or BUYER and any Company Stockholder (as defined in Section 17.1), including, but not limited to, the Voting Agreement.

        2.8. CONVERSION OF MERGER SUB'S SHARES. Each share of the common stock, $0.01 par value per share, of Merger Sub that was issued and outstanding immediately before the Effective Time will be converted into and become one common share, no par value, of the Surviving Corporation.

    3.  PROCEDURES; ESCROWED SHARES AND EARN-OUT SHARES.

        3.1. CERTIFICATES. Immediately after the Effective Time, stock certificates (each, a "CERTIFICATE," and collectively, the "CERTIFICATES") representing shares of Company Common Stock that have been converted into shares of BUYER Common Stock in the Merger will be conclusively deemed to represent such shares of BUYER Common Stock until validly exchanged pursuant to Section 3.2.

        3.2. EXCHANGE OF CERTIFICATES. At the Closing, upon surrender of a Certificate to BUYER or its transfer agent, as the case may be, together with a duly executed letter of transmittal and any other documents reasonably required by BUYER, the holder of such Certificate will be entitled to receive, in exchange therefor, a certificate for the number of shares of BUYER Common Stock to which such holder is entitled (subject to the escrow arrangements referred to in Section 3.3) plus cash in lieu of fractional shares (as set forth in Section 3.6), and such Certificate will be canceled.

        3.3.  ESCROWED SHARES AND EARN-OUT SHARES.

           (a) Notwithstanding any other provision of this Agreement, at the Closing, BUYER, the Stockholder Representatives and the Escrow Agent named therein (the "ESCROW AGENT") will execute and deliver an Escrow Agreement in the form of the attached Exhibit 3.3(a) (the "CONTINGENCY ESCROW AGREEMENT"), with such additional revisions, prior to the Closing, as BUYER and the Stockholder Representatives may mutually agree after consultation with the Escrow Agent. An aggregate of 5,400,000 of the shares of BUYER Common Stock issuable in the Merger (the "ESCROWED SHARES AND THE EARN-OUT SHARES") to each of the Company Stockholders, shall not be distributed to such Company Stockholders but shall instead be deposited with the Escrow Agent pursuant to the Contingency Escrow Agreement. The Escrowed Shares and Earn-Out Shares shall be held by the Escrow Agent pursuant to the Contingency Escrow Agreement and distributed in accordance therewith.

           (b) In addition to the Contingency Escrow Agreement, at the Closing, BUYER, Anousheh Ansari, Hamid Ansari and the Escrow Agent will execute and deliver an Escrow Agreement in the form of the attached
       EXHIBIT 3.3(b) (the "OPTION ESCROW AGREEMENT" and, together with the Contingency Escrow Agreement, the "ESCROW AGREEMENTS"), with such additional revisions, prior to the Closing, as BUYER, Hamid Ansari and Anousheh Ansari may mutually agree after consultation with the Escrow Agent. An aggregate number of shares of BUYER Common Stock (rounded to the nearest whole number of shares) (the "OPTION ESCROWED SHARES") equal to the Funding Number shall not be distributed to Anousheh Ansari and Hamid Ansari but shall instead be deposited with the Escrow Agent pursuant to the Option Escrow Agreement. For purposes of this Agreement, the term "FUNDING NUMBER" shall mean the product obtained by multiplying
       (A) the maximum number of shares of BUYER Common Stock issuable upon the exercise of all BUYER Exchange Options outstanding immediately after the Effective Time (as set forth on the Capitalization Certificate (as defined in Section 13.8), and as such Roll-Over Options are adjusted pursuant to Article IV), TIMES (B) sixty-four percent (64%), rounded to the nearest share. The Option Escrowed Shares shall be held by the Escrow Agent pursuant to the Option Escrow Agreement and distributed in accordance therewith.

        3.4. DISTRIBUTIONS. No dividend or other distribution payable after the Effective Time with respect to BUYER Common Stock will be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder will receive all dividends and distributions, without interest thereon, previously payable or paid but withheld from such holder pursuant hereto.

        3.5. NO TRANSFERS. From and after the Effective Time, no transfers of shares of Company Common Stock will be made in the stock transfer books of the Company. If, after the Effective Time, Certificates are presented (for transfer or otherwise) to the Surviving Corporation or its transfer agent for Company Common Stock, they will be canceled and exchanged for the shares of BUYER Common Stock deliverable in respect thereof as determined in accordance with this Agreement (or returned to the presenting person, if such Certificate represents Dissenting Shares).

        3.6. NO FRACTIONAL SHARES. In lieu of the issuance of fractional shares of BUYER Common Stock, cash adjustments will be paid (without interest) to the Company Stockholders in respect of any fractional share of BUYER Common Stock that would otherwise be issuable to them and the amount of such cash adjustments will be determined by multiplying each relevant holder's fractional interest by the Closing Date Price Per Share (as defined in Section 17.1). For purposes of determining whether, and in what amounts, a particular Company Stockholder would be entitled to receive cash adjustments under this Section, shares of record held by such holder and represented by two or more Certificates will be aggregated.

        3.7. TERMINATION OF RIGHTS. After the Effective Time, holders of Company Common Stock will cease to be, and will have no rights as, stockholders of the Company or the Surviving Corporation, other than (i) in the case of shares other than Dissenting Shares, the rights to receive shares of BUYER Common Stock into which such shares have been converted and/or payments in lieu of fractional shares, as provided in this Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Sections 5.11 and 5.12 of the TBCA and (iii) rights under this Agreement and the Escrow Agreement.

        3.8. ABANDONED PROPERTY. Neither BUYER nor the Company nor any other person will be liable to any holder or former holder of shares of Company Stock for any shares, or any dividends or other distributions with respect thereto, properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

        3.9. LOST CERTIFICATES, ETC. In the event that any Certificate has been lost, stolen, or destroyed, then upon receipt of appropriate evidence as to such loss, theft, or destruction, and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen, or destroyed, and the receipt by BUYER or its transfer agent for BUYER Common Stock of appropriate and customary affidavit of loss or personal indemnification undertaking documentation, BUYER or such transfer agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of BUYER Common Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Agreement.

    4.  COMPANY COMMON STOCK OPTIONS.

           (a) At the Effective Time, each unexpired and unexercised outstanding option granted or issued under stock option plans of the Company and set forth on the Capitalization Certificate (each, a "COMPANY OPTION") shall be automatically converted into an option (a "BUYER EXCHANGE OPTION") to purchase, subject to paragraph (d) below, that number of shares of BUYER Common Stock equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time (without regard to any actual restrictions on exerciseability) multiplied by the Exchange Ratio (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option divided by the Exchange Ratio (and rounded to the nearest cent), and with other terms and conditions, subject to paragraph (d) below, that are the same as the terms and conditions of such Company Option immediately before the Effective Time. Prior to the Effective Time, the Company and

       Buyer shall take all such action necessary to effectuate the foregoing provisions of this Section 4(a).

           (b) In connection with the issuance of BUYER Exchange Options, BUYER shall (i) reserve for issuance the number of shares of BUYER Common Stock that will become subject to BUYER Exchange Options pursuant to this
       Section 4, and (ii) from and after the Effective Time, upon exercise of BUYER Exchange Options, make available for issuance all shares of BUYER Common Stock covered thereby, subject to the terms and conditions applicable thereto.

           (c) BUYER agrees to use its best efforts to file with the SEC, no later than the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the maximum number of shares of BUYER Common Stock issuable upon exercise of BUYER Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

           (d) On any exercise of a BUYER Exchange Option subsequent to the Effective Time (including but not limited to following expiration of the Escrow Agreements), BUYER shall have no obligation to transfer to the holder thereof more than sixty-four percent (64%) (the portion in excess of such percentage, the "DEFERRED OPTION SHARES") of the BUYER Common Stock for which the BUYER Exchange Option is then being exercised (with the proportion withheld rounded up to the nearest whole share), except to the extent, and only at such time, if ever, as the conditions to the release of the "First Release Shares", "Second Release Shares", and "Third Release Shares" (as defined in the Contingency Escrow Agreement) to the Company Stockholders shall have been satisfied in whole or in part (either before or after the exercise of such BUYER Exchange Option), with such Deferred Option Shares being released in part upon any partial satisfaction in the same ratio that the "First Release Shares", "Second Release Shares", and "Third Release Shares" are released from the escrow established by the Contingency Escrow Agreement. Upon satisfaction of all of such conditions in whole, any Deferred Option Shares subject to BUYER Exchange Options previously exercised shall be released and any remaining unexercised BUYER Exchange Option shall be under no such restrictions. To the extent the conditions are satisfied, the Deferred Option Shares as to previously exercised BUYER Exchange Options will be delivered and the subsequent exercise of the BUYER Exchange Options shall be under no such restrictions. Neither BUYER nor the Company shall have any liability to any holder of a BUYER Exchange Option for that part of the exercise price of the BUYER Exchange Option attributable to the Deferred Option Shares in the event or to the extent the conditions to the release of the Escrowed Shares and the Earn-Out Shares to the Company Stockholders are not satisfied and in such circumstances the Company shall still be entitled to collect that part of the exercise price on any subsequent exercises.

    5.  [INTENTIONALLY OMITTED.]

    6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to BUYER as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement, the Voting Agreement or the Registration Rights Agreement or as are set forth in the attached Disclosure Schedule of the Company (the "COMPANY DISCLOSURE SCHEDULE"). Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement
(i) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule.

        6.1. INCORPORATION; AUTHORITY. The Company (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and (ii) has all requisite corporate power and authority in all material respects to own or lease and operate its properties and to carry on its business as now conducted. The Company has made available to BUYER complete and correct copies of its Amended and Restated Articles of Incorporation and by-laws, in each case with all amendments thereto made through the date hereof.

        6.2. AUTHORIZATION AND ENFORCEABILITY. Subject to the approval of this Agreement and the Merger by the Company Stockholders and to the filing of the Articles of Merger and the requirements set forth in Section 6.3, the Company has all requisite power and full legal right and authority (including due approval of its Board of Directors) to enter into this Agreement, to perform all of its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        6.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. No consent, approval, or authorization or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or "blue sky" laws and state takeover laws, the HSR Act (each as defined in Section 17.1), and filing and recordation of appropriate merger documents as required by the TBCA and (ii) as specified in Section 6.3 of the Company Disclosure Schedule, or (iii) for such consents, approvals or authorizations of or registrations, designations, declarations or filings, the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 17.1) on the Company. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate
    (a) any provision of the Company's Amended and Restated Articles of Incorporation or by-laws, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company, (c) any judgment, decree, order, statute, rule or regulation to which the Company is a party or by or to which it or any of its assets is bound or subject, or (d) any agreement, instrument or other obligation to which the Company is a party or by or to which it or any of its assets is bound or subject, except, in each case, to the extent that the failure to obtain any such consent, approval or authorization would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        6.4. CAPITALIZATION. The authorized and outstanding capital stock and other securities of the Company as of the date hereof are as set forth in
    Section 6.4 of the Company Disclosure Schedule. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable, and all of such outstanding shares and other securities are owned of record as set forth in Section 6.4 of the Company Disclosure Schedule, and, except as would not have, individually or in the aggregate, have a Material Adverse Effect on the Company, were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person. No person has any valid right to rescind from the Company any purchase of any shares of the Company's capital stock or other securities.

    There are no agreements or other obligations on the part of the Company to purchase or sell, and other than as set forth in Section 6.4 of the Company Disclosure Schedule, no convertible or exchangeable securities, options, warrants, or other rights to acquire from the Company any shares of its capital stock or other securities. Section 6.4 of the Company Disclosure Schedule sets forth the name of each person who holds any option, warrant or other right to acquire shares of the

Company's capital stock, the number and type of shares subject to such option, warrant or right, the per-share exercise price payable therefor, how many of the shares subject to such option, warrant or other right were "vested" (i.e., exercisable) as of September 30, 2000 and how many will vest or become exercisable upon consummation of the Merger, and whether or not the holder thereof is an employee of the Company.

        6.5. QUALIFICATION. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except for any failures to be so qualified and in good standing as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

        6.6. SUBSIDIARIES. The Company does not have any Subsidiaries (as defined in Section 17.1) or own any legal and/or beneficial interests in any person other than telecom technologies, incorporated international and telecom technologies, inc.--OSS.

        6.7. FINANCIAL STATEMENTS. Included in Section 6.7 of the Company Disclosure Schedule are copies of (i) the audited balance sheets of the Company as of December 31, 1997 and 1998, and the related audited statements of operations, shareholders' equity and cash flows of the Company, for the fiscal years ended on such dates, accompanied by an audit report of Arthur Andersen LLP, (ii) the audited balance sheet of the Company as of December 31, 1999 (the "MOST RECENT AUDITED BALANCE SHEET"), and the related audited statements of operations, shareholders' equity and cash flows of the Company, for the fiscal year ended on such date, accompanied by an audit report of Ernst & Young, LLP, and (iii) the unaudited balance sheet of the Company as of September 30, 2000 (the "MOST RECENT UNAUDITED BALANCE SHEET"), and the related unaudited statements of operations, shareholders' equity and cash flows, respectively, of the Company, for the nine-month period ended on such date. Except as set forth in the notes thereto, each of such financial statements is true and correct in all material respects and has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods. Each of such balance sheets fairly presents in all material respects the financial condition of the Company as of its respective date; and each of such statements of operations, shareholders' equity and cash flows, respectively, fairly presents in all material respects the results of operations and Shareholders' equity, or cash flows, as the case may be, of the Company for the period covered thereby; in each case, subject, with respect to the unaudited financial statements referred to in clause (iii) of this Section, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which shall, in the aggregate, not be material.

        6.8. ABSENCE OF CERTAIN CHANGES. Except as reflected in the Most Recent Unaudited Balance Sheet, since the Most Recent Audited Balance Sheet Date, there has not been: (i) any change in the assets, liabilities, sales, income, or business of the Company or in its relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business or changes that have not, individually or in the aggregate, had a Material Adverse Effect on the Company; (ii) any acquisition or disposition by the Company of any material asset or property other than in the ordinary course of business; (iii) any damage, destruction or loss, whether or not covered by insurance, except for any damage, destruction or loss that did not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of the Company; (v) any issuance of any shares of the capital stock of the Company, or options, warrants or other rights to acquire such capital stock, or any direct or indirect redemption, purchase, or other acquisition by the Company of any such capital stock or rights to acquire capital stock, except upon the exercise of Company Stock Options set forth in Section 6.4 of the Company Disclosure Schedule or issued subsequent to the date hereof, in each case to the extent set forth on the Capitalization

    Certificate; (vi) any loss of the services of any officers or key employees or consultants that have had or will have, individually or in the aggregate, a Material Adverse Effect on the Company, or any increase in the compensation, pension, or other benefits payable or to become payable by the Company to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them other than in the ordinary course; (vii) any forgiveness or cancellation of any debt or claim by the Company or any waiver of any right of material value, other than compromises of accounts receivable in the ordinary course of business;
    (viii) any entry by the Company into any transaction with any of its Affiliates (as defined in Section 17.1), other than any entered into in the ordinary course of business in connection with the employment of such Affiliate by the Company; (ix) any incurrence or imposition of any material Lien (as defined in Section 17.1) on any of the material assets, tangible or intangible, of the Company; or (x) any discharge or satisfaction by the Company of any material Lien or payment by the Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in or reflected on the Most Recent Balance Sheet, and (B) current liabilities to persons other than Affiliates of the Company incurred since the date of the Most Recent Audited Balance Sheet in the ordinary course of business.

        6.9. PROPERTIES AND ASSETS. The assets and properties of the Company are adequate and sufficient, in all material respects, to conduct the business of the Company as currently conducted in all material respects. The Company has good and marketable title to all of its material assets and properties, including without limitation all those reflected as owned in the Most Recent Unaudited Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Most Recent Unaudited Balance Sheet), all free and clear of material Liens. All such properties and assets, in the aggregate, are in good condition and repair, reasonable wear-and-tear and normal maintenance excepted. Section 6.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all capital assets of the Company having a net book value in excess of $50,000.

    The Company does not own any real property. The Company has not received any written notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property.
Section 6.9(b) of the Company Disclosure Schedule sets forth a complete and correct list of all leases of real property to which the Company is a party. Complete and correct copies of all such leases have been made available to BUYER. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The leasehold interests of the Company in real property are not subject to any material Lien, and the Company is in quiet possession of the real property covered by such leases.

        6.10.  INTELLECTUAL PROPERTIES.

           (a) Section 6.10(a) of the Company Disclosure Schedule lists all Intellectual Properties, as such term is defined in Section 17.1, (other than off-the-shelf software programs that have not been customized for its use) material to and used in or necessary to the business of the Company as now being conducted and as presently proposed by the Company to be conducted (the "COMPANY INTELLECTUAL PROPERTIES"). The Company owns, or is licensed or otherwise has the right to use all Company Intellectual Properties, free and clear of all liens, claims and encumbrances, except for such liens, claims and encumbrances as do not materially impair the Company's ability to use, exploit, license and distribute such Company Intellectual Properties. Except as pursuant to any agreement listed in Section 6.10 of the Company Disclosure Schedule, the Company is not required to pay royalties or further consideration for the use of any Company Intellectual Properties that the Company has licensed from other Persons. The Company possesses (or has the right to obtain access pursuant to an escrow agreement) the source codes and all related programs and documentation sufficient to recreate the current and next most recent versions of any Company Intellectual Properties that the Company has licensed from other Persons.

           (b) The Company's Products, including all software, are free from material defects and perform in substantial accordance with all published specifications (if any).

           (c) The Company has not granted any third party any right to manufacture, reproduce, distribute or market any of the Company's Products or any adaptations, translations, or derivative works based on the Company Products or any portion thereof.

           (d) The Company has not granted any third party any right to license any of the Company's Products except under valid and binding Software License Agreements.

           (e) No third party has been licensed to use, or has lawful access to, any source code developed in respect of the Company's Products.

           (f) No product liability or warranty claims have been communicated in writing to or threatened in writing against the Company.

           (g) In any instance where the Company's rights to Company Intellectual Properties arise under a license or similar agreement (other than for off-the-shelf software programs that have not been customized for its use), this is indicated in Section 6.10(a) of the Company Disclosure Schedule. No other person has an interest in or right or license to use any of the Company Intellectual Properties owned by the Company. To the Company's knowledge, there is and has been no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Properties owned by the Company by any third party. To the Company's knowledge, none of the Company Intellectual Properties owned by the Company or licensed to the Company on an exclusive basis is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to the Company Intellectual Properties owned by the Company or licensed to the Company on an exclusive basis is pending, nor to the Company's knowledge, threatened against the Company. The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Company Intellectual Properties that constitute trade secrets or other confidential information.

           (h) To the Company's knowledge, the Company has not infringed or made unlawful use of, and is not infringing or making unlawful use of, any Intellectual Properties of any other person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitratory, or administrative body) charging the Company with infringement or unlawful use of any Intellectual Properties is pending, or to the Company's knowledge, threatened against the Company. In addition, to the knowledge of the Company, there are no legal restrictions or impediments that would prevent Company from incorporating those features identified in Schedule 2(a)(iii) to the Contingency Escrow Agreement into a release version of the Company's products.

           (i) To the Company's knowledge, all of the Company's material information technology systems and material non-information technology embedded systems (including systems or technology currently under development) will record, store, process, calculate and present calendar dates falling on and after (and, if applicable, during spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such date in the same manner, and with the same functionality, data integrity and performance, as the information technology systems and non- information technology embedded systems record, store, process, calculate and present, calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such date.

           (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each person presently or previously employed by the Company (including independent contractors, if any) with access authorized by the Company to confidential information relating to the Company Intellectual Properties has executed a confidentiality and non-disclosure agreement pursuant to an agreement substantially in the form of agreement previously provided to BUYER or its representatives, or is otherwise legally bound to preserve the confidentiality of such information, and such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Company and, to the Company's knowledge, of such person, enforceable in accordance with their respective terms. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all Company Intellectual Properties that are owned by the Company were written, developed and created solely and exclusively by employees of the Company (and all rights in and to all Company Intellectual Properties are owned by the Company) without the assistance of any third party or entity or were created by or with the assistance of third parties who assigned ownership of their rights (including all intellectual property rights) in such Company Intellectual Properties to the Company by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to BUYER. All Company Intellectual Properties that are licensed to the Company (other than off-the-shelf software programs that have not been customized for its use) are identified on Schedule 6.10(a) of the Company Disclosure Schedule and copies of such license agreements have been made available to BUYER.

           (k) All use, disclosure or appropriation by the Company (or its employees or agents) of confidential information relating to Intellectual Properties not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION") owned by the Company and licensed to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation by the Company (or its employees or agents) of Confidential Information not owned by the Company has been made pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

           (l) Section 6.10(a) of the Company Disclosure Schedule contains an accurate and complete list of all patents and patent applications, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the Company Products or otherwise included in the Company Intellectual Properties and all applications and registrations therefore. To the knowledge of the Company, all of Company's patents, patent rights, copyrights, trademark, trade name or Internet domain name registrations related to or in the Company Products are valid and in full force and effect in all material respects; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights.

           (m) As used in this Section 6.10: "PRODUCTS" means all products, including all software, now being manufactured or sold by the Company, and those products and software currently under development by the Company.

        6.11. INDEBTEDNESS. At the date hereof, the Company has no material Indebtedness (as defined in Section 17.1) outstanding, or any Indebtedness for borrowed money regardless of amount, except for trade credit incurred in the ordinary course of business not exceeding $1,000,000 in the aggregate (the "INCIDENTAL INDEBTEDNESS"). The Company is not in default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and, no such Indebtedness or any agreement, instrument, or other obligation relating thereto purports to limit the issuance of any securities by the Company or the operation of its businesses. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company other than Incidental Indebtedness have been made available to BUYER.

        6.12.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except (a) to the extent
    (i) reflected or reserved against in the Most Recent Audited Balance Sheet, or (ii) incurred in the ordinary course of business after the date of the Most Recent Audited Balance Sheet, and (b) to be discharged before the Closing, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, in respect of obligations of others) other than performance obligations with respect to the contracts that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP or referred to in the footnotes thereto, except any such liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        6.13.  TAXES.

           (a) ELECTIONS. All material elections with respect to Taxes (including without limitation any elections under Sections 108(b)(5), 338(g), 565, 936(a), or 936(e) of the Internal Revenue Code of 1986, as amended (the "CODE"), or Treasury Regulation (as defined in
       Section 17.1) Sections 1.1502-20(g) or 1.1502-32(f)(2)) affecting the Company and its Subsidiaries are described in Section 6.13(a) of the Company Disclosure Schedule.

           (b) FILING OF TAX RETURNS AND PAYMENT OF TAXES. The Company and its Subsidiaries have timely filed (taking into account any extensions of time in which to file) all Tax Returns (as defined in Section 17.1) required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. All Taxes due and payable by the Company and its Subsidiaries whether or not shown on any Tax Returns have been paid, and the Company and its Subsidiaries will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of the Company and its Subsidiaries. The Company and its Subsidiaries have made available to BUYER correct and complete copies of all Tax Returns filed by or with respect to them with respect to taxable periods ended on or after December 31, 1996.

           (c) AUDIT HISTORY. With respect to each taxable period of the Company and its Subsidiaries ended on or before December 31, 1996, each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authorities.

           (d) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed in writing by any taxing authority against the Company or its Subsidiaries.

           (e) LIENS. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company or its Subsidiaries.

           (f) EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF TAXES. Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

           (g) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. Neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

           (h) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the Company's or any of its Subsidiaries' knowledge, threatened, against or with respect to the Company or any of its Subsidiaries.

           (i) NO FAILURES TO FILE TAX RETURNS. To the Company's or any of its Subsidiaries' knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Tax or file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

           (j) MEMBERSHIP IN AFFILIATED GROUPS, ETC. Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code), other than a group of which the Company or any of its Subsidiaries is or was the common parent, or filed or been included in a combined, consolidated, or unitary Tax Return, other than with respect to a combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or was the common parent.

           (k) ADJUSTMENTS UNDER SECTION 481. Neither the Company nor any of its Subsidiaries will be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

           (l) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

           (m) WITHHOLDING TAXES. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, creditor or other person.

           (n) FOREIGN PERMANENT ESTABLISHMENTS AND BRANCHES. Neither the Company nor any of its Subsidiaries has a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

           (o) U.S. REAL PROPERTY HOLDING CORPORATION. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

           (p) TAX-EXEMPT USE PROPERTY. None of the property owned by the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (q) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and neither the Company nor any of its Subsidiaries is directly or indirectly an obligor or a guarantor with respect to any such indebtedness.

           (r) SECTION 341(F) CONSENT. Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

           (s) PARACHUTE PAYMENTS. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.

           (t) OTHER PERSONS. Neither the Company nor any of its Subsidiaries is presently liable for the Taxes of another person (i) under Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor or (iii) by contract or indemnity or otherwise.

        6.14.  EMPLOYEE BENEFIT PLANS.

           (a) IDENTIFICATION OF PLANS. The Company does not now maintain or contribute to, and does not have any outstanding liability to or in respect of or obligation under, any material pension, profit-sharing, deferred compensation, bonus, stock option, employment, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, arrangement or agreement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth on Section 6.14(a) of the Company Disclosure Schedule is here referred as an "EMPLOYEE BENEFIT PLAN".

           (b) DELIVERY OF DOCUMENTS. The Company has heretofore delivered to BUYER true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan true, correct and complete copies of
       (i) any associated trust, custodial, insurance or service agreements,
       (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (iii) the most recently received Internal Revenue Service (the "IRS") determination letters and any governmental advisory opinions, rulings, compliance statements, or closing agreements specific to such Employee Benefit Plan.

           (c) COMPLIANCE WITH TERMS AND LAW. Each Employee Benefit Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under
       Section 401(a) of the Code and each trust or other entity intended to qualify as a "voluntary employee benefit association" within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such on Section 6.14(a) of the Company Disclosure Schedule and has been determined to be so qualified by the IRS and, to the best knowledge of the

       Company, nothing has occurred as to each which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

           (d) ABSENCE OF CERTAIN EVENTS AND ARRANGEMENTS.

             (i) There is no material pending or, to the best knowledge of the
                 Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the best knowledge of the Company any fiduciary or service provider thereof and, to the knowledge of the Company, there is no basis for any such legal action or proceeding.

            (ii) Neither the Company nor any affiliate maintains or contributes to or has heretofore maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code or any multi-employer plan, and no liability under Title IV of ERISA has been incurred by the Company or any affiliate.

            (iii) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to material liability under Section 409 or 502(i) of ERISA or
                  Section 4975 of the Code.

            (iv) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws or Title I, Part 6 of ERISA.

            (v) The Company has not announced its intention, or committed
                (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

            (vi) Each Employee Benefit Plan (other than individual agreements)
                 is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law.

           (e) FUNDING OF CERTAIN PLANS. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all material amounts required of the Company, under the terms of each such Plan or applicable law, as applied through the Closing Date.

           (f) EFFECT OF TRANSACTIONS. The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination in any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan (including any employment agreement) to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

           (g) DEFINITIONS. For purposes of this Section 6.14, "multi-employer plan", "party in interest" "current value" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with the Company.

        6.15.  SAFETY AND ENVIRONMENTAL MATTERS.

           (a) None of the plants, offices, or properties in or on which the Company carries on business nor any of the activities carried on by it are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, except for such violations as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor, to the knowledge of the Company, any operator of any real property presently or formerly owned, leased, or operated by the Company is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and applicable federal, state, foreign, and local statutes, regulations, ordinances, orders, and decrees relating to health, safety, or the environment (all of the foregoing, collectively, "ENVIRONMENTAL LAWS").

           (c) The Company has not received written notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) the Company has been identified by the United States Environmental Protection Agency (the "EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986);
       (ii) any hazardous waste as defined by 42 U.S.C. Section6903(5), any hazardous substance as defined by 42 U.S.C. Section9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by any Environmental Laws (collectively, "HAZARDOUS SUBSTANCES") that the Company has generated, transported, handled, used, or disposed of has been found in violation of Environmental Laws at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

           (d) Except as would not have, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no portion of any real property presently or formerly owned, leased, or operated by the Company has been used by the Company, or to the Company's knowledge, by any other person, for the handling, usage, manufacturing, processing, storage, or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any real property presently owned, leased, or operated by the Company, or to the Company's knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by the Company and to the Company's knowledge, those of any other operators of any real property presently or formerly owned, leased, or operated by the Company, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws;
       (iii) to the Company's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances on, upon, into, or from any real property presently or formerly owned, leased, or operated by the Company; (iv) to the Company's knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by the Company that, through soil or groundwater contamination, may have come to be located on, any of the real property presently or formerly owned, leased, or operated by the Company; and (v) any Hazardous Substances that have been generated by the Company, or to the Company's knowledge, any other person, on any real property presently or formerly owned, leased, or operated by the Company, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the Company's knowledge, have been and are operating in compliance with such permits and applicable Environmental Laws.

           (e) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no real property presently owned, leased, or operated by the Company, and to the Company's knowledge, no real property formerly owned, leased, or operated by the Company, is or will be subject to any environmental cleanup responsibility law or regulation or environmental restrictive transfer law or regulation by reason of the Merger or the other transactions contemplated hereby.

        6.16. LABOR RELATIONS. The Company is and has been in compliance in all material respects with all material federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination in employment, and unfair labor practices. There is no charge or proceeding pending, or to the Company's knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including without limitation the National Labor Relations Board. There is no labor strike, work slow-down, or work stoppage pending or to the Company's knowledge threatened against or involving the Company. No one has petitioned within the last four years or, to the Company's knowledge, is now petitioning for union representation of any of the employees of the Company. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any labor strike, work slowdown, work stoppage or other material labor difficulty during the last four years.

        6.17. LITIGATION. No litigation, arbitration, action, suit, proceeding, or to the Company's knowledge investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending or, to the Company's knowledge, threatened, against the Company, nor is there any basis therefor known to the Company.

        6.18. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES. As of the date hereof, the accounts receivable and other receivables recorded in the records and books of account of the Company as due to the Company, represent all material receivables that have arisen from bona fide transactions in the ordinary course of the Company's business, and the extensions of credit reflected by such receivables have been extended, or will be extended, in the manner consistent with past trade and credit practices of the Company. Said receivables, less the amount of any reserve therefore, have been recorded in the records and books of account of the Company in accordance with GAAP, and, to the Company's knowledge, shall be collectible in the ordinary course of business. As of the date hereof, none of such accounts receivable or other credits is or will at the Closing Date, be subject to any valid counterclaim or set off, except to the extent of any such provision for reserve.

        6.19. ACCOUNTS PAYABLE. As of the date hereof, the accounts payable recorded in the records and books of account of the Company, represent all of the payables that have arisen from bona fide transactions in the ordinary course of the Company's business, and the payment of such payables have been made in the manner consistent with past trade and credit practices of the Company. Said payables, have been recorded in the records and books of account of the Company in accordance with GAAP, consistent with past business practices.

        6.20. CONTRACTS. Section 6.20 of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts to which the Company is a party or by or to which it or any of its assets or properties is bound or subject. As used in this Agreement, the word "CONTRACT" includes every agreement of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company, and specifically includes without limitation: (a) agreements with any current or former officer, director, employee, consultant, or stockholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest and the Company has knowledge of such person's interest;
    (b) agreements with any labor union or association representing any employee; (c) agreements for the provision of services by or to the Company;
    (d) bonds or other security agreements provided by any party in connection with the business of the Company; (e) agreements for the purchase or other acquisition or the sale or other disposition of assets or properties, in each case other than in the ordinary course of business, or for the grant to any person of any preferential rights to purchase any of such assets or properties; (f) joint venture agreements relating to the assets, properties, or business of the Company or by or to which it or any of its assets or properties is bound or subject; (g) agreements under which the Company agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) agreements with regard to Indebtedness; or (i) any other contract or other agreement, whether or not made in the ordinary course of business. All of the contracts listed in
    Section 6.20 of the Company Disclosure Schedule are in full force and effect except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (A) the Company, is not in material default under or breach of any of them, and (B) to the Company's knowledge, no other party thereto, is in material default under or breach of any of them, nor to the Company's knowledge, does any event or condition exist that after notice or lapse of time or both could constitute a material default thereunder or breach thereof on the part of the Company, or to the Company's knowledge, any other party thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no approval or consent of any person that has not already been obtained and listed in
    Section 6.20 of the Company Disclosure Schedule is needed in order that the contracts listed in Section 6.20 of the Company Disclosure Schedule continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, upon consummation of the Merger or the other transactions contemplated hereby. The Company has made available to BUYER true, correct, and complete copies of all such material contracts, including all amendments, modifications, and supplements thereto.

        6.21. POTENTIAL CONFLICTS OF INTEREST. No officer, director, or stockholder of the Company (other than the non-employee directors of the Company and their Affiliates) (a) to the knowledge of the Company owns, directly or indirectly, any interest (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that is a material competitor, lessor, lessee, or supplier of the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company is using or the use of which is necessary for the business of the Company; or (c) to the Company's knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements. To the Company's knowledge, no customer or prospective customer of the Company holds any beneficial interest in any securities issued by the Company. No officer, director, employee or stockholder of the Company has been party to any transaction with the Company, other than those relating to employment in the ordinary course of business that have not been, individually or in the agreement, material.

        6.22. INSURANCE. Section 6.22 of the Company Disclosure Schedule lists the policies of theft, fire, liability, workmen's compensation, life, property and casualty, and other insurance owned or held by the Company, and describes for each such policy the annual premiums due thereunder, the deductibles, if any, the coverage amounts and the expiration dates thereof. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, and are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect; are sufficient for compliance in all material respects by the Company with all requirements of law and of all agreements to which the Company is a party; are, in all material respects, valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth in the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

        6.23. SUPPLIERS AND CUSTOMERS. The relationships of the Company with its suppliers and customers (as a whole) are good commercial working relationships, and no supplier or customer of material importance to the Company or material number of Company customers has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company or has during the last such twelve months decreased materially, or threatened to decrease or limit materially, its services, supplies, or materials to the Company or its usage or purchase of the services or products of the Company, except for normal cyclical changes related to customers' businesses and industry developments. The Company has no knowledge, and no knowledge of any specific factual circumstances that would cause the Company reasonably to believe, that any such supplier or a material number of customers intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies, or materials to the Company, or its usage or purchase of the Company's services or products, and the consummation of the transactions contemplated hereby will not, to the Company's knowledge, adversely affect the relationship of the Company with any such supplier or customers. To the Company's knowledge, as of the date hereof, the consummation of the transactions contemplated by this Agreement will not give rise to rights to elect to terminate by the issuer of, any material pending purchase order, including, but not limited to, the purchase order described on Schedule 2(a)(i) of the Contingency Escrow Agreement.

        6.24. EMPLOYMENT OF OFFICERS, EMPLOYEES. Section 6.24 of the Company Disclosure Schedule lists, as of the date hereof, the name, positions, date of hire, current annual salary and other compensation (including but not limited to wages, salary, commissions, normal bonus, deferred compensation, and other extra compensation) payable by the Company to each exempt non-hourly employee of the Company, including the date and amount of the last raise received by such employee. No employee of the Company has notified the Company of his or her intention to terminate employment with the Company.

        6.25. MINUTE BOOKS. The minute books of the Company made available to BUYER for inspection accurately record therein all material actions taken by its Board of Directors, all committees thereof, and its stockholders.

        6.26. BROKERS; FEES. Except for Goldman, Sachs & Co., no finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. The aggregate liability of the Company and the Surviving Corporation with respect to professional, advisory and other fees that are or will become due and payable, or have been paid, upon consummation of the Merger (including the fees and expenses of Goldman, Sachs & Co. and Wachtell, Lipton, Rosen and Katz) will not exceed the amount set forth in Section 6.26 of the Company Disclosure Schedule.

        6.27. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. The Company has complied with, and is in compliance with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, and (ii) its Restated Articles of Incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clause (i), except for such instances of noncompliances that would not, individually and in the aggregate, have a Material Adverse Effect on the Company. The Company has not been charged with, or to the Company's knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation. The Company has and maintains and Section 6.27 of the Company Disclosure Schedule sets forth a complete and correct list of, all such material licenses, permits, and other authorizations of governmental authorities as are necessary or desirable for the conduct of its businesses or in connection with the ownership or use of its properties, all of which are in full force and effect, true and complete copies of all of which have previously been made available to BUYER, and, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no such licenses, permits and other authorizations will be affected by the consummation of the Merger and the other transactions contemplated hereby.

        6.28. REGISTRATION RIGHTS. No person has any right to cause the Company to effect the registration under the Securities Act of any shares of Company Common Stock or any other securities of the Company.

        6.29. REORGANIZATION. The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        6.30. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed in connection with this Agreement (such Form or any other appropriate form if Form S-4 is not available, the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        6.31. RETENTION PLAN APPROVAL. Holders of more than 75% of the voting power of all outstanding Company Common Stock (not including for purposes of such calculation any "disqualified individual", as required by Proposed Treasury Regulation 1.280G-1, Q&A-7) have approved the awards to be granted under the Retention Plan.

    7. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB. BUYER and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement, the Voting Agreement or the Registration Rights Agreement or as are set forth in the attached Disclosure Schedule of BUYER and Merger Sub (the "BUYER AND MERGER SUB DISCLOSURE SCHEDULE"). Notwithstanding any other provision of this Agreement or the BUYER and Merger Sub Disclosure Schedule, each exception set forth in the BUYER and Merger Sub Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the BUYER and Merger Sub Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the BUYER and Merger Sub Disclosure Schedule.

        7.1. INCORPORATION; AUTHORITY. Each of BUYER and Merger Sub (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority in all material respects to own or lease and operate its properties and to carry on its business as now conducted. BUYER has made available to the Company complete and correct copies of the Certificate of Incorporation and by-laws of BUYER and the Certificate of Incorporation and by-laws of the Merger Sub, in each case with all amendments thereto made through the date hereof.

        7.2. AUTHORIZATION AND ENFORCEABILITY. Each of BUYER and Merger Sub has all requisite power and full legal right and authority (including due approval of its Board of Directors and, if necessary, its stockholders, respectively) to enter into this Agreement, to perform all of its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BUYER and Merger Sub and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms.

        7.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. No consent, approval, or authorization or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of BUYER or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or "blue sky" laws and state takeover laws, the HSR Act, the Nasdaq National Market and filing and recordation of appropriate merger documents as required by the TBCA and the Delaware General Corporation Law (the "DGCL"), or (ii) for such consents, approvals or authorizations of or registrations, designations, declarations or filings, the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on BUYER or Merger Sub. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of BUYER's or Merger Sub's Certificate of Incorporation or by-laws, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to BUYER or Merger Sub, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which BUYER or Merger Sub is a party or by or to which either of them or any of their respective assets is bound or subject, except, in each case, to the extent that the failure to obtain any such consent, approval or authorization would not, individually or in the aggregate, have a Material Adverse Effect on BUYER or Merger Sub.

        7.4. MERGER SUB. Merger Sub has been organized for the specific purpose of engaging in the Merger and the other transactions contemplated hereby and has not incurred any material liabilities, conducted any material business, or entered into any material contracts or commitments, in each case except such as are in furtherance of or incidental to such transactions. The capitalization of Merger Sub consists of 100 shares of common stock, all of which shares are owned directly by BUYER.

        7.5. BUYER'S SEC STATEMENTS, REPORTS AND DOCUMENTS. Since May 24, 2000, BUYER has timely filed with the SEC all forms, reports, registration statements, and documents required to be filed by it under the Securities Act or Exchange Act. BUYER has made available to the Company true and complete copies of (i) the prospectus dated May 24, 2000 filed by BUYER with the SEC on May 25, 2000, (ii) its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2000 (the "SEPTEMBER 2000 10-Q"), and
    (iii) all other forms, reports (including without limitation annual reports pursuant to Exchange Act Rule 14a-3), registration statements, and documents filed by BUYER with the SEC since May 24, 2000 (collectively, all of the foregoing documents, "BUYER'S SEC REPORTS"). As of their respective dates, BUYER's SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of BUYER's SEC Reports is required to be amended or supplemented as of the date hereof. The financial statements of BUYER included in BUYER's SEC Reports were prepared in conformity with GAAP applied on a consistent basis (except as otherwise stated in the financial statements or, in the case of audited statements, the related report of BUYER's independent certified public accountants) and present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity, and cash flows, as applicable, of BUYER and its consolidated Subsidiaries as of the dates and for the periods indicated; subject, in the case of unaudited interim consolidated financial statements included in the September 2000 10-Q, to condensation, the absence of footnote disclosure, and normal, recurring end-of-period adjustments, none of which will be material.

        7.6. CAPITALIZATION. The authorized capital stock of BUYER as of the date hereof consists of 300,000,000 shares of BUYER Common Stock, $0.001 par value per share with one vote per share on all matters on which shareholders are entitled to vote under the DGCL ("BUYER COMMON STOCK") and 5,000,000 shares of BUYER Preferred Stock, $0.01 par value per share. No shares of such Preferred Stock are issued and outstanding. All of the outstanding shares of BUYER Common Stock, except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, were issued in compliance with all applicable laws, including securities laws and all applicable preemptive and similar rights of any person. No person has the right to rescind any purchase of any shares of BUYER's capital stock or other securities.

        As of October 18, 2000 (i) 183,308,070 shares of BUYER Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and (ii) outstanding options to buy BUYER Common Stock granted pursuant to BUYER's Amended and Restated 1997 Stock Incentive Plan, and BUYER's 2000 Employee Stock Purchase Plan (collectively, the "BUYER STOCK PLANS") are, in the aggregate, not greater than 17,750,000. Since that date, no shares of BUYER Common Stock have been issued except upon the exercise of options granted under the BUYER Stock Plans.

        Except (i) as set forth in BUYER's SEC Reports filed prior to the date hereof, and (ii) for stock options issued pursuant to the BUYER's Stock Plans, there are no agreements or other obligations on the part of BUYER to purchase or sell, no convertible or exchangeable securities, options, warrants or other rights to acquire from BUYER any shares of its capital stock or other securities.

        7.7. LITIGATION. Except as set forth on BUYER's SEC Reports, no litigation, arbitration, action, suit, proceeding, or, to BUYER's knowledge, investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending or, to BUYER's knowledge, threatened, against BUYER or any of its Subsidiaries, nor is there is any valid basis therefor known to BUYER.

        7.8.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except to the extent
    (a) reflected or reserved against in the balance sheet set forth in September 2000 10-Q, or (b) incurred with persons other than any Affiliate of BUYER in the ordinary course of business after the filing date of the September 2000 10-Q, BUYER does not have any liabilities or obligations of any nature (including obligations or liabilities relating to any violation of law), whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) other than performance obligations with respect to the contracts that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP or referred to in the footnotes thereto, except such liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on BUYER.

        7.9. REGISTRATION RIGHTS. No person has any right to cause BUYER to effect the registration under the Securities Act of any shares of Company Common Stock or any other securities of the Company.

        7.10. REORGANIZATION. BUYER is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

        7.11. CONTRACTS. The BUYER's SEC Reports include as exhibits thereto all material contracts within the meaning of Item 601(10) of Regulation S-K under the Securities Act (the "BUYER MATERIAL CONTRACTS") to which BUYER or Merger Sub is a party or by or to which they or any of their assets or properties are bound or subject. The BUYER Material Contracts are in full force and effect, and (A) BUYER or Merger Sub, as the case may be, is not in material default under or breach of any of them, and (B) to BUYER's knowledge, no other party thereto, is in material default under or breach of any of them, nor to BUYER's knowledge, does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or breach thereof on the part of BUYER or Merger Sub, or to BUYER's knowledge, any other party thereto. No approval or consent of any person is needed in order that the BUYER Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such contract, to enlarge or accelerate any obligations of BUYER or Merger Sub thereunder, or to give additional rights to any other person, upon consummation of the Merger or the other transactions contemplated hereby. BUYER has made available to the Company true, correct, and complete copies of all such BUYER Material Contracts, including all amendments, modifications, and supplements thereto.

        7.12. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. BUYER and Merger Sub have complied with, and are in compliance with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to their respective businesses, and (ii) their Restated Articles of Incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clause (i), except for such instances of noncompliances that, both individually and in the aggregate, would not have a Material Adverse Effect on BUYER. BUYER has not been charged with, or to its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation. BUYER has and maintains all such material licenses, permits, and other authorizations of governmental authorities as are necessary or desirable for the conduct of its businesses or in connection with the ownership or use of its properties, all of which are in full force and effect, and, except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, no such licenses, permits and other authorizations will be affected by the consummation of the Merger and the other transactions contemplated hereby.

        7.13.  SAFETY AND ENVIRONMENTAL MATTERS.

           (a) None of the plants, offices, or properties in or on which BUYER carries on business nor any of the activities carried on by it are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on BUYER.

           (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, neither BUYER nor, to the knowledge of BUYER, any operator of any real property presently or formerly owned, leased, or operated by BUYER, is in violation or alleged violation of any Environmental Laws.

           (c) BUYER has not received written notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) BUYER has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
       (1986); (ii) any Hazardous Substances that BUYER has generated, transported, handled, used, or disposed of has been found in violation of Environmental Laws at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that BUYER conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) BUYER is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

           (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, (i) no portion of any real property presently or formerly owned, leased, or operated by BUYER has been used by BUYER, or to BUYER's knowledge, by any other person, for the handling, usage, manufacturing, processing, storage, or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any real property presently owned, leased, or operated by BUYER, or to BUYER's knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by BUYER and to BUYER's knowledge, those of any other operators of any real property presently or formerly owned, leased, or operated by BUYER, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws;
       (iii) to BUYER's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances on, upon, into, or from any real property presently or formerly owned, leased, or operated by BUYER;
       (iv) to BUYER's knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by BUYER that, through soil or groundwater contamination, may have come to be located on, any of the real property presently or formerly owned, leased, or operated by BUYER; and (v) any Hazardous Substances that have been generated by BUYER, or to BUYER's knowledge, any other person, on any real property presently or formerly owned, leased, or operated by BUYER, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to BUYER's knowledge, have been and are operating in compliance with such permits and applicable Environmental Laws.

           (e) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, no real property presently owned, leased, or operated by BUYER, and to BUYER's knowledge, no real property formerly owned, leased, or operated by BUYER, is or will be subject to any environmental cleanup responsibility law or regulation or environmental restrictive transfer law or regulation by reason of the Merger or the other transactions contemplated hereby.

        7.14. INFORMATION SUPPLIED. The Form S-4 (i) will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by BUYER or Merger Sub with respect to statements made or incorporated by reference in either the Form S-4 based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

        7.15.  INTELLECTUAL PROPERTIES.

           (a) BUYER owns, or is licensed or otherwise has the right to use all Intellectual Properties (other than off-the-shelf software programs that have not been customized for its use) material to and used in or necessary to the business of BUYER as now being conducted and as presently proposed by BUYER to be conducted (the "BUYER INTELLECTUAL PROPERTIES"), free and clear of all liens, claims and encumbrances, except for such liens, claims and encumbrances as do not materially impair BUYER's ability to use, exploit, license and distribute such BUYER Intellectual Properties. BUYER possesses (or has the right to obtain access pursuant to an escrow agreement) the source codes and all related programs and documentation sufficient to recreate the current and next most recent versions of any BUYER Intellectual Properties that BUYER has licensed from other Persons.

           (b) BUYER's Products, including all software, are free from material defects and perform in substantial accordance with all published specifications (if any).

           (c) BUYER has not granted any third party any right to license any of BUYER's Products except under valid and binding Software License Agreements.

           (d) No third party has been licensed to use, or has lawful access to, any source code developed in respect of BUYER's Products, except escrow agreements entered into in the ordinary course of business.

           (e) No product liability or warranty claims have been communicated in writing to or threatened in writing against BUYER, other than those encountered from time to time in the ordinary course of business.

           (f) To BUYER's knowledge, there is and has been no material unauthorized use, disclosure, infringement or misappropriation of any BUYER Intellectual Properties owned by BUYER by any third party. To BUYER's knowledge, none of BUYER Intellectual Properties owned by BUYER or licensed to BUYER on an exclusive basis is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to BUYER Intellectual Properties owned by BUYER or licensed to BUYER on an exclusive basis is pending, nor to BUYER's knowledge, threatened against BUYER. BUYER maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its BUYER Intellectual Properties that constitute trade secrets or other confidential information.

           (g) To BUYER's knowledge, BUYER has not infringed or made unlawful use of, and is not infringing or making unlawful use of, any Intellectual Properties of any other person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitratory, or administrative body) charging BUYER with infringement or unlawful use of any Intellectual Properties is pending, or to BUYER's knowledge, threatened against BUYER.

           (h) To BUYER's knowledge, all of BUYER's material information technology systems and material non-information technology embedded systems (including systems or technology currently under development) will record, store, process, calculate and present calendar dates falling on and after (and, if applicable, during spans of time including)
       January 1, 2000, and will calculate any information dependent on or relating to such date in the same manner, and with the same functionality, data integrity and performance, as the information technology systems and non- information technology embedded systems record, store, process, calculate and present, calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such date.

           (i) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, each person presently or previously employed by BUYER (including independent contractors, if any) with access authorized by BUYER to confidential information relating to BUYER Intellectual Properties has executed a confidentiality and non-disclosure agreement pursuant to an agreement substantially in the form of agreement previously provided to the Company or its representatives, or is otherwise legally bound to preserve the confidentiality of such information, and such confidentiality and non-disclosure agreements constitute valid and binding obligations of BUYER and, to BUYER's knowledge, of such person, enforceable in accordance with their respective terms. Except as would not, individually or in the aggregate, have a Material Adverse Effect on BUYER, all BUYER Intellectual Properties that are owned by BUYER were written, developed and created solely and exclusively by employees of BUYER (and all rights in and to all BUYER Intellectual Properties are owned by BUYER) without the assistance of any third party or entity OR were created by or with the assistance of third parties who assigned ownership of their rights (including all intellectual property rights) in such BUYER Intellectual Properties to BUYER by means of valid and enforceable consultant confidentiality and invention assignment agreements.

           (j) All use, disclosure or appropriation by BUYER (or its employees or agents) of Confidential Information owned by BUYER and licensed to a third party has been pursuant to the terms of a written agreement between BUYER and such third party. All use, disclosure or appropriation by BUYER (or its employees or agents) of Confidential Information not owned by BUYER has been made pursuant to the terms of a written agreement between BUYER and the owner of such Confidential Information, or is otherwise lawful.

           (k) To the knowledge of BUYER, all of Company's patents, patent rights, copyrights, trademarks, trade names or Internet domain name registrations related to or in BUYER Products are valid and in full force and effect in all material respects; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights.

           (l) As used in this Section 7.15: "PRODUCTS" means all products, including all software, now being manufactured or sold by BUYER, and those products and software currently under development by BUYER and which are material to the business of BUYER.

        7.16.  TAXES.

           (a) ELECTIONS. All material elections with respect to Taxes (including without limitation any elections under Sections 108(b)(5), 338(g), 565, 936(a), or 936(e) of the Code, or Treasury Regulation (as defined in Section 17.1) Sections 1.1502-20(g) or 1.1502-32(f)(2))
       affecting BUYER and its Subsidiaries are described in Section 7.16(a) of BUYER and Merger Sub Disclosure.

           (b) FILING OF TAX RETURNS AND PAYMENT OF TAXES. BUYER and its Subsidiaries have timely filed (taking into account any extensions of time in which to file) all Tax Returns (as defined in Section 17.1) required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. All Taxes due and payable by BUYER and its Subsidiaries whether or not shown on any Tax Returns have been paid, and BUYER and its Subsidiaries will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of BUYER and its Subsidiaries. The BUYER and its Subsidiaries have made available to the Company correct and complete copies of all Tax Returns filed by or with respect to them with respect to taxable periods ended on or after December 31, 1997.

           (c) AUDIT HISTORY. With respect to each taxable period of BUYER and its Subsidiaries ended on or before December 31, 1997, each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authorities.

           (d) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed in writing by any taxing authority against BUYER or its Subsidiaries.

           (e) LIENS. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of BUYER or its Subsidiaries.

           (f)  EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF
       TAXES. Neither BUYER nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

           (g) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. Neither BUYER nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

           (h) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to BUYER's or any of its Subsidiaries' knowledge, threatened, against or with respect to BUYER or any of its Subsidiaries.

           (i) NO FAILURES TO FILE TAX RETURNS. To BUYER's or any of its Subsidiaries' knowledge, no claim has ever been made by a taxing authority in a jurisdiction where BUYER or any of its Subsidiaries does not pay Tax or file Tax Returns that BUYER or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

           (j) MEMBERSHIP IN AFFILIATED GROUPS, ETC. Neither BUYER nor any of its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code), other than a group of which BUYER or any of its Subsidiaries is or was the common parent, or filed or been included in a combined, consolidated, or unitary Tax Return, other than with respect to a combined, consolidated or unitary group of which BUYER or any of its Subsidiaries is or was the common parent.

           (k) ADJUSTMENTS UNDER SECTION 481. Neither BUYER nor any of its Subsidiaries will be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

           (l) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

           (m) WITHHOLDING TAXES. BUYER and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, creditor or other person.

           (n) FOREIGN PERMANENT ESTABLISHMENTS AND BRANCHES. Neither BUYER nor any of its Subsidiaries has a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

           (o) U.S. REAL PROPERTY HOLDING CORPORATION. Neither BUYER nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

           (p) TAX-EXEMPT USE PROPERTY. None of the property owned by BUYER or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (q) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the assets of BUYER or any of its Subsidiaries directly or indirectly secures any indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and neither BUYER nor any of its Subsidiaries is directly or indirectly an obligor or a guarantor with respect to any such indebtedness.

           (r) SECTION 341(F) CONSENT. Neither BUYER nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

           (s) PARACHUTE PAYMENTS. Neither BUYER nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.

           (t) OTHER PERSONS. Neither BUYER nor any of its Subsidiaries is presently liable for the Taxes of another person (i) under Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor or (iii) by contract or indemnity or otherwise.

        7.17. SUPPLIERS AND CUSTOMERS. The relationships of BUYER with its suppliers and customers (as a whole) are good commercial working relationships, and no supplier or customer of material importance to BUYER or material number of BUYER's customers has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with BUYER or has during the last such twelve months decreased materially, or threatened to decrease or limit materially, its services, supplies, or materials to BUYER or its usage or purchase of the services or products of BUYER, except for normal cyclical changes related to customers' businesses and industry developments. BUYER has no knowledge, and no knowledge of any specific factual circumstances that would cause BUYER reasonably to believe, that any such supplier or a material number of customers intends to cancel or otherwise substantially modify its relationship with BUYER or to decrease materially or limit its services, supplies, or materials to BUYER, or its usage or purchase of BUYER's services or products, and the consummation of the transactions contemplated hereby will not, to BUYER's knowledge, adversely affect the relationship of BUYER with any such supplier or customers.

        7.18. BROKERS. Except for Robertson Stephens, Inc., no finder, broker, agent, or other intermediary has acted for or on behalf of BUYER or Merger Sub in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

    8.  MUTUAL COVENANTS.

        8.1. SATISFACTION OF CONDITIONS. Each of the parties will use its reasonable best efforts to cause the satisfaction as promptly as practicable of the conditions contained in Sections 11 through 13 of this Agreement that impose obligations on it or require action on its part or the part of any of its stockholders or Affiliates.

        8.2. FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, from time to time both before and after the Effective Time, each of the parties will use its reasonable best efforts, as promptly as is practicable to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated hereby. In the event the Secretary of State of the State of Texas raises any technical objection to the terms of this Agreement as part of the Articles of Merger, the parties hereto agree to restate and amend this Agreement to eliminate such objection so long as such amendment does not adversely affect any party hereto.

        8.3.  HSR ACT.  Each of the parties will:

           (a) as promptly as is practicable, but in any event within five
       (5) business days following the execution of this Agreement, make its required filings under the HSR Act (as defined in Section 17.1);

           (b) as promptly as is practicable after receiving any governmental request under the HSR Act for additional information, documents, or other materials, use its reasonable best efforts to comply with such request;

           (c) cooperate with the other in connection with resolving any governmental inquiry or investigation relating to their respective HSR Act filings, the Merger, or any related inquiry or investigation;

           (d) promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any governmental entity relating to their respective HSR Act filings, the Merger, or any related inquiry or investigation;

           (e) to the extent reasonably practicable, give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives), any meeting or conference with any governmental entity relating to their respective HSR Act filings, the Merger, or any related inquiry or investigation;

           (f) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions set forth in Sections 11 through 13; PROVIDED that neither BUYER nor the Company will be required by this Section 8.3(f) to take any action that would have a Material Adverse Effect on the Company or BUYER, including entering into any consent decree, hold separate orders or other arrangements that would have a Material Adverse Effect on the Company or BUYER. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action; and

           (g) cooperate and use its reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

        8.4. REORGANIZATION TREATMENT. None of the parties shall take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        8.5. PUBLIC ANNOUNCEMENTS. BUYER and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and related transactions and shall not issue any such press release or make any such public statement prior to such consultation, except that BUYER may make such public statements or announcements that may be required by applicable law or the rules of the Nasdaq Stock Market ("NASDAQ") or the National Association of Securities Dealers, Inc. The parties have agreed on the text of a joint press release by which BUYER and the Company will announce the execution of this Agreement.

        8.6. REGULATORY MATTERS. BUYER shall promptly prepare and file with the SEC the Form S-4. BUYER shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the prospectus included in the Form S-4 to its stockholders. BUYER shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any such action. Notwithstanding the foregoing, in no event shall BUYER be required to file the Form S-4, or cause it to become effective, unless and until it has been provided with all financial statements of the Company required to be included therein, in form and substance satisfactory to BUYER together with all consents to the use thereof required to complete the filing and effectiveness of the Form S-4. BUYER agrees to keep the Company informed as to the status of the Form S-4 and to advise the Company, promptly after BUYER receives notice, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. BUYER shall provide the Company with reasonable opportunity to review and comment on the Form S-4, and any amendment thereto, before filing such document with the SEC, PROVIDED, that the ultimate editorial control over the Form S-4 shall remain with BUYER.

        8.7. NASDAQ QUOTATION. BUYER shall use its reasonable best efforts to cause the shares of BUYER Common Stock to be issued in the Merger (including the shares held in Escrow) to be authorized for quotation on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

    9. CONDUCT OF THE COMPANY'S BUSINESS PENDING THE CLOSING. The Company covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by BUYER in writing, which consent shall not be unreasonably withheld or delayed, or as set forth in Section 9 of the Company Disclosure Schedule:

        9.1. FULL ACCESS. The Company will afford to BUYER and its authorized representatives, upon reasonable notice, all access during normal business hours to all properties, books, records, contracts, and documents of the Company as BUYER may reasonably request and a complete opportunity to make such investigations as they will reasonably desire to make of the Company, and the Company will furnish or cause to be furnished to BUYER and its authorized representatives all such information with respect to the affairs and businesses of the Company as BUYER may reasonably request, except to the extent that such access and opportunity cannot be provided and such information can be furnished without unreasonably interfering with the business of the Company. All information obtained by BUYER pursuant to this
    Section 9.1 shall be kept confidential in accordance with the confidentiality agreement, dated August 23, 2000 (the "CONFIDENTIALITY AGREEMENT"), between BUYER and the Company. No investigation pursuant to this Section 9.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        9.2. CARRY ON IN REGULAR COURSE. The Company will maintain its owned and leased properties in good operating condition and repair, will make all necessary renewals, additions, and replacements thereto, will carry on its businesses diligently and substantially in the same manner as heretofore conducted, and will not make or institute any material new, unusual, or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation, except to the extent to comply with outstanding contractual obligations otherwise disclosed in this Agreement or as permitted by this Agreement. Except as set forth in Section 9.2 of the Company Disclosure Schedule, the Company will not incur material additional Indebtedness.

        9.3. NO DIVIDENDS, ISSUANCES, REPURCHASES, ETC. The Company will not declare, set aside, or pay any dividends (whether in cash, shares of stock, other property, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or other securities, or issue, purchase, redeem, or otherwise acquire for value any shares of its capital stock or other securities, except that (i) the Company may issue shares of the Company Common Stock upon exercise of Company Options or Company Warrants in accordance with the respective terms thereof, and (ii) the Company may issue additional options to purchase up to an aggregate of 1,000,000 shares of Company Common Stock under the Company Option Plan to existing non-executive officer employees and new employees.

        9.4. NO COMPENSATION CHANGES. Other than as required by applicable law, as set forth in Section 9.4 of the Company Disclosure Schedule or as required by this Agreement, the Company will not increase the compensation payable or to become payable to any of its officers or directors or (except for increases made in the usual and ordinary course of business and consistent with past practices) any of its key employees or agents, or increase any bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, key employees or agents, nor, except in the ordinary course, will it effect any general or uniform increase in the compensation payable or to become payable to its employees, including without limitation any increase in the benefits under any bonus or pension plan or other contract or commitment.

        9.5. CONTRACTS AND COMMITMENTS. The Company will not enter into any contract or commitment, or engage in any other transaction, with any of its Affiliates, other than in the usual and ordinary course of business and consistent with its normal past business practices.

        9.6. PURCHASE AND SALE OF CAPITAL ASSETS. The Company will not purchase, lease as lessee, license as licensee, or otherwise acquire any interest in, or sell, lease as lessor, license as licensee, or otherwise dispose of any interest in, any capital asset(s) (i) other than in the ordinary course of business, and having a market value in excess of $50,000 in any instance, or in excess of $250,000 in the aggregate, or (ii) other than to the extent necessary in order to comply with outstanding contractual obligations under agreements specified in Section 6.21 of the Company Disclosure Schedule, or under similar agreement entered into subsequent to the date hereof in compliance with this Agreement. The Company shall not engage in any sale-leaseback transactions with an aggregate value in excess of $1,000,000.

        9.7. NO INVESTMENTS. The Company will not establish any Subsidiary or make or commit to make any investment in any Subsidiary or other person.

        9.8. INSURANCE. The Company will maintain in all material respects the insurance policies described in Section 6.23 of the Company Disclosure Schedule or, in the event of expiration of any such policies prior to the Closing Date, use its best efforts to replace such expired policies with policies with similar (and no less favorable) terms (including coverage amounts, deductibles and exclusions) with financially sound and reputable insurance companies, funds or underwriters.

        9.9. PRESERVATION OF ORGANIZATION. The Company will use its reasonable best efforts to preserve its business organization intact, to keep available for the benefit of the Surviving Corporation its present officers and key employees and consultants, and to preserve for the benefit of the Surviving Corporation its present business relationships with its material suppliers and customers and others having business relationships with it.

        9.10. NO DEFAULT. The Company will not take or omit to take any action, or permit any action or omission to act, within the Company's reasonable control, that would cause a default under or a material breach of any of its contracts, commitments, or obligations which default or breach would, individually or in the aggregate with all other such defaults or breaches, have a Material Adverse Effect on the Company.

        9.11. ADVICE OF CHANGE. The Company will promptly advise BUYER in writing of the occurrence or existence of any events or circumstances that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        9.12. NO SHOP. From the date hereof until May 31, 2001, the Company will not and will use its best efforts to cause its officers, directors, employees, investment bankers, attorneys, consultants and other agents or representatives to not, negotiate for, solicit, discuss (other than to decline a soliciting party's offer to enter into such a discussion), negotiate, or enter into any agreement or understanding, whether or not binding, with respect to the issuance, sale, or transfer of any of the capital stock (other than pursuant to the Company Option Plan or with respect to other securities existing as of the date hereof) or the assets of the Company (other than sales of inventory or other assets in the ordinary course of business) or any merger or other business combination of the Company, to or with any person other than BUYER and Merger Sub. Notwithstanding the foregoing, nothing in this
    Section 9.12 shall be deemed to prohibit the Company's officers, directors, employees, investment bankers, attorneys, consultants and other agents or representatives from relaying the contents, or informing themselves as to the terms of, an unsolicited offer to the Company Stockholders to the extent such persons reasonably determine, upon advice of counsel, such action is required by their fiduciary duty under applicable law.

        9.13. STOCKHOLDERS MEETING. As soon as practicable after the effective date of the Form S-4, the Company shall call a special meeting of the Company Stockholders to consider and vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby. Subject to the fiduciary duties of the Company's Board of Directors under applicable law the Company shall recommend to its stockholders the approval of this Agreement and the Merger and the other transactions contemplated hereby and shall use its reasonable best efforts to solicit and obtain the requisite vote of approval. Nothing in this Section 9.13 shall be deemed to amend or modify the obligations of any party under any separate agreement between the Company and/or BUYER, including but not limited to the Voting Agreement.

        9.14. CONSENT OF THIRD PARTIES. The Company shall employ its reasonable best efforts to secure, before the Closing, the consent, in form and substance reasonably satisfactory to BUYER, to the consummations of the transactions contemplated by the Agreement by each party to any contract, commitment or obligation of the Company, in each case under which such consent is required, and BUYER shall cooperate with the Company in securing such consents as reasonably required.

        9.15. DISCLOSURE SUPPLEMENTS. From time to time before the Closing, and in any event immediately before the Closing, the Company will promptly advise BUYER in writing of any matter hereafter arising or becoming known to any of them that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule, or that is necessary to correct any information in the Company Disclosure Schedule that is or has become inaccurate.

        9.16. 401(K) PLAN. BUYER and the Company, if requested by BUYER, shall cooperate, including by causing their respective boards of directors to take appropriate actions, in order to provide for an orderly transition with respect to the Company's 401(k) plan to another plan maintained by or on behalf of BUYER or its affiliates including, if required, to initiate termination.

        9.17. VESTING. The Company, if reasonably requested by BUYER, shall take all necessary action to cause all convertible or exchangeable securities, options, warrants, or other rights to acquire from the Company any shares of its capital stock or other securities held by non-employees to become fully vested and exercisable immediately prior to Closing.

        9.18. DASH. The Company shall issue options to purchase Company Common Stock under the Company's Amended and Restated 1998 Equity Incentive Plan (the "COMPANY OPTION PLAN") to all employees of the Company who have received notice that they would receive contingent grants under the Company Option Plan in connection with the Company's "DASH" and "DASH-like" programs and related programs instituted under the Company Option Plan, but only to the extent that the contingencies relating to such grants have been satisfied prior to the Effective Time in any manner that would lead to the issuance of some or all of such options in accordance with such notice.

    10. BUYER'S AND MERGER SUB'S COVENANTS. BUYER and Merger Sub covenant and agree that, except as otherwise specifically consented to or approved by the Company in writing, such consent or approval not to be unreasonably withheld or delayed:

        10.1. FULL ACCESS. BUYER will afford the Company and its authorized representatives, upon reasonable notice, full access during normal business hours to all properties, books, records, contracts and documents of BUYER and a full opportunity to make such investigations as they will desire to make of BUYER, and BUYER will furnish or cause to be furnished to the Company and its authorized representatives all such information with respect to the affairs and businesses of BUYER as the Company reasonably requests, except to the extent that such access and opportunity cannot be provided and such information can be furnished without unreasonably interfering with the business of BUYER. All information obtained by the Company pursuant to this
    Section 10.1 shall be kept confidential in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 10.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        10.2. COMPLIANCE WITH LAWS. BUYER and each of its Subsidiaries will duly comply in all material respects with all applicable laws, regulations, and orders.

        10.3. ADVICE OF CHANGE. BUYER will promptly advise the Company in writing of the occurrence or existence of any events or circumstances that would reasonably be expected to have a Material Adverse Effect on BUYER.

        10.4. CONSENT OF THIRD PARTIES. BUYER shall employ its reasonable best efforts to secure, before the Closing, the consent, in form and substance reasonably satisfactory to the Company and the Company's counsel, to the consummation of the transactions contemplated by the Agreement, by each party to any material contract, commitment or obligation of BUYER, in each case under which the failure of which to obtain such consent would have a Material Adverse Effect on BUYER.

        10.5. EXEMPTION FROM LIABILITY UNDER SECTION 16. The Board of Directors of BUYER, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act following the Effective Time (the "COMPANY INSIDERS") of BUYER Common Stock in the Merger or the exercise of BUYER Exchange Options, in each case pursuant to the transactions contemplated hereby, are intended to be exempt transactions under Rule 16(b)-3.

        10.6. DISCLOSURE SUPPLEMENTS. From time to time before the Closing, and in any event immediately before the Closing, BUYER will promptly advise the Company in writing of any matter hereinafter arising or becoming known to BUYER that, if occurring, or known to BUYER at or before the date of this Agreement, would have been required to be set forth or described in the BUYER and Merger Sub Disclosure Schedule, or that is necessary to correct any information in the BUYER and Merger Sub Disclosure Schedule that is or has become inaccurate.

        10.7.  DIRECTOR AND OFFICERS INSURANCE.

           (a) For six years after the Effective Time, BUYER shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer and director of the Company in respect of acts and omissions occurring at or prior to the Effective Time to the fullest extent permitted by applicable law, PROVIDED that any such indemnification shall be subject to any limitation imposed from time to time under applicable law. In furtherance thereof, BUYER shall cause the Articles of Incorporation and By-laws of the Surviving Corporation to contain provisions indemnifying and exculpating officers and directors to the maximum extent permitted by law, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely effect the rights thereunder of any individuals who, immediately prior to the Effective Time, were officers, directors and/or employees of the Company.

           (b) BUYER shall cause to be maintained in effect for a period of six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that BUYER may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall BUYER be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant to the terms hereof; and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

           (c) BUYER shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, advance reasonably incurred fees and expenses (including reasonable attorneys' fees) incurred in connection with any indemnification provided for pursuant to
       Section 10.7(a), PROVIDED the person to whom such expenses are advanced provides a customary undertaking complying with applicable law to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

           (d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood that the indemnification provided for in this
       Section 10.7 is not prior to or in substitution for any such claim under such policies.

        10.8.  MANAGEMENT COVENANTS.

           (a) Management of Operations. From and after the Effective Time, and until the earlier of (i) full release of the Escrowed and Earn-Out Shares to the Company Stockholders or to BUYER (other than any Indemnity Shares or Second Indemnity Shares, as such terms are defined in the Contingency Escrow Agreement) pursuant to the terms of the Contingency Escrow Agreement, or (ii) December 31, 2002 (such period, the "EARN-OUT PERIOD"), the Surviving Corporation shall be operated as an operating division of BUYER. During the Earn-Out Period and until the termination of her employment with the Surviving Corporation, Anousheh Ansari or Hamid Ansari as her successor, if appointed as such pursuant to paragraph (e) below (the "MANAGER"), shall have discretion to manage the day-to-day business affairs and operations of the Surviving Corporation, reporting directly only to the Chief Executive Officer of BUYER (the "CEO"), PROVIDED that such business affairs and operations are managed in the ordinary course and in a manner consistent with the past practices of the Company, and general guidelines mutually established by the Manager and the CEO (such discretion subject to such limitations being referred to herein as the "GENERAL MANAGEMENT AUTHORITY"). Without limiting the generality of the foregoing, the General Management Authority shall include the discretion and authority to:

               (1) make personnel decisions for the Surviving Corporation other than with respect to the Manager, including with respect to hiring, promotion, dismissal and compensation and benefits of the Surviving Corporation's senior executives and other employees within guidelines mutually established by BUYER and the Manager for Surviving Corporation (which such guidelines shall take into account the market conditions in Richardson, Texas), subject to the terms of those certain employment agreements, of even date herewith, by and between BUYER and each of those persons set forth in Section 10.8 of the BUYER and Merger Sub Disclosure Schedule (the "EMPLOYMENT AGREEMENTS");

               (2) determine appropriate, commercially reasonable pricing structures and sales and marketing strategies with respect to the Surviving Corporation's products;

               (3) negotiate and enter into commercially reasonable agreements with customers, suppliers and other vendors (including with respect to the selection of development tools and embedded third party software and hardware) on behalf of the Surviving Corporation;

               (4) determine the location within the Richardson, Texas area of the principal executive offices and principal place of business of the Surviving Corporation;

               (5) determine the architecture, design and other technical aspects specifications of the Surviving Corporation's products, as well to determine the development schedules and priorities thereof;

               (6) enter into partnerships and teaming arrangements with third-party vendors, including third parties that compete with BUYER (including those set forth in Section 10.8(a)(6) of the BUYER and Merger Sub Disclosure Schedule), in order to provide integrated solutions to customers if necessary to accomplish the Surviving Corporation's business objectives, PROVIDED, that the Manager shall be required to secure the prior written consent of the CEO before entering any such partnerships or teaming arrangements, except in the case of (i) those partnerships and teaming arrangements set forth in
           Section 10.8(a)(6) of the Company Disclosure Schedule; (ii) teaming arrangements and partnerships entered into with respect to customers that had made a hardware decision before commencement of the Surviving Corporation's sales process, and not selected BUYER's products; or (iii) teaming arrangements and partnerships entered into with respect to a customer where the Surviving Corporation has used its reasonable best efforts to cause the customer to select BUYER's products and such customer has selected another hardware provider;

               (7) continue and expand the Surviving Corporation's interoperability laboratory efforts; and

               (8) determine appropriate staffing levels to support the Surviving Corporation's product development calendar and sales and marketing efforts.

           (b) RESERVATION. Notwithstanding anything to the contrary herein, the General Management Authority shall not include, and the Manager shall not have, without the prior written consent of the CEO, any discretion to:

               (1) adopt or change any accounting procedures or methods of the Surviving Corporation, including with respect to establishment of internal controls, procedures and reporting systems;

               (2) dispose of any material asset of the Surviving Corporation, whether tangible or intangible, other than dispositions in the ordinary course in connection with the fulfillment of customer orders and service contracts or otherwise in the ordinary course;

               (3) acquire, whether through purchase or lease, any assets in excess of $500,000, whether tangible or intangible, except in connection with fulfillment of customer orders or contracts in the ordinary course or ordinary course purchases of equipment in connection with research and development;

               (4) acquire (whether by means of a merger, consolidation, or acquisition of stock or assets) any interest in any other person (except for any securities issued to the Surviving Corporation in connection with payment for any products or services sold or provided by the Surviving Corporation);

               (5) incur any indebtedness for borrowed money, or assume, guarantee, pledge or endorse, or otherwise as an accommodation become responsible for, the obligations of any other person, except for the receipt of trade credit in the ordinary course of business, consistent with past practices;

               (6) establish any policies that conflict with, or fail to adopt, BUYER's corporate-wide policies with respect to BUYER's position as a public company (e.g., policies regarding conflicts of interest, stock trading, political contributions, etc.); and

               (7) make any personnel decisions, inconsistent with (a) the employment agreements of those employees of the Surviving Corporation set forth on Section 10.8 of the BUYER and Merger Sub Disclosure Schedule attached hereto, including terminating the employment of any such employees for any reason or no reason, or (b) paragraph (a)(1) or (a)(8) above.

       In addition, in no event shall the Manager take any action in contradiction of any material written policies of BUYER of which the Manager has been informed, or any material unwritten policies of which the Manager is aware, without first consulting with the CEO on such action.

           (c) BUYER'S OBLIGATIONS. During the Earn-Out Period, BUYER agrees
       (1) to fund those operations of the Surviving Corporation relating to the Company's Intelligent IP softswitch software product, and as necessary to complete the Company's existing contractual obligations, as referenced in
       Section 6.20 of the Company Disclosure Schedule, to deliver other products and services, in each case in accordance with reasonable budgets reflective of past practice and anticipated growth, and to discuss in good faith any modifications to such budgets as may be appropriate, and
       (2) to provide reasonable cooperation with the Surviving Corporation in the areas of technical assistance, contract negotiations, identification of appropriate third-party vendors, and customer sales and marketing efforts. Notwithstanding anything to the contrary in paragraph (a), nothing set forth in the grant of the General Management Authority shall require BUYER to provide any funding, support or cooperation in addition to or in excess of that required pursuant to this paragraph (c).

           (d) LIMITATION ON CERTAIN RESTRUCTURING BY BUYER. During the Earn-Out Period, without the written consent of the Manager (or if there is no Manager, the Stockholder Representatives), BUYER shall not cause other existing operating units, or acquired businesses, of BUYER to be included in the Surviving Corporation, or cause operating units of the Surviving Corporation to be moved to BUYER or another subsidiary of BUYER.

           (e) SUCCESSION. Anousheh Ansari shall be the initial Manager. In the event that Anousheh Ansari ceases to serve in her position as Vice President and General Manager of BUYER as a result of her death or disability, BUYER shall offer the such position to Hamid Ansari and if Hamid Ansari accepts, thereafter Hamid Ansari shall be the Manager and the provisions of this Section 10.8 shall apply with respect to Hamid Ansari as such. If Hamid Ansari declines or is unable to serve as Manager for the remainder of the Earn-Out Period, BUYER shall be released from its obligations under this Section 10.8, other than those arising under paragraphs (c) and (d), which shall remain in effect for the Earn-Out Period.

           (f)  BREACH BY BUYER.

               (1) If at any time, BUYER shall have materially breached (an "ALLEGED BREACH") the covenants set forth in this Section 10.8 (the "MANAGEMENT COVENANTS"), the Manager may deliver to the attention of the CEO a Notice of Alleged Breach, such notice to be given in accordance with Section 18.5 of this Agreement. For purposes of this Agreement, a "NOTICE OF ALLEGED BREACH" means a written notice that sets forth in reasonable detail the facts and circumstances upon which the allegation of a breach of the Management Covenants are based.

               (2) After receipt of a Notice of Alleged Breach, BUYER shall cure as promptly as possible, but in no event more than thirty (30) days after receipt of the Notice of Alleged Breach, the Alleged Breach (such period, the "CURE PERIOD"). If after such Cure Period, the Alleged Breach has not been cured, the Stockholder Representatives shall be entitled to make a claim for release to the Company Stockholders of all of the then Escrowed Shares and Earn-Out Shares under the Contingency Escrow Agreement (other than any Indemnity Shares or Second Indemnity Shares, as defined therein) according to the procedures set forth therein.

        10.9. EMPLOYEE BENEFIT MATTERS. BUYER agrees to honor, or cause the Surviving Corporation to honor, the Employee Benefit Plans pursuant to their terms, subject to the ability to amend or terminate such Plans if permitted to do so pursuant to their terms. BUYER agrees that from the Effective Time through the end of the Earn-Out Period it shall, or shall cause the Surviving Corporation to, provide to employees of the Surviving Corporation and its Subsidiaries employee benefit plan benefits substantially comparable in the aggregate to the benefits of the Employee Benefit Plans as in effect for such employees as of the date hereof. Also, BUYER shall and shall cause the Surviving Corporation to:

               (1) recognize the service with the Company prior to the Effective Time of the Company's employees as of the Effective Time for purposes of eligibility, vesting and level of benefits (but not benefit accrual, with respect to defined benefit plans) under each Employee Benefit Plan (or any plan adopted in substitution for such Employee Benefit Plan) to the extent such service was recognized under such Employee Benefit Plan prior to the Effective Time,

               (2) use their reasonable best efforts to cause the Company's employees as of the Effective Time to be given credit for
           (i) otherwise qualifying expenses incurred by such employees prior to the Effective Time but during the plan year of any BUYER group health plan in which the Effective Time occurs against any deductible or co-payment requirements of such group health plan and
           (ii) elimination periods requirements if and to the extent satisfied by such employees under an analogous Company Employee Benefit Plan, and

               (3) use their reasonable best efforts to limit application of any pre-existing condition exclusion which would otherwise be applicable to an employee on or after the Effective Time under a BUYER group health plan to the same extent, if any, applicable under the analogous Company Employee Benefit Plan.

    BUYER shall not be in violation of this Section to the extent its compliance with the foregoing obligations is frustrated by reason of any of the Manager's actions pursuant to the management covenants of Section 10.8.

        10.10. RETENTION PLAN. Immediately prior to the Effective Time, BUYER shall adopt the Retention Plan (as defined in Section 12.7 and make the scheduled Awards thereunder).

    11. MUTUAL CONDITIONS TO THE PARTIES' OBLIGATIONS. The parties' obligations to consummate the Merger are subject to the satisfaction (or waiver by the Company or BUYER, each in its sole discretion) of each of the conditions set forth in this Section on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

        11.1. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, will be in effect, and no petition or request by any governmental authority or agency for any such injunction or other order will be pending.

        11.2. APPROVAL BY STOCKHOLDERS. The Company Stockholders shall have authorized and approved this Agreement, the Merger and the transactions contemplated hereby as required by the TBCA.

        11.3. GOVERNMENTAL CONSENTS. All consents, approvals, orders or clearances of any governmental authority (including any approvals or clearances under the HSR Act), the granting of which is required for the consummation of the transactions contemplated by this Agreement, shall have been obtained, and all waiting periods specified under applicable law, the expiration of which is necessary for such consummation, shall have passed, except for such consents, approvals, orders or clearances (other than under the HSR Act), and the expiration of such waiting periods (other than under the HSR Act), as would not have individually or in the aggregate, a Material Adverse Effect on BUYER or the Company.

        11.4. NASDAQ LISTING. The shares of BUYER Common Stock into which shares of Company Common Stock will be converted in the Merger will have been authorized for listing, subject to official notice of issuance, on Nasdaq or such other exchange or automated quotation system on which the BUYER Common Stock is then listed or quoted.

        11.5. FORM S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    12. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, in its sole discretion) of each of the conditions set forth in this Section on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

        12.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by BUYER and/or Merger Sub in or pursuant to this Agreement or in any statement, certificate, or other document delivered to the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby will have been true and correct in all material respects (or in the case of matters qualified either by materiality or Material Adverse Effect, in all respects) when made and (after taking into account any supplement to or amendment of this Agreement or any such statement, certificate or other document required to correct any information therein that is or has become inaccurate) will be true and correct in all material respects at and as of the Closing, except that representations and warranties that speak as of a specified date shall be so true and correct as of such date.

        12.2. COMPLIANCE WITH AGREEMENT. BUYER and Merger Sub will have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing, including without limitation the execution and delivery of all documents to be executed and delivered by any of them in connection with this Agreement and/or the consummation of the Merger and the other transactions contemplated hereby.

        12.3. CLOSING CERTIFICATE. An executive officer of each of BUYER and Merger Sub will have executed and delivered to the Company, at and as of the Closing, certificates (without qualification as to knowledge or materiality) certifying that the conditions referred to in Sections 12.1 and 12.2 have been satisfied.

        12.4. NO MATERIAL CHANGE. Since the date hereof, there shall not have occurred any Material Adverse Effect on BUYER; PROVIDED HOWEVER, for the purposes of this Section 12.4, a Material Adverse Effect on BUYER shall not be deemed to have resulted solely from a decrease in the trading price of BUYER Common Stock as reported on Nasdaq or such other exchange or automated quotation system on which the BUYER Common Stock is then listed or quoted.

        12.5. REGISTRATION RIGHTS AGREEMENT. BUYER shall have entered into a Registration Rights Agreement in the form attached as Exhibit 12.5 (the "REGISTRATION RIGHTS AGREEMENT").

        12.6. TAX OPINION. The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Company, dated the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and
    (ii) no gain or loss will be recognized by stockholders of the Company who exchange all of their Company Common Stock solely for BUYER Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of a fractional share interest in BUYER Common Stock. In rendering its opinion, such counsel shall be entitled to require and rely upon reasonable and customary representations contained in certificates of the officers of the Company, BUYER and Merger Sub.

        12.7. RETENTION PLAN. BUYER shall have (i) adopted the 2000 Retention Plan attached as EXHIBIT 12.7 hereto (the "RETENTION PLAN") and (ii) issued Award Agreements thereunder to the employees listed on Section 12.7 of the BUYER and Merger Sub Disclosure Schedule.

        12.8. ESCROW AGREEMENTS. The BUYER shall have entered into the Escrow Agreements.

    13. CONDITIONS TO BUYER'S AND MERGER SUB'S OBLIGATIONS. The obligations of each of BUYER and Merger Sub, respectively, to consummate the Merger are subject to the satisfaction (or waiver by BUYER, in its sole discretion) of each of the conditions set forth in this Section on or before the

Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

        13.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company in or pursuant to this Agreement or in any statement, certificate, or other document delivered to BUYER in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby will have been true and correct in all material respects (or in the case of matters qualified as to materiality or Material Adverse Effect, in all respects) when made and (after taking into account any supplement to or amendment of this Agreement or any such statement, certificate or other document required to correct any information therein that is or has become inaccurate) will be true and correct in all material respects at and as of the Closing, except that representations and warranties that speak as of a specified date shall be so true and correct as of such date.

        13.2. COMPLIANCE WITH AGREEMENT. The Company will have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing, including without limitation the execution and delivery of all documents to be executed and delivered by any of them in connection with this Agreement and/or the consummation of the Merger and the other transactions contemplated hereby.

        13.3. CLOSING CERTIFICATE. An executive officer of the Company will have executed and delivered to BUYER, at and as of the Closing, a certificate (without qualification as to knowledge or materiality) certifying that the conditions referred to in Sections 13.1 and 13.2 have been satisfied.

        13.4. NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have been a Material Adverse Effect on the Company.

        13.5. REGISTRATION RIGHTS AGREEMENT. All parties thereto other than BUYER shall have entered into the Registration Rights Agreement.

        13.6. DISSENTING STOCKHOLDERS. Holders of no more than 0.25% of the issued and outstanding Company Common Stock as of the Effective Time shall have elected to, or continue to have contingent rights to, exercise dissenters rights under the TBCA as to such shares.

        13.7. ESCROW AGREEMENTS. All parties thereto other than BUYER shall have entered into the Escrow Agreements.

        13.8. CAPITALIZATION CERTIFICATE. The principal executive officer and the principal financial officer of the Company will have executed and delivered to BUYER, at and as of the Closing Date, a certificate setting forth the information required to be included in Section 6.4 of the Company Disclosure Schedule (such certificate, the "CAPITALIZATION CERTIFICATE"). The Capitalization Certificate shall be deemed to be a representation and warranty of the Company hereunder.

    14.  INDEMNIFICATION.

        14.1. INDEMNIFICATION BY BUYER. From and after the Effective Time, subject to the limitations set forth in Section 14.5 hereof, BUYER will indemnify, defend, and hold harmless each of the Company Stockholders and each of their respective directors, officers, employees, representatives, and other Affiliates, from and against any and all Damages (as defined in Section 17.1) related to or arising, directly or indirectly, out of or in connection with any breach by BUYER and/or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by BUYER and/or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of BUYER and/or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby. The Stockholder Representatives shall have the ability to enforce these provisions solely on behalf of the Company Stockholders.

        14.2. INDEMNIFICATION BY THE COMPANY. From and after the Effective Time, subject to the limitations set forth in Section 14.5 hereof, the Company, will indemnify, defend and hold harmless BUYER, and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by the Company of any representation, warranty, covenant, agreement, obligation or undertaking made by the Company in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate or other document delivered by or on behalf of the Company at or prior to the Closing to effect the transactions contemplated by this Agreement. Without limiting any other rights of BUYER, BUYER shall be entitled to enforce this provision solely pursuant to the terms of the Contingency Escrow Agreement.

        14.3.  CLAIMS.

           (a) In the event that any party hereto (the "INDEMNIFIED PARTY") desires to make a claim against another party hereto (the "INDEMNIFYING PARTY", which term includes all indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "THIRD-PARTY CLAIM"), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; PROVIDED, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

           (b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty days after the Indemnifying Party has received notice of the Third-Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, PROVIDED, FURTHER, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim but the Indemnified Party shall not control the defense thereof.

           (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnified Party (which will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim and
       (ii) involves only the payment of money damages by the Indemnifying Party which are paid in a timely manner and does not impose an injunction or other equitable relief upon the Indemnified Party or require the Indemnified Party to pay any money damages. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 14.3(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed).

           (d) In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 14.3(b) above,
       (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate, PROVIDED such settlement involves only money damages and does not impose an injunction or other equitable relief on the Indemnifying Party or has been consented to by such Indemnifying Party (which will not be unreasonably withheld or delayed) and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent provided in this Article 14.

        14.4. PAYMENT OF CLAIMS. In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing with reasonable specificity of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty
    (30) days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay and/or the Escrow Agent shall pay, as applicable, the full amount thereof, subject to the limitations set forth in
    Section 14.5, within ten (10) days after the expiration of such period.

        14.5.  LIMITATIONS OF LIABILITY.

           (a) BASKET. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Damages for which (i) BUYER and the Surviving Corporation, and their respective directors, officers, employees, representatives, and other Affiliates, on the one hand, or (ii) the Company Stockholders and their respective directors, officers, employees, representatives, and other Affiliates, as the case may be, on the other, are otherwise entitled to indemnification pursuant to this Agreement exceeds $1,000,000.

           (b) MAXIMUM LIABILITY. The maximum liability of BUYER and the Surviving Corporation, on the one hand, and the Company, on the other hand, under this Article XIV with respect to breaches of the representations and warranties made by such parties (other than with regard to those made under Section 6.13 the remedies for breach are as set forth in Section 2(g) of the Contingency Escrow Agreement) shall not exceed the then-value of the Indemnity Shares (as defined in the Contingency Escrow Agreement).

           (c) SURVIVAL. All representations and warranties in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and shall expire, and no Indemnifying Party will be liable for any Damages hereunder unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the first anniversary of the Effective Time (the "CUT-OFF DATE"). Notwithstanding the foregoing,
       (i) liability for Damages resulting from a breach of the representations and warranties contained in Section 6.13 shall continue (and claims therefor may be made) until the expiration of all applicable statute of limitations relating to any Taxes owed as a result of such breach, and
       (ii) liability for Damages resulting from a breach of the representations and warranties contained in Section 6.10 and that portion of the Capitalization Certificate setting forth the number of outstanding shares of Company Common Stock and other securities of the Company shall continue (and claims therefor may be made) until December 31, 2002.

           (d) ADDITIONAL LIMITATIONS ON LIABILITY. The provisions of this Section shall not be applicable in the event that the Merger is not consummated, PROVIDED, that in the event that this Agreement is terminated due to a breach hereof by a party hereto of its respective representations, warranties or covenants, the non-breaching party shall be entitled to seek to recover its actual damages in connection with such breach (but not special, consequential or punitive damages, other than in the case of fraud), and nothing in this Section shall otherwise limit such remedies, if any.

           (e) EXCLUSIVE REMEDIES.

               (i)  If the Merger is consummated, the provisions of this
           Article XIV will be the sole and exclusive basis for the assertion of claims against, and/or the imposition of liability on, any party hereto in connection with this Agreement and/or the transactions contemplated hereby, whether based in contract, tort, statute or otherwise.

               (ii) If the Merger is consummated, the Company Stockholders' sole and exclusive remedy in the event of a breach of any of the covenants of BUYER set forth in Section 10.8 after the Effective Time shall be that set forth in the Escrow Agreement.

    15.  STOCKHOLDER REPRESENTATIVES.

           (a) APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. The Company and, by virtue of their approval of this Agreement, the Company Stockholders, hereby constitute and appoint, effective from and after the date hereof Anousheh Ansari and John C. Phelan, as their respective agents and attorneys-in-fact (together, the "STOCKHOLDER REPRESENTATIVES") to act as Stockholder Representatives under this Agreement and the Contingency Escrow Agreement in accordance with the terms of this Section 15. In the event of the resignation, death or incapacity of either of the Stockholder Representatives, a successor Stockholder Representative shall thereafter be appointed by an instrument in writing signed by such successor Stockholder Representative and by the remaining Stockholder Representative, and such appointment shall become effective as to any such successor Stockholder Representative when a copy of such instrument shall have been delivered to BUYER and the Escrow Agent.

           (b) AUTHORITY. The Stockholder Representatives are, and each of them acting alone is, hereby fully authorized to:

               (i) receive all notices or other documents given or to be given to the Company by BUYER under this Agreement;

               (ii) receive and accept service of legal process in connection with any Claim or other proceeding against the Company or the Company Stockholders arising under this Agreement in respect of the Escrowed Shares and Earn-Out Shares;

               (iii) undertake, compromise, defend and settle any such suit or proceeding;

               (iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representatives in connection with any of the transactions contemplated by this Agreement (including, without limitation, one or more blank stock powers relating to the transfer of any Escrowed Shares and Earn-Out Shares);

               (v) engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Company Stockholders in connection with any matter arising under this Agreement as the Stockholder Representative deems appropriate;

               (vi) retain and liquidate any Escrowed Shares and Earn-Out Shares to which the Company Stockholders are entitled and apply the proceeds thereof to the payment of (or reimbursement of the Stockholder Representatives for) expenses and liabilities for which the Stockholder Representatives may incur pursuant to this Section 15; and

               (vii) take such other action as such Stockholder Representatives may deem appropriate, including, without limitation:

                   (A) agreeing to any modification or amendment of the
               Contingency Escrow Agreement and executing and delivering an agreement of such modification or amendment;

                   (B) taking any actions required or permitted under the
               Contingency Escrow Agreement to protect or enforce the rights of the Company Stockholders thereunder to the Escrowed Shares and Earn-Out Shares; and

                   (C) all such other matters as the Stockholder Representatives may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Contingency Escrow Agreement.

           (c) EXTENT AND SURVIVAL OF AUTHORITY. The appointment of the Stockholder Representatives is an agency coupled with an interest and is irrevocable and any action taken by a Stockholder Representative pursuant to the authority granted in this Section 15 shall be effective and absolutely binding on the Company Stockholders notwithstanding any contrary action of or direction from the Company Stockholders, except for actions or omissions of the Stockholder Representatives constituting willful misconduct or gross negligence.

           (d) REIMBURSEMENT OF EXPENSES; INDEMNITY. The Stockholder Representatives shall receive no compensation for services as Stockholder Representatives, but shall receive reimbursement from, and be indemnified and held harmless by, the Company Stockholders, for any and all expenses, charges, claims and liabilities, including, but not limited to, reasonable attorneys' fees, incurred by the Stockholder Representatives in the performance or discharge of his or her duties pursuant to this
       Section 15. Unless the Company Stockholders pay all such expenses, charges and liabilities upon demand by the Stockholder Representatives, the Stockholder Representatives shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder.

    16.  TERMINATION.

           (a) This Agreement may be terminated at any time before the Effective
       Time:

               (i)  by mutual agreement of BUYER and the Company;

               (ii) by BUYER, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable within fifteen (15) days after notice thereof to the breaching party; or

               (iii) by the Company, in the event of a material breach by BUYER of any representation, warranty or agreement contained herein which has not been cured or is not curable within fifteen (15) days after notice thereof to the breaching party.

           (b) If (i) any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition preventing the consummation of the Merger is in effect and is final and non-appealable at any time in effect for a period of more than 20 consecutive days, or
       (ii) the Closing does not occur on or before May 31, 2001 then either BUYER or the Company may terminate this Agreement by delivering written notice to the other at any time after the close of business on date such termination right arises hereunder, PROVIDED in the case of a termination under clause (ii) above, that such failure to close is not the result of a breach of this Agreement by the terminating party (including, in the case of any such termination by BUYER, any breach by Merger Sub).

    17.  DEFINITIONS.

        17.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following respective meanings:

    "Affiliate" shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

    "Closing Date Price Per Share" means the closing sale price (in thousandths) of BUYER Common Stock on Nasdaq for the trading day prior to the Closing Date.

    "Closing Price Per Share" means the average closing sale price (in thousandths) of BUYER Common Stock on Nasdaq for the five (5) trading days up to and including the day that is one trading days prior to the date for which such Closing Price Per Share is determined.

    "Company Stockholder" means any holder of the Company Common Stock as of the Closing Date.

    "Damages" means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

    "Exchange Ratio" means the fraction, rounded to the nearest ten-thousandth, derived by dividing (i) 15,000,000; by (ii) the number of shares of Company Common Stock issued and outstanding as of the Effective Time.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

    "Indebtedness," as applied to any person, means (a) all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured,
(b) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) all indebtedness of such person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (e) all obligations of such person under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such person is liable as lessee, (f) any liability of such person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e), or (f) above that is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

    "Intellectual Properties" means intellectual property or proprietary rights of any description including without limitation (i) rights in any patent, patent application, copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights (iv) inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data that is necessary or useful to design, manufacture, assemble, service, maintain, install, operate, use or test the Product(s) and develop enhanced or new products, whether or not patented, patentable, copyrightable or reduced to practice, including but not limited to any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (1) computer source codes (human readable format) and object codes (machine readable format); (2) specifications; (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures;
(4) engineering, programming, service and maintenance notes and logs;
(5) technical, operating and service and maintenance manuals and data;
(6) hardware reference manuals; and (7) user documentation, help files or training materials, and (v) goodwill related to any of the foregoing.

    "knowledge," when used to qualify a representation or warranty in this Agreement, has the following meaning: Where a representation or warranty is made to the Company's knowledge, or with a similar qualification, the Company will be deemed to have knowledge of any matter with respect to which any executive officer or director of the Company has actual knowledge or would have knowledge after conducting a reasonable investigation. Where a representation is made to BUYER's or Merger Sub's knowledge or with a similar qualification, BUYER and the Merger Sub will be deemed to have knowledge of any matter with respect to which any executive officer or director of BUYER or Merger Sub, has actual knowledge or would have knowledge after conducting a reasonable investigation.

    "Liens" means any and all liens, claims, mortgages, security interests, charges, encumbrances, and restrictions on transfer of any kind, except, in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws.

    "Material Adverse Effect" means, when used with respect to BUYER or the Company, as the case may be, any event, change or effect that is materially adverse to the business, financial condition or results of operations of BUYER or the Company, as the case may be; PROVIDED, that such term shall not include any event, change or effect arising out of (i) the announcement or consummation of the Merger and the transactions contemplated thereby, or (ii) changes generally affecting the United States economy or the high-technology industry in which the Company and BUYER participate.

    "person" (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

    "SEC" means the United States Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

    "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which will at the time be owned by such person or by a Subsidiary of such person, if the holders of the shares of such class or classes
(a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right to so vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

    "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

    "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

    "Treasury Regulation" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        17.2. TERMS DEFINED ELSEWHERE. The following terms are defined herein in the sections identified below:

TERM                                 SECTION
----                             ----------------
Agreement......................          Preamble
Alleged Breach.................            10.8(f)(1)
Articles of Merger.............                 1
BUYER..........................          Preamble
BUYER and Merger Sub Disclosure
  Schedule.....................                 7
BUYER Common Stock.............               7.6
BUYER Exchange Option..........               4(a)
BUYER Material Contracts.......              7.11
BUYER's SEC Reports............               7.5
BUYER Stock Plans..............               7.6
Capitalization Certificate.....              13.8
CEO............................              10.8
CERCLA.........................            6.15(b)
Certificate....................               3.1
Closing........................                 1
Closing Date...................                 1
Code...........................            6.13(a)
Company........................          Preamble
Company Class A Common Stock...             2.5(a)
Company Class B Common Stock...             2.5(a)
Company Common Stock...........             2.5(a)
Company Disclosure Schedule....                 6
Company Insiders...............              10.5
Company Intellectual
  Properties...................            6.10(a)
Company Option.................               4(a)
Company Option Plan............              9.18
Confidentiality Agreement......               9.1
Confidential Information.......            6.10(k)
Contingency Escrow
  Agreement....................             3.3(a)
Contract.......................              6.20
Cure Period....................            10.8(f)(2)
Cut-off Date...................            14.5(c)
DGCL...........................               7.3
Deferred Option Shares.........               4(d)
Dissenting Shares..............               2.7
Earn-Out Period................              10.8
Effective Time.................                 1
Employee Benefit Plan..........            6.14(a)

TERM                                 SECTION
----                             ----------------
Employment Agreements..........            10.8(a)(1)
Environmental Laws.............            6.15(b)
EPA............................            6.15(c)
ERISA..........................            6.14(c)
Escrow Agent...................             3.3(a)
Escrow Agreements..............             3.3(b)
Escrowed Shares and
the Earn-Out Shares............             3.3(a)
Form S-4.......................              6.30
Funding Number.................             3.3(b)
GAAP...........................               6.7
General Management Authority...            10.8(a)
Hazardous Substances...........            6.15(c)
Incidental Indebtedness........              6.11
Indemnified Party..............            14.3(a)
Indemnifying Party.............            14.3(a)
IRS............................            6.14(b)
June 2000 10-Q.................               7.5
Management Covenants...........            10.8(f)(1)
Manager........................            10.8(a)
Merger.........................                 1
Merger Sub.....................          Preamble
Most Recent Audited
  Balance Sheet................               6.7
Most Recent Unaudited
  Balance Sheet................               6.7
Nasdaq.........................               8.5
Notice of Alleged Breach.......            10.8(f)(1)
Option Escrow Agreement........             3.3(b)
Option Escrowed Shares.........             3.3(b)
Products.......................            6.10(m)&7.15(l)
RCRA...........................            6.15(b)
Registration Rights
  Agreement....................              12.5
Retention Plan.................              12.7
SARA...........................            6.15(b)
September 2000 10-Q............               7.5
Stockholder Representatives....              15(a)
Surviving Corporation..........               2.1
TBCA...........................                 1
Third-Party Claim..............            14.3(a)
Voting Agreement...............          Preamble

    18.  GENERAL.

        18.1. COOPERATION. Each of the parties will cooperate with the others and use its reasonable best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

        18.2. SURVIVAL OF PROVISIONS. The respective representations and warranties of the Company and of BUYER and Merger Sub shall survive for such periods as set forth in Section 14.5 hereof. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Effective Time shall survive in accordance with their terms.

        18.3. EXPENSES. Each of the parties will be responsible for and will pay his or its own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions contemplated hereby

        18.4.  BENEFITS OF AGREEMENT; NO ASSIGNMENTS; NO THIRD-PARTY
    BENEFICIARIES.

           (a) This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

           (b) No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, and any attempt to do so will be void.

           (c) Except for the obligations assumed by BUYER pursuant to
       Section 10.7, which may be enforced by the third-party beneficiaries named therein, nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns.

        18.5. NOTICES. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if
    (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this Section):

           (a) If to BUYER, Merger Sub, and/or (after the Effective Time), the Company to:

           Sonus Networks, Inc.
           5 Carlisle Road
           Westford, MA 01886
           Attention: President
           General Counsel
           Telecopier No.: (978) 392-8182

           with a copy sent at the same time and by the same means to:
           David L. Engel, Esq. and
           Johan V. Brigham, Esq.
           Bingham Dana LLP
           150 Federal Street
           Boston, Massachusetts 02110
           Telecopier No. (617) 951-8736

           (b) If to the Company, to the Stockholder Representative at:

           Anousheh Ansari
           telecom technologies, inc.
           1701 North Collins Blvd., Suite 3000
           Richardson, Texas 75080
           Telecopier No. (972) 680-6329

           with a copy sent at the same time and by the same means to:
           Andrew J. Nussbaum, Esq.
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Telecopier No. (212) 403-2000

        18.7. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

        18.8. CAPTIONS. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

        18.9. EQUITABLE RELIEF. Each of the parties hereby acknowledges that any breach by him or it of his or its obligations under this Agreement would cause substantial and irreparable damage to the parties, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

        18.10. CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

        18.11. WAIVERS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

        18.12. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby, contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement will survive the execution and delivery of this Agreement and the consummation of the Merger.

        18.13. GOVERNING LAW. Except to the extent the TBCA applies, this Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, as applied to contracts under seal made, and entirely to be performed, within the State of Delaware, and without reference to principles of conflicts or choice of laws.

                [The rest of this page is intentionally left blank.]

       Executed and delivered under seal as of the date first above written.

SONUS:                                                 SONUS NETWORKS, INC.

                                                       By:  /s/ HASSAN AHMED
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

MERGER SUB:
                                                       STORM MERGER SUB, INC.

                                                       By:  /s/ HASSAN AHMED
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

COMPANY:
                                                       telecom technologies, inc.

                                                       By:  /s/ ANOUSHEH ANSARI
                                                            -----------------------------------------
                                                            Name: Anousheh Ansari
                                                            Title: CEO, Chairman

                                                                         ANNEX B

                                VOTING AGREEMENT

    VOTING AGREEMENT (this "AGREEMENT"), dated as of November 2, 2000, among Sonus Networks, Inc., a Delaware corporation ("BUYER"), the individuals named on Attachment A hereto (collectively, the "STOCKHOLDERS"), beneficially owning certain shares of Class A common stock, no par value (the "COMMON SHARES"), of telecom technologies, inc., a Texas corporation (the "COMPANY"), and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of November 2, 2000, by and among the Company, Buyer and Storm Merger Sub, Inc., a Texas corporation ("MERGER SUB").

                              W I T N E S S E T H:

    WHEREAS, the Company, Buyer and Merger Sub intend to enter into the Merger Agreement providing for the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, as of the date hereof, each Stockholder beneficially owns the number of Voting Shares set forth opposite such Stockholder's name on ATTACHMENT Ahereto (the "OWNED SHARES");

    WHEREAS, the Stockholders desire to express their support for the Merger and the transactions contemplated by the Merger Agreement; and

    WHEREAS, as a condition to its willingness to enter into and perform its obligations under the Merger Agreement, Buyer has requested that each Stockholder agree, and each Stockholder has agreed, to vote, or execute a written consent in respect of, all the Owned Shares, together with any Common Shares acquired after the date of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the "VOTING SHARES"), in favor of the Merger and any other matters submitted to the holders of Common Shares in furtherance of the Merger.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

    1.  AGREEMENT TO VOTE AND IRREVOCABLE PROXY.

        1.1. AGREEMENT TO VOTE. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the Stockholders of the Company, however called, or any adjournment thereof, or by written consent, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of its Voting Shares (a) in favor of approval of the Merger Agreement and any other matter that is required to facilitate the transactions contemplated by the Merger Agreement, and (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would otherwise prevent or materially delay the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.

        1.2.  IRREVOCABLE PROXY.

           (a) Each of the Stockholders other than MSD Portfolio,
       L.P.--Investments, Black Marlin Investments, LLC and Vermeer Investments, LLC (the "MSD STOCKHOLDERS") hereby appoints Peter S. Hemme, until termination of this Agreement, as such Stockholder's attorney and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Voting Common Shares of such Stockholder, on the matters and in the manner specified in Section 1.1 hereof.

           (b) In the event any of the MSD Stockholders shall fail to comply with the provisions of Section 1.1 hereof, each such MSD Stockholder agrees that such failure shall result, without any further action by such MSD Stockholder, in the irrevocable appointment of Peter S. Hemme, until termination of this Agreement, as such MSD Stockholder's attorney and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Voting Common Shares of such MSD Stockholder, on the matters and in the manner specified in
       Section 1.1 hereof.

           (c) THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO THE ABOVE PARAGRAPHS ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney on the matters specified in Section 1.1 or to the extent inconsistent with the matters set forth in Section 1.1 with respect to the Shares which such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Stockholder and any obligation of a Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder.

    2.  TERMINATION.

        2.1. TERMINATION OF THIS AGREEMENT. This Agreement shall terminate on the earlier of (a) the consummation of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

        2.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 2.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

    3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder hereby represents and warrants to Buyer, solely as to such Stockholder, as follows, PROVIDED, that the MSD Stockholders shall not be deemed to make any of the representations and warranties set forth in paragraph 3.6 below other than that contained in the first sentence thereof:

        3.1. DUE ORGANIZATION. Each such Stockholder that is not an individual has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

        3.2. POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any such Stockholder that is a trust have been duly and validly authorized by all necessary action on the part of such Stockholder's trustees, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

        3.3. OWNERSHIP OF SHARES. On the date hereof, the Owned Shares set forth opposite such Stockholder's name on ATTACHMENT A hereto are owned of record or beneficially by such Stockholder and constitute all of the Voting Shares owned of record or beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests, except pursuant to the Company Stockholder Agreements (as defined below) and for such claims, liens and encumbrances as are specified on ATTACHMENT B hereto. As of the date hereof each Stockholder has, and as of the date of the Stockholder meeting (or action by written consent) in connection with the Merger Agreement and the transactions contemplated thereby, such Stockholder will have (except as otherwise permitted by this Agreement or pursuant to the matters referred to in the preceding sentence), sole voting power and sole dispositive power with respect to all of the Owned Shares of such Stockholder.

        3.4. NO CONFLICTS. The execution and delivery of this Agreement by each such Stockholder does not, and the performance of the terms of this Agreement by each such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) in the case of a Stockholder that is a trust, conflict with or violate the Declaration of Trust or other trust agreement of such Stockholder,
    (c) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on such Stockholder or its properties and assets, (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which any property or asset of such Stockholder is bound or (e) violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, prevent, delay or materially adversely affect the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

        3.5. ACKNOWLEDGMENT. Each Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with Buyer.

        3.6. INVESTMENT REPRESENTATIONS. The Stockholder is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and was not organized for the purpose of acquiring any shares of the common stock, $0.01 par value per share, of the Buyer ("BUYER COMMON STOCK") in the Merger. The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of the investment in Buyer Common Stock that the Stockholder is making by reason of the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder's financial condition is such that the Stockholder is able to bear all economic risks of investment in Buyer Common Stock, including a complete loss of the Stockholder's investment. Buyer has provided the Stockholder with adequate access to financial and other information concerning Buyer (including, without limitation, Buyer's SEC Reports, as defined in the Merger Agreement) and Stockholder has had the opportunity to ask questions of and receive answers from Buyer concerning the Merger and the other transactions contemplated by the Merger Agreement and to obtain from Buyer additional information regarding an investment in Buyer.

    4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to each Stockholder as follows: Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

    5. CERTAIN COVENANTS OF STOCKHOLDERS. Each Stockholder hereby covenants and agrees (solely as to such Stockholder) as follows:

        5.1.  RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE.

           (a) Except as set forth in Section 5.1(b), each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, (ii) grant any proxies or powers of attorney other than that which may arise pursuant to Section 1.2, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (iii) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or
       (iv) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares not permitted hereby shall be null and void. Each Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by a Stockholder's trustee in bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

           (b) This Agreement shall not restrict any Stockholder from (i) using Voting Shares as collateral or a pledge for borrowings from a financial institution, provided such financial institution agrees in writing with the Buyer to be bound by all of the terms hereof; or (ii) transferring Voting Shares to other entities controlled by such Stockholder, or in connection with tax, estate or financial planning, provided any such transferee agrees in writing with the Buyer to be bound by all of the terms of this Agreement.

        5.2. ADDITIONAL SHARES. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Voting Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement.

        5.3. NO LIMITATIONS ON ACTIONS. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in such person's capacity as such director or officer, and the parties hereto acknowledge that any such Stockholder has fiduciary and other obligations to the Company in that capacity. Without limiting the generality of the foregoing, each Stockholder signs this Agreement solely in such person's capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Owned Shares, and nothing herein shall limit or affect any actions taken by such Stockholder in such person's capacity as an officer or director of the Company or the Company's rights in connection with the Merger Agreement.

    6. FURTHER ASSURANCES. From time to time, at Buyer's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 and Section 2 of this Agreement.

    7. STOP TRANSFER ORDER. In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of such Stockholder's Voting Shares.

    8.  MISCELLANEOUS.

        8.1. NON-SURVIVAL. The representations and warranties made herein shall not survive the termination of this Agreement, which shall occur upon termination of the Merger Agreement.

        8.2.  ENTIRE AGREEMENT; ASSIGNMENT; LIMITED THIRD PARTY BENEFICIARIES.

           (a) This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (ii) shall not be assigned by operation of law or otherwise, except as set forth in paragraph 8.2(b) below, and (iii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Buyer shall be entitled to enforce
       Section 1.1 hereof against each of the Stockholders as an intended third-party beneficiary of their obligations thereunder.

           (b) The Company hereby assigns its rights and remedies for the enforcement of Section 1.1 of this Agreement against each of the Stockholders to Buyer.

        8.3. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

        8.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to a Stockholder, to such Stockholder's address set forth on the signature pages hereto, with a copy to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Andrew J. Nussbaum, Esq.
       Facsimile: (212) 403-2000

    If to Buyer:

       Sonus Networks, Inc.
       5 Carlisle Road
       Westford, Massachusetts 01886
       Attention: General Counsel
       Facsimile: (978) 392-9118

    with a copy to:

       Bingham Dana LLP
       150 Federal Street
       Boston, Massachusetts 02110-1726
       Attention: David L. Engel, Esq. and Johan V. Brigham, Esq.
       Facsimile: (617) 951-8771

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        8.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        8.6. REMEDIES. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Buyer to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder agrees that in the event of any such breach Buyer shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief. Notwithstanding any provision of this Agreement to the contrary, or any principle of law or of equity, Buyer agrees that its sole remedy for breach of this Agreement shall be specific performance by each Stockholder of the terms of this Agreement, and that in no case shall Buyer be entitled to monetary or other damages in connection with this Agreement, whether liquidated, special, consequential or punitive or in any other form whatsoever. As a condition to each Stockholder's willingness to enter into this Agreement, Buyer hereby, on its behalf and on that of its affiliates, irrevocably and unconditionally waives any such claim for damages that it may have, whether in law or in equity, in any jurisdiction and forum whatsoever.

        8.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

        8.8. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        8.9. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        8.10. OBLIGATIONS SEVERAL. The obligations of the Stockholders under this Agreement are several and not joint.

             [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                       SONUS NETWORKS, INC.

                                                                       By: /s/ HASSAN AHMED
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       TELECOM TECHNOLOGIES, INC.
                                                       1701 N. Collins Blvd.
                                                       Suite 3000
                                                       Richardson, TX 75080

                                                                     By: /s/ ANOUSHEH ANSARI
                                                             ---------------------------------------
                                                             Name:   Anousheh Ansari
                                                             Title:  Chairman & CEO

                                                       /s/ ANOUSHEH ANSARI
                                                       ---------------------------------------------
                                                             ANOUSHEH ANSARI c/o
                                                             telecom technologies, inc.
                                                             1701 N. Collins Blvd.
                                                             Suite 3000
                                                             Richardson, Texas 75080

                                                       /s/ HAMID ANSARI
                                                       ---------------------------------------------
                                                             HAMID ANSARI c/o
                                                             telecom technologies, inc.
                                                             1701 N. Collins Blvd.
                                                             Suite 3000
                                                             Richardson, Texas 75080

                                                       ANSARI ENTERPRISES, LLC
                                                       c/o Anousheh Ansari
                                                       1701 N. Collins Blvd.
                                                       Suite 3000
                                                       Richardson, Texas 75080

                                                             By: /s/ ANOUSHEH ANSARI
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       ANSARI AA INVESTMENTS, LTD.
                                                       c/o Anousheh Ansari
                                                       1701 N. Collins Blvd.
                                                       Suite 3000
                                                       Richardson, Texas 75080

                                                             By: /s/ ANOUSHEH ANSARI
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       ANSARI AR INVESTMENTS, LTD.
                                                       c/o Anousheh Ansari
                                                       1701 N. Collins Blvd.
                                                       Suite 3000
                                                       Richardson, Texas 75080

                                                             By: /s/ ANOUSHEH ANSARI
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       ANSARI JA INVESTMENTS, LTD.
                                                       c/o Anousheh Ansari
                                                       1701 N. Collins Blvd.
                                                       Suite 3000
                                                       Richardson, Texas 75080

                                                             By: /s/ ANOUSHEH ANSARI
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       MSD PORTFOLIO, L.P.--INVESTMENTS
                                                       780 Third Avenue
                                                       43rd Floor
                                                       New York, New York 10017

                                                             By: /s/ JOHN PHELAN
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       BLACK MARLIN INVESTMENTS, LLC
                                                       780 Third Avenue
                                                       43rd Floor
                                                       New York, New York 10017

                                                             By: /s/ JOHN PHELAN
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                       VERMEER INVESTMENTS, LLC
                                                       780 Third Avenue
                                                       43rd Floor
                                                       New York, New York 10017

                                                             By: /s/ JOHN PHELAN
                                                             ---------------------------------------
                                                             Name:
                                                             Title:

                                                                         ANNEX C

                         SECTIONS 5.11 AND 5.12 OF THE
                         TEXAS BUSINESS CORPORATION ACT

        5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.--A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation IF special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

           B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

        (1) the shares held by the shareholder are part of a class OR SERIES, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

               (a) listed on a national securities exchange;

               (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, In., or successor entity; or

               (c) held of record by not less than 2,000 holders;

        (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than then consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

        (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

               (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                    (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                   (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                   (iii) held of record by not less than 2,000 holders;

               (b) cash in lieu of fractional shares otherwise entitled to be received; or

               (c) any combination of the securities and cash distributed in Subdivisions (a) and (b) of this subsection. (Last amended by Ch. 375, L.'97, eff. 9-1-97.)

        5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.--A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

        (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action if effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the ACTION. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
    (60) days after that date from the shareholder that the shareholder agrees to accept that amount AND, IN THE CASE OF SHARES REPRESENTED BY CERTIFICATES, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall ceased to have any interest in the shares or in the corporation.

           B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the existing, surviving, or new corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the existing, surviving, or new corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the existing, surviving, or new corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

           C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

           D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

           E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

           F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign that are parties to the merger.

           G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. "93, eff. 9-1-93.)

                                    PART II
             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent under the circumstances set forth therein.

    The form of the Fourth Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The above discussion of the Registrant's Fourth Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Fourth Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and statute.

    The Registrant will agree to indemnity the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

    The following is a list of exhibits filed as a part of this registration statement:


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       2.1***           Agreement and Plan of Merger and Reorganization, dated as of
                        November 2, 2000, by and among Sonus Networks, Inc., Storm
                        Merger Sub, Inc. and telecom technologies, inc.
       3.1**            Fourth Amended and Restated Certificate of Incorporation of
                        Sonus Networks, Inc.
       3.2**            Amended and Restated By-Laws of Sonus Networks, Inc.
       4.1**            Form of Stock Certificate representing shares of Sonus
                        Networks, Inc. Common Stock.
       5.1              Opinion of Bingham Dana LLP as to the legality of the shares being issued (including consent).
       8.1              Opinion of Wachtell, Lipton, Rosen & Katz regarding the
                        federal income tax consequences of the merger (including
                        consent).
       9.1***           Voting Agreement, dated as of November 2, 2000, among Sonus
                        Networks, Inc., the Stockholder parties thereto and telecom technologies, inc.
      10.1*             Registration Rights Agreement, dated as of November 2, 2000, by and among Sonus Networks, Inc. and the Stockholder
                        parties thereto.
      10.2*             Sonus 2000 Retention Plan.
      10.3*             telecom technologies, inc. 1998 Amended Equity Incentive
                        Plan.
      10.4**            Amended and Restated 1997 Stock Incentive Plan of the
                        Registrant.
      10.5**            2000 Employee Stock Purchase Plan of the Registrant.
      10.6**            Lease, dated January 21, 1999, as amended, between the
                        Registrant and Glenborough Fund V, Limited Partnership with respect to property located at 5 Carlisle Road, Westford,
                        Massachusetts.

      10.7*             Sub-lease, dated October 20, 2000, between the Registrant
                        and Unisphere Networks, Inc. with respect to property
                        located at 5 Carlisle Road, Massachusetts.
      10.8*             Sub-Lease, dated October 20, 2000, between the Registrant
                        and Unisphere Networks, Inc. with respect to property
                        located at 235 Littleton Road, Westford, Massachusetts.
      10.9*             Lease, dated September 30, 2000, between the Registrant and
                        BCIA New England Holdings LLC with respect to property
                        located at 25 Porter Road, Littleton, Massachusetts.
      10.10**           Series A Preferred Stock Purchase Agreement, dated as of
                        November 18, 1997, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.11**           Series B Preferred Stock Purchase Agreement, dated as of
                        September 23, 1998, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.12**           Series C Preferred Stock Purchase Agreement, dated as of
                        September 10, 1999, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.13**           Series D Preferred Stock Purchase Agreement, dated as of
                        March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.14**           Third Amended and Restated Investor Rights Agreement, dated as of March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.15**           Third Amended and Restated Right of First Refusal and
                        Co-Sale Agreement, dated as of March 9, 2000, among the
                        Registrant and the persons and entities listed on the
                        signature pages thereto.
      10.16**           Loan and Security Agreement, dated as of March 6, 1998, by and between the Registrant and Silicon Valley Bank.
      10.17**           Modification Agreement, dated as of November 31, 1998, by
                        and between the Registrant and Silicon Valley Bank.
      10.18**           Modification Agreement, dated as of November 29, 1999, by
                        and between the Registrant and Silicon Valley Bank.
      10.19**           Agreement of Sublease, dated April 14, 2000, between the
                        Registrant and Unisphere Solutions, Inc. with respect to
                        property located at 25 Porter Road, Littleton,
                        Massachusetts.
      10.20**           Promissory Note, dated November 4, 1998, of Hassan M. Ahmed to the Registrant and associated Pledge Agreement.
      10.21**           Promissory Note, dated September 1, 1999, of Stephen J. Nill to the Registrant and associated Pledge Agreement.
      10.22*            Form of telecom technologies, inc. Employment Agreement.
      10.23*            Form of telecom technologies, inc. Executive Employment
                        Agreement.
      21.1*             Subsidiaries of the Registrant.
      23.1              Consent of Arthur Andersen LLP relating to the audited
                        financial statements of the Registrant.
      23.2              Consent of Arthur Andersen relating to the audited financial statements of telecom technologies, inc.
      23.4              Consent of Bingham Dana LLP (included in Exhibit No. 5.1).
      23.5              Consent of Wachtell, Lipton, Rosen & Katz (included in
                        Exhibit No. 8.1).
      24.1*             Power of Attorney.
      99.1              Form of proxy for telecom technologies, inc. shareholders.


------------------------


*   Previously filed.


** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (file No. 333-32206).

*** Incorporated by reference to the Registrant's Current Report on Form 8-K, filed November 17, 2000.

(b) Financial Statement Schedules

    Schedule II Valuation and Qualifying Accounts

    All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.

ITEM 22. UNDERTAKINGS

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial BONA FIDE offering thereof.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) The undersigned Registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on this 11th day of January, 2001.


                                                       SONUS NETWORKS, INC.

                                                       By:  /s/ HASSAN M. AHMED*
                                                            -----------------------------------------
                                                            Hassan M. Ahmed
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                                                       President, Chief
/s/ HASSAN M. AHMED*                                     Executive Officer and
-------------------------------------------              Director (Principal      January 11, 2001
Hassan M. Ahmed                                          Executive Officer)

                                                       Chief Financial Officer,
                                                         Vice President of
/s/ STEPHEN J. NILL                                      Finance and
-------------------------------------------              Administration and       January 11, 2001
Stephen J. Nill                                          Treasurer (Principal
                                                         Financial and
                                                         Accounting Officer)

/s/ RUBIN GRUBER*
-------------------------------------------            Chairman of the Board of   January 11, 2001
Rubin Gruber                                             Directors and Director

-------------------------------------------            Director                   January 11, 2001
Edward T. Anderson

/s/ PAUL J. FERRI*
-------------------------------------------            Director                   January 11, 2001
Paul J. Ferri

/s/ PAUL J. SEVERINO*
-------------------------------------------            Director                   January 11, 2001
Paul J. Severino



*By:                   /s/ STEPHEN J. NILL
             --------------------------------------
                         Stephen J. Nill
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       2.1***           Agreement and Plan of Merger and Reorganization, dated as of
                        November 2, 2000, by and among Sonus Networks, Inc., Storm
                        Merger Sub, Inc. and telecom technologies, inc.
       3.1**            Fourth Amended and Restated Certificate of Incorporation of
                        Sonus Networks, Inc.
       3.2**            Amended and Restated By-Laws of Sonus Networks, Inc.
       4.1**            Form of Stock Certificate representing shares of Sonus
                        Networks, Inc. Common Stock.
       5.1              Opinion of Bingham Dana LLP as to the legality of the shares being issued (including consent).
       8.1              Opinion of Wachtell, Lipton, Rosen & Katz regarding the
                        federal income tax consequences of the merger (including
                        consent).
       9.1***           Voting Agreement, dated as of November 2, 2000, among Sonus
                        Networks, Inc., the Stockholder parties thereto and telecom technologies, inc.
      10.1*             Registration Rights Agreement, dated as of November 2, 2000, by and among Sonus Networks, Inc. and the Stockholder
                        parties thereto.
      10.2*             Sonus 2000 Retention Plan.
      10.3*             telecom technologies, inc. 1998 Amended Equity Incentive
                        Plan.
      10.4**            Amended and Restated 1997 Stock Incentive Plan of the
                        Registrant.
      10.5**            2000 Employee Stock Purchase Plan of the Registrant.
      10.6**            Lease, dated January 21, 1999, as amended, between the
                        Registrant and Glenborough Fund V, Limited Partnership with respect to property located at 5 Carlisle Road, Westford,
                        Massachusetts.
      10.7*             Sub-lease, dated October 20, 2000, between the Registrant
                        and Unisphere Networks, Inc. with respect to property
                        located at 5 Carlisle Road, Massachusetts.
      10.8*             Sub-Lease, dated October 20, 2000, between the Registrant
                        and Unisphere Networks, Inc. with respect to property
                        located at 235 Littleton Road, Westford, Massachusetts.
      10.9*             Lease, dated September 30, 2000, between the Registrant and
                        BCIA New England Holdings LLC with respect to property
                        located at 25 Porter Road, Littleton, Massachusetts.
      10.10**           Series A Preferred Stock Purchase Agreement, dated as of
                        November 18, 1997, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.11**           Series B Preferred Stock Purchase Agreement, dated as of
                        September 23, 1998, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.12**           Series C Preferred Stock Purchase Agreement, dated as of
                        September 10, 1999, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.13**           Series D Preferred Stock Purchase Agreement, dated as of
                        March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.14**           Third Amended and Restated Investor Rights Agreement, dated as of March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
      10.15**           Third Amended and Restated Right of First Refusal and
                        Co-Sale Agreement, dated as of March 9, 2000, among the
                        Registrant and the persons and entities listed on the
                        signature pages thereto.
      10.16**           Loan and Security Agreement, dated as of March 6, 1998, by and between the Registrant and Silicon Valley Bank.
      10.17**           Modification Agreement, dated as of November 31, 1998, by
                        and between the Registrant and Silicon Valley Bank.
      10.18**           Modification Agreement, dated as of November 29, 1999, by
                        and between the Registrant and Silicon Valley Bank.

                            EXHIBIT INDEX CONTINUED.


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      10.19**           Agreement of Sublease, dated April 14, 2000, between the
                        Registrant and Unisphere Solutions, Inc. with respect to
                        property located at 25 Porter Road, Littleton,
                        Massachusetts.
      10.20**           Promissory Note, dated November 4, 1998, of Hassan M. Ahmed to the Registrant and associated Pledge Agreement.
      10.21**           Promissory Note, dated September 1, 1999, of Stephen J. Nill to the Registrant and associated Pledge Agreement.
      10.22*            Form of telecom technologies, inc. Employment Agreement.
      10.23*            Form of telecom technologies, inc. Executive Employment
                        Agreement.
      21.1*             Subsidiaries of the Registrant.
      23.1              Consent of Arthur Andersen LLP relating to the audited
                        financial statements of the Registrant.
      23.2              Consent of Arthur Andersen relating to the audited financial statements of telecom technologies, inc.
      23.4              Consent of Bingham Dana LLP (included in Exhibit No. 5.1).
      23.5              Consent of Wachtell, Lipton, Rosen & Katz (included in
                        Exhibit No. 8.1).
      24.1*             Power of Attorney (Included in Signature Page to
                        Registration Statement).
      99.1              Form of proxy for telecom technologies, inc. shareholders.


------------------------


*   Previously filed.


** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (file No. 333-32206).

*** Incorporated by reference to the Registrant's Current Report on Form 8-K, filed November 17, 2000.